Hearing Date And Time: November 29, 2007 at 10:00 am
“Potential Objectors’” Objection Deadline: November 21, 2007 at 4:00 pm
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
(312) 407-0700
John Wm. Butler, Jr. (JB 4711)
George N. Panagakis (GP 0770)
Ron E. Meisler (RM 3026)
          - and -
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, New York 10036
(212) 735-3000
Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Attorneys for Delphi Corporation, et al.,
     Debtors and Debtors-in-Possession
Delphi Legal Information Hotline:
Toll Free: (800) 718-5305
International: (248) 813-2698
Delphi Legal Information Website:
http://www.delphidocket.com
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

	:	X
In re	:		Chapter 11
:
DELPHI CORPORATION, et al.,	:		Case No. 05-44481 (RDD)
:
	:		(Jointly Administered)
Debtors.	:	X
NOTICE OF FURTHER PROPOSED AMENDMENTS TO CERTAIN APPENDICES
TO DEBTORS’ DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN OF
REORGANIZATION OF DELPHI CORPORATION AND
CERTAIN AFFILIATES, DEBTORS AND DEBTORS-IN-POSSESSION
(“FURTHER PROPOSED DISCLOSURE STATEMENT AMENDMENTS NOTICE”)

          1. On September 6, 2007, Delphi Corporation (“Delphi” or the “Company”) and certain of its subsidiaries and affiliates, debtors and debtors-in-possession in the above-captioned cases (the “Debtors”), filed their Motion For Order Approving (I) Disclosure Statement, (II) Record Date, Voting Deadline, And Procedures For Temporary Allowance Of Certain Claims, (III) Hearing Date To Consider Confirmation Of Plan, (IV) Procedures For Filing Objections To Plan, (V) Solicitation Procedures For Voting On Plan, (VI) Cure Claim Procedures, (VII) Procedures For Resolving Disputes Relating To Postpetition Interest, And (VIII) Reclamation Claim Procedures, dated September 6, 2007 (Docket No. 9266) (the “Solicitation Procedures Motion”). On the same date, the Debtors also filed the Joint Plan of Reorganization of Delphi Corporation and Certain Affiliates, Debtors and Debtors-in-Possession, dated September 6, 2007 (Docket No. 9263) (the “Plan”), and the Disclosure Statement With Respect To Joint Plan Of Reorganization Of Delphi Corporation And Certain Affiliates, Debtors And Debtors-In-Possession (Docket No. 9264), dated September 6, 2007 (the “Disclosure Statement”). The hearing to consider the Solicitation Procedures Motion and the adequacy of the Debtors’ Disclosure Statement was scheduled for October 3, 2007, with an objection deadline of September 28, 2007.
          2. The hearing on the Solicitation Procedures Motion commenced on October 3, 2007. At the hearing, several potential objectors were granted additional time to evaluate the Solicitation Procedures Motion and the Disclosure Statement.1 The Debtors also advised the Court that certain amendments to the Plan and Disclosure Statement were being

[1]	The remaining Objectors were the Creditors’ Committee, the Equity Committee, A-D Acquisition Holdings, LLC (an affiliate of Appaloosa Management L.P.) as lead plan investor under the Plan, GM, the Ad Hoc Committee of Trade Creditors, Wilmington Trust Company as indenture trustee, and an ad hoc group of bondholders represented by common counsel consisting of DK Acquisition Co., Silverpoint Capital, Sandell Management Co., Elliott Management Company, and CR Intrinsic as well as the Lead Plaintiffs (but only to the extent of matters raised in the Lead Plaintiffs’ Response or any Potential Amendments) (collectively, the “Potential Objectors”).

2

considered by the Debtors in connection with exit financing and key stakeholder discussions (the “Potential Amendments”). Several objections to the adequacy of the Disclosure Statement were resolved or overruled at the October 3, 2007 hearing, and the hearing was continued to October 25, 2007.2
          3. After the hearing on October 3, discussions among the Debtors and their stakeholders led the Debtors to request to continue the second day of the hearing on the Solicitation Procedures Motion and the adequacy of the Disclosure Statement on November 8, 2007, rather than October 25, 2007. On October 19, the Court entered the Supplemental Order (A) Establishing Revised Hearing Date And Related Procedures On Disclosure Statement And Solicitation Procedures Motion And (B) Setting Hearing Date And Related Procedures For Potential Motions Amending Investment Agreements And Approving Certain Exit Financing Agreements (Docket No. 10662) (the “Supplemental Scheduling Order”). In addition to adjourning the continuation of the hearing on the Solicitation Procedures Motion and the adequacy of the Disclosure Statement to November 8, 2007, the Supplemental Scheduling Order set an objection deadline for the Potential Objectors of November 2, 2007.
          4. In compliance with the Supplemental Scheduling Order, on October 29, 2007 the Debtors filed the Notice of Potential Amendments to Debtors’ Disclosure Statement with Respect to Joint Plan of Reorganization of Delphi Corporation and Certain Affiliates, Debtors and Debtors-In-Possession and Certain Appendices and Exhibits Related Thereto (Docket No. 10759) (the “Potential Disclosure Statement Amendments Notice”), which included changed pages to the Plan, the Disclosure Statement, and the Exhibits and Appendices thereto

[2]	See Order (A) Disposing Of Certain Objections To Debtors’ Disclosure Statement And Solicitation Procedures Motion and (B) Setting Further Non-Omnibus Hearing Date And Related Procedures, dated October 9, 2007 (Docket No. 9266).

3

since September 6, 2007. On November 2, 2007, certain of the Potential Objectors, including the Creditors’ Committee and the Equity Committee, filed objections in accordance with the Supplemental Scheduling Order.
          5. To enable the Debtors to continue discussions with those Potential Objectors that filed objections, the Debtors requested a further continuance of the Disclosure Statement Hearing. The continuance was also necessary to ensure that an amendment to the Investment Agreement could be finalized prior to the commencement of the hearing. On November 11, 2007, the Court entered the Second Supplemental Order (A) Establishing Revised Hearing Date and Related Procedures on Disclosure Statement and Solicitation Procedures Motion and (B) Setting Hearing Date and Related Procedures for Motion to Amend Investment Agreement (Docket No. 10864) (the “Second Supplemental Disclosure Statement and Investment Agreement Procedures Order”). The Second Supplemental Disclosure Statement and Investment Agreement Procedures Order continued the hearing on the Solicitation Procedures Motion and the adequacy of the Disclosure Statement to November 29, 2007, with a deadline for the Potential Objectors to file further objections of November 21, 2007.
          6. The Second Supplemental Disclosure Statement and Investment Agreement Procedures Order also required the Debtors to use commercially reasonable efforts to file a notice of any further proposed amendments to the Plan and Disclosure Statement, as well as certain appendices and exhibits, on or before November 16, 2007. The Debtors have successfully negotiated amendments to the Investment Agreement, the Delphi-GM Global Settlement Agreement, and the Delphi-GM Master Restructuring Agreement, and have determined to file those amendments, as well as changed pages to the Plan, in advance of the November 16, 2007 deadline established by the Second Supplemental Disclosure Statement and

4

Investment Agreement Procedures Order. Potential amendments to the Disclosure Statement or the Appendices thereto will be filed by November 16, 2007 and additional changed pages may be filed on November 28, 2007 under the terms of the Second Supplemental Disclosure Statement and Investment Agreement Procedures Order.
          7. In compliance with the Second Supplemental Disclosure Statement and Investment Agreement Procedures Order, attached hereto as Exhibit A are marked changed pages3 to the Plan and the Exhibits thereto (Appendix A to the Disclosure Statement), including the amendment to the Investment Agreement to be included in Plan Exhibit 7.11, the redacted Engagement Letter (including the Term Sheet appended thereto) with respect to the Debtors’ Exit Financing Arrangements to be included in Plan Exhibit 7.14, the amendment to the Delphi-GM Global Settlement Agreement to be included in Plan Exhibit 7.20(a), and the amendment to the Delphi-GM Master Restructuring Agreement to be included in Plan Exhibit 7.20(b). Also attached hereto are Exhibit B, which contains the updated third quartet 2007 financial results to be included as Appendix B-2 to the Disclosure Statement, and Exhibit C, which contains marked changed pages to the Valuation Analysis to be included as Appendix D to the Disclosure Statement.

[3]	The marked changed pages attached as Exhibits hereto reflect further proposed amendments made since the Debtors filed the Potential Disclosure Statement Amendments Notice on October 29, 2007.

5

Notice Of Further Proposed Amendments
          8. Notice of the Further Proposed Amendments will be provided in accordance with the Second Supplemental Disclosure Statement and Investment Agreement Procedures Order. In light of the nature of the Further Proposed Amendments, the Debtors submit that no other or further notice is necessary or required.

Dated:	New York, New York
November 14, 2007

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
By:	/s/ John Wm. Butler, Jr.
John Wm. Butler, Jr. (JB 4711)
George N. Panagakis (GP 0770) Ron E. Meisler (RM 3026)
333 West Wacker Drive, Suite 2100 Chicago, Illinois 60606 (312) 407-0700

- and -

By:	/s/ Kayalyn A. Marafioti
Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Four Times Square New York, New York 10036 (212) 735-3000

Attorneys for Delphi Corporation, et al., Debtors and Debtors-in-Possession

6

EXHIBIT A
Appendix A To The Disclosure Statement
Joint Plan Of Reorganization changed pages, blacklined against version filed on October 29, 2007, including the following Exhibits to the Plan:
Exhibit 7.11—Investment Agreement,
Exhibit 7.14—Exit Financing Arrangements,
Exhibit 7.20(a)—Delphi-GM Global Settlement Agreement, and
Exhibit 7.20(b)—Delphi-GM Master Restructuring Agreement

     Notice of Further Proposed Amendments
November 14, 2007
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
In re	:	Chapter 11
:
DELPHI CORPORATION, et al.,	:	Case No. 05-44481 (RDD)
:
Debtors.	:	(Jointly Administered)
:
:
:
x
FIRST AMENDED JOINT PLAN OF REORGANIZATION OF
DELPHI CORPORATION AND CERTAIN AFFILIATES,
DEBTORS AND DEBTORS-IN-POSSESSION

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
Toll Free: (800) 718-5305
International: (248) 813-2698
John Wm. Butler, Jr. (JB 4711)
George N. Panagakis (GP 0770)
Ron E. Meisler (RM 3026)
Nathan L. Stuart (NS 7872)
Of Counsel
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP	DELPHI CORPORATION
Four Times Square	5725 Delphi Drive
New York, New York 10036	Troy, Michigan 48098
Kayalyn A. Marafioti (KM 9632)	(248) 813-2000
Thomas J. Matz (TM 5986)	David M. Sherbin
Sean P. Corcoran
Karen J. Craft
Attorneys for Debtors and Debtors-in-Possession

Dated:	November  ~~•~~  29, 2007 New York, New York

~~Notice of proposed Amendments~~
~~October 29, 2007~~

EXHIBITS

Exhibit 7.3	Restructuring Transactions Notice

Exhibit 7.4(a)	Certificate Of Incorporation For Reorganized Delphi

Exhibit 7.4(b)	Bylaws Of Reorganized Delphi

Exhibit 7.8	Management Compensation Plan

Exhibit 7.11	Investment Agreement

Exhibit 7.14	Exit Financing Engagement Letter And Term Sheet~~s~~

~~Exhibit 7.14(a)~~	~~Asset Based Revolver Credit Agreement~~
~~Exhibit 7.14(b)~~	~~First Lien Financing Credit Agreement~~
~~Exhibit 7.14(c)~~	~~Second Lien Financing Credit Agreement~~
Exhibit 7.16(a)	Summary Of Terms Of New Common Stock

Exhibit 7.16(b)	Registration Rights Agreement

Exhibit 7.17(a)	Summary Of Terms Of Series A and B New Preferred Stock

Exhibit 7.18(a)	~~Summary Of Terms Of New Warrants~~Five-Year Warrant Agreement

Exhibit 7.18(b)	Six-Month Warrant Agreement

Exhibit 7.19(a)	Securities Settlement Stipulation

Exhibit 7.19(b)	ERISA Settlement Stipulation

Exhibit 7.19(c)	Insurance Settlement Stipulation

Exhibit 7. 20(a)	Delphi-GM Global Settlement Agreement

Exhibit 7. 20(b)	Delphi-GM Master Restructuring Agreement

Exhibit 7. 21(a)	UAW 1113/1114 Settlement Approval Order

	Exhibit 1	UAW-Delphi-GM Memorandum of Understanding

Exhibit 7. 21(b)	IUE-CWA 1113/1114 Settlement Approval Order

	Exhibit 1	IUE-CWA Memorandum Of Understanding

Exhibit 7. 21(c)	USW 1113/1114 Settlement Approval Order

	Exhibit 1	USW Home Avenue Memorandum Of Understanding

	Exhibit 2	USW Vandalia Memorandum Of Understanding

ix

Notice of Proposed Amendments

     1.34 “Creditors’ Committee” means the official committee of unsecured creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases on October 17, 2005, as reconstituted from time to time.
     1.35 “Cure” means the payment or other honor of all obligations required to be paid or honored in connection with assumption of an executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code, including (a) the cure of any non-monetary defaults to the extent required, if at all, pursuant to section 365 of the Bankruptcy Code, and (b) with respect to monetary defaults, the distribution within a reasonable period of time following the Effective Date of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption (or assumption and assignment) of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations or such ~~other~~ lesser amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.
     1.36 “Cure Amount Claim” has the meaning ascribed to it in Article 8.2 of this Plan.
     1.37 “Cure Amount Notice” has the meaning ascribed to it in Article 8.2 of this Plan and the Solicitation Procedures Order.
     1.38 “Cure Claim Submission Deadline” has the meaning ascribed to it in Article 8.2 of this Plan.
     1.39 “DASHI Debtors” means, collectively, Delphi Automotive Systems (Holding), Inc., Delphi Automotive Systems International, Inc., Delphi Automotive Systems Korea, Inc., Delphi Automotive Systems Overseas Corporation, Delphi Automotive Systems Thailand, Inc., Delphi China LLC, Delphi International Holdings Corp., and Delphi International Services, Inc., as substantively consolidated for Plan purposes.
     1.40 “Debtor” means, individually, any of Delphi or the Affiliate Debtors.
     1.41 “Debtors” means, collectively, Delphi and the Affiliate Debtors.
     1.42 “Delphi” means Delphi Corporation, a Delaware corporation, debtor-in-possession in the above-captioned Case No. 05-44481 (RDD) pending in the Bankruptcy Court.
     1.43 “Delphi-DAS Debtors” means, collectively, Delphi Corporation, ASEC Manufacturing General Partnership, ASEC Sales General Partnership, Aspire, Inc., Delphi Automotive Systems LLC, Delphi Automotive Systems Global (Holdings), Inc., Delphi Automotive Systems Human Resources LLC, Delphi Automotive Systems Services LLC, Delphi Foreign Sales Corporation, Delphi Integrated Service Solutions, Inc., Delphi LLC, Delphi NY Holding Corporation, Delphi Receivables LLC, Delphi Services Holding Corporation, Delphi Automotive Systems Risk Management Corp., Delphi Automotive Systems Tennessee, Inc., Delphi Technologies, Inc., Delphi Electronics (Holding) LLC, Delphi Liquidation Holding

 7

Notice of Proposed Amendments

that affords to the Debtors a $1.75 billion revolving lending facility, including, without limitation, principal and interest thereon, plus all reasonable fees and expenses (including professional fees and expenses) payable by the Debtors thereunder.
     1.54 “DIP Facility Second Priority Term Claim” means any Claim of the DIP Agent and/or the DIP Lenders, as the case may be, arising under or pursuant to that portion of the DIP Facility that affords to the Debtors a $2.5 billion term loan facility, including, without limitation, principal and interest thereon, plus all reasonable fees and expenses (including professional fees and expenses) payable by the Debtors thereunder.
     1.55 “DIP Lenders” means the lenders and issuers from time to time party to the DIP Credit Agreement.
     1.56 “Direct Subscription Shares” shall have the meaning ascribed to such term in the Investment Agreement.
     1.57 “Disallowed Claim” means (a) a Claim, or any portion thereof, that has been disallowed by a Final Order or a settlement, (b) a Claim or any portion thereof that is Scheduled at zero or as contingent, disputed, or unliquidated and as to which a proof of claim bar date has been established but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, or (c) a Claim or any portion thereof that is not Scheduled and as to which a proof of claim bar date has been established but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.
     1.58 “Disallowed Interest” means an Interest or any portion thereof that has been disallowed by a Final Order or a settlement.
     1.59 “Disbursing Agent” means Reorganized Delphi, or any Person designated by it, in its sole discretion, to serve as a disbursing agent under this Plan.
     1.60 “Disclosure Statement” means the written disclosure statement (including all schedules thereto or referenced therein) that relates to this Plan, as such disclosure statement may be amended, modified, or supplemented from time to time, all as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017.
     1.61 “Discount Oversubscription Right” means a right to subscribe for shares of New Common Stock not otherwise purchased by the exercise of Discount Rights pursuant to the Discount Rights Offering as detailed, and at the price per share set forth, in Article 7.15(a).
     1.62 “Discount Right” means a Right issued pursuant to the Discount Rights Offering.
     1.63 “Discount Rights Offering” means the offer and sale by Reorganized Delphi pursuant to an SEC registered rights offering whereby Discount Rights Offering Eligible Holders shall be offered the Right to purchase in the aggregate up to ~~45~~41,026,~~801~~310 shares of New

 9

Notice of Proposed Amendments

Common Stock, in exchange for a Cash payment equal to $~~34.98~~38.39 per share of New Common Stock.
     1.64 “Discount Rights Offering Eligible Holders” means holders of General Unsecured Claims, Section 510(b) Note Claims, Section 510(b) Equity Claims, and Section 510(b) ERISA Claims on the Rights Offering Record Date or transferees receiving such holders’ Discount Rights.
     1.65 “Disputed Claim” or “Disputed Interest” means a Claim or any portion thereof, or an Interest or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim, nor an Allowed Interest nor a Disallowed Interest, as the case may be.
     1.66 “Distribution Date” means the date, selected by the Reorganized Debtors, upon which distributions to holders of Allowed Claims and Allowed Interests entitled to receive distributions under this Plan shall commence; provided, however, that the Distribution Date shall occur as soon as reasonably practicable after the Effective Date, but in any event no later than 30 days after the Effective Date.
     1.67 “Distribution Reserve” means, as applicable, one or more reserves of New Common Stock, New Warrants, or Oversubscription Cash, for distribution to holders of Allowed Claims or Allowed Interests in the Chapter 11 Cases to be reserved pending allowance of Disputed Claims or Disputed Interests in accordance with Article 9.8 of this Plan.
     1.68 “Effective Date” means the Business Day determined by the Debtors on which all conditions to the consummation of this Plan set forth in Article 12.2 of this Plan have been either satisfied or waived as provided in Article 12.3 of this Plan and ~~is~~ the day upon which this Plan is substantially consummated.
     1.69 “Employee-Related Obligation” means a Claim of an employee of one or more of the Debtors, in his or her capacity as an employee of such Debtor or Debtors, for wages, salary, commissions, or benefits and (i) for which the ~~requirement of~~ filing of a proof of claim was not required by the Bar Date Order or (ii) reflected in the Debtors’ books and records as of the date of the commencement of the hearing on the Disclosure Statement, evidenced by a timely filed proof of claim, or listed in the Schedules (other than as “disputed”).
     1.70 “Environmental Obligation” means a Claim (i) arising from a violation of, or compliance with, U.S. federal, state, local and non-U.S. environmental and occupational safety and health laws and regulations or incurred in connection with cleanup of environmental contamination, including by a Debtor as a potentially responsible party, or (ii) reflected in the Debtors’ books and records as of the date of the commencement of the hearing on the Disclosure Statement, evidenced by a timely filed proof of claim, or listed in the Schedules (other than as “disputed”).
     1.71 “Equity Committee” means the official committee of equity security holders appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases on April 28, 2006, as reconstituted from time to time.

10

Notice of Proposed Amendments

     1.72 “ERISA” means Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001-1461 and 26 U.S.C. §§ 401-420, as amended.
     1.73 “ERISA Plaintiffs” means, collectively, Gregory Bartell, Thomas Kessler, Neal Folck, Donald McEvoy, Irene Polito, and Kimberly Chase-Orr on behalf of participants in the Debtors and their subsidiaries’ defined contribution employee benefit pension plans that invested in Delphi common stock, as styled in the MDL Actions.
     1.74 “ERISA Settlement” means that certain settlement of the ERISA-related MDL Actions, attached hereto as Exhibit 7.19(b).
     1.75 “Estates” means the bankruptcy estates of the Debtors created pursuant to section 541 of the Bankruptcy Code.
     1.76 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or hereafter amended.
     1.77 “Exercising Creditor” means a Discount Rights Offering Eligible Holder who exercises its Discount Rights.
     1.78 “Exhibit” means an exhibit annexed either to this Plan or as an appendix to the Disclosure Statement.
     1.79 “Exhibit Filing Date” means the date on which Exhibits to this Plan or the Disclosure Statement shall be filed with the Bankruptcy Court, which date shall be at least ten days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court without further notice.
     1.80 “Existing Common Stock” means shares of common stock of Delphi that are authorized, issued, and outstanding prior to the Effective Date.
     1.81 “Existing Securities” means, collectively, the Senior Notes, the Subordinated Notes, and the Existing Common Stock.
     1.82 “Exit Financing Arrangements” means the new financing arrangements pursuant to the terms of (a) the exit financing term sheets, as the same may be amended, modified, or supplemented from time to time, ~~a copy~~ copies of which are attached hereto as Exhibit 7.14, and (b) any and all additional documents related thereto.
     1.83 “Face Amount” means, (a) when used in reference to a Disputed or Disallowed Claim, the full stated liquidated amount claimed by the holder of a Claim in any proof of claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim (including applicable Postpetition Interest).
     1.84 “Final Order” means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (a) the time to appeal, seek certiorari, or request reargument or further review or rehearing has expired and no appeal, petition for certiorari, or

11

Notice of Proposed Amendments

request for reargument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari or request for reargument or further review or rehearing has been or can be taken or granted.
     1.85 “Five-Year Warrant Agreement” means that certain warrant agreement governing the Five-Year Warrants to be issued by Reorganized Delphi, substantially in the form attached hereto as Exhibit 7.18(a).
     1.86 “Five-Year Warrants” means the warrants to be issued on the Effective Date pursuant to the terms of the Five-Year Warrant Agreement to purchase 6,908,758 shares of New Common Stock of Reorganized Delphi (which comprises 5% of the fully diluted New Common Stock) at a strike price of $81.73 per share.
     1.87~~1.85~~ “Flow-Through Claim” means a claim arising from (a) an Ordinary Course Customer Obligation to a customer of Delphi as of the date of the commencement of the hearing on the Disclosure Statement, (b) an Environmental Obligation (excluding those environmental obligations that were settled or capped during the Chapter 11 Cases (to the extent in excess of the capped amount)), (c) an Employee Related Obligation (including worker compensation and unemployment compensation claims) asserted by an hourly employee that is not otherwise waived pursuant to the Union Settlement Agreements, (d) any Employee Related Obligation asserted by a salaried, non-executive employee who was employed by Delphi as of the date of the commencement of the hearing on the Disclosure Statement, (e) any Employee Related Obligation asserted by a salaried executive employee who was employed by Delphi as of the date of the commencement of the hearing on the Disclosure Statement and has entered into a new employment agreement as described in Article 7.8 of this Plan, and (f) litigation exposures and other liabilities arising from litigation that are covered by insurance, but only in the event that the party asserting the litigation ultimately agrees to limit its recovery to available insurance proceeds; provided, however, that all Estate Causes of Action and defenses to any Flow-Through Claim shall be fully preserved.
     1.88~~1.86~~ “General Unsecured Claim” means any Claim, including a Senior Note Claim, a TOPrS Claim, or a SERP Claim, that is not otherwise an Administrative Claim, Priority Tax Claim, Secured Claim, Flow-Through Claim, GM Claim, Section 510(b) Note Claim, Intercompany Claim, Section 510(b) Equity Claim, Section 510(b) ERISA Claim, Section 510(b) Opt Out Claim, or Intercompany Claim.
     1.89~~1.87~~ “GM” means General Motors Corporation.
     1.90~~1.88~~ “GM Claim” means any Claim of GM, excluding any Claim arising as a result of the IRC Section 414(l) Transfer, all Flow-Through Claims of GM, and all other Claims and amounts to be treated in the normal course or arising, paid, or treated pursuant to the Delphi-GM Definitive Documents (including the “GM Surviving Claims” as defined in the Delphi-GM Global Settlement Agreement), but shall otherwise include all claims asserted in GM’s proof of claim.

12

Notice of Proposed Amendments

~~1.133~~1.135 “New Common Stock” means the shares of new common stock of Reorganized Delphi, authorized under Article 7.16 of the Plan and under the Certificate of Incorporation of Reorganized Delphi.
~~1.134~~1.136 “New Preferred Stock” means the shares of preferred stock of Reorganized Delphi authorized under Article 7.17 of this Plan and under the Certificate of Incorporation of Reorganized Delphi.
~~1.135 1.136~~1.137~~“New Warrant Agreement” means the warrant agreement between Reorganized Delphi and •, as warrant agent.~~ “New Warrants” ~~means the six-month warrants to purchase $1 billion of New Common Stock at an exercise price of $45.00 per share, authorized under Article 7.18 of the Plan.~~ means the Five-Year Warrants and the Sixth-Month Warrants.
~~1.137~~1.138 “Non-exercising Creditor” means a Discount Rights Offering Eligible Holder who does not exercise or transfer its Discount Rights.
~~1.138~~1.139 “Non-Represented ~~The~~ Term Sheet” means the Term Sheet — Delphi Cessation and GM Provision of OPEB For Certain Non-Represented Delphi Employees and Retirees entered into ~~among~~ between Delphi and GM, dated August 3, 2007.
~~1.139~~1.140 “OPEB” means other post-employment benefits obligations.
~~1.140~~1.141 “Ordinary Course Customer Obligation” means any Claim of a customer to which Delphi supplies goods or services, which Claim arises from ordinary course customer/supplier obligations owing between Delphi and a customer including recall, product liability, and warranty obligations.
~~1.141~~1.142 “Ordinary Course Professionals Order” means the order entered by the Bankruptcy Court on November 4, 2005 authorizing the retention of professionals utilized by the Debtors in the ordinary course of business.
~~1.142~~1.143 “Other Executory Contract” means any executory contract, other than a Material Supply Agreement and Other Unexpired Lease, to which any of the Debtors is a party.
~~1.143~~1.144 “Other Interests” means all options, warrants, call rights, puts, awards, or other agreements to acquire Existing Common Stock.
~~1.144~~1.145 “Other Unexpired Lease” means any unexpired lease, other than a Material Supply Agreement and Other Executory Contract, to which any of the Debtors is a party.

 17

Notice of Proposed Amendments

~~1.145~~1.146 “Oversubscription Cash” means the product of (a) $0.25 and (b) the number of Discount Oversubscription Rights that have been exercised.
~~1.146~~1.147 “Par Value Right” means a Right issued pursuant to the Par Value Rights Offering.
~~1.147~~1.148 “Par Value Rights Offering” means the offer and sale by Reorganized Delphi pursuant to an SEC-registered rights offering whereby holders of Existing Common Stock on the Rights Offering Record Date shall be offered, on a proportionate basis, the opportunity to purchase up to ~~12,711,111~~ 20,770,345 shares of the New Common Stock in exchange for a Cash payment of ~~41.58~~ $61.72 per share of New Common Stock.
     ~~1.148~~1.149 “PBGC” means the Pension Benefit Guaranty Corporation.
     ~~1.149~~1.150 “Periodic Distribution Date” means, as applicable, (a) the Distribution Date, as to the first distribution made by the Reorganized Debtors, and (b) thereafter, (i) the first Business Day occurring ninety (90) days after the Distribution Date and (ii) subsequently, the first Business Day occurring ninety (90) days after the immediately preceding Periodic Distribution Date.
     ~~1.150~~1.151 “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code), or other entity.
     ~~1.151~~1.152 “Petition Date” means, as applicable, (a) October 8, 2005 with respect to those Debtors which filed their petitions for reorganization relief in the Bankruptcy Court on such date or (b) October 14, 2005 with respect to those Debtors which filed their petitions for reorganization relief in the Bankruptcy Court on such date.
     ~~1.152~~1.153 “Plan” means this joint plan of reorganization for the resolution of outstanding Claims and Interests in the Chapter 11 Cases, as herein proposed by the Debtors, including all exhibits, supplements, appendices, and schedules hereto, either in its or their present form or as the same may be further altered, amended, or modified from time to time in accordance with the Bankruptcy Code and Bankruptcy Rules.
     ~~1.153~~1.154 “Plan Equity Value” has the meaning ascribed to it in Article 5.3(a) of this Plan.
     ~~1.154~~1.155 “Plan Investors” means A-D Acquisition Holdings, LLC, Harbinger Del-Auto Investment Company, Ltd., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Goldman Sachs & Co., and Pardus DPH Holding LLC.
     ~~1.155~~1.156 “Postpetition Interest” means, with respect to:
          (a) Priority Tax Claims, interest accruing from the Petition Date through ~~December~~the earlier of the Confirmation Date or January 31, ~~2007~~2008 at the non-penalty rate set forth in the applicable state or federal law governing such Priority Tax Claims; and

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          (b) General Unsecured Claims (excluding TOPrS), interest accruing from the Petition Date through ~~December~~the earlier of the Confirmation Date or January 31, ~~2007~~2008 at the applicable contractual non-default rate (subject to the procedures described in the Solicitation Procedures Order) and, if there is no contract rate, at the Michigan Statutory Rate.
For the avoidance of doubt, Postpetition Interest shall not be paid on the following Claims: Administrative Claims (unless interest is to be paid in the ordinary course of business under the contractual obligations giving rise to the Administrative Claim), TOPrS Claims, the GM Claim, Section 510(b) Note Claims, Section 510(b) Equity Claims, and Section 510(b) ERISA Claims.
     ~~1.155~~1.157 “Postpetition Interest Rate Determination Notice” means a notice, in the form approved by the Bankruptcy Court in the Solicitation Procedures Order, to be returned to the Claims Agent no later than the Voting Deadline, requesting that the applicable rate of Postpetition Interest be established pursuant to the procedures described in the Solicitation Procedures Order. The Postpetition Interest Rate Determination Notice shall (a) identify the Claim and the requested rate of interest applicable to such Claim and (b) attach documentation supporting the payment of such rate of interest for each Claim.
     ~~1.156~~1.158 “Priority Tax Claim” means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.
     ~~1.157~~1.159 “Pro Rata” means, (a) with respect to Claims, at any time, the proportion that the Face Amount of a Claim in a particular Class or Classes bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class or Classes, unless this Plan provides otherwise and (b) with respect to Interests, at any time, the proportion that the number of Interests held by a certain Interest holder in a particular Class or Classes bears to the aggregate number of all Interests (including Disputed Interests, but excluding Disallowed Interests) in such Class or Classes.
     ~~1.158~~1.160 “Professional” means any Person retained in the Chapter 11 Cases by separate Bankruptcy Court order pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise; provided, however, that Professional does not include any Person retained pursuant to the Ordinary Course Professionals Order.
     ~~1.159~~1.161 “Professional Claim” means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges and disbursements incurred relating to services rendered or expenses incurred after the Petition Date and prior to and including the Effective Date.
     ~~1.160~~1.162 “Professional Fee Order” means the order entered by the Bankruptcy Court on November 4, 2005, authorizing the interim payment of Professional Claims subject to the Holdback Amount.
     ~~1.161~~1.163 “Registration Rights Agreement” means the agreement, a form of which is attached ~~to this Plan~~ hereto as Exhibit 7.16(b), whereby Reorganized Delphi shall be obligated to register certain shares of New Common Stock and New Preferred Stock pursuant to the terms and conditions of such agreement.

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     ~~1.189~~1.191 “Senior Notes Indenture” means that certain indenture for the debt securities between Delphi Corporation and the First National Bank of Chicago, as indenture trustee, dated as of April 28, 1999.
     ~~1.190~~1.192 “Senior Notes Indenture Trustee” means the indenture trustee under the Senior Notes Indenture.
     ~~1.191~~1.193 “Separation” means the transactions among GM and the Debtors and the Debtors’ Affiliates occurring in connection with the entry into the Master Separation Agreement between Delphi and GM on January 1, 1999 and the transfer by GM and certain of its Affiliates of assets, liabilities, manufacturing sites, and employees relating to the former Delphi business sector of GM to certain of the Debtors and their Affiliates.
     ~~1.192~~1.194 “SERP” means the prepetition supplemental executive retirement program between Delphi and certain employees.
     ~~1.193~~1.195 “SERP Claim” means a Claim of a SERP participant arising out of the SERP.
     ~~1.194~~1.196 “Servicer” has the meaning ascribed to it in Article 7.10 of this Plan.
     1.197 “Six-Month Warrant Agreement” means that certain warrant agreement governing the Six-Month Warrants to be issued by Reorganized Delphi, substantially in the form attached hereto as Exhibit 7.18(b).
     1.198 “Six-Month Warrants” means the warrants to be issued on the Effective Date pursuant to the terms of the Six-Month Warrant Agreement to purchase up to $1.0 billion of New Common Stock in Reorganized Delphi at a strike price of $66.79 per share.
     ~~1.195~~1.199 “Solicitation Procedures Order” means the order entered by the Bankruptcy Court on November •, 2007 authorizing the procedures by which solicitation of votes on this Plan is to take place, among other matters.
     ~~1.196~~1.200 “Specialty Electronics Debtors” means, collectively, Specialty Electronics, Inc. and Specialty Electronics International Ltd., as substantively consolidated for Plan purposes.
     ~~1.197~~1.201 “Statutory Committees” means the Creditors’ Committee and the Equity Committee.
     ~~1.198~~1.202 “Subordinated Notes” means those notes issued pursuant to the Subordinated Notes Indenture.
     ~~1.199~~1.203 “Subordinated Notes Holder” means a holder of Subordinated Notes.

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     ~~1.211~~1.215 “Union Settlement Agreements” means, collectively, the IAM Memorandum of Understanding, IBEW E&S Memorandum of Understanding, IBEW Powertrain Memorandum of Understanding, IUE-CWA Benefit Guarantee Term Sheet, IUE-CWA-Delphi-GM Memorandum of Understanding, IUOE-IBEW-IAM OPEB Term Sheet, IUOE Local 18S Memorandum of Understanding, IUOE Local 101S Memorandum of Understanding, IUOE Local 832S Memorandum of Understanding, UAW Benefit Guarantee Term Sheet, UAW-Delphi-GM Memorandum of Understanding, USW Benefit Guarantee Term Sheet, and USW-Delphi-GM Memoranda of Understanding.
     ~~1.212~~1.216 “Unions” means the the IAM, the IBEW, the IUOE, the IUE-CWA, the UAW, and the USW.
~~1.213~~1.217 “Unsubscribed Shares” shall have the meaning ascribed to such term in the Investment Agreement.
~~1.214~~1.218 “USW” means the United Steel Workers and its applicable local unions.
~~1.215~~1.219 “USW 1113/1114 Settlement Approval Order” means the order entered by the Bankruptcy Court on August 29, 2007 approving the USW-Delphi-GM Memoranda of Understanding.
~~1.216~~1.220 “USW Benefit Guarantee” means the benefit guarantee agreement between GM and the USW, dated December 13, 1999, and signed December 16 and 17, 1999.
~~1.217~~1.221 “USW Benefit Guarantee Term Sheet” means that certain term sheet attached as Attachment B to each of the USW-Delphi-GM Memoranda of Understanding.
~~1.218~~1.222 “USW-Delphi-GM Memoranda of Understanding” means, collectively, the USW-Home Avenue Memorandum of Understanding and the USW-Vandalia Memorandum of Understanding.
~~1.219~~1.223 “USW-Home Avenue Memorandum of Understanding” means that certain memorandum of understanding, dated August 16, 2007, as approved by the Bankruptcy Court on August 29, 2007, among the USW, Delphi, and GM, and all attachments and exhibits thereto.
~~1.220~~1.224 “USW-Vandalia Memorandum of Understanding” means that certain memorandum of understanding, dated August 16, 2007, as approved by the Bankruptcy Court on August 29, 2007, among the USW, Delphi, and GM, and all attachments and exhibits thereto.
~~1.221~~1.225 “Voting Deadline” means •, ~~2007~~2008, at 7:00 p.m. prevailing Eastern time.
A. Rules Of Interpretation

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Class 1C through Class 12C	(General Unsecured Claims)
Class 1D through Class 12D	(GM Claim)
Class 1E	(Section 510(b) Note Claims)
Class 1F through Class 12F	(Intercompany Claims)
Class 1G-1	(Existing Common Stock)
Class 1G-2	(Section 510(b) Equity Claims)
Class 1H, 8H	(Section 510(b) ERISA Claims)
Class 1I	(Other Interests)
ARTICLE V
PROVISIONS FOR TREATMENT
OF CLAIMS AND INTERESTS
     5.1 Class 1A through Class 12A (Secured Claims) .. Except as otherwise provided in and subject to Article 9.8 of this Plan, at the sole option of the Debtors or Reorganized Debtors, each Allowed Secured Claim~~,~~ shall be satisfied in full in Cash or Reinstated. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all valid, enforceable, and perfected prepetition liens on property of the Debtors held by or on behalf of holders of Secured Claims with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such holders of such Secured Claims and/or applicable law until, as to each such holder of an Allowed Secured Claim, such Secured Claim is satisfied. Notwithstanding the foregoing, any Claim arising as a result of a tax lien that would otherwise be a Secured Claim shall be paid in accordance with Article 2.2 of this Plan.
     5.2 Class 1B through Class 12B (Flow-Through Claims) .. The legal, equitable, and contractual rights of each holder of a Flow-Through Claim, if any, shall be unaltered by the Plan and shall be satisfied in the ordinary course of business at such time and in such manner as the applicable Reorganized Debtor is obligated to satisfy each Flow-Through Claim (subject to the preservation and flow-through of all Estate Causes of Action and defenses with respect thereto, which shall be fully preserved). The Debtors’ failure to object to a Flow-Through Claim in their Chapter 11 Cases shall be without prejudice to the Reorganized Debtors’ right to contest or otherwise object to the classification of such Claim in the Bankruptcy Court.
     5.3 Class 1C through Class 12C (General Unsecured Claims) .. Pursuant to clauses (a) and (b) below, holders of Allowed General Unsecured Claims shall receive New Common Stock and Discount Rights equal to the value of 100% of such holders’ Allowed General Unsecured Claims plus applicable Postpetition Interest, in the ratio described below.
          (a) Except as otherwise provided in and subject to Articles 7.15(b), 9.8, and 11.10 ~~, and 11.15~~ of this Plan, on the first Periodic Distribution Date occurring after the later of (a) the date when a General Unsecured Claim becomes an Allowed General Unsecured Claim or (b) the date when a General Unsecured Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such General Unsecured Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed General Unsecured Claim ~~(Including any applicable Postpetition Interest)~~ and after giving effect to Article

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11.10 of this Plan, each holder of an Allowed General Unsecured Claim shall receive the number of shares of New Common Stock (at ~~a value for~~ Plan ~~purposes of $41.58 per share of New Common Stock~~Equity Value) equal to ~~92.4~~75.5% of such Claim (including any applicable Postpetition Interest) provided, however, that in each case fractional shares of New Common Stock shall not be distributed to holders of Allowed General Unsecured Claims, and all such fractional shares shall be rounded, and distributions shall be made, in accordance with Article 9.10 of this Plan. The Plan Equity Value is equal to the Debtors’ total enterprise value of $13.4 billion, less net debt and warrant value of approximately $5.3 billion, which results in a distributable equity value of $8.1 billion, or $61.72 per share of New Common Stock based on 131,266,410 shares issued and outstanding as of the Effective Date (the “Plan Equity Value”).
          (b) ~~On~~In satisfaction of the remaining portion of each holders’ General Unsecured Claim (after accounting for the distributions to take place pursuant to clause (a)), on the commencement date of the Discount Rights Offering and pursuant to the Registration Statement and Article 7.15 (a) of this Plan, each Discount Rights Offering Eligible Holder ~~(which includes all holders of General Unsecured Claims)~~shall receive such holder’s Pro Rata share (based upon the total amount of General Unsecured Claims, Section 510(b) Note Claims, Section 510(b) Equity Claims, and Section 510(b) ERISA Claims eligible to participate in the Discount Rights Offering pursuant to Article 7.15(a) of the Plan) of transferable Discount Rights. In addition, (i) pursuant to the Discount Rights Offering, each Exercising Creditor will receive the opportunity to exercise its Pro Rata portion (with respect to all Exercising Creditors) of Discount Oversubscription Rights and (ii) each Non-exercising Creditor will receive, on the first Periodic Distribution Date occurring after the later of (a) the date when the Non-exercising Creditor’s General Unsecured Claim becomes an Allowed General Unsecured Claim or (b) the date when a the Non-exercising Creditor’s General Unsecured Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such General Unsecured Claim, such holder’s Pro Rata portion (with respect to all Non-exercising Creditors) of the Oversubscription Cash.
     5.4 Class 1D through Class 12D (GM Claim). As provided in Article 7.20, this Plan constitutes a request to authorize and approve the Delphi-GM Master Restructuring Agreement (“RA”) and the Delphi-GM Global Settlement Agreement (“GSA”). For good and valuable consideration provided by GM under the Delphi-GM Definitive Documents, and in full settlement and satisfaction of the GM Claim, GM shall receive all consideration set forth in the Delphi-GM Definitive Documents (subject to the terms and conditions set forth in such documents), including, without limitation, (a) $1.2 billion in liquidation preference (as such amount may be reduced in accordance with the terms of Article 7.15(b) of the Plan) in junior preferred convertible stock with the terms set forth in the GSA; (b) $1.5 billion in a combination of at least $750 million in Cash and the GM Note(s); (c) retention of the GM Surviving Claims (as defined in the GSA) as provided for in section 4.03 of the GSA; (d) the effectuation of the IRC Section 414(l) Transfer as provided for in section 2.03 of the GSA; and (e) the releases as provided for in sections 4.01, 4.02 and 4.03 of the GSA.
     5.5 Class 1E (Section 510(b) Note Claims). In accordance with the terms of the Securities Settlement, the Securities Settlement disbursing agent shall receive, on behalf of all holders of Section 510(b) Note Claims, and in full satisfaction, settlement, and discharge of, and in exchange for, all Section 510(b) Note Claims, New Common Stock~~and~~, Discount Rights, and/or

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Oversubscription Cash as described in the Securities Settlement; provided, however, that if any Section 510(b) Opt Out Note Claim ultimately becomes an Allowed Section 510(b) Opt Out Note Claim, then the holder of such Allowed Section 510(b) Opt Out Note Claim shall receive a distribution of New Common Stock and Discount Rights solely from the Securities Settlement in the same proportion of New Common Stock and Discount Rights distributed to holders of General Unsecured Claims; provided further, however, that with respect to any distribution made to or reserved for a holder of an Allowed Section 510(b) Opt Out Note Claim, the Securities Settlement shall be reduced by the same amount of New Common Stock and Discount Rights that the holder of such Allowed Claim shall be entitled to receive.
     5.6 Class 1F through Class 13F (Intercompany Claims) .. Except as otherwise provided in Article 7.2 of this Plan, on the Effective Date, at the option of the Debtors or the Reorganized Debtors, the Intercompany Claims against any Debtor, including, but not limited to, any Intercompany Claims arising as a result of rejection of an Intercompany Executory Contract or Intercompany Unexpired Lease, shall not receive a distribution on the Effective Date and instead shall either be (a) Reinstated, in full or in part, and treated in the ordinary course of business, or (b) cancelled and discharged, in full or in part, in which case such discharged and satisfied portion shall be eliminated and the holders thereof shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such portion under the Plan; provided, however, that any Intercompany Claims against any Debtor held by a non-Debtor affiliate shall be Reinstated.
     5.7 Class 1G-1 (Existing Common Stock) .. Pursuant to clauses (a) and (b) below, holders of Allowed Interests pertaining to Existing Common Stock shall receive Par Value Rights exercisable at Plan Equity Value, Five-Year Warrants exercisable at a 32.4% premium to the Plan Equity Value, and Six-Month Warrants exercisable at an 8.2% premium to the Plan Equity Value.
          (a) On the Effective Date, the Existing Common Stock shall be cancelled. On the Distribution Date, or as soon thereafter as is reasonable and practical, each holder of an Allowed Interest pertaining to the Existing Common Stock shall receive in exchange for such Interest its Pro Rata distribution of Five-Year Warrants and Six-Month Warrants.
          (b) On the commencement date of the Par Value Rights Offering and pursuant to the Registration Statement and Article 7.15(b) of this Plan, each holder of an Allowed Interest pertaining to the Existing Common Stock as of the Rights Offerings Record Date shall receive its Pro Rata portion of non-transferable Par Value Rights to purchase ~~12,711,111~~20,770,345 shares of New Common Stock pursuant to the Par Value Rights Offering; provided, however, that Appaloosa and the other Plan Investors, if any, which have agreed to not participate in the Par Value Rights Offering shall not participate in the Par Value Rights Offering and Par Value Rights that would otherwise be distributed to Appaloosa and such other Plan Investors will be instead distributed to the other holders of Existing Common Stock. ~~In addition, on the Distribution Date, or as soon thereafter as is reasonable and practical, each holder of an Allowed Interest pertaining to the Existing Common Stock shall receive in exchange for such Interest its Pro Rata distribution of New Warrants.~~

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substantively consolidated; the DASHI Debtors will be substantively consolidated; the Connection System Debtors will be substantively consolidated; the Specialty Electronics Debtors will be substantively consolidated; the remaining Debtors will not be substantively consolidated. None of the substantively consolidated Debtor entities will be consolidated with each other. Notwithstanding the foregoing, the Debtors reserve all rights with respect to the substantive consolidation of any and all of the Debtors.
          (b) With respect to the consolidated Debtor entities, on the Effective Date, and only as to the consolidated Debtor entities, (i) all assets and liabilities of the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively, will, for voting and distribution purposes only, be treated as if they were merged, (ii) each Claim against the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively, will be deemed a single Claim against and a single obligation of the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively, (iii) all Intercompany Claims by, between, and among the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively, will, for voting and distribution purposes only, be eliminated, and (iv) any obligation of the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively, and all guaranties thereof by one or more of the other Delphi-DAS Debtors, DASHI Debtors, Connection Systems Debtors, and Specialty Electronics Debtors, respectively, will be deemed to be one obligation of all of the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively. Except as set forth in this Article, such substantive consolidation shall not (other than for purposes related to this Plan) (w) affect the legal and corporate structures of the Debtors or Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect the Restructuring Transactions contemplated by this Plan, (x) cause any Debtor to be liable for any Claim or Interest under this Plan for which it otherwise is not liable, and the liability of any Debtor for any such Claim or Interest shall not be affected by such substantive consolidation, (y) except as otherwise stated in this Article 7.2, affect Intercompany Claims of Debtors against Debtors, and (z) affect Interests in the Affiliate Debtors except as otherwise may be required in connection with the Restructuring Transactions contemplated by this Plan.
          (c) Unless the Bankruptcy Court has approved by a prior order the substantive consolidation of certain of the Debtors’ Estates, this Plan shall serve as, and shall be deemed to be, a request for entry of an order substantively consolidating certain of the Debtors’ Estates, but only for purposes of voting on this Plan and making distributions to holders of Claims and Interests under this Plan. If no objection to substantive consolidation of certain of the Debtors’ Estates is timely filed and served by any holder of an impaired Claim affected by the Plan as provided herein on or before the Voting Deadline or such other date as may be established by the Bankruptcy Court, the Confirmation Order shall serve as the order approving the substantive consolidation of certain of the Debtors’ Estates, but only for purposes of voting on this Plan and making distributions to holders of Claims and Interests under this Plan. If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of certain of the Debtors’ Estates, but only for purposes of voting on this Plan and making distributions to holders

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of Claims and Interests under this Plan, and any objections thereto shall be part of the Confirmation Hearing.
     7.3 Restructuring Transactions.          On or following the Confirmation Date, the Debtors or Reorganized Debtors, as the case may be, shall take such actions as may be necessary or appropriate to effect the relevant Restructuring Transactions as set forth in the Restructuring Transaction Notice (the form of which is attached hereto as Exhibit 7.3), including, but not limited to, all of the transactions described in this Plan. Such actions may include without limitation: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of this Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, guaranty, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of this Plan; (c) the filing of appropriate certificates of incorporation, merger, or consolidation with the appropriate governmental authorities under applicable law; and (d) all other actions that such Debtors and Reorganized Debtors determine are necessary or appropriate, including the making of filings or recordings in connection with the relevant Restructuring Transactions. The form of each Restructuring Transaction shall be determined by the boards of directors of a Debtor or Reorganized Debtor party to any Restructuring Transaction. In the event a Restructuring Transaction is a merger transaction, upon the consummation of such Restructuring Transaction, each party to such merger shall cease to exist as a separate corporate entity and thereafter the surviving Reorganized Debtor shall assume and perform the obligations of each merged Debtor under this Plan. In the event a Reorganized Debtor is liquidated, the Reorganized Debtors (or the Reorganized Debtor which owned the stock of such liquidating Debtor prior to such liquidation) shall assume and perform the obligations of such liquidating Debtor. Implementation of the Restructuring Transactions shall not affect the distributions under the Plan.
     7.4 Certificate Of Incorporation And Bylaws. The Certificate of Incorporation of Reorganized Delphi, attached hereto as Exhibit 7.4(a), and Bylaws of the Reorganized Delphi, attached hereto as Exhibit 7.4(b), shall be adopted and amended as may be required so that they are consistent with the provisions of this Plan and the Bankruptcy Code. The Certificate of Incorporation of Reorganized Delphi shall, among other things~~:~~, authorize ~~[•] million~~ a sufficient number of shares of New Common Stock ~~at $0.01 par value per share~~ and ~~[•] shares of~~ New Preferred Stock to satisfy the transactions contemplated by the Plan and otherwise comply with section 1123(a)(6) of the Bankruptcy Code. Each Affiliate Debtor will amend its certificate of incorporation, charter, bylaws, or applicable organizational document to otherwise comply with section 1123(a)(6).
     7.5 Directors Of Reorganized Delphi.
          (a) Search Committee. A Search Committee shall be appointed consisting of the lead director of Delphi, one representative of Appaloosa, one representative of the Creditors’ Committee, one representative of the co-lead Plan Investors other than UBS, Goldman Sachs, and Merrill (who shall be determined by Appaloosa), and one representative of the Equity Committee reasonably acceptable to the other members of the Search Committee. Each member of the Search Committee shall be entitled to require the Search Committee to interview any person to serve as a director unless such proposed candidate is rejected by each of the

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an indenture trustee, agent, or servicer (each hereinafter referred to as a “Servicer”) shall continue in effect solely for purposes of (x) allowing such Servicer to make the distributions on account of such Claims under this Plan as provided in Article IX of this Plan and (y) permitting such Servicer to maintain any rights or liens it may have for fees, costs, and expenses under such indenture or other agreement; provided further, however, that the preceding proviso shall not affect the discharge of Claims against or Interests in the Debtors under the Bankruptcy Code, the Confirmation Order, or this Plan, or result in any expense or liability to the Reorganized Debtors. The Reorganized Debtors shall not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer) for any fees, costs, or expenses incurred on and after the Effective Date of the Plan except as expressly provided in Article 9.5 hereof; provided further, however, that nothing herein shall preclude any Servicer (or any Disbursing Agent replacing such Servicer) from being paid or reimbursed for prepetition or postpetition fees, costs, and expenses from the distributions being made by such Servicer (or any Disbursing Agent replacing such Servicer) pursuant to such agreement in accordance with the provisions set forth therein, all without application to or approval by the Bankruptcy Court.
     7.11 Plan Investors’ Contribution. Pursuant and subject to the terms and conditions of the Investment Agreement, the Plan Investors shall pay to the Debtors Cash in the amount specified in the Investment Agreement, a copy of which is attached hereto as Exhibit 7.11, to be utilized by the Reorganized Debtors to make Cash distributions as required under the Plan and for general working capital purposes.
     7.12 Sources of Cash For Plan Distributions. Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from the Exit Financing Arrangements, the Investment Agreement, the Rights Offerings, existing Cash balances, and the operations of the Debtors and the Reorganized Debtors.
     7.13 Establishment Of Cash Reserve. On the Effective Date, the Debtors shall fund the Cash Reserve in such amounts as determined by the Debtors ~~is~~ to be necessary in order to make the required future payments to Administrative Claims, Priority Tax Claims, and as otherwise provided by this Plan.
     7.14 Post-Effective Date Financing. On the Effective Date, the Reorganized Debtors shall ~~enter into~~ receive the proceeds of the Exit Financing Arrangements, which include an asset-backed revolving credit facility in an aggregate ~~funded~~ principal amount of ~~no less than~~ $1.6 billion, a funded senior secured first-lien term facility in an aggregate principal amount of $3.7 billion, and a funded senior secured second-lien term facility in amount of $1.5 billion, of which up to $750 million will be in the form of the GM Note(s), the terms of which are described in the exit financing engagement letter and term sheet~~s~~ attached hereto as Exhibit 7.14, ~~to obtain the funds necessary~~ as such term sheet may be amended, modified, or supplemented, to repay the DIP Facility Revolver Claims, the DIP Facility First Priority Term Claims, and the DIP Facility Second Priority Term Claims, make other payments required to be made on the Effective Date, and conduct their post-reorganization operations. The Reorganized Debtors may execute all documents and enter into all agreements as may be necessary and appropriate in connection with the Exit Financing Arrangements.  ~~In the Confirmation Order, the Bankruptcy Court shall approve the terms of the Exit Financing Arrangements in substantially the form filed with the Bankruptcy Court (and with such changes as the applicable Debtors and respective agents and lenders parties~~

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~~thereto may agree upon) and authorize the applicable Reorganized Debtors to execute the same together with such other documents as the applicable Reorganized Debtors and the applicable lenders may reasonably require to effectuate the treatment afforded to such parties under the Exit Financing Arrangements.~~
     7.15 Rights Offerings.
          (a) Discount Rights Offering
     (i) Eligibility ~~for~~ For Participation ~~in~~ In Discount Rights Offering. Pursuant to the Registration Statement, and under the terms of Article 5.3 of this Plan and the Investment Agreement, Delphi shall commence a Discount Rights Offering to generate gross proceeds of up to $1.575 billion. Discount Rights Offering Eligible Holders shall be offered Discount Rights to purchase up to ~~45~~41,026,~~801~~310 shares of New Common Stock, in exchange for a Cash payment equal to $~~34.98~~38.39 per share of New Common Stock ~~for each Discount right exercised.~~ (a 37.8% discount to the Plan Equity Value). Discount Rights shall be distributed to the Discount Rights Offering Eligible Holders based on each Discount Rights Offering Eligible Holder’s
Pro Rata allocation of the Discount Rights. If a Claim of a Discount Rights Offering Eligible Holder is not Allowed or otherwise reconciled by the Debtors by the date of commencement of the Confirmation Hearing, such Claim shall be temporarily allowed, solely for purposes of participation in the Discount Rights Offering, in the amount so estimated by the Bankruptcy Court or agreed to by the holder of the claim and the Debtors. Discount Rights distributed pursuant to the Discount Rights Offering shall ~~not~~ be freely transferable.
     (ii) Discount Oversubscription Rights. Under the terms of Article 5.3 of this Plan and consistent with the Investment Agreement, to the extent the Discount Rights Offering is not fully subscribed, Exercising Creditors shall be eligible to exercise, at their discretion, Discount Oversubscription Rights to purchase shares of New Common Stock not otherwise purchased through the Discount Rights Offering in exchange for a Cash payment equal to $~~35.23~~38.64 per share of New Common Stock for each Discount Oversubscription Right exercised. To the extent the number of the Discount Oversubscription Rights subscribed for by Exercising Creditors is greater than the number of Discount Oversubscription Rights available, the Discount Oversubscription Rights shall be available to Exercising Creditors (based upon such creditors’ underlying claim) on a Pro Rata basis (with respect to all Exercising Creditors) up to the amount of Discount Oversubscription Rights each Exercising Creditor has elected to exercise, until all Oversubscription Rights have been allocated.
     (iii) Distribution ~~of~~ Of New Common Stock. All New Common Stock issued in connection with the exercise of Discount Rights and Discount Oversubscription Rights pursuant to the Discount Rights Offering shall be issued on the Effective Date and shall be distributed to holders of Rights who have exercised the Rights on, or as soon as reasonably practicable after, the Distribution Date.

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          (b) Par Value Rights Offering.
     (i) ~~Eligibility for Participation in~~ New Common Stock Offered In Par Value Rights Offering. Through the Par Value Rights Offering, 20,770,345 shares of New Common Stock will be made available for subscription to holders of Existing Common Stock. Of the 20,770,345 shares of New Common Stock made available through the Par Value Rights Offering, 6,998,472 shares of the New Common Stock shall consist of New Common Stock otherwise distributable to the following groups of holders of Claims in the following amounts (in each case at $61.72 per share): (a) 611,754 shares of New Common Stock otherwise distributable to Appaloosa, (b) all of the New Common Stock distributable to the UAW, IUE-CWA and USW (the “Contributing Unions”) based on such unions’ Allowed Claims, and (c) an amount of New Common Stock otherwise distributable to holders of Claims in Classes 1C through 12C as a whole (excluding the otherwise distributable New Common Stock referred to in clauses (a) and (b)) which is equal to the difference between 6,998,472 shares of New Common Stock and the sum of the number of shares of New Common Stock referred to in clause (a) and (b) (the “Contributing Creditors”).
     ~~(i)~~(ii) Eligibility For Participation In Par Value Rights Offering. Pursuant to the Registration Statement, and under the terms of ~~the~~ Article 5.7 of this Plan, Delphi shall commence a Par Value Rights Offering pursuant to which each holder of Existing Common Stock on the Rights Offering Record Date shall be offered the opportunity to purchase ~~a proportionate amount~~ their Pro Rata portion of ~~12,711,111~~ 20,770,345 shares of New Common Stock, in exchange for a Cash payment equal to $61.72 per share of New Common Stock (which corresponds to an implied enterprise value of $13.4 billion); provided, however, that Appaloosa and the other Plan Investors, if any, which have agreed to not participate in the Par Value Rights Offering shall not participate in the Par Value Rights Offering and ~~the~~ Par Value Rights that would otherwise be distributed to Appaloosa and such other Plan Investors will be instead distributed to the other holders of Existing Common Stock.~~The share of New Common Stock offered under the Par Value Rights Offering are shares of New Common Stock that would otherwise be distributable to holders of General Unsecured Claims, Appaloosa, the UAW, the IUE-CWA, and the USW as set forth in Article 11.14.~~
     (iii) Use Of Par Value Rights Offering Proceeds. Proceeds, if any, generated by the Par Value Rights Offering shall be allocated in the following order:
               (1) First, to satisfy the amount, if any, by which the Liquidity Amount (as defined in Exhibit F to the Delphi-GM Global Settlement Agreement) is less than $3.189 billion (after giving effect to any Excess Amount (as defined in Exhibit F to the Delphi-GM Global Settlement Agreement));

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               (2) Second, to satisfy the shortfall, if any, required to satisfy the condition set forth in the third sentence of section 9(a)(xxvii) of the Investment Agreement;
               (3) Third, to satisfy the Allowed Claims of the Contributing Unions, on a Pro Rata basis among the Contributing Unions, based upon the number of shares of New Common Stock contributed by each Contributing Union to the Par Value Rights Offering as described in Article 7.15(b)(i), provided, however, that the distribution of proceeds from the Par Value Rights Offering pursuant to this clause (3) shall decrease the number of shares of New Common Stock otherwise distributable to the Contributing Unions pursuant to Article 5.3 of this Plan on a Pro Rata basis based upon the number of shares of New Common Stock contributed to the Par Value Rights Offering by the Contributing Unions as described in Article 7.15(b)(i);
               (4) Fourth, up to $850 million less the amounts, if any, allocated pursuant to clauses (1) and (2) above, to GM as a Cash distribution, so as to reduce the number of shares of New Preferred Stock, at the price of $61.72 per share, that would be distributed to GM pursuant to Article 5.4 of the Plan; and
               (5) Fifth, to Appaloosa and the Contributing Creditors, on a Pro Rata basis among Appaloosa and the Contributing Creditors, based upon the number of shares of New Common Stock contributed be Appaloosa and the Contributing Creditors to the Par Value Rights Offering as described in Article 7.15(b)(i); provided, however, that the distribution of proceeds from the Par Value Rights Offering pursuant to this clause (5) shall decrease the number of shares of New Common Stock otherwise distributable to Appaloosa and the Contributing Creditors pursuant to Article 5.3 of this Plan on a Pro Rata basis based upon the number of shares of New Common Stock contributed to the Par Value Rights Offering by Appaloosa and the Contributing Creditors as described in Article 7.15(b)(i).
     ~~(ii)~~(iv) Distribution ~~of~~Of New Common Stock. All New Common Stock issued in connection with the exercise of Par Value Rights pursuant to the Par Value Rights Offerings shall be issued on the Effective Date and shall be distributed to holders of Rights who have exercised the Rights on, or as soon as reasonably practicable after, the Distribution Date.
     7.16 Issuance Of New Common Stock.
          (a) New Common Stock. On the Effective Date, Reorganized Delphi shall authorize shares of New Common Stock in an amount to be determined on or before the date of the Confirmation Hearing. A summary of selected terms of the New Common Stock is attached hereto as 7.16(a). On the Distribution Date, or as soon as reasonably practicable thereafter,

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Reorganized Delphi shall be deemed to have issued a total number of shares of New Common Stock necessary to satisfy obligations on account of Claims and Interests under the Plan and obligations under the Rights Offerings and Investment Agreement. The issuance of the New Common Stock shall be in compliance with the applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. The issuance and delivery of New Common Stock representing Direct Subscription Shares and Unsubscribed Shares shall be in accordance with the terms of the Investment Agreement and section 4(2) of the Securities Act.
          (b) Registration Rights ~~Agreement~~. Without limiting the effect of section 1145 of the Bankruptcy Code, as of the Effective Date, the Reorganized Debtors shall enter into a Registration Rights Agreement, substantially in the form of Exhibit 7.16(b) attached hereto, with GM, the Plan Investors and any Related Purchaser, Ultimate Purchaser (each as defined in the Investment Agreement~~)~~), affiliate of a Plan Investor who owns registrable securities, assignee, or transferee who executes a joinder agreement as contemplated by such Registration Rights Agreement. All Holders of General Unsecured Claims that receive a distribution of 10% or more of the New Common Stock of Reorganized Delphi (each, a “10% Holder”) shall be granted, in the aggregate, one demand registration right; provided, that (i) in no event shall Reorganized Delphi be required to grant more than one demand registration right to any and all 10% Holders, (ii) such demand registration right shall not, in any way, conflict with the registration rights of GM or the Plan Investors, and (iii) 10% Holders shall not receive piggyback registration rights except with respect to a demand by another 10% Holder pursuant to this sentence.
          (c) Listing On Securities Exchange Quotation System. On the Effective Date, Delphi or Reorganized Delphi shall use its commercially reasonable efforts to list and maintain the listing of the New Common Stock on a major New York based exchange. Persons receiving distributions of more than 5% of New Common Stock, by accepting such distributions, shall have agreed to cooperate with Reorganized Delphi’s reasonable requests to assist Reorganized Delphi in its efforts to list the New Common Stock on a national securities exchange quotation system.
     7.17 Issuance Of New Preferred Stock.
          (a) Pursuant to the Investment Agreement, on the Effective Date, Reorganized Delphi shall authorize, issue, and deliver the “Series A” and “Series B” New Preferred Stock in exchange for the contribution of the Plan Investors described in Article 7.11. A summary of selected terms of the “Series A” and “Series B” New Preferred Stock is attached hereto as Exhibit 7.17(a). The issuance and delivery of “Series A” and “Series B” New Preferred Stock shall be in accordance with the terms of the Investment Agreement and Section 4(2) of the Securities Act.
          (b) Pursuant to the terms of the Delphi-GM Global Settlement Agreement, on the Effective Date, Reorganized Delphi shall authorize, issue, and deliver the “Series C” New Preferred Stock to GM. A summary of the terms of the Series C New Preferred

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Stock is attached as Exhibit G to the Delphi-GM Global Settlement Agreement. The issuance and delivery of the “Series C” New Preferred Stock shall be in accordance with the terms of the Delphi-GM Global Settlement Agreement and ~~Section~~section 1145(a) of the Bankruptcy Code.
     7.18 New Warrants.
          (a) Five-Year Warrants. On the Effective Date, Reorganized Delphi shall authorize, issue, and deliver the ~~New~~ Five-Year Warrants ~~. A summary of selected~~ pursuant to the terms of the ~~New Warrant is~~ Five-Year Warrant Agreement attached hereto as Exhibit 7.18(a), for 6,908,758 shares of New Common Stock of Reorganized Delphi (which comprises 5% of the fully diluted New Common Stock) at a strike price of $81.73 per share (a 32.4% premium to the Plan Equity Value). The issuance of the ~~New~~ Five-Year Warrants and the New Common Stock underlying the ~~New~~ Five-Year Warrants shall be in compliance with the applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. The proceeds generated from the exercise of the ~~New~~ Five-Year Warrants ~~shall~~ will be used by ~~the Reorganized Debtors to redeem the “Series C” New Preferred Stock issued to GM under the terms of the Delphi-GM Global Settlement Agreement~~ Reorganized Delphi for general corporate purposes.
          (b) Six-Month Warrants. On the Effective Date, Reorganized Delphi shall authorize, issue, and deliver the Six-Month Warrants, pursuant to the terms of the Six-Month Warrant Agreement attached hereto as Exhibit 7.18(b), to purchase up to $1 billion of shares New Common Stock of Reorganized Delphi at a strike price of $66.79 per share (an 8.2% premium to the Plan Equity Value). The issuance of the Six-Month Warrants and the New Common Stock underlying the Six-Month Warrants shall be in compliance with the applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. The proceeds generated from the exercise of the Six-Month Warrants shall be allocated in the following order: first, to redeem any shares of “Series C” New Preferred Stock distributed to GM, if any shares remain outstanding, at the preferred liquidation preference value as defined in Exhibit G to the Delphi-GM Global Settlement Agreement; second, to redeem the GM Note(s), at par including accrued and unpaid interest; third, to be used by Reorganized Delphi for general corporate purposes.
     7.19 MDL Settlements.
          (a) Securities Settlement. Upon the later of the Effective Date or the date the last order, as between the Bankruptcy Court and the MDL Court, approving the Securities Settlement, a copy of which is attached hereto as Exhibit 7.19(a), becomes a Final Order, Reorganized Delphi shall, in accordance with the Securities Settlement, distribute the New Common Stock and Discount Rights described in Articles 5.5 and 5.8 of this Plan to the disbursing agent appointed by the MDL Court.
          (b) ERISA Settlement. Upon the later of the Effective Date or the date the last order, as between the Bankruptcy Court and the MDL Court, approving the ERISA

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7.21(d), on the Effective Date, the IAM-Delphi Memorandum of Understanding, a copy of which is attached hereto as Exhibit 6 to the IUOE, IBEW, and IAM 1113/1114 Settlement Approval Order, and all documents described in Attachment A to the IAM-Delphi Memorandum of Understanding shall be automatically assumed by the applicable Reorganized Debtor under sections 365 and 1123 of the Bankruptcy Code.
     7.22 Pension.
          (a) Hourly Pension Freeze. In accordance with applicable law and the Union Settlement Agreements, and except as otherwise set forth in the Union Settlement Agreements, the Reorganized Debtors shall amend, as of the first of the month following the Effective Date or as soon thereafter as practicable, the Delphi HRP so as to freeze benefit accruals for future credited service in the Delphi HRP.
          (b) Salaried Pension Freeze. In accordance with applicable law, the Reorganized Debtors shall amend, as of the first of the month following the Effective Date or as soon thereafter as practicable, the Delphi Retirement Program for Salaried Employees so as to freeze benefit accruals for future credited service in the Delphi Retirement Program for Salaried Employees.
          (c) IRC Section 414(l) Transfer. The Debtors shall transfer certain net underfunded pension obligations to the GM HRP pursuant to the IRC Section 414(l) Transfer promptly after the Effective Date. In conjunction with the IRC Section 414(l) Transfer, Reorganized Delphi shall deliver a note to GM as set forth in the Delphi-GM Definitive Documents. The note shall be paid within ten ~~(10)~~ days of the transfer date (as defined in the Delphi-GM Global Settlement Agreement).
          (d) Pension Contribution Payment. No earlier than January 2, 2008, and no later than five days after the Effective Date, Reorganized Delphi shall contribute cash to the pension plans sufficient to meet ERISA minimum contributions not covered by the IRC Section 414(l) Transfer and upon such contribution, replacement liens, if any, granted to the PBGC on assets owned by any Debtor shall be discharged.
          (e) PBGC. Pursuant to this Plan, and under the terms of the Union Settlement Agreements, as applicable, the following Debtors shall assume and continue the following plans, which shall be frozen on or before February 1, 2008: (i) Delphi Corporation: the Delphi Hourly Rate Employees Pension Plan and the Delphi Retirement Program for Salaried Employees; (ii) Delphi Mechatronic Systems, Inc.: the Delphi Mechatronic Systems Retirement Program; (iii) ASEC Manufacturing: the ASEC Manufacturing Retirement Program; and (iv) Packard-Hughes Interconnect Company: the Packard-Hughes Interconnect Bargaining Retirement Plan and the Packard-Hughes Interconnect Non-Bargaining Retirement Plan (collectively, the “ Pension Plans”). Nothing in this Plan shall be construed as discharging, releasing, or relieving the Debtors or the Debtors’ successors, including the Reorganized Debtors, or any party, in any capacity, from any liability for minimum funding under 26 U.S.C. § 412 and

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of further action by stockholders, creditors, or directors of any of the Debtors or the Reorganized Debtors.
     7.28 Effectuating Documents; Further Transactions. Each of the Chief Executive Officer, Chief Financial Officer, Chief Restructuring Officer, and General Counsel of the Debtors, or their respective designees, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan or to otherwise comply with applicable law. The secretary or assistant secretary of the Debtors shall be authorized to certify or attest to any of the foregoing actions.
     7.29 Consummation Of Divestiture Transactions. In the event that the Bankruptcy Court enters an order on or prior to the Effective Date authorizing a Debtor(s) to sell assets free and clear of liens, claims, and encumbrances, such Debtor(s) shall be permitted to close on the sale of such assets subsequent to the Effective Date free and clear of liens, claims, and encumbrances pursuant to sections 363 and 1123 of the Bankruptcy Code.
     7.30 Exemption From Certain Transfer Taxes And Recording Fees. Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to this Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors’ real or personal property, shall not be subject to any stamp taxes and any other similar tax or governmental assessment to the fullest extent contemplated by section 1146(c) of the Bankruptcy Code, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
     7.31 Trade ~~and~~ And Other Unsecured Claims Threshold. ~~In~~ Subject to the waiver described in Article 12.3 with respect to Article 12.2(i), in the event that the Debtors fail to satisfy the condition set forth in Section 9(a)(xxii) of the Investment Agreement and ADAH waives such condition, to the extent the Debtors issue any shares of New Common Stock pursuant to the Plan (after giving ~~affect~~ effect to any Cash or other consideration provided to holders of Trade and Other Unsecured Claims under the Plan) as a result of Trade and Other Unsecured Claims aggregating in excess of $1.~~45~~475 billion, then ~~(i)~~ the Debtors shall (i) issue to the Plan Investors additional Direct Subscription Shares~~,~~ and (ii) adjust the conversion price of the New Series A Preferred Shares and the New Series B Preferred Shares each in accordance with the terms of Section 9(a)(xxii) of the Investment Agreement.
ARTICLE VIII
UNEXPIRED LEASES AND EXECUTORY CONTRACTS
     8.1 Assumed And Rejected Contracts And Leases.
          (a) Executory Contracts And Unexpired Leases. All executory contracts and unexpired leases as to which any of the Debtors is a party shall be deemed

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applicable, the DIP Lenders, or as ordered by the Bankruptcy Court, at least five Business Days prior to the Effective Date, and all obligations of the Debtors thereunder shall be paid in full in Cash in accordance with the DIP Credit Agreement on the Effective Date.
          (b) DIP Facility First Priority Term Claim. On the Effective Date, the principal amount of the DIP Facility First Priority Term Claim shall be allowed in an amount agreed upon by the Debtors and, as applicable, the DIP Lenders, or as ordered by the Bankruptcy Court, at least five Business Days prior to the Effective Date, and all obligations of the Debtors thereunder shall be paid in full in Cash in accordance with the DIP Credit Agreement on the Effective Date; provided, however, that with respect to letters of credit issued under the DIP Facility, such claims may be satisfied in full by the cash collateralization of such letters of credit, or by procuring back-up letters of credit, in each case, in accordance with the DIP Credit Agreement or as otherwise agreed to by the DIP Agent.
          (c) DIP Facility Second Priority Term Claim. On the Effective Date, the principal amount of the DIP Facility Second Priority Term Claim shall be allowed in an amount agreed upon by the Debtors and, as applicable, the DIP Lenders, or as ordered by the Bankruptcy Court, at least five Business Days prior to the Effective Date, and all obligations of the Debtors thereunder shall be paid in full in Cash in accordance with the DIP Credit Agreement on the Effective Date.
          (d) Cancellation Of Liens. Upon compliance with the foregoing clauses (a), (b), and (c), all liens and security interests granted to secure the DIP Facility Revolver Claim, the DIP Facility First Priority Term Claim, and the DIP Facility Second Priority Term Claim shall be deemed cancelled and shall be of no further force and effect. To the extent that the DIP Lenders or the DIP Agent have filed or recorded publicly any liens and/or security interests to secure the Debtors’ obligations under the DIP Facility, the DIP Lenders of the DIP Agent, as the case may be, shall take any commercially reasonable steps requested by the Debtors that are necessary to cancel and/or extinguish such publicly-filed liens and/or security interests.
     10.2 Investment Agreement Claims. The Investment Agreement Claims shall be allowed and paid pursuant to the terms of the Investment Agreement and the Investment Agreement Order and nothing contained herein shall in any way modify the parties’ rights and obligations thereunder.
     10.3 Professional Claims.
          (a) Final Fee Applications. All final requests for payment of Professional Claims and requests for reimbursement of expenses of members of the Statutory Committees must be filed no later than the last day of the second full month after the Effective Date or ~~March~~May 31, 2008, whichever is later. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims and expenses shall be determined by the Bankruptcy Court.

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of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim or interest based upon such Claim, debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such Claim, debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (c) the holder of such a Claim, right, or Interest accepted this Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the occurrence of the Effective Date.
     11.3 Compromises And Settlements .. In accordance with Article 9.6 of this Plan, pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various (a) Claims against, or Interests in, ~~them~~the Debtors and (b) Causes of Action that ~~they~~ the Debtors have against other Persons up to and including the Effective Date. After the Effective Date, any such right shall pass to the Reorganized Debtors as contemplated in Article 11.1 of this Plan, without the need for further approval of the Bankruptcy Court, provided, however, that Bankruptcy Court approval shall be required after the Effective Date if the Joint Claims Oversight Committee objects to a proposed settlement based on criteria established by the board of directors of Reorganized Delphi.
     11.4 Release By Debtors Of Certain Parties .. Pursuant to section 1123(b)(3) of the Bankruptcy Code, but subject to Article 11.13 of this Plan, effective as of the Effective Date, each Debtor, in its individual capacity and as a debtor-in-possession for and on behalf of its Estate, shall release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged all Released Parties for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on, or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence, or event in any manner related to any such Claims, Interests, restructuring, or the Chapter 11 Cases. The Reorganized Debtors and any newly-formed entities that will be continuing the Debtors’ businesses after the Effective Date shall be bound, to the same extent the Debtors are bound, by the releases and discharges set forth above. Notwithstanding the foregoing, nothing in this Plan shall be deemed to release (i) any of the Debtors or GM from their obligations under the Delphi-GM Definitive Documents or the transactions contemplated thereby, (ii) any of the Debtors, the Unions, or GM from their obligations under the Union Settlement Agreements or the transactions contemplated thereby, or (iii) any of the Debtors or the Plan Investors or their affiliates from their obligations under the Investment Agreement or the transactions contemplated thereby.
     11.5 Release By Holders Of Claims And Interests .. On the Effective Date, (a) each Person who votes to accept this Plan and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity (other than a Debtor), which has held, holds, or may hold a Claim against or Interest in the Debtors, in consideration for the obligations of the Debtors and the Reorganized Debtors under this Plan and Cash, New Common Stock, New Warrants, and other contracts, instruments, releases, agreements, or documents to be delivered in connection with this Plan (each, a “Release Obligor”), shall have conclusively, absolutely,

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unconditionally, irrevocably, and forever released and discharged all Released Parties for and from any claim or Cause of Action existing as of the Effective Date in any manner arising from, based on, or relating to, in whole or in part, the Debtors, the subject matter of, or the transaction or event giving rise to, the claim of such Release Obligor, the business or contractual arrangements between any Debtor and Release Obligor or any Released Party, the restructuring of the claim prior to the Chapter 11 Cases, or any act, omission, occurrence, or event in any manner related to such subject matter, transaction, obligation, restructuring, or the Chapter 11 Cases, including, but not limited to, any claim relating to, or arising out of the Debtors’ Chapter 11 Cases, the negotiation and filing of this Plan, the filing of the Chapter 11 Cases, the formulation, preparation, negotiation, dissemination, filing, implementation, administration, confirmation, or consummation of this Plan, the Disclosure Statement, the Plan Exhibits, the Union Settlement Agreements, any employee benefit plan, instrument, release, or other agreement or document created, modified, amended or entered into in connection with either this Plan or any other agreement with the Unions, including but not limited to the Union Settlement Agreements, or any other act taken or not taken consistent with the Union Settlement Agreements in connection with the Chapter 11 cases; provided, however, that (A) this Article 11.5 is subject to and limited by Article 11.13 of this Plan and (B) this Article 11.5 shall not release any Released Party from any Cause of Action held by a governmental entity existing as of the Effective Date based on (i) the Internal Revenue Code or other domestic state, city, or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city, or municipality, (iii) any criminal laws of the United States or any domestic state, city, or municipality, (iv) the Exchange Act, the Securities Act, or other securities laws of the United States or any domestic state, city, or municipality, (v) the Employee Retirement Income Security Act of 1974, as amended, or (vi) the laws and regulations of the Bureau of Customs and Border Protection of the United States Department of Homeland Security. Notwithstanding the foregoing, all releases given by GM to (i) the Debtors and the Debtors’ Affiliates shall be as set forth in the Delphi-GM Global Settlement Agreement and (ii) the Unions shall be as set forth in the Union Settlement Agreements.
     11.6 Release By Unions. The releases provided for in (i) Section K.3 of the UAW-Delphi-GM Memorandum of Understanding, (ii) Section H.3 of the IUE-CWA-Delphi-GM Memorandum of Understanding, (iii) Section G.3 of the USW Memoranda of Understanding, (iv) Section F.3 of the IUOE Local 18S Memorandum of Understanding and IUOE Local 832S Memorandum of Understanding and Section E.3 of the IUOE Local 101S Memorandum of Understanding~~;~~, (v) Section F.3 of the IBEW E&S Memorandum of Understanding and the IBEW Powertrain Memorandum of Understanding~~;~~, and (vi) Section F.3 of the IAM Memorandum of Understanding are incorporated by reference herein in their entirety.
     11.7 Release Of GM By Debtors And Third Parties. On the Effective Date, GM shall receive all releases provided for in Article IV of the Delphi-GM Global Settlement Agreement, which provisions are incorporated by reference herein in their entirety.
     11.8 Release ~~and~~And Exculpation Of Plan Investors. In consideration of the contributions to the Debtors’ reorganization made by the Plan Investors, and pursuant to 9(a)(iv) of the Investment Agreement, on the Effective Date (a) each Plan Investor (in its capacity as such or otherwise), its Affiliates, shareholders, partners, directors, officers,

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employees, and advisors shall be released by the Debtors and each entity (other than a Debtor), which has held, holds, or may hold~~,~~ a ~~Clam~~ Claim against or Interest in the Debtors from liability for participation in the transactions contemplated by the that certain Equity Purchase and Commitment Agreement, dated as of January 18, 2007 (the “Original Agreement”), the Investment Agreement, the preferred term sheet exhibit to the Investment Agreement, the Plan Framework Support Agreement, dated as of January 18, 2007 (the “Original PSA~~”)~~”), and the Plan, and any other investment in the Debtors discussed with the Debtors, whether prior to or after the execution of the foregoing, to the fullest extent permitted under applicable law, (b) each Plan Investor (in its capacity as such or otherwise), its Affiliates, shareholders, partners, directors, officers, employees, and advisors shall ~~be~~not have or incur any liability to any party with respect to all of the foregoing actions set forth in subclause (a) and shall be additionally exculpated to the same extent as the ~~Debtors~~ Debtors’ directors, officers, employees, attorneys, advisors, and agents are otherwise exculpated under the Plan pursuant to Article 11.11, and (c) each Plan Investor (in its capacity as an investor), its Affiliates, shareholders, partners, Debtors’ directors, officers, employees, and advisors shall be released to the same extent the ~~Company’s~~ Company’s directors, officers, employees, attorneys, advisors, and agents are otherwise released under the Plan pursuant to Article 11.4 and Article 11.5; provided, that such releases and exculpations shall not prohibit or impede the Debtors’ ability to assert defenses or counterclaims in connection with or relating to the Original Agreement or the Original PSA.
     11.9 Setoffs. Subject to Article 11.13 of this Plan, the Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such holder of such Claim.
     11.10 Subordination Rights.
          (a) All Claims against the Debtors and all rights and claims between or among holders of Claims relating in any manner whatsoever to distributions on account of Claims against or Interests in the Debtors, based upon any claimed subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the distributions under the Plan to holders of Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date. Except as otherwise specifically provided for in the Plan, distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any subordination rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.
          (b) Except as otherwise provided in the Plan (including any Plan Exhibits) or the Confirmation Order, the right of any of the Debtors or Reorganized Debtors to seek subordination of any Claim or Interest pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim or Interest that becomes a subordinated Claim or

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or recover any Claim, Interest, or Cause of Action satisfied, released, or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.
     ~~8.1211.15 Proceeds Of Par Value Rights Offerings. The New Common Stock to be offered in the Par Value Rights Offering shall consist of New Common Stock otherwise distributable to the following groups of holders of Claims in the following amounts (in each case at $41.58 per share): (a) 1,111,111 shares of New Common Stock otherwise distributable to Appaloosa, (b) all of the New Common Stock otherwise distributable to the UAW, IUE-CWA and USW, and (c) an amount of New Common Stock otherwise distributable to holders of Claims in Classes 1C through 12C as a whole (excluding the otherwise distributable New Common Stock referred to in clauses (a) and (b)) which is equal to the difference between 12,711,111 shares of New Common Stock and the sum of the number of shares of New Common Stock referred to in clause (A) and (b). As to each foregoing group as a whole, the Cash generated from the Par Value Rights Offering shall decrease the amount of New Common Stock otherwise distributable to such group as a whole on a Pro Rata basis based upon the amount of otherwise distributable New Common Stock referred to above by each group as a whole. Within each group, the Cash generated from the Par Value Rights Offering allocable to a group as a whole pursuant to the foregoing sentence shall decrease the amount of New Common Stock otherwise distributable to the holders of Claims within each group on a Pro Rata basis based upon the Allowed Amount of each holder’s Claims within a group. Appaloosa (in its capacity as a stockholders of Delphi) has agreed not to participate in the Par Value Rights Offering and has agreed to use commercially reasonable efforts to obtain such agreement from other Plan Investors.[Reserved—See 7.15(b)]~~
     11.15 [Reserved—See 7.15(b)]
ARTICLE XII
CONDITIONS PRECEDENT
     12.1 Conditions To Confirmation .. The following are conditions precedent to confirmation of this Plan that may be satisfied or waived in accordance with Article 12.3 of this Plan:
          (a) The Bankruptcy Court shall have approved by Final Order a Disclosure Statement with respect to this Plan in form and substance acceptable to the Debtors.
          (b) The Confirmation Order shall be in form and substance acceptable to the Debtors, and the Plan Investors shall be reasonably satisfied with the terms of the Confirmation Order to the extent that such terms would have a material impact on the Plan Investors’ proposed investment in the Reorganized Debtors.
     12.2 Conditions To The Effective Date .. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 12.3 of this Plan:

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Notice of Proposed Amendments

          (a) The Reorganized Debtors shall have entered into the Exit Financing Arrangements and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.
          (b) The Bankruptcy Court shall ~~approve~~ have approved the settlement between the Debtors and GM as documented in the Delphi-GM Definitive Documents, the Delphi-GM Definitive Documents shall have become effective in accordance with their terms, and GM shall have received the consideration from Delphi pursuant to the terms of the Delphi-GM Global Settlement Agreement.
          (c) The Bankruptcy Court shall have entered one or more orders, which may include the Confirmation Order, authorizing the assumption and rejection of unexpired leases and executory contracts by the Debtors as contemplated by Article 8.1 of this Plan.
          (d) The Confirmation Order shall have been entered by the Bankruptcy Court and shall be a Final Order, the Confirmation Date shall have occurred, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.
          (e) Each Exhibit, document, or agreement to be executed in connection with this Plan shall be in form and substance reasonably acceptable to the Debtors.
          (f) The Bankruptcy Court shall have entered one or more orders, which may be the Confirmation Order, approving the MDL Settlements.
          (g) The MDL Court shall have entered one or more orders approving the MDL Settlements.
          (h) All conditions to the effectiveness of the Investment Agreement~~, including the satisfaction of the Trade and Other Unsecured Claims threshold described Section 9(a)(xxii) of the Investment Agreement,~~ shall have been satisfied or waived in accordance with the terms of the Investment Agreement.
          (i)~~(h)~~ The aggregate amount of all Trade and Other Unsecured Claims that have been asserted or scheduled but not yet disallowed shall be allowed or estimated for distribution purposes by the Bankruptcy Court to be no more than $1.45 billion, excluding all applicable accrued Postpetition Interest thereon.
          (j)~~(j)~~ All conditions to effectiveness in the Delphi-GM Definitive Documents shall have been satisfied or waived in accordance with the terms of the Delphi-GM Definitive Documents.

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Notice of Proposed Amendments

     12.3 Waiver Of Conditions To Confirmation Or Consummation .. The conditions set forth in Articles 12.1(a), 12.2(c), and 12.2(e) hereof may be waived, in whole or in part, by the Debtors without any notice to any other parties-in-interest or the Bankruptcy Court and without a hearing. ~~; provided, however that in connection with the satisfaction or waiver of the condition set forth in section 12.2(e) hereof, no material modification of the Investment Agreement, the Delphi-GM Definitive Agreements and the exhibits to each such agreements that have an effect on the recoveries of unsecured creditors may be made without the consent of the Creditors’ Committee and the respective non-Debtor counterparty to the agreement.~~ The conditions set forth in (i) Article 12.2(d) may be waived jointly by the Debtors, Appaloosa, and GM, provided, however, that the Confirmation Order has been entered by the Bankruptcy Court and (ii) Article 12.2(i) may be waived jointly by the Debtors and Appaloosa (as lead Plan Investor); provided, however that no waiver of Article 12.2(i) will be effective unless notice is first given to the Creditors’ Committee; provided further, however, that such waiver will be effective upon the earlier of (i) the Creditors’ Committee’s consent and (ii) 12:00 noon New York time on the third Business Day after the notice is given to the Creditors’ Committee unless the Creditors’ Committee has provided written notice pursuant to Article 14.8 of the Plan that the Creditors’ Committee has voted affirmatively to object to the effectiveness of the waiver solely on the basis that the recoveries of unsecured creditors would be materially adversely affected if the waiver was implemented (and in such case the waiver shall not become effective unless the Bankruptcy Court thereafter determines that the effectiveness of the waiver would not materially adversely affect unsecured creditors’ recoveries). No other condition set forth in Articles 12.1 and 12.2 hereof may be waived. The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.
ARTICLE XIII
RETENTION OF JURISDICTION
     Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and this Plan, including, among others, the following matters:
          (a) to hear and determine motions for (i) the assumption or rejection or (ii) the assumption and assignment of executory contracts or unexpired leases to which any of the Debtors are a party or with respect to which any of the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;
          (b) to adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases, this Plan, or that were the subject of proceedings before the Bankruptcy Court prior to the Effective Date, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;

 69

Notice of Proposed Amendments

Exhibit 7.11
Investment Agreement
[Restated First Amendment to Equity Purchase and Commitment Agreement]

RESTATED FIRST AMENDMENT TO THE EQUITY PURCHASE AND COMMITMENT AGREEMENT
          THIS RESTATED FIRST AMENDMENT TO THE EQUITY PURCHASE AND COMMITMENT AGREEMENT (this “Amendment”), dated as of [___], 2007, is made by and among A-D Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware (“ADAH”), Harbinger Del-Auto Investment Company, Ltd., an exempted company incorporated in the Cayman Islands (“Harbinger”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation (“Merrill”), UBS Securities LLC, a Delaware limited liability company (“UBS”), Goldman, Sachs & Co., a New York limited partnership (“GS”), Pardus DPH Holding LLC, a Delaware limited liability company (“Pardus”), and Delphi Corporation, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable, the “Company”). ADAH, Harbinger, Merrill, UBS, GS and Pardus are each individually referred to herein as an “Investor” and collectively as the “Investors”. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings assigned thereto in the EPCA (as defined below).
          WHEREAS, the Company and certain of its subsidiaries and affiliates commenced the Chapter 11 Cases under the Bankruptcy Code in the Bankruptcy Court;
          WHEREAS, the Company and the Investors have entered into that certain Equity Purchase and Commitment Agreement dated as of August 3, 2007 (the “EPCA”); and
          WHEREAS, the Company has proposed certain changes to the Company’s plan of reorganization and in connection therewith the Investors and the Company have agreed to amend the EPCA pursuant to this Amendment.
          NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the parties hereto hereby agrees as follows:
1. Amended Provisions of EPCA.
(a)	The sixth WHEREAS clause of the EPCA is hereby amended and restated in its entirety as follows:
“WHEREAS, the Company filed its motion (the “Approval Motion”) seeking an order from the Bankruptcy Court that, among other things, all of the findings, conclusions and rulings contained in the Original Approval Order (i) apply to this Agreement (including the Commitment Fees, the Arrangement Fee, the Alternate Transaction Fees and the Transaction Expenses provided for herein), the parties hereto and the transactions contemplated hereby, and (ii) continue in full force and effect with respect thereto (as so granted and issued on August 2, 2007; the “Approval Order”);”.
(b)	The seventh WHEREAS clause of the EPCA is hereby amended and restated in its entirety as follows:
“WHEREAS, the Company filed its motion (the “Subsequent Approval Motion”) seeking an order from the Bankruptcy Court that (i) all the findings, conclusions and rulings contained in the Original Approval Order and the Approval Order (A) apply to this Agreement as amended (including the Commitment Fees, the Arrangement Fees, the Alternate Transaction Fees and the Transaction Expenses provided for herein), the Plan of Reorganization attached hereto as Exhibit B (the “Plan”), the parties hereto and the transactions contemplated hereby and (B) continue in full force and effect with respect thereto, and (ii) the disclosure statement attached hereto as Exhibit C (“Disclosure Statement”) is approved as containing adequate information pursuant to Section 1125 of the Bankruptcy Code, which Subsequent Approval Motion was granted and order issued on [November 29], 2007 (as so issued, the “Subsequent Approval Order” and the date of such order being the “Subsequent Approval Date”);”
(c)	The eighth WHEREAS clause of the EPCA is hereby amended and restated in its entirety as follows:
“WHEREAS, the Company has proposed and submitted the Plan to the Bankruptcy Court for its approval;”
(d)	The ninth WHEREAS clause of the EPCA is hereby amended by deleting the words “plan of reorganization” at each occurrence of such words therein and replacing such words with the word “Plan”.

(e)	The tenth WHEREAS clause of the EPCA is hereby amended by: (i) deleting the words “will provide, on the date hereof,” and replacing them with the words “have provided”; and (ii) deleting the words “will confirm,” and replacing them with the word “confirms”.

(f)	Section 1 of the EPCA is hereby amended and restated in its entirety as follows:
“1. Rights Offering.

(a)	The Company proposes to offer and sell shares of its new common stock, par value $0.01 per share (the “New Common Stock”), pursuant to a rights offering (the “Rights Offering”). Pursuant to the Rights Offering, the Company will distribute at no charge to each Eligible Holder (as defined below), including, to the extent applicable, the Investors, that number of rights (each, a “Right”) that will enable each Eligible Holder to purchase up to its pro rata portion of 41,026,310 shares in the aggregate of New Common Stock (each, a “Share”) at a purchase price of $38.39 per Share (the “Purchase Price”). The term “Eligible Holder” means the holder of a General Unsecured Claim, Section 510(b) Note Claim, Section 510(b) Equity Claim or Section 510(b) ERISA Claim (as each such term is defined in the Plan), which claim has been allowed or otherwise estimated for the purpose of participating in the Rights Offering on or before the date established by the Bankruptcy Court for determining all Eligible Holders of record.

(b)	The Company will conduct the Rights Offering pursuant to the Plan, which shall reflect the Company’s proposed restructuring transactions described in this Agreement and the Summary of Terms of Preferred Stock attached hereto as Exhibit A (the “Preferred Term Sheet”).

(c)	The Rights Offering will be conducted as follows:
(i)	On the terms and subject to the conditions of this Agreement and subject to applicable law, the Company shall offer Shares for subscription by the holders of Rights as set forth in this Agreement.

(ii)	Promptly, and no later than four (4) Business Days, following the occurrence of both (1) the date that the Confirmation Order shall have been entered by the Bankruptcy Court and (2) the effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the Rights Offering Registration Statement filed with the Securities and Exchange Commission (the “Commission”) relating to the Rights Offering, the Company shall issue (the date of such distribution, the “Rights Distribution Date”) to each Eligible Holder, Rights to purchase up to its pro rata portion of 41,026,310 Shares in the aggregate (the “Basic Subscription Privilege”). The Company will be responsible for effecting the distribution of certificates representing the Rights, the Rights Offering Prospectus and any related materials to each Eligible Holder.

(iii)	Each Eligible Holder who exercises in full its Basic Subscription Privilege will be entitled to subscribe for additional Shares offered in the Rights Offering for an amount as provided in the Plan to the extent the other Eligible Holders do not exercise all of their Rights in the Basic

Subscription Privilege (the “Over-Subscription Privilege”) with amounts in excess of the Purchase Price per Share paid pursuant to an Over-Subscription Privilege to be aggregated and distributed as provided for in the Plan.

(iv)	The Rights may be exercised during a period (the “Rights Exercise Period”) commencing on the Rights Distribution Date and ending at the Expiration Time. The Rights shall separately be transferable. “Expiration Time” means the date that is 30 days after the Rights Distribution Date, or such later date and time as the Company, subject to the prior written approval of ADAH, may specify in a notice provided to the Investors before 9:00 a.m., New York City time, on the Business Day before the then-effective Expiration Time. The Company shall use its reasonable best efforts to cause the effective date of the Plan (the “Effective Date”) to occur as promptly as reasonably practicable after the Expiration Time. For the purpose of this Agreement, “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close. Each Eligible Holder who wishes to exercise all or a portion of its Rights shall (i) during the Rights Exercise Period return a duly executed document to a subscription agent reasonably acceptable to the Company and ADAH (the “Subscription Agent”) electing to exercise all or a portion of such Eligible Holder’s Basic Subscription Privilege and specifying the number of Shares, if any, such Eligible Holder wishes to purchase pursuant to its Over-Subscription Privilege and (ii) pay an amount, equal to the full Purchase Price of the number of Shares that the Eligible Holder elects to purchase pursuant to its Basic Subscription Privilege and Over-Subscription Privilege, by wire transfer of immediately available funds by the Expiration Time to an escrow account established for the Rights Offering.

(v)	As soon as reasonably practicable following the Effective Date, the Company will issue to each Eligible Holder who validly exercised its Basic Subscription Privilege and, if applicable, its Over-Subscription Privilege, the number of Shares to which such holder of Rights is entitled based on the terms of the Rights Offering.

(vi)	The Company hereby agrees and undertakes to give each Investor by electronic facsimile transmission the certification by an executive officer of the Company of either (i) the number of Shares elected to be purchased by Eligible Holders under their Basic Subscription Privilege and, if applicable, their Over-Subscription Privilege, the aggregate Purchase Price therefor, the number of Unsubscribed Shares and the aggregate Purchase

Price therefor (a “Purchase Notice”) or (ii) in the absence of any Unsubscribed Shares, the fact that there are no Unsubscribed Shares and that the commitment set forth in Section 2(a)(iv) is terminated (a “Satisfaction Notice”) as soon as practicable after the Expiration Time and, in any event, reasonably in advance of the Closing Date (the date of transmission of confirmation of a Purchase Notice or a Satisfaction Notice, the “Determination Date”).

(vii)	The Rights Offering will provide each Eligible Holder who validly exercised its Rights with the right to withdraw a previous exercise of Rights after the withdrawal deadline established in the Rights Offering Registration Statement if there are changes to the Plan after the withdrawal deadline that the Bankruptcy Court determines are materially adverse to the holders of the Rights and the Bankruptcy Court requires resolicitation of votes under Section 1126 of the Bankruptcy Code or an opportunity to change previously cast acceptances or rejections of the Plan.”.
(g)	Section 2(a)(i) of the EPCA is hereby amended by replacing the number “$38.39” with the number “$42.20”.

(h)	Section 2(a)(iii) of the EPCA is hereby amended by replacing the number “$31.28” with the number “$38.39” and by replacing the number “12,787,724” with the number “10,419,380”.

(i)	Section 2(a)(iv) of the EPCA is hereby amended by adding the words “pursuant to the Basic Subscription Privileges and Over-Subscription Privileges” after the words “Rights Exercise Period”.

(j)	Section 2(i) of the EPCA is hereby amended (i) by replacing the words “Disclosure Statement Filing Date.” with the words “original filing on September 6, 2007 of the Company’s disclosure statement. The Arrangement Fee and the first fifty percent (50%) of the Commitment Fees have been paid to ADAH.” and (ii) by replacing the words “Disclosure Statement Approval Date. The Arrangement Fee shall be paid to ADAH upon entry of the Approval Order.” with the words “Subsequent Approval Date.”.

(k)	The introductory paragraph to Section 3 of the EPCA is hereby amended (i) to delete the words “to be delivered pursuant to Section 5(s)” appearing in the first sentence and replacing them with the following words “delivered by the Company to the Investors on October 29, 2007” and (ii) to delete the “:” appearing at the end thereof and replace it with the following words “. References in this

Agreement to the Company SEC Documents filed prior to the date hereof shall mean Company SEC Documents filed prior to the Disclosure Letter Delivery Date and the Company’s Quarterly Report on Form 10-Q filed on November 6, 2007.”.

(l)	Section 3(a) of the EPCA is hereby amended in clause (vi) by replacing the words “or any failure to timely file periodic reports or timely prepare financial statements and the costs and effects of completing the preparation of the Company’s financial statements and periodic reports” and replacing them with the words “, the Company’s failure to timely file its Form 10-Ks for the years ended December 31, 2005 and 2004, and its Form 10-Qs for the quarters ended September 30, 2006, March 31, 2006, March 31, 2005 and September 30, 2004, respectively, or timely prepare the corresponding required financial statements (and the costs and effects of completing the preparation of those aforementioned financial statements and periodic reports)”.

(m)	Section 3(b)(ii) of the EPCA is hereby amended (i) by deleting the words “Prior to the execution by the Company and filing with the Bankruptcy Court of the Plan, the” and replacing them with the word “The” and (ii) by adding the words “had and” after the words “into the Plan”.

(n)	Section 3(c)(ii) of the EPCA is hereby amended by replacing the words “will be” with the words “has been”.

(o)	Section 3(d) in the fifth sentence thereof, Section 3(f), Section 3(g), Section 4(h), Section 4(i), Section 5(d), Section 8(c)(v), Section 9(a)(xv), Section 9(c)(iii) and Section 12(c) of the EPCA are hereby amended by deleting the word “Terms” after the word “Plan” at each occurrence of such words therein.

(p)	Section 3(d) in the seventh sentence thereof, Section 3(nn), Section 3(oo), Section 5(b), Section 5(j), Section 6(d), the introductory paragraph to Section 8, Section 9(a)(vi), Section 9(a)(xiv), Section 9(a)(xix), Section 9(c)(x) and Section 12(f) of the EPCA are hereby amended by deleting the words “, the Plan Terms” at each occurrence of such words therein.

(q)	Section 3(d) of the EPCA is hereby amended by (i) replacing the word “June” in the second sentence thereof with the word “September”, (ii) replacing the number “561,781,500” in the second sentence thereof with the number “561,781,590”, (iii) replacing the number “85,978,864” in the second sentence thereof with the number “77,847,906”, (iv) replacing the number “23,207,104” in the eighth sentence thereof with the number “37,863,953”, (v) replacing the number “124,400,000” with the number “93,402,457” in the ninth sentence thereof, (vi)

replacing the number “12,787,724” with the number “10,419,380” in the ninth sentence thereof and (vii) deleting the words “and (iii) 10,419,380 shares of Series B Preferred Stock will be issued and outstanding” and replacing them with the words “, (iii) 9,478,887 shares of Series B Preferred Stock and (iv) 17,965,686 shares of Series C Convertible Preferred Stock, par value $0.01 per share, will be issued and outstanding” in the ninth sentence thereof.

(r)	Section 3(i) of the EPCA is hereby amended by (i) inserting the words “included or incorporated by reference or” immediately preceding the words “to be included” at each occurrence of such words therein and (ii) replacing the words “will be set forth in the Disclosure Statement,” with the words “the Disclosure Statement and will be set forth in the”.

(s)	Section 3(j) of the EPCA is hereby amended by (i) inserting the words “conformed and” immediately prior to the words “will conform” appearing in the fifth sentence thereof and (ii) by inserting the words “did not and” immediately preceding the words “will not” appearing in the sixth sentence thereof.

(t)	Section 3(m)(vii)(A) of the EPCA is hereby amended by inserting the words “and dated August 21, 2007” immediately after the words “April 5, 2007”.

(u)	Section 3(m)(vii)(A) and Section 3(m)(viii)(A) of the EPCA are hereby amended by replacing the words “satisfaction of the condition with respect to the Business Plan in accordance with Section 9(a)(xxviii) of this Agreement” with the words “Disclosure Letter Delivery Date”.

(v)	Section 3(m)(vii)(B) and Section 3(m)(viii)(B) of the EPCA are hereby amended by replacing the words “after the satisfaction of the condition with respect to the Business Plan in accordance Section 9(a)(xxviii) of this Agreement, the Business Plan approved by ADAH in accordance with this Agreement,” with the words “from and after the Disclosure Letter Delivery Date, the Business Plan (and if amended in a manner that satisfies the condition with respect to the Business Plan set forth in Section 9(a)(xxviii), as so amended),”.

(w)	Section 3(n) of the EPCA is hereby amended by replacing the words “or the Approval Order” with the words “, the Approval Order, the Subsequent Approval Order”.

(x)	Section 3(ii) of the EPCA is hereby amended by adding the words “the Preferred Term Sheet or the Plan,” immediately following the words “Section 8(c)(iv),” appearing therein.

(y)	Section 3(pp) of the EPCA is hereby amended and restated in its entirety to read as follows:
“(pp) Labor MOUs. On June 22, 2007, the Company entered into a Memorandum of Understanding (the “UAW MOU”) with the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) and GM. On August 5, 2007, the Company entered into a Memorandum of Understanding (the “IUE-CWA MOU”) with the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers-Communication Workers of America (“IUE-CWA”) and GM. On August 16, 2007, the Company entered into two Memoranda of Understanding (the “USW MOUs”, and collectively with the UAW MOU and the IUE-CWA MOU, as each such agreement has been amended through the Disclosure Letter Delivery Date, the “Labor MOUs”) with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union and its Local Union 87L (together, the “USW”) and GM. The UAW MOU, IUE-CWA MOU and the USW MOUs have been ratified by the membership of the UAW, IUE-CWA and USW, respectively, and true and complete copies of the Labor MOUs have been made available to ADAH.”.
(z)	The following paragraph should be inserted in its entirety immediately following Section 3(pp):
“(qq) Debt Financing. The Company has delivered to ADAH a correct and complete copy of an executed “best efforts” financing letter (the “Financing Letter”) from J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc. dated November 3, 2007 and as filed with the Bankruptcy Court on November 6, 2007 (on the terms indicated, the “Bank Financing” and, together with the GM Debt (as defined below), the “Debt Financing”). The Financing Letter is a legal, valid and binding obligation of the Company, and to the knowledge of the Company, the other parties thereto, and is in full force and effect. The Financing Letter has not been withdrawn, terminated or otherwise amended or modified in any respect and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company under the Financing Letter.  The Company has fully paid any and all fees required by the Financing Letter to be paid as of the date hereof.”
(aa)	The introductory paragraph to Section 4 of the EPCA is hereby amended to replace the word “Each” in the first sentence thereof with the words “Except as set forth in a disclosure letter delivered by the Investors to the Company on the Disclosure Letter Delivery Date (the “Investor Disclosure Letter”), each”.

(bb)	Section 5(a) of the EPCA is hereby amended by adding the word “Subsequent” immediately after the words “cause the” and the words “filing of the”.

(cc)	Section 5(b) of the EPCA is hereby amended by (i) replacing the words “shall authorize, execute, file with the Bankruptcy Court and seek confirmation of, a Plan (and a related disclosure statement (the “Disclosure Statement”))” with the words “has authorized, executed and filed with the Bankruptcy Court and shall seek confirmation of, the Plan”, (ii) replacing the words “each Investor, its Affiliates, shareholders, partners, directors, officers, employees and advisors from liability for participation in the transactions contemplated by the Original Agreement, this Agreement, the Preferred Term Sheet, the Original PSA and the Plan to the fullest extent permitted under applicable law” with the words “as contemplated in Section 9(a)(iv)”, (iii) replacing the words “, the Preferred Term Sheet and the Plan Terms,” and the words “, the Preferred Term Sheet and the Plan Terms” with the words “and the Preferred Term Sheet” and (iv) replacing the words “entry of an order by the Bankruptcy Court approving the Disclosure Statement (the “Disclosure Statement Approval Date”) and the effectiveness under the Securities Act of the Rights Offering Registration Statement” with the words “Subsequent Approval Date”.

(dd)	Section 5(d) of the EPCA is hereby amended by replacing the words “date the GM Settlement is agreed” with the words “Subsequent Approval Date” in the second sentence thereof.

(ee)	Section 5(i) of the EPCA are hereby amended by replacing the words “Disclosure Statement” with the word “Subsequent”.

(ff)	The introductory paragraph of Section 5(n) of the EPCA is hereby amended and restated in its entirety as follows:
“(n) Conduct of Business. During the period from the date of this Agreement to the Closing Date (except as otherwise expressly provided by the terms of this Agreement including the Disclosure Letter, the Plan or any other order of the Bankruptcy Court entered on or prior to the date hereof in the Chapter 11 Cases), the Company and its Subsidiaries shall carry on their businesses in the ordinary course (subject to any actions which are consistent with the, at any time prior to the Disclosure Letter Delivery Date, Draft Business Plan or, at any time from and after the Disclosure Letter Delivery Date, the Business Plan and at all times from and after the Disclosure Letter Delivery Date, the Business Plan (and, if amended in a manner that satisfies the condition with respect to the Business Plan set forth in Section 9(a)(xxviii), as so amended) and, to the extent consistent therewith, use their commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or its Subsidiaries. Without limiting the generality of the foregoing, except as set forth in the Disclosure Letter, the Company and its Subsidiaries shall carry on their businesses in all material respects in accordance with, at any time prior to the Disclosure Letter Delivery Date, the

Draft Business Plan and at all times from and after the Disclosure Letter Delivery Date, the Business Plan (and, if amended in a manner that satisfies the condition with respect to the Business Plan set forth in Section 9(a)(xxviii), as so amended) and shall not enter into any transaction that, at any time prior to the Disclosure Letter Delivery Date, would be inconsistent with the Draft Business Plan (and, if amended in a manner that satisfies the condition with respect to the Business Plan set forth in Section 9(a)(xxviii), as so amended) and shall use its commercially reasonable efforts to effect such Draft Business Plan and the Business Plan. Without limiting the generality of the foregoing, and except as otherwise expressly provided or permitted by this Agreement (including the Disclosure Letter), the Plan or any other order of the Bankruptcy Court entered as of the date of the Original Agreement in these Chapter 11 Cases, prior to the Closing Date, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions without the prior written consent of ADAH, which consent shall not be unreasonably withheld, conditioned or delayed:”.
(gg)	Section 5(n)(vi) of the EPCA is hereby amended (i) by replacing the word “satisfying” with the words “(and, if amended in a manner that satisfies”, (ii) by replacing the word “of” with the words “, as so amended)” and (iii) by deleting the words “this Agreement, the Plan Terms,”.

(hh)	Section 5(p) of the EPCA is hereby amended and restated in its entirety as follows:
“(p) GM Settlement. The Company has delivered to ADAH and its counsel a copy of the Global Settlement Agreement between the Company and GM dated September 6, 2007, the Master Restructuring Agreement between the Company and GM, dated September 6, 2007 each as amended by amendments (the “GM Amendments”) dated as of November 14, 2007 (collectively, the “GM Settlement”). Other than the GM Amendments, the Company shall not enter into any other agreement with GM that (i) is materially inconsistent with this Agreement and the Plan, (ii) is outside the ordinary course of business or (iii) the terms of which would have a material impact on the Investors’ proposed investment in the Company. The Company has not entered into any material written agreements between or among the Company or any of its Subsidiaries and GM or any of its Subsidiaries directly relating to the Plan or the GM Settlement or the performance of the Transaction Agreements, and any such written agreements hereafter entered into will be disclosed promptly to ADAH.”.
(ii)	Section 5(s) of the EPCA is hereby amended and restated in its entirety as follows:
“(s) Business Plan. The Company has delivered to ADAH a final five-year business plan dated the Disclosure Letter Delivery Date (the “Business Plan”). The Company represents and warrants to the Investors that the Business Plan was approved by the

Company’s board of directors and prepared in good faith and based on reasonable assumptions.”.
(jj)	Section 5(t) of the EPCA is hereby amended and restated in its entirety as follows:
“(t) Financing Assistance. (i) The Company shall use its reasonable best efforts to arrange the Bank Financing and the second lien debt to be issued to GM set forth in Exhibit E (the “GM Debt”) on the terms and conditions described in the Financing Letter and in Exhibit E, including using its reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein, (ii) satisfy on a timely basis all conditions applicable to the Company in such definitive agreements that are within its control and (iii) consummate the Debt Financing at the Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Financing Letter or in Exhibit E, the Company shall promptly (and in any event within one Business Day) notify ADAH of such unavailability and the reasons therefore. The Company shall give ADAH prompt notice of any breach by any party of the Financing Letter or any termination of the Financing Letter. The Company shall keep ADAH informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, in each case, to the extent adverse to the Company or the Investors, the Financing Letter or the terms set forth in Exhibit E. The Company shall provide notice to ADAH promptly upon receiving the Debt Financing and shall furnish correct and complete copies of the definitive agreements with respect thereto to ADAH promptly upon their execution. Subject to applicable regulatory or NASD requirements, Merrill and UBS (or their Affiliates) shall be entitled to participate in the Debt Financing on market terms. The Company and its Subsidiaries shall execute and deliver any commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other definitive financing documents, or other requested certificates or documents necessary or desirable to obtain the Debt Financing. The Company will (i) provide to ADAH and its counsel a copy of all marketing information, term sheets, commitment letters and agreements related to the Debt Financing and a reasonable opportunity to review and comment on such documents prior to such document being distributed, executed or delivered or filed with the Bankruptcy Court, (ii) duly consider in good faith any comments of ADAH and its counsel consistent with the Agreement, the Preferred Term Sheet and the Plan and any other reasonable comments of ADAH and its counsel and shall not reject such comments without first discussing the reasons therefor with ADAH or its counsel and giving due consideration to the views of ADAH and its counsel, and (iii) keep ADAH reasonably informed on a timely basis of developments in connection with the Debt Financing and provide the Investors with an opportunity to attend and participate in meetings and/or roadshows with potential providers of the Debt Financing.”.

(kk)	Section 5(u), Section 12(d)(ii) and Section 12(d)(iv) of the EPCA are hereby amended by deleting such section and replacing it with the word “[Reserved].”.
(ll) Section 5(w) of the EPCA is hereby amended and restated in its entirety as follows:
“(w) Agreement on Key Documentation. The Company shall use its commercially reasonable efforts to agree on or prior to the date of issuance of the Confirmation Order on the terms of the Amended and Restated Constituent Documents, the Series A Certificate of Designations, the Series B Certificate of Designations and the Series C Certificate of Designations, the Shareholders Agreement and the Registration Rights Agreement with ADAH and any other Transaction Agreements.”.
(mm)	Section 5(y) of the EPCA is hereby amended and restated in its entirety as follows:
“(y) Termination of Commitment Letters. The Company acknowledges and agrees that (i) the various commitment letters of Appaloosa in favor of ADAH and the Company, and of Harbinger Fund in favor of Harbinger and the Company, each dated January 18, 2007 and August 3, 2007, respectively, and (ii) the commitment letter of Pardus Special Opportunities Master Fund L.P. in favor Pardus and the Company dated as of August 3, 2007, have been terminated and are of no further force or effect and that each of Appaloosa, Harbinger Fund and Pardus Special Opportunities Master Fund L.P. shall have no further liability or obligation under those commitment letters.”.
(nn)	Section 6(a) of the EPCA is hereby amended by inserting the words “any amendments to” prior to the words “the Disclosure Statement”.

(oo)	Section 6(b), in the second sentence thereof, and Section 7, in the first sentence thereof, of the EPCA are hereby amended by replacing the words “Disclosure Statement Filing Date” with the words “Subsequent Approval Date”.

(pp)	Section 8(b) and Section 8(c) of the EPCA is hereby amended by deleting the words “the PSA,”.

(qq)	Section 8(c) of the EPCA is hereby amended by (i) in (c)(iii), replacing the words “, and certain of the Investors” with the words “ and ADAH”, (ii) in (c)(iv) deleting the words “among the Company and the Investors”, (iii) in (c)(iv)(a), replacing the words “by the Investors, any Related Purchasers and the Ultimate Purchasers of the Unsubscribed Shares, the Direct Subscription Shares and the Series B Preferred Shares” with the words “of Registrable Securities (as defined in the Preferred Term Sheet)”, (iv) in (c)(iv)(c) and (c)(iv)(d), inserting the words “and GM and, to the extent customary and appropriate, the selling shareholders under the Resale Registration Statement” after the words “Investors” and “Investor”, respectively, and (v) in (c)(vi), by replacing the words “and the Series B” with the words “, the Series B Certificate of Designations and the Series C”.

(rr)	Section 9(a)(i) of the EPCA is hereby amended by (i) in the first sentence, inserting the word “Subsequent” between the words “The” and “Approval” and (ii) in the second sentence, replacing the words “Approval Order” with the word “order”.

(ss)	Section 9(a)(iv) of the EPCA is hereby amended and restated in its entirety as follows:
“(iv) Release. The Confirmed Plan shall provide for (A) the release of each Investor (in its capacity as such or otherwise), its Affiliates, shareholders, partners, directors, officers, employees and advisors from liability for participation in the transactions contemplated by the Original Agreement, this Agreement, the Preferred Term Sheet, the Original PSA and the Plan and any other investment in the Company discussed with the Company whether prior to or after the execution of the foregoing to the fullest extent permitted under applicable law, (B) the exculpation of each Investor (in its capacity as such or otherwise), its Affiliates, shareholders, partners, directors, officers, employees and advisors with respect to all of the foregoing actions set forth in subclause (A) and additionally to the same extent the Company’s directors, officers, employees, attorneys, advisors and agents are otherwise exculpated under the Plan, and (C) the release of each Investor (in its capacity as an investor), its Affiliates, shareholders, partners, directors, officers, employees and advisors to the same extent the Company’s directors, officers, employees, attorneys, advisors and agents are otherwise released under the Plan; provided, that such releases and exculpations shall not prohibit or impede the Company’s ability to assert defenses or counterclaims in connection with or relating to the Original Agreement or the Original PSA.”.
(tt)	Section 9(a)(v) of the EPCA is hereby amended by deleting the words “the Plan Terms and”.

(uu)	Section 9(a)(ix) of the EPCA is hereby amended by deleting the words “Confirmed Plan” appearing therein and replacing them with the words “Plan approved by the Bankruptcy Court in the Confirmation Order (the “Confirmed Plan”)”.

(vv)	Section 9(a)(xix) of the EPCA is hereby amended and restated in its entirety as follows:

“(xix) Financing. (A) The Company shall have received the proceeds of the Debt Financings and the Rights Offering that, together with the proceeds of the sale of the Investor Shares, are sufficient to fund fully the transactions contemplated by this Agreement, the Preferred Term Sheet, the GM Settlement (to the extent the Company is to fund such transactions) and the Plan; and (B) undrawn availability under the asset backed revolving loan facility described in the Financing Letter (after taking into account any open letters of credit pursuant to such loan facility and after taking into account any reductions in availability due to any shortfall in collateral under the borrowing base formula set forth in such facility) shall be no less than $1.4 billion..
(ww)	Section 9(a)(xx) of the EPCA is hereby amended and restated in its entirety as follows:
“(xx) Interest Expense. The Company shall have demonstrated, to the reasonable satisfaction of ADAH, that the pro forma interest expense (cash or noncash) for the Company during 2008 on the Company’s Indebtedness will not exceed $585 million and ADAH shall have received from Delphi a certificate of a senior executive officer with knowledge of the foregoing to this effect with reasonably detailed supporting documentation to support such amount.”.
(xx)	Section 9(a)(xxii) of the EPCA is hereby amended and restated in its entirety as follows:
“(xxii) Trade and Other Unsecured Claims. The aggregate amount of all Trade and Other Unsecured Claims (as defined in the Plan) that have been asserted or scheduled but not yet disallowed shall be allowed or estimated for distribution purposes by the Bankruptcy Court to be no more than $1.45 billion, excluding all allowed accrued post-petition interest thereon; provided, that if ADAH waives this condition and the Company issues any shares of Common Stock pursuant to the Plan (after giving effect to any cash or other consideration provided to holders of Trade and Other Unsecured Claims under the Plan) as a result of Trade and Other Unsecured Claims aggregating in excess of $1.475 billion, then (i) the Company shall issue to the Investors additional Direct Subscription Shares (in the proportions set forth in Schedule 2), without the payment of any additional consideration therefor, in such amount in the aggregate that is sufficient to ensure that the percentage of shares of outstanding Common Stock that such Investors would have owned on the Closing Date had the Excess Shares not been issued (assuming for this purpose that all Excess Shares are issued on the Closing Date) is maintained and (ii) the issuance of shares of Common Stock described in this Section 9(a)(xxii) shall be treated as an issuance of Common Stock without consideration for purposes of the anti-dilution provisions of the Preferred Shares and shall result in an adjustment to the conversion price of the Preferred Shares pursuant to the Series A Certificate of Designation and Series B Certificate of Designations. For purposes of this Section 9(a)(xxii), “Excess Shares” shall mean any shares of Common Stock issued by the Company pursuant to the Plan (after giving effect to any cash or other consideration provided to holders of Trade and Other Unsecured Claims under the Plan) as a result of Trade and Other Unsecured Claims aggregating in excess of $1.45 billion.”.
(yy)	Section 9(a)(xxvi) of the EPCA is hereby amended by inserting the words “after the Disclosure Letter Delivery Date” immediately after to the words “shall not have occurred” at each occurrence of such words therein.
(zz)	Section 9(a)(xxvii) of the EPCA is hereby amended (i) by, in the first sentence, replacing the words “the final Business Plan satisfying the condition with respect to the Business Plan set forth in Section 9(a)(xxviii) of this Agreement” with the words “the Business Plan” at each occurrence of such words therein, (ii) by, in the third sentence, replacing the words “$7,159 million” with the words “$5.2 billion” and (iii) by, in the third sentence, inserting the words “(such calculation to be performed in accordance with the Net Debt calculation set forth in Exhibit F)” immediately after the words “more than $250 million”.
(aaa) Section 9(a)(xxviii) of the EPCA is hereby amended and restated in its entirety as follows:
“(xxviii) Plan, Delivered Investment Documents and Material Investment Documents.
(A)	(i) The Company shall have delivered to ADAH prior to each Relevant Date and ADAH shall have made the determination referred to in Section 9(a)(xxviii)(B) with respect to all Material Investment Documents. The term “Material Investment Documents” shall mean the Confirmation Order, the Rights Offering Registration Statement, any amendments or supplements to the Delivered Investment Documents, the Amended and Restated Constituent Documents, the Series A Certificate of Designations, the Series B Certificate of Designations, Series C Certificate of Designations, the Shareholders Agreement, the Registration Rights Agreement, the Transaction Agreements and any amendments and/or supplements to the foregoing. The term “Delivered Investment Documents” shall mean, the GM Settlement, the Plan, the Disclosure Statement, the Business Plan and the Labor MOUs. The term “Relevant Date” shall mean the date of issuance of the Confirmation Order and the Closing Date.
(ii) With respect to any agreement that is a Material Investment Document or a Delivered Investment Document and was or is entered into in satisfaction of the condition set forth in Section 9(a)(xxviii), at each Relevant Date (i) such agreement shall remain in full force and effect and shall not have been rescinded, terminated, challenged or repudiated by any party thereto and (ii) the parties to such agreement, shall have performed and complied with all of their respective covenants and agreements contained in such agreement in all material respects through the Closing Date. The Business Plan (and, if amended in a manner that satisfies the condition with respect to the Business Plan set forth in this Section 9(a)(xxviii), as so amended) shall not have been rescinded or repudiated in any material respect by the Company or its Board of Directors.
(B)	With respect to any Material Investment Document (other than amendments or supplements to the GM Settlement), ADAH shall have determined within the time frames set forth in Section 9(a)(xxviii)(C), that it is reasonably satisfied with the terms thereof to the extent such terms would have a material impact on the Investors’ proposed investment in the Company. With respect to any amendments or supplements to the GM Settlement ADAH shall have determined that it is satisfied with the GM Settlement as so amended or supplemented in its reasonable discretion taking into account whether it has a material impact on the Investors’ proposed investment in the Company and other relevant factors.

(C)	The conditions referred to in clause (A) above shall be deemed to have been conclusively satisfied without further action by any Party unless:
(1)	[Reserved];

(2)	[Reserved];

(3)	with respect to any Material Investment Document (or any amendment or supplement thereto) delivered to ADAH by the Company prior to the date of issuance of the Confirmation Order, ADAH has delivered (and has not withdrawn), within ten (10) days of delivery by the Company of the final form of such document, accompanied by a written request for approval of such document, a written deficiency notice to the Company reasonably asserting with reasonable specificity that such condition is not satisfied, and the Company shall not have cured such deficiency within ten (10) days of the Company’s receipt of such notice (the “Cure Period”); and

(4)	with respect to any Material Investment Document (or any amendment or supplement thereto) delivered to ADAH by the Company after the date of issuance of the Confirmation Order and prior to the Closing Date, ADAH has delivered (and has not withdrawn), within five (5) Business Days of delivery by the Company of the final form of such document accompanied by a written request for approval of such documents, a written deficiency notice to the Company reasonably asserting with reasonable specificity that such condition is not satisfied and the Company shall not have cured such deficiency during the Cure Period.”.
(bbb)	Inserting the following immediately after Section 9(a)(xxviii) of the EPCA:
“(xxix) PBGC Liens. ADAH shall be reasonably satisfied that the Company has obtained an agreement of the PBGC that the PBGC liens set forth on Section 3(t) and Section 3(z) of the Disclosure Letter will be withdrawn in accordance with applicable law and ADAH shall have received evidence satisfactory to it to that effect.”.

(ccc)	Section 9(c)(i) of the EPCA is hereby amended by inserting the word “Subsequent” between the word “The” and the word “Approval”.

(ddd)	Section 11(b) of the EPCA is hereby amended by replacing (i) the words “Disclosure Statement” with the words “Subsequent” at each occurrence of such words therein and (ii) the words “Filing Date” with the words “Approval Date” at each occurrence of such words therein.

(eee)	Section 12(d)(i) of the EPCA is hereby amended (i) by deleting the words “August 16, 2007” and replacing them with the words “December 20, 2007”, (ii) by deleting the words “August 31, 2007” and replacing them with the words “January 7, 2008”, and (iii) by inserting the word “Subsequent” between the word “the” and the word “Approval” at each occurrence therein.

(fff)	Section 13(b) is hereby amended by inserting the words “Facsimile: (212) 521-6972” directly beneath the words “Attn: Philip A. Falcone”.

(ggg)	(i) Section 13(e) and the signature bloc of the EPCA are hereby amended by inserting a “,” after the word “Goldman” at each occurrence of such word therein and (ii) Section 13(e) is hereby amended by inserting “LLP” after the word “Cromwell”.

(hhh)	Section 15 of the EPCA is hereby amended by inserting the following after the first paragraph:
“Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Investor, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Investors under this Agreement unless such alteration, amendment or modification has been agreed to in writing by each Investor.”.
(iii)	Schedule 1 to the EPCA is replaced in its entirety with Schedule 1 hereto.

(jjj)	Schedule 2 to the EPCA is replaced in its entirety with Schedule 2 hereto.

(kkk)	Exhibit A to the EPCA is replaced in its entirety with Exhibit A hereto.

(lll)	Exhibit B to the EPCA is replaced in its entirety with Exhibit B hereto.

(mmm)	Exhibit C hereto should be inserted immediately following Exhibit B to the EPCA.

(nnn)	Exhibit D hereto should be inserted immediately following Exhibit C to the EPCA.

(ooo)	Exhibit E hereto should be inserted immediately following Exhibit D to the EPCA.

(ppp)	Exhibit F hereto should be inserted immediately following Exhibit E to the EPCA.
2.	Effectiveness. This Amendment shall become effective (the “Effective Date”) immediately upon (i) its execution by all the parties hereto and (ii) upon entry by the Bankruptcy court of the Subsequent Approval Order. On and after the Effective Date, each reference in the EPCA to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the EPCA, shall mean and be a reference to the EPCA as amended by this Amendment. This Amendment shall operate as an amendment of the provisions of the EPCA referred to specifically herein. Except as specifically amended by this Amendment and as set forth in the preceding sentence, the EPCA shall remain in full force and effect. Except as expressly provided herein, this Amendment shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the EPCA.
3.	Assignment. Neither this Amendment nor any of the rights, interests or obligations under this Amendment will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except in accordance with Section 14 of the EPCA.
4.	Third Party Beneficiaries. Except as otherwise provided in the EPCA, this Amendment (including the documents and instruments referred to in this Amendment) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Amendment.
5.	Prior Negotiations; Entire Agreement. This Amendment (including the documents and instruments referred to in this Amendment) constitutes the entire agreement of the parties with respect to the subject matter of this Amendment and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the parties with respect to the to the subject matter of this Amendment.
6.	Miscellaneous. The provisions of Sections 13, 16, 17, 18, 20 and 21 of the EPCA shall apply to this Amendment.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

DELPHI CORPORATION

By:

Name:
Title:

A-D ACQUISITION HOLDINGS, LLC

By:

Name:
Title:

HARBINGER DEL-AUTO INVESTMENT COMPANY, LTD.

By:

Name:
Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:

Name:
Title:

UBS SECURITIES LLC

By:

Name:
Title:

By:

Name:
Title:

GOLDMAN, SACHS & CO.

By:

Name:
Title:

PARDUS DPH HOLDING LLC

By:

Name:
Title:

SCHEDULE 1

Defined Term	Section
ADAH	Preamble
Additional Investor Agreement	Section 2 (k)
Affiliate	Section 2 (a)
Agreement	Preamble
Alternate Transaction	Section 9 (a)(v)
Alternate Transaction Agreement	Section 9 (a)(v)
Alternate Transaction Fee	Section 12 (g)
Alternative Financing	Section 2 (b)
Amended and Restated Constituent Documents	Section 8 (c)
Appaloosa	Recitals
Approval Motion	Recitals
Approval Order	Recitals
Arrangement Fee	Section 2 (h)(iii)
Assuming Investor	Section 11 (b)
Available Investor Shares	Section 2 (b)
Bank Financing	Section 3 (qq)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bankruptcy Rules	Section 3 (b)(i)
Basic Subscription Period	Section 1 (c)(ii)
Breaching Investor	Section 11 (b)
Business Day	Section 1 (c)(iv)
Business Plan	Section 5 (s)
Capital Structure Date	Section 3 (d)
Cerberus	Recitals
Change of Recommendation	Section 9 (a)(vi)
Chapter 11 Cases	Recitals
Closing Date	Section 2 (d)
Closing Date Outside Date	Section 12 (d)(iii)
Code	Section 3 (z)(ii)
Commission	Section 1 (c)(ii)
Commitment Fees	Section 2 (h)(ii)
Commitment Parties	Recitals
Company	Preamble
Company ERISA Affiliate	Section 3 (z)(ii)
Company Plans	Section 3 (z)(i)
Company SEC Documents	Section 3 (j)
Confirmation Order	Section 9 (a)(vii)
Confirmed Plan	Section 9 (a)(ix)
Consideration Period	Section 12 (f)(ii)
Cure Period	Section 9 (a)(xxviii)(C)(3)
Debt Financing	Section 3 (qq)
Debtors	Recitals
Delivered Investment Documents	Section 9(a)(xxviii)(A)(i)

SCHEDULE 1

Defined Term	Section
Determination Date	Section 1 (c)(vi)
DGCL	Section 3 (oo)
Direct Subscription Shares	Section 2 (a)(i)
Disclosure Letter	Section 3
Disclosure Letter Delivery Date	Section 3
Disclosure Statement	Recitals
Disinterested Director	Section 8 (c)
Dolce	Recitals
Draft Business Plan	Section 3 (m)(vii)
Effective Date	Section 1 (c)(iv)
Eligible Holder	Section 1 (a)
Environmental Laws	Section 3 (x)(i)
Equity Commitment Letter	Section 4 (o)
ERISA	Section 3 (z)(i)
Excess Shares	Section 9 (a)(xxii)
Exchange Act	Section 3 (i)
Existing Shareholder Rights Plan	Section 3 (d)
Expiration Time	Section 1 (c)(iv)
E&Y	Section 3 (q)
Final Approval Order	Section 9 (a)(i)
Financing Letter	Section 3 (qq)
Financing Order	Section 2 (j)
GAAP	Section 3 (i)
GM	Recitals
GM Debt	Section 5 (t)
GM Settlement	Section 5 (p)
GS	Preamble
Harbinger	Preamble
Harbinger Fund	Recitals
HSR Act	Section 3 (g)
Indebtedness	Section 9 (a)(xxvii)
Indemnified Person	Section 10 (a)
Indemnifying Party	Section 10 (a)
Intellectual Property	Section 3 (s)
Investment Decision Package	Section 3 (k)(iii)
Investor	Preamble
Investor Default	Section 2 (b)
Investor Disclosure Letter	Section 4
Investors	Preamble
Investor Shares	Section 2 (a)
Issuer Free Writing Prospectus	Section 3 (k)(iv)
IUE-CWA	Section 3 (pp)
IUE-CWA MOU	Section 3 (pp)
knowledge of the Company	Section 22

SCHEDULE 1

Defined Term	Section
Labor MOUs	Section 3 (pp)
Limited Termination	Section 12 (d)
Losses	Section 10 (a)
Material Adverse Effect	Section 3 (a)
Material Investment Documents	Section 9 (a)(xxviii)
Maximum Number	Section 2 (a)
Merrill	Preamble
Money Laundering Laws	Section 3 (ee)
Monthly Financial Statements	Section 5 (r)
Multiemployer Plans	Section 3 (z)(ii)
Net Amount	Section 9 (a)(xxvii)
New Common Stock	Section 1 (a)
OFAC	Section 3 (ff)
Option	Section 3 (d)
Options	Section 3 (d)
Original Agreement	Recitals
Original Approval Motion	Recitals
Original Approval Order	Recitals
Original Investors	Recitals
Original PSA	Recitals
Over-Subscription Privilege	Section 1 (c)(iii)
Pardus	Preamble
Plan	Recitals
Preferred Commitment Fee	Section 2 (h)(i)
Preferred Shares	Section 2 (a)
Preferred Term Sheet	Section 1 (b)
Preliminary Rights Offering Prospectus	Section 3 (k)(v)
Proceedings	Section 10 (a)
Purchase Notice	Section 1 (c)(vi)
Purchase Price	Section 1 (a)
Registration Rights Agreement	Section 8 (c)
Related Purchaser	Section 2 (a)
Relevant Date	Section 9 (a)(xxviii)(A)(i)
Resale Registration Documents	Section 8 (c)
Resale Registration Statement	Section 8 (c)
Restricted Period	Section 5 (j)
Right	Section 1 (a)
Rights Distribution Date	Section 1 (c)(ii)
Rights Exercise Period	Section 1 (c)(iv)
Rights Offering	Section 1 (a)
Rights Offering Prospectus	Section 3 (k)(ii)
Rights Offering Registration Statement	Section 3 (k)(i)
Satisfaction Notice	Section 1 (c)(vi)
Securities Act	Section 1 (c)(ii)

SCHEDULE 1

Defined Term	Section
Securities Act Effective Date	Section 3 (k)(vi)
Series A Certificate of Designations	Section 2 (a)(iii)
Series A Preferred Stock	Section 2 (a)(iii)
Series A Purchase Price	Section 2 (a)(iii)
Series B Certificate of Designations	Section 2 (a)(i)
Series B Preferred Stock	Section 2 (a)(i)
Share	Section 1 (a)
Shareholders Agreement	Section 8 (c)
Significant Subsidiary	Section 3 (a)
Single-Employer Plan	Section 3 (z)(ii)
Standby Commitment Fee	Section 2 (h)(ii)
Stock Plans	Section 3 (d)
Subscription Agent	Section 1 (c)(iv)
Subsequent Approval Date	Recitals
Subsequent Approval Motion	Recitals
Subsequent Approval Order	Recitals
Subsidiary	Section 3 (a)
Superior Transaction	Section 12 (f)
Takeover Statute	Section 3 (oo)
Taxes	Section 3 (y)
Tax Returns	Section 3 (y)(i)
Transaction Agreements	Section 3 (b)(i)
Transaction Expenses	Section 2 (j)
Transformation Plan	Section 3 (m)(vi)
UAW	Section 3 (pp)
UAW MOUs	Section 3 (pp)
UBS	Preamble
Ultimate Purchasers	Section 2 (k)
Unsubscribed Shares	Section 2 (a)(iv)
USW	Section 3 (pp)
USW MOUs	Section 3 (pp)

SCHEDULE 2

		Direct
		Subscription
	Direct	Shares	Maximum	Maximum	Maximum	Maximum Total	Series A		Series B
	Subscription	Purchase	Backstop	Backstop Shares	Total Common	Common Shares	Preferred	Purchase	Preferred	Purchase	Total
Investor	Shares	Price	Shares	Purchase Price	Shares	Purchase Price	Stock[1]	Price	Stock[2]	Price	Purchase Price
ADAH	1,761,878.56	$67,638,517.91	15,856,906.65	$608,746,646.31	17,618,785.21	$676,385,164.22	10,419,380	$399,999,998.20	—	$—	$1,076,385,162.42
Del-Auto	702,593.81	$26,972,576.49	6,323,344.17	$242,753,182.51	7,025,937.98	$269,725,759.00	—	—	3,021,395.23	$127,502,878.76	$397,228,637.76
Merrill	265,346.92	$10,186,668.33	2,388,122.24	$91,680,012.77	2,653,469.16	$101,866,681.10	—	—	1,540,319.14	$65,001,467.60	$166,868,148.70
UBS	265,346.92	$10,186,668.33	2,388,122.24	$91,680,012.77	2,653,469.16	$101,866,681.10	—	—	1,540,319.14	$65,001,467.60	$166,868,148.70
GS	950,768.23	$36,499,992.44	8,556,913.88	$328,499,923.98	9,507,682.12	$364,999,916.42	—	—	829,402.61	$35,000,790.25	$400,000,706.67
Pardus	612,544.55	$23,515,585.30	5,512,900.82	$211,640,262.56	6,125,445.37	$235,155,847.86	—	—	2,547,450.88	$107,502,427.19	$342,658,275.05

Total	4,558,479.00	$175,000,008.81	41,026,310.00	$1,575,000,040.90	45,584,789.00	$1,750,000,049.71	10,419,380	$399,999,998.20	9,478,887.00	$400,009,031.40	$2,550,009,079.31
Proportionate Share of Preferred Commitment Fee:
ADAH	50.4861%
Del-Auto	15.9375%
Merrill	8.1250%
UBS	8.1250%
GS	3.8889%
Pardus	13.4375%

Total	100%
Proportionate Share of Standby Commitment Fee:
ADAH	40.3977%
Del-Auto	15.4712%
Merrill	6.0769%
UBS	6.0769%
GS	18.5397%
Pardus	13.4375%

Total	100%

		If remaining
Proportionate	If full	50% of
Share of Alternate	Commitment	Commitment
Transaction Fee:[3]	Fee	Fee not
	received	received
ADAH	54.3750%	50.62%
Del-Auto	15.9375%	15.83%
Merrill	8.1250%	7.64%
UBS	8.1250%	7.64%
GS	0%	4.85%
Pardus	13.4375%	13.4375%

Total	100%	100%

[1]	Common stock equivalent units.

[2]	Common stock equivalent units.

[3]	Percentages will fluctuate depending on the amount of any Commitment Fee received.

EXHIBIT A
SUMMARY OF TERMS OF
SERIES A-1 PREFERRED STOCK,
SERIES A-2 PREFERRED STOCK,
AND SERIES B PREFERRED STOCK
          Set forth below is a summary of indicative terms for a potential investment in Delphi Corporation by entities or funds controlled by Appaloosa Management, Harbinger Capital Partners, Merrill Lynch, Pierce, Fenner & Smith Incorporated., UBS Securities, Goldman, Sachs & Co. and Pardus Special Opportunities Master Fund L.P. The investment is being made in connection with a Plan of Reorganization of Delphi Corporation under chapter 11 of the Bankruptcy Code. The terms set forth below are intended solely to provide a framework for the parties as they proceed with discussions of the proposed transaction and do not constitute any agreement with respect to the definitive terms for any transaction or any agreement to agree or any solicitation of acceptances or rejections of any plan of reorganization. While the parties expect to negotiate in good faith with respect to the terms for a transaction, any party shall be free to discontinue discussions and negotiations at any time for any reason or no reason. No party shall be bound by the terms hereof and only execution and delivery of definitive documentation relating to the transaction shall result in any binding or enforceable obligations of any party relating to the transaction.

Issuer:	Delphi Corporation (the “Company”), a corporation organized under the laws of Delaware and a successor to Delphi Corporation, as debtor in possession in the chapter 11 reorganization case (the “Bankruptcy Case”) pending in the United States Bankruptcy Court for the Southern District of New York.

Investors:	Entities or funds controlled by Appaloosa Management (“Appaloosa”), Harbinger Capital Partners (“Harbinger”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill”), UBS Securities (“UBS”), Goldman, Sachs & Co. (“GS”) and Pardus Special Opportunities Master Fund L.P. (“Pardus” and together with Harbinger, Merrill, UBS and GS, the “Co-Lead Investors”), with the Series B Preferred Stock to be purchased by the Co-Lead Investors allocated as follows: (a) Harbinger—31.875%; (b) Merrill—16.25%; (c) UBS—16.25%; (d) GS—8.75%; and (e) Pardus—26.875%. Appaloosa or any Permitted Holder (as defined below) shall be the exclusive purchaser and sole beneficial owner for all purposes hereunder of the Series A-1 Preferred Stock (as defined below). Appaloosa, Harbinger, Merrill, UBS, GS and Pardus are collectively referred to as the “Investors.”

Securities to be Issued:	Series A-1 Senior Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”). The Series A-1 Preferred Stock shall convert to Series A-2 Preferred Stock (the “Series A-2 Preferred Stock” and, together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”) in certain circumstances described in this term sheet.

Series B Senior Convertible Preferred Stock, par value $0.01 per share

(the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”).

The Series B Preferred Stock shall be identical in all respect to the Series A-1 Preferred Stock except as specifically set forth below.

The Series A-2 Preferred Stock shall be identical in all respect to the Series A-1 Preferred Stock except it shall not have Voting Rights and Governance Rights (as defined below).

The (i) Series A-1 Preferred Stock and the shares of Common Stock underlying such Series A-1 Preferred Stock may not be, directly or indirectly, sold, transferred, assigned, pledged, donated, or otherwise encumbered or disposed of by any Series A Preferred Stock Holder (as defined below), during the two years following the effective date (the “Effective Date”) of the Company’s plan of reorganization in the Bankruptcy case (the “Plan”) other than in whole pursuant to a sale of the Company (as defined below) (provided, however, that in any sale of Series A-1 Preferred Stock in connection with a sale of the Company, the seller of the Series A-1 Preferred Stock may receive consideration with a value no greater than the greater of (i) the fair market value of the Series A-1 Preferred Stock (or a preferred security of equivalent economic value), such fair market value not to reflect the value of the Voting Rights and Governance Rights attributable to the Series A-1 Preferred Stock, and (ii) the Liquidation Value) and (ii) Series B Preferred Stock and the shares of Common Stock underlying such Series B Preferred Stock, or any interest or participation therein may not be, directly or indirectly, sold, transferred, assigned, pledged or otherwise encumbered or disposed of (including by exercise of any registration rights) during the ninety days following the Effective Date other than in whole pursuant to a sale of the Company (each of (i) and (ii), the “Transfer Restriction”). A “sale of the Company” means the sale of the Company to a party or parties other than, and not including, Appaloosa or any affiliate of Appaloosa (for this purpose, an “affiliate” of Appaloosa shall not include any company in which a fund managed by Appaloosa or its affiliates invests and does not control) pursuant to which such party or parties acquire (i) the capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Company’s Board of Directors (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

Purchase of Preferred Stock:	At the Effective Date, (i) Appaloosa will purchase all of the 10,419,380 shares of Series A-1 Preferred Stock for an aggregate purchase price of $400 million and (ii) the Co-Lead Investors shall purchase all of the 9,478,887 shares of Series B Preferred Stock, for an aggregate purchase price of $400 million. The aggregate stated value of the Series A-1 Preferred Stock shall be $400 million and the aggregate stated value of

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the Series B Preferred Stock shall be $400 million (in each case, the “Stated Value”).

Mandatory Conversion into Common Stock:	The Company shall convert into Common Stock all, but not less than all, of the (i) Series A Preferred Stock on the first date the Mandatory Conversion Requirements are satisfied (but in no event earlier than August 31, 20121) at the Conversion Price (as defined below) of the Series A Preferred Stock in effect on such conversion date, and (ii) Series B Preferred Stock on the first day the Mandatory Conversion Requirements are satisfied (but in no event earlier than the third anniversary of the Effective Date) at the Conversion Price (as defined below) of the Series B Preferred Stock in effect on such conversion date.

The “Mandatory Conversion Requirements” set forth in this section are as follows: (i) the closing price for the Common Stock for at least 35 trading days in the period of 45 consecutive trading days immediately preceding the date of the notice of conversion shall be equal to or greater than $81.63 per share and (ii) the Company has at the conversion date an effective shelf registration covering resales of the shares of Common Stock received upon such conversion of the Preferred Stock.

The Company will provide each Preferred Stock Holder (as defined below) with notice of conversion at least five (5) business days prior to the date of conversion.

The holders of the Series A Preferred Stock (the “Series A Preferred Stock Holders” and each, a “Series A Preferred Stock Holder”) will agree not to take any action to delay or prevent such registration statement from becoming effective.

Liquidation Rights:	In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Preferred Stock (the “Preferred Stock Holders” and each, a “Preferred Stock Holder”) shall receive, in exchange for each share, out of legally available assets of the Company, (A) a preferential amount in cash equal to (i) the Stated Value plus (ii) the aggregate amount of all accrued and unpaid dividends or distributions with respect to such share (such amount being referred to as the “Liquidation Value”) and (B) a non-preferential amount (if any) in cash (the “Common Equivalent Amount”) equal to (i) the amount that Preferred Stock Holder would have received pursuant to the liquidation if it had converted its Preferred Stock into Common Stock immediately prior to the liquidation minus (ii) any amounts received pursuant to (A)(i) and (ii) hereof (the Stated Value and dividends and distributions). For the avoidance of doubt, this paragraph should operate so that in the event of a liquidation, dissolution or winding up of the business of the Company, a Preferred Stock Holder

[1]	Assumes emergence by February 29, 2008. Conversion date to be adjusted day-by-day to reflect any later date.

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shall receive a total amount, in cash, equal to the greater of: (i) the Liquidation Value and (ii) the amount that a Preferred Stock Holder would have received pursuant to the liquidation, dissolution or winding up of the business if it converted its Preferred Stock into Common Stock immediately prior to the liquidation.

Ranking:	The Series A Preferred Stock and the Series B Preferred Stock shall rank pari passu with respect to any distributions upon liquidation, dissolution or winding up of the Company. The Preferred Stock will rank senior to any other class or series of capital stock of the Company (“Junior Stock”) with respect to any distributions upon liquidation, dissolution or winding up of the Company.

While any bankruptcy event is pending: (i) there shall be no dividends or other distributions on shares of Junior Stock or any purchase, redemption, retirement or other acquisition for value or other payment in respect of Junior Stock unless the Preferred Stock has been paid its Liquidation Value in full, (ii) there shall be no such dividends, distributions, purchases, redemptions, retirement, acquisitions or payments on Junior Stock in each case in cash unless the Preferred Stock has first been paid in full in cash its Liquidation Value and (iii) there shall be no dividends or other distributions on Series A Preferred Stock or Series B Preferred Stock or any purchase, redemption, retirement or other acquisition for value or other payment in respect of Series A Preferred Stock or Series B Preferred Stock unless each of the Series A Preferred Stock and Series B Preferred Stock shall receive the same securities and the same percentage mix of consideration in respect of any such payment, dividend or distribution.

Conversion of Preferred Stock into Common Stock:	Each share of Preferred Stock shall be convertible at any time, without any payment by the Preferred Stock Holder, into a number of shares of Common Stock equal to (i) the Liquidation Value divided by (ii) the Conversion Price. The Conversion Price shall initially be $38.39, with respect to the Series A Preferred Stock, and $42.20 with respect to the Series B Preferred Stock, in each case subject to adjustment from time to time pursuant to the anti-dilution provisions of the Preferred Stock (as so adjusted, the “Conversion Price”). The anti-dilution provisions will contain customary provisions with respect to stock splits, recombinations and stock dividends and customary weighted average anti-dilution provisions in the event of, among other things, the issuance of rights, options or convertible securities with an exercise or conversion or exchange price below the Conversion Price, the issuance of additional shares at a price less than the Conversion Price and other similar occurrences.

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Conversion of Series A-1 Preferred Stock Into Series A-2 Preferred Stock:	If (a) Appaloosa or any Permitted Holder (as defined below) sells, transfers, assigns, pledges, donates or otherwise encumbers to any person other than a Permitted Holder, or converts into Common Stock, shares of Series A-1 Preferred Stock with an aggregate Liquidation Value in excess of $100 million, or (b) David Tepper no longer controls Appaloosa and James Bolin is no longer an executive officer of Appaloosa, then all the shares of Series A-1 Preferred Stock shall automatically convert into Series A-2 Preferred Stock without any action on the part of the holder thereof; provided, that with respect to clause (a), no such conversion shall be effective until the Company has in effect a registration statement covering resales of the Common Stock issuable upon conversion of the Preferred Stock. The Series A Preferred Stock Holders will agree not to take any action to delay or prevent such registration statement from becoming effective.

If Appaloosa transfers shares of Series A-1 Preferred Stock to any person other than an affiliate of Appaloosa (such affiliate being a “Permitted Holder”), then all the shares of Series A-1 Preferred Stock so transferred shall automatically convert into Series A-2 Preferred Stock without any action on the part of the holder thereof.

The direct or indirect transfer of ownership interests in any Permitted Holder that owns shares of Series A-1 Preferred Stock such that such Permitted Holder ceases to be an affiliate of Appaloosa shall constitute a transfer of such Series A-1 Preferred Stock to a person other than a Permitted Holder for the purpose of this provision.

Each event described above in the previous two paragraphs of this section “Conversion of Series A Preferred Stock into Series A-2 Preferred Stock” is referred to as a “Series A-2 Conversion Event.”

Subject to compliance with applicable securities laws and the Transfer Restriction, shares of Preferred Stock will be freely transferable.

Dividends:	Each Preferred Stock Holder shall be entitled to receive dividends and distributions on the Preferred Stock at an annual rate of 6.5% of the Liquidation Value thereof, with respect to the Series A Preferred Stock, and 3.25% of the Liquidation Value thereof, with respect to the Series B Preferred Stock, in each case payable quarterly in cash as declared by the Company’s Board. Unpaid dividends shall accrue. In addition, if any dividends are declared and paid on the Common Stock, the Series A Preferred Stock shall be entitled to receive, in addition to the dividend on the Series A Preferred Stock at the stated rate, the dividends that would have been payable on the number of shares of Common Stock that would have been issued on the Series A Preferred Stock had it been converted immediately prior to the record date for such dividend.

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Preference with Respect to Dividends:	Each Preferred Stock Holder shall, prior to the payment of any dividend or distribution in respect of any Junior Stock, be entitled to be paid in full the dividends and distributions payable in respect of the Preferred Stock.

Restriction on Redemptions of Junior Stock:	So long as shares of Series A Preferred Stock having a Liquidation Value of $200 million or more remain outstanding, the Company shall not and shall not permit any of its subsidiaries to, purchase, redeem or otherwise acquire for value any Junior Stock, except, so long as no bankruptcy event is pending, for (i) customary provisions with respect to repurchase of employee equity upon termination of employment, (ii) purchases, redemptions or other acquisitions for value of Common Stock not to exceed $50 million in any calendar year, and (iii) the mandatory redemption of outstanding shares of the Company’s Series C Convertible Preferred Stock in accordance with the terms and conditions, and in the amounts, set forth on the Summary of Terms of Series C Preferred Stock attached as Annex I to this Exhibit A.

Governance – Board of Directors:	A committee (the “Search Committee”) shall be appointed consisting of one (1) representative of Appaloosa, one (1) representative of the Company, being the Company’s lead director (currently John Opie), one (1) representative of the Unsecured Creditors Committee, being David Daigle, one (1) representative of the Co-Lead Investors other than UBS, GS and Merrill (who shall be determined by Appaloosa), and one (1) representative of the Equity Committee reasonably acceptable to the other members of the Search Committee. Each member of the Search Committee shall be entitled to require the Search Committee to interview any person to serve as a director unless such proposed candidate is rejected by each of the Appaloosa representative, the Company representative and the representative of the Unsecured Creditors’ Committee. The entire Search Committee shall be entitled to participate in such interview and in a discussion of such potential director following such interview.

The board of directors of the Company shall consist of nine (9) directors (which number shall not be expanded at all times that the Series A-1 Preferred Stock has Series A-1 Board Rights (as defined below)), three (3) of whom (who shall be Class III Directors) shall initially be nominated by Appaloosa and elected at the time of emergence from Chapter 11 by the Series A Preferred Stock Holders (and thereafter shall be elected directly by the Series A Preferred Stock Holders) (the “Series A Directors”), one (1) of whom (who shall be a Class I Director) shall be the Executive Chairman selected as described below under “Executive Chairman”, one (1) of whom (who shall be a Class I Director) shall be the Chief Executive Officer, one (1) of whom (who shall be a Class II Director) shall initially be selected by the Co-Lead Investor representative on the Search Committee with the approval of either the Company or the Unsecured Creditors’ Committee (the “Joint Investor

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Director”), one (1) of whom (who shall be a Class I Director) shall initially be selected by the Unsecured Creditors’ Committee and two (2) of whom (who shall be Class II Directors) shall initially be selected by the Unsecured Creditors’ Committee (such directors selected by the Unsecured Creditors’ Committee and the Joint Investor Director, being the “Common Directors”). For the avoidance of doubt, all directors selected in accordance with this paragraph, shall have been interviewed and/or discussed by the Search Committee. Each director so selected shall be appointed to the initial Board of Directors of the Company unless at least three members of the following four members of the Search Committee objects to the appointment of such individual: the Appaloosa representative, the Company representative; the representative of the Unsecured Creditors’ Committee; and the representative of the Equity Committee. Initially, the Board shall be comprised of (a) six (6) directors who satisfy all applicable independence requirements of the relevant stock exchange on which it is expected the Common Stock would be traded and (b) six (6) directors who are independent from the Investors; provided, that the requirements of this sentence may be waived by the unanimous consent of the Company, Appaloosa and the Unsecured Creditors Committee. Additionally, the Joint Investor Director must be independent from the Investors.

Directors initially will be placed as set forth above in three (3) classes: directors in the first class will have an initial term expiring at the annual meeting of stockholders to be held in 2009 (each a “Class I Director”), directors in the second class will have an initial term expiring at the annual meeting of stockholders to be held in 2010 (each a “Class II Director”), and directors in the final class will have an initial term expiring at the annual meeting of stockholders to be held in 2011 (each a “Class III Director”). After the expiration of each initial term of each class of directors, the directors will thereafter each have a one year term elected annually.

Following the initial election of the Executive Chairman and the Chief Executive Officer, the Executive Chairman and Chief Executive Officer shall be nominated for election to the Board by the Nominating and Corporate Governance Committee of the Board and elected to the board by the holders of the Common Stock and the Preferred Stock, voting as a class. The Executive Chairman of the Board shall be selected as described below under “Executive Chairman.” The initial Chief Executive Officer shall be Rodney O’Neal, who shall become the Chief Executive Officer and President not later than the effective date of the Plan.

After the initial selection of the Series A Directors, until the earlier of the expiration of the term of the Class III Directors and the conversion of all Series A-1 Preferred Stock to Series A-2 Preferred Stock or Common Stock, (a) the Series A Preferred Stock shall continue to directly elect

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(including removal and replacement) the Series A Directors subject to the ability of the Nominating and Corporate Governance Committee to, by majority vote, veto the selection of up to two proposed Series A Directors for each Series A director position on the Board and (b) the number of directors on the board of directors may not be increased. The rights of Series A-1 Preferred Stock described in this paragraph are referred to as “Series A-1 Board Rights”. Upon the earlier of such date, the Series A-1 Directors shall serve out their remaining term and thereafter be treated as Common Directors.

After the initial selection of the Common Directors, the nominees for election of the Common Directors shall be determined by the Nominating and Corporate Governance Committee of the Company’s Board of Directors, with the Series A Directors on such committee not entitled to vote on such determination at any time the Series A-1 Preferred Stock retains Series A-1 Board Rights, and recommended to the Company’s Board of Directors for nomination by the Board. Only holders of Common Stock, Series B Preferred Stock and Series A Preferred Stock that is not entitled to Series A Board Rights shall be entitled to vote on the election of the Common Directors.

The Search Committee shall determine by majority vote the Committee assignments of the initial Board of Directors; provided, that for the initial Board and at all times thereafter that the Series A-1 Preferred Stock retains Series A-1 Board Rights at least one Series A Director shall be on all committees of the Board and a Series A Director shall constitute the Chairman of the Compensation Committee of the Board; provided, further, that so long as the Series A-1 Preferred Stock retains Series A-1 Board Rights, the Series A Directors shall not constitute a majority of the Nominating and Corporate Governance Committee. Committee assignments shall be subject to all applicable independence and qualification requirements for directors including those of the relevant stock exchange on which the Common Stock is expected to be traded. Pursuant to a stockholders’ agreement or other arrangements, the Company shall maintain that composition.

Governance – Executive Chairman:	The Executive Chairman shall initially be selected by majority vote of the Search Committee, which must include the approval of the representatives of Appaloosa and the Unsecured Creditors’ Committee. Any successor Executive Chairman shall be selected by the Nominating and Corporate Governance Committee of the Board, subject (but only for so long as any of the Series A-1 Preferred Stock remains outstanding) to the approval of the Series A-1 Preferred Stock Holders. Upon approval, such candidate shall be recommended by the Nominating and Corporate Governance Committee to the Company’s Board of Directors for appointment as the Executive Chairman and nomination to the Board. The Preferred Stock Holders will vote on the candidate’s election to the Board on an as-converted basis together with holders of Common Stock.

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Notwithstanding the foregoing, if there shall occur any vacancy in the office of the Executive Chairman during the initial one (1) year term, the successor Executive Chairman shall be nominated by the Series A-1 Preferred Stock Holders (but only for so long any of as the Series A-1 Preferred Stock remains outstanding) subject to the approval of the Nominating and Corporate Governance Committee of the Board.

The Executive Chairman shall be a full-time employee of the Company with his or her principal office in the Company’s world headquarters in Troy, Michigan and shall devote substantially all of his or her business activity to the business affairs of the Company.

The Executive Chairman shall cause the Company to and the Company shall be obligated to meaningfully consult with the representatives of the Series A-1 Preferred Stock Holders with respect to the annual budget and material modifications thereto prior to the time it is submitted to the Board for approval.

The employment agreements entered into by the Company with the Executive Chairman and the Chief Executive Officer shall provide that (i) upon any termination of employment, the Executive Chairman and/or the Chief Executive Officer shall resign as a director (and the employment agreements shall require delivery at the time such agreements are entered into of an executed irrevocable resignation that becomes effective upon such termination) and (ii) the right to receive any payments or other benefits upon termination of employment shall be conditioned upon such resignation. If for any reason the Executive Chairman or the Chief Executive Officer does not resign or the irrevocable resignation is determined to be ineffective, then the Series A-1 Preferred Stock Holders may remove the Executive Chairman and/or Chief Executive Officer as a director, subject to applicable law. The employment agreement of the Chief Executive Officer will provide that if the Chief Executive Officer is not elected as a member of the Company’s Board, the Chief Executive Officer may resign for “cause” or “good reason”.

The special rights of the Series A-1 Preferred Stock referred to in “Governance – Board of Directors” and in this “Executive Chairman” section are referred to as the “Governance Rights”.

Governance – Voting Rights:	Except with respect to the election of directors, who shall be elected as specified above, the Preferred Stock Holders shall vote, on an “as converted” basis, together with the holders of the Common Stock, on all matters submitted to shareholders.

The Series A-1 Preferred Stock Holders shall be entitled to propose individuals for appointment as Chief Executive Officer and Chief Financial Officer, subject to a vote of the Board. The Series A-1

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Preferred Stock Holders shall also have the non-exclusive right to propose the termination of the Executive Chairman (but only during the initial one (1) year term of the Executive Chairman and only for so long as the Series A-1 Preferred Stock remains outstanding), the Chief Executive Officer and Chief Financial Officer, in each case, subject to a vote of the Board. If the Series A Preferred Stock Holders propose the appointment or termination of the Chief Executive Officer or Chief Financial Officer, the Board shall convene and vote on such proposal within ten (10) days of the Board’s receipt of notice from the Series A-1 Preferred Stock Holders; provided, that the then current Chief Executive Officer shall not be entitled to vote on either the appointment or termination of the Chief Executive Officer and shall not be entitled to vote on the termination of the Chief Financial Officer.

The Company shall not, and shall not permit its subsidiaries to, take any of the following actions (subject to customary exceptions as applicable) unless (i) the Company shall provide the Series A-1 Preferred Stock Holders with at least 20 business days advance notice and (ii) it shall not have received, prior to the 10th business day after the receipt of such notice by the Series A-1 Preferred Stock Holders, written notice from all of the Series A-1 Preferred Stock Holders that they object to such action:

▪ any action to liquidate the Company;

▪ any amendment of the charter or bylaws that adversely affects the Series A Preferred Stock (any expansion of the Board of Directors would be deemed adverse); or

▪ at all times that the Series A Preferred Stock is subject to the Transfer Restriction:

▪ a sale, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries, on a consolidated basis;

▪ any merger or consolidation involving a change of control of the Company; or

▪ any acquisition of or investment in any other person or entity having a value in excess of $250 million in any twelve-month period after the Issue Date.

The approval rights set forth above shall be in addition to the other rights set forth above and any voting rights to which the Series A Preferred Stock Holders are entitled above and under Delaware law.

The special rights of the Series A-1 Preferred Stock described above in this section “Governance – Voting Rights” are referred to as the “Voting Rights”. The Series A-1 Preferred Stock Holders shall have no Voting

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Rights after no shares of Series A-1 Preferred Stock are outstanding.

Appaloosa and the Permitted Holders shall not receive, in exchange for the exercise or non-exercise of voting or other rights in connection with any transaction subject to Voting Rights, any compensation or remuneration; provided, that this restriction shall not prohibit the reimbursement of expenses incurred by Appaloosa or any Permitted Holders and shall not prohibit the payment of fees by the Company to Appaloosa or any Permitted Holder if the Company has engaged Appaloosa or its affiliates as an advisor or consultant in connection with any such transaction.

Change of Control:	In a merger or consolidation, or sale of the Company, involving a change of control of the Company (a “Change of Control Transaction”), each holder of Series A Preferred Stock may elect to require (the “Series A Change of Control Put”) that such holder’s shares of Series A Preferred Stock be redeemed by the Company for consideration payable in cash and/or freely tradable marketable securities with a fair market value equal to the greater of (i) the fair market value of the Series A Preferred Stock (provided that such fair market value shall be determined without ascribing any value to the Voting Rights and Governance Rights attributable to the Series A-1 Preferred Stock) and (ii) the Liquidation Value. In a Change of Control Transaction, each holder of Series B Preferred Stock may elect to require (the “Series B Change of Control Put” and, together with the Series A Change of Control Put, the “Change of Control Put”) that such holder’s shares of Series B Preferred Stock be redeemed by the Company for consideration payable in cash and/or freely tradable marketable securities with a fair market value equal to the greater of (i) the fair market value of the Series B Preferred Stock and (ii) the Liquidation Value; provided, that each holder of Series B Preferred Stock who elects to exercise its Series B Change of Control Put shall receive the same securities and the same percentage mix of consideration as received by each holder of Series A Preferred Stock upon exercise of the Series A Change of Control Put in connection with such Change of Control Transaction. For the purpose of this provision, equity securities that are listed on a national securities exchange and debt that is registered, or 144A debt instruments which contain customary A/B exchange registration rights, shall be marketable securities.

The holders of the Company’s Series C Preferred Stock also have a redemption right with respect to a Change of Control Transaction (the “Junior Put Option”). The holders of Series C Preferred Stock shall be entitled to receive, as consideration in connection with the exercise of a Junior Put Option, the same percentage of cash consideration as was paid or, but for the failure of Preferred Stockholders to exercise their Change of Control Put, would have been paid to the holders of Preferred Stock in connection with the exercise of a Change of Control Put; provided, that no holder of the Company’s Series C Preferred Stock shall be entitled to any cash consideration upon exercise of a Junior Put Option if such cash

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consideration would result in the Company’s Series C Preferred Stock receiving more cash, in the aggregate, than would have been payable to all holders of Preferred Stock upon exercise of their Change of Control Put (unless holders of Preferred Stock are entitled to receive payment on the exercise of the Change of Control Put 100% in cash, in which case there shall be no limit on the cash payable to the Company’s Series C Preferred Stock with respect to a Junior Put Option). In the event of a Change of Control Put where all or a part of the consideration to be received is marketable securities, the fair market value of such securities shall be determined as follows:

• If the consideration to be received is an existing publicly traded security, the fair market value shall reasonably be determined based on the market value of such security.

•    If the consideration to be received is not an existing publicly traded security, the fair market value (taking into account the liquidity of such security) shall reasonably be determined by the board of directors of the Company in good faith. If the holders of the Preferred Stock object to the valuation of the board of directors, they may request that an appraisal be conducted to determine the fair market value of the consideration (taking into account the liquidity of such security). If such a request is made, the determination of the fair market value of the consideration shall be made by a nationally recognized investment banking, appraisal or valuation firm selected by the holders of the Series A and B Preferred Stock. If such holders cannot agree on a mutually acceptable appraisal firm, then the holders of the Series A Preferred Stock, on the one hand, and the Series B Preferred Stock, on the other hand, shall each choose one appraisal firm and the respective chosen firms shall agree on another appraisal firm which shall make the determination. The cost of such appraisal shall be borne by the Company.

• The determination of the fair market value of the consideration received in a Change of Control Transaction shall be determined within appropriate time periods to be agreed upon.

The Company shall not enter into a Change of Control Transaction unless adequate provision is made to ensure that holders of the Preferred Stock will receive the consideration referred to above in connection with such Change of Control Transaction.

Reservation of Unissued Stock:	The Company shall maintain sufficient authorized but unissued securities of all classes issuable upon the conversion or exchange of shares of Preferred Stock and Common Stock.

Transferability:	The Series A Preferred Stock Holders may sell or otherwise transfer such stock as follows:

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▪ to any Permitted Holder; or

▪    subject to the Transfer Restriction, to any other person; provided, however, that upon any such transfer, the shares of Series A-1 Preferred Stock so transferred shall automatically convert into Series A-2 Preferred Stock.

Registration Rights:	Each and any Investor, Related Purchaser (as such term is defined in the Equity Purchase and Commitment Agreement among the Company and the Investors (as amended, the “EPCA”)), Ultimate Purchaser (as such term is defined in the EPCA), and their affiliates or assignee or transferee of Registrable Securities (as defined below) (collectively, the “Holders”) shall be entitled to registration rights as set forth below. The registration rights agreement shall contain customary terms and provisions consistent with such terms, including customary hold-back, cutback and indemnification provisions.

Demand Registrations. Subject to the Transfer Restriction, the Investors and their respective affiliates (including Related Purchasers) shall be entitled to an aggregate of five (5) demand registrations with respect to Registrable Securities, in addition to any shelf registration statement required by the EPCA with respect to Registrable Securities (which shelf registration shall be renewed or remain available for at least three years or, if longer, so long as the Company is not eligible to use Form S-3); provided, that all but one such demand right requires the prior written consent of Appaloosa and the one demand not requiring the consent of Appaloosa shall be at the request of the Investors and their respective affiliates (including Related Purchasers) holding a majority of the shares of Series B Preferred Stock; provided, further, that following the time that the Company is eligible to use Form S-3, the Investors and their respective affiliates (including Related Purchasers) shall be entitled to an unlimited number of demand registrations with respect to Registrable Securities (without the need for Appaloosa’s consent). Any demand registration may, at the option of the Investors and their respective affiliates (including Related Purchasers) be a “shelf” registration pursuant to Rule 415 under the Securities Act of 1933. All registrations will be subject to customary “windows.”

Piggyback Registrations. In addition, subject to the Transfer Restriction, the Holders shall be entitled to unlimited piggyback registration rights with respect to Registrable Securities, subject to customary cut-back provisions.

Registrable Securities: “Registrable Securities” shall mean and include (i) any shares of Series A-2 Preferred Stock, Series B Preferred Stock, any shares of Common Stock issuable upon conversion of the Preferred Stock, any other shares of Common Stock (including shares acquired in the rights offering or upon the exercise of preemptive rights) and any

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additional securities issued or distributed by way of a dividend or other distribution in respect of any such securities, in each case, held by any Holder, and (ii) any shares of Common Stock issuable upon the conversion of the Company’s Series C Preferred Stock and any additional securities issued or distributed by way of dividend or distribution in respect of any such shares of Common Stock. Securities shall cease to be Registrable Securities upon sale to the public pursuant to a registration statement or Rule 144, or when all shares held by a Holder may be transferred without restriction pursuant to Rule 144(k).

Expenses. All registrations shall be at the Company’s expense (except underwriting fees, discounts and commissions agreed to be paid by the selling holders), including, without limitation, all fees and expenses of one counsel for any holders selling Registrable Securities in connection with any such registration.

Preemptive Rights:	So long as shares of Series A-1 Preferred Stock having a Liquidation Value of $250 million or more remain outstanding, the Preferred Stock Holders shall be entitled to participate pro rata in any offering of equity securities of the Company, other than with respect to (i) shares issued or underlying options issued to management and employees and (ii) shares issued in connection with business combination transactions.

Commitment Fee:	(a) A commitment fee of 2.25% of total commitment shall be earned by and payable to the Investors and (b) an additional arrangement fee of 0.25% of total commitment shall be earned by and payable to Appaloosa, all as provided for in the EPCA.

Standstill	For a period of five (5) years from the Closing Date, Appaloosa will not (a) acquire, offer or propose to acquire, solicit an offer to sell or donate or agree to acquire, or enter into any arrangement or undertaking to acquire, directly or indirectly, by purchase, gift or otherwise, record or direct or indirect beneficial ownership (as such term is defined in Rule 13d-3 of the Exchange Act) of more than 25% of the Company’s common stock or any direct or indirect rights, warrants or options to acquire record or direct or indirect beneficial ownership of more than 25% of the Company’s common stock or (b) sell, transfer, pledge, dispose, distribute or assign (“Transfer”) to any person in a single transaction, Company Common Stock or any securities convertible into or exchangeable for or representing the right to acquire the Company’s Common Stock (“Common Stock Equivalents”) representing more than 15% of the Company’s then issued and outstanding (on a fully diluted basis) Common Stock; provided, that Appaloosa shall be permitted to Transfer the Company’s Common Stock or Common Stock Equivalents (i) to Permitted Holders, (ii) as part of a broadly distributed public offering effected in accordance with an effective registration statement, (iii) in a sale of the Company, (iv) pursuant to any tender or exchange offer or (v) as otherwise approved by (A) during the initial three year

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term of the Series A Directors, a majority of Directors who are not Series A Directors or (B) after the initial three year term of the Series A Directors, a majority of the Directors (customary exceptions shall apply for Transfers to partners, stockholders, family members and trusts and Transfers pursuant to the laws of succession, distribution and descent).

Stockholders Agreement:	Certain of the provisions hereof will be contained in a Stockholders Agreement to be executed and delivered by ADAH and the Company on the Effective Date.

Governing Law:	State of Delaware

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EXHIBIT A
Summary of Terms of Preferred Stock

ANNEX I to
EXHIBIT A
SUMMARY OF TERMS OF SERIES C PREFERRED STOCK
     Set forth below is a summary of indicative terms for the preferred stock of Delphi Corporation to be issued to General Motors Corporation pursuant to a Plan of Reorganization of Delphi Corporation under chapter 11 of the Bankruptcy Code. No party shall be bound by the terms hereof and only execution and delivery of definitive documentation relating to the transaction shall result in any binding or enforceable obligations of any party relating to the transaction.

Issuer:	Delphi Corporation (the “Company”), a corporation organized under the laws of Delaware and a successor to Delphi Corporation, as debtor in possession in the chapter 11 reorganization case (the “Bankruptcy Case”) pending in the United States Bankruptcy Court for the Southern District of New York.

Series C Preferred Stock Holder:	General Motors Corporation (“GM”).

Securities to be Issued:	17,965,686 shares of Series C Convertible Preferred Stock, par value $0.01 per share, (as such amount may be reduced in accordance with the Terms of Section 7.15(b) of the Company’s Plan of Reorganization, the “Series C Preferred Stock”) with a stated value of $66.79 per share (the “Stated Value”).

Mandatory Conversion into Common Stock:	The Company shall convert into Common Stock all, but not less than all, of the Series C Preferred Stock on the first day the Mandatory Conversion Requirements are satisfied (but in no event earlier than the third anniversary of the Effective Date) at the Conversion Price (as defined below) of the Series C Preferred Stock in effect on such conversion date.

The “Mandatory Conversion Requirements” set forth in this section are as follows:
(i) the closing price for the Common Stock for at least 35 trading days in the period of 45 consecutive trading days immediately preceding the date of the notice of conversion shall be equal to or greater than $81.63 per share and (ii) the Company has at the conversion date an effective shelf registration covering resales of the shares of Common Stock received upon such conversion of the Series C Preferred Stock.

The Company will provide the Series C Preferred Stock Holder with notice of conversion at least five (5) business days prior to the date of conversion.

The Series C Preferred Stock Holder will agree not to take any action to delay or prevent such registration statement from becoming effective.

Liquidation Preference:	In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each share of Series C Preferred Stock shall receive, out of legally available assets of the Company, a preferential distribution in cash in an amount equal to the Stated Value plus any unpaid dividends to which it is entitled. Consolidation or merger or sale of all or substantially all of the assets of the Company shall not be a liquidation, dissolution or winding up of the Company.

Ranking:	Junior to the Company’s Series A-1 Senior Convertible Preferred Stock, Series A-2 Senior Convertible Preferred Stock and Series B Senior Convertible Preferred Stock (the “Senior Preferred Stock”) with respect to any distributions upon liquidation, dissolution or winding up of the Company. Senior to Common Stock with respect to any distributions upon liquidation, dissolution, winding up of the Company. The Company shall be permitted to issue new capital stock that is senior to or pari passu with the Series C Preferred Stock with respect to distributions upon liquidation, dissolution or winding up and other rights.

While any bankruptcy event is pending: (i) there shall be no dividends or other distributions on shares of Common Stock or other securities that do not, by their terms, rank senior to or pari passu with the Series C Preferred Stock (“Junior Stock”) or any purchase, redemption, retirement or other acquisition for value or other payment in respect of Junior Stock unless the Series C Preferred Stock is paid its Stated Value plus any dividends to which it is entitled in full; and (ii) there shall be no such dividends, distributions, purchases, redemptions, retirement, acquisitions or payments on Junior Stock in each case in cash unless the Series C Preferred Stock has first been paid in full in cash its Stated Value plus any unpaid dividends to which it is entitled.

Conversion of Preferred Stock into Common Stock:	Each share of Series C Preferred Stock shall be convertible at any time, without any payment by the Series C Preferred Stock Holder, into a number of shares of Common Stock equal to (i) the Stated Value divided by (ii) the Conversion Price. The Conversion Price shall initially be $66.79, subject to adjustment from time to time pursuant to the anti-dilution provisions of the Series C Preferred Stock (as so adjusted, the “Conversion Price”). The anti-dilution provisions will be identical to the anti-dilution protection afforded to the Series B Senior Convertible Preferred Stock.[1] Any unpaid dividends to which the

[1]	If a “Fundamental Change” occurs (i.e., merger, consolidation, asset sale, etc.) in which all or substantially all Common Stock is exchanged for or converted into stock, other securities, cash or assets, the Senior Preferred Stock has the right upon any subsequent conversion to receive the kind and amount of stock, other securities, cash and assets that it would have received if it had been converted immediately prior thereto. Series C Preferred Stock will also get this.

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Series C Preferred Stock is entitled shall be paid upon any such conversion.

Any Series C Preferred Stock held by GM or its affiliates that is converted into Common Stock, whether pursuant to this section or the section entitled “Mandatory Conversion into Common Stock,” shall be converted into shares of Common Stock which, so long as such shares are held by GM or its affiliates, cannot be voted other than with respect to (a) an NPIF Transaction (as defined below) and (b) a Change of Control Transaction (as defined below) in which the consideration to be paid for such shares of Common Stock held by GM or its affiliates is not (i) equal to or greater than $66.79 per share of such Common Stock (with such $66.79 per share consideration to be proportionally adjusted to reflect any stock splits or stock recombinations effecting such shares of Common Stock) and (ii) paid in full in cash; provided, that upon the transfer by GM or its affiliates of such Common Stock to a transferee that is not GM or an affiliate of GM, the restriction on voting such Common Stock shall no longer apply.

Dividends:	None, except that if any dividends are declared and paid on the Common Stock, each share of Series C Preferred Stock shall be entitled to receive the dividends that would have been payable on the number of shares of Common Stock that would have been issued with respect to such share had it been converted into Common Stock immediately prior to the record date for such dividend (“Dividend Participation”). At such time as the Company has declared and paid four consecutive quarterly cash dividends on Common Stock and paid the Dividend Participation in full on the Series C Preferred Stock, the Series C Preferred Stock shall no longer be entitled to Dividend Participation.

Voting Rights:	The Series C Preferred Stock will not have any voting rights, except with respect to a Change of Control Transaction (as defined below) in which adequate provision is not made for the Series C Preferred Stock to be paid Stated Value and any unpaid dividends to which it is entitled in full in cash (an “NPIF Transaction”), it being understood that the making of the cash tender offer referred to in “Change of Control” below shall be deemed to constitute adequate provision being made for payment in full in cash; provided, that nothing shall prohibit the Series C Preferred Stock from being voted in any manner to the extent required by Section 242(b)(2) of the Delaware General Corporation Law. With respect to an NPIF Transaction, each share of Series C Preferred Stock shall be entitled to a number of votes equal to the votes that it would otherwise have on an “as converted” basis. Upon a transfer by GM or its affiliates of the Series C Preferred Stock to someone other than GM or its affiliates in which there is no automatic conversion into Common Stock, as provided below under

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“Transferability,” the Series C Preferred Stock will vote, on an “as converted” basis, together with the holders of the Common Stock, on all matters submitted to the holders of Common Stock.

Mandatory Redemption:	So long as no bankruptcy event is pending, the Company shall redeem up to $1 billion of outstanding Series C Preferred Stock to the extent of the proceeds received from exercise, within the six months following the effective date of the Company’s plan of reorganization, of the six-month warrants to be issued to the existing Common Stock holders pursuant to the Company’s plan of reorganization. Any such redemption of shares of Series C Preferred Stock shall be by payment in cash equal to the Stated Value plus any unpaid dividends to which it is entitled.

Transferability:	Upon any direct or indirect sale, transfer, assignment, pledge or other disposition (a “Transfer”) of any Series C Preferred Stock (other than a Transfer to an affiliate of GM or any Transfer completed at a time when there is a pending acceleration under the Company’s exit financing facility or any refinancing thereof), such Transferred Series C Preferred Stock shall automatically be converted into Common Stock at the then applicable Conversion Price.

The Series C Preferred Stock and the shares of Common Stock underlying such Series C Preferred Stock, or any interest or participation therein shall be subject to the same 90-day transfer restriction applicable to Series B Senior Convertible Preferred Stock.

Amendments:	No provision of the certificate of designations for the Series C Preferred Stock may be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of a majority in aggregate Stated Value of the then outstanding Series C Preferred Stock.

Registration Rights:	GM shall be a party to the Registration Rights Agreement to which the holders of the Senior Preferred Stock are a party and GM and its affiliates shall be entitled to the same registration rights with respect to Common Stock underlying Series C Preferred Stock, which shall be deemed to be registrable securities, as are available with respect to the shares of Common Stock underlying the Series B Preferred Stock (other than with respect to the demand registration granted to holders of a majority of shares of Series B Preferred Stock). As a party to the Registration Rights Agreement, GM and its affiliates shall also be entitled to one demand registration (without the consent of any holders of the Senior Preferred Stock) in addition to the demand registrations after the Company is eligible to use Form S-3; provided, however, that any transferees of the shares of Common Stock underlying the Series C Preferred Stock, other than GM or an affiliate of GM, shall not be

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entitled to such demand registration (but shall be entitled to piggyback rights under the Registration Rights Agreement, subject to customary cutback provisions).

Change of Control:	In a merger, consolidation or sale of the Company involving a change of control of the Company (a “Change of Control Transaction”), holders of Series C Preferred Stock may elect to require (the “Change of Control Put”) that such holder’s shares of Series C Preferred Stock be redeemed by the Company for consideration, payable in cash and/or freely tradable marketable securities with a fair market value equal to the greater of (i) the fair market value of the Series C Preferred Stock and (ii) the Stated Value plus any unpaid dividends to which it is entitled. The Series C Preferred Stock may only receive payment with respect to its Change of Control Put if each holder of Senior Preferred Stock who has elected to exercise its redemption option in a Change of Control Transaction has first received payment in full in cash and/or freely tradable marketable securities upon exercise of its redemption option. The Company may not engage in any Change of Control Transaction unless adequate provision is made for the payment of the Change of Control Put in full. For the purpose of this provision, equity securities that are listed on a national stock exchange and debt that is registered, or 144A debt instruments which contain customary A/B exchange registration rights, shall be marketable securities.

The holders of Senior Preferred Stock also have a redemption right with respect to a Change of Control Transaction (the “Senior Put Option”). The holders of Series C Preferred Stock shall be entitled to receive, as consideration in a Change of Control Put, the same percentage of cash consideration as was paid or, but for the failure of the holders of Senior Preferred Stock to exercise the Senior Put Option, would have been paid to the holders of Senior Preferred Stock in connection with the exercise of a Senior Put Option; provided, that no holder of Series C Preferred Stock shall be entitled to any cash consideration upon exercise of a Change of Control Put if such cash consideration would result in Series C Preferred Stock receiving more cash, in the aggregate, than would have been payable to all holders of Senior Preferred Stock upon exercise of their Senior Put Options (unless holders of Senior Preferred Stock are entitled to receive payment on the exercise of the Senior Put Option of 100% in cash, in which case there shall be no limit on the cash payable to Series C Preferred Stock with respect to a Change of Control Put).

In the event of a Change of Control Put where all or a part of the consideration to be received is marketable securities, the fair market value of such securities shall be determined as follows:

• If the consideration to be received is an existing publicly traded

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security, the fair market value shall be determined based on the market value of such security.

•    If the consideration to be received is not an existing publicly traded security, the fair market value (taking into account the liquidity of such security) shall reasonably be determined by the board of directors of the Company in good faith. If the holders of the Series A, B or C Preferred Stock object to the valuation of the board of directors, they may request that an appraisal be conducted to determine the fair market value of the consideration (taking into account the liquidity of such security). If such a request is made, the determination of the fair market value of the consideration shall be made by a nationally recognized investment banking, appraisal or valuation firm selected by the holders of the Series A, B and C Preferred Stock. If such holders cannot agree on a mutually acceptable appraisal firm, then the holders of the Series A and B Senior Convertible Preferred Stock, on the one hand, and the Series C Preferred Stock, on the other hand, shall each choose one appraisal firm and the respective chosen firms shall agree on another appraisal firm which shall make the determination. The cost of such appraisal shall be borne by the Company.

• The determination of the fair market value of the consideration received in a Change of Control Transaction shall be determined within appropriate time periods to be agreed upon.

If, in connection with any Change of Control, the Company (or the acquiring company) makes a cash tender offer for all outstanding Senior Preferred Stock and Series C Preferred Stock, for at least the Stated Value of such securities (plus any accrued and/or unpaid dividends to which such securities are entitled), then the Change of Control Put right shall be deemed to have been satisfied.

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EXHIBIT B
The Plan

EXHIBIT C
Disclosure Statement
[To be attached when approved in accordance with proposal letter and filed]

EXHIBIT D
[Reserved]

EXHIBIT E
EXHIBIT E
     The terms of the GM Note shall be determined as follows:
o	2nd lien exit financing of $1.5 billion (net of OID1) having a maturity of 8 years from the date of initial issuance, and issued under a single credit facility, allocated as follows:
▪	At least $750 million (net of OID) in a note with market clearing terms and covenants acceptable to Delphi to be raised from a third-party financing source prior to emergence. All cash proceeds from the 2nd lien financing to be paid to GM.[2]

▪	$750 million (net of OID), as reduced by any cash proceeds above $750 million as referred to above or as reduced below, in a note provided to GM having the same terms as provided in connection with the third-party financing. The 2nd lien credit agreement will provide that at any time that GM holds more than $500 million (net of OID) of the Notes that any matter requiring approval of less than 100% of the Noteholders shall require the following approvals to be effective: (1) if GM votes in favor of the matter, the approval of at least one-third of the non-GM Noteholders (determined by principal amount); or (2) if GM does not vote in favor of the matter, the approval of at least two-thirds of the non-GM Noteholders (determined by principal amount). No other special voting rights shall be included in the 2nd lien credit agreement.

▪	Third party financing source (i.e., the initial purchaser or underwriter) will have the right, through the emergence date, to replace GM on up to $500 million (net of OID) of the note being provided to GM in which case cash in the amount of any such replacement shall be paid to GM and its note (net of OID) shall be reduced by such amount.
▪	If the 1st lien exit financing is greater than $3.7 billion (net of OID), an amount of cash equal to such excess (the “Excess Amount”) will be paid to GM as part of its recovery and the 2nd lien financing will be reduced by such amount (with at least 50% of the remaining 2nd lien financing allocated to the third party financing source), provided that the sum of (i) undrawn availability plus any open letters of credit up to $100 million pursuant to an ABL revolving credit facility and (ii) Delphi’s pro forma consolidated cash as of the Effective Date (excluding the Excess Amount

[1]	For all purposes of this Exhibit, OID excludes any fees paid to underwriters or agents

[2]	To the extent that the ABL revolving credit facility (to the exclusion of any other portion of the 1st lien exit facility) has a first priority lien on any assets and the term loan portion of the 1st lien financing has a 2nd lien, the notes subject to the 2nd lien financing shall have a third lien on such assets.

and after giving pro forma effect to the $1.5 billion cash payment to GM in connection with the 414(l) transaction) (the “Liquidity Amount”) is at least $3.189 billion. In the event that the Liquidity Amount is less than $3.189 billion, then any Excess Amount shall be retained by Delphi up to the point that the amount of such Excess Amount retained plus the Liquidity Amount equals $3.189 billion and the remaining amount shall be paid to GM and the 2nd lien financing will be reduced by such amount paid to GM as provided above.
o	Delphi shall, and Appaloosa acknowledges that Delphi shall, use its commercially reasonable efforts to sell up to $1.5 billion of 2nd lien notes to third parties. To the extent Delphi does not raise $1.5 billion of second lien financing through its exit financing process, GM to receive a fee equivalent to that which Delphi is paying to its Lead Arrangers and syndicate members, including, without limitation, all placement, commitment and closing fees, in connection with such exit financing, pro rata based on the amount of the 2nd lien note issued to GM.

o	GM shall not have registration rights with respect to the GM Note.

o	As provided for in Section 7.18(b) of the Plan, six month warrants for $1,000 million of common stock will be issued to equity holders with a per share strike price equal to the liquidation preference of the Series C Preferred Stock. The proceeds from such issuance will be allocated: (i) first to redeem any outstanding Series C Preferred Stock at the preferred liquidation preference value thereof and (ii) then to redeem GM’s 2nd lien notes at par including accrued and unpaid interest

o	Subject to the following sentence, the collateral and guarantee package for the 2nd lien financing will be substantially the same as that for the 1st lien financing. The 2nd lien facility shall not have a lien on the assets (other than the stock of the first tier foreign subsidiaries) solely securing the European portions of the 1st lien facility.

o	The GM Note shall be subject to a 6 month lock-up from the effectiveness of the Plan of Reorganization, provided however that, during such lock-up period, GM shall not be restricted from selling second lien notes if such notes are sold to investors at a price at least equal to par less any original issue discount (the “Threshold Price”), or below the Threshold Price, if GM makes a pro rata payment to the other holders of 2nd lien notes equal to the product of (i) the absolute difference (measured in basis points) between the actual price at which GM notes are sold by GM and the Threshold Price and (ii) the face amount of the 2nd lien notes held by others prior to giving effect to the sale of the GM notes.

EXHIBIT F
Net Debt Test
Net Debt as of Closing
Pension, GM-related and other cash (sources) / uses:
Pension Catch-up Contribution
Pension Normal Cost Reimbursement
OPEB Cash Cost Reimbursement — 2007 and 2008 through Closing
Pricedown True-up — 2007 and 2008 through Closing
Retro UAW Wage Subsidy — 2007 and 2008 through Closing
Retro UAW Wage Subsidy (Q4 2006)
IUE Wage Subsidy Reimbursement
IUE Deal — GM OPEB Payment
OPEB Payment — Splinter Payments
2007 Restructuring Cash Cost Variance — actual versus BBP
Total Adjustments
Adjusted Net Debt as of Closing
Maximum Amount of Adjusted Net Debt per EPCA Covenant
EPCA Covenant Net Debt in Excess/(Shortfall) of Adj. Net Debt

Exhibit 7.14
Exit Financing Arrangements
[To be updated on the Exhibit Filing Date, as necessary]

J.P. MORGAN SECURITIES INC.
JPMORGAN CHASE BANK, N.A.
270 Park Avenue
New York, New York 10017
CITIGROUP GLOBAL MARKETS INC.
388 Greenwich Street
20th Floor
New York, New York 10013

November 3, 2007
$5,300,000,000 Senior Secured First-Lien Credit Facilities
$1,500,000,000 Senior Secured Second-Lien Term Facility
Engagement Letter
Delphi Corporation
5725 Delphi Drive
Troy, MI 48098

Attention:	John Sheehan Vice President & Chief Restructuring Officer
Ladies and Gentlemen:
     You have advised J.P. Morgan Securities Inc. (“JPMorgan”), JPMorgan Chase Bank, N. A. (“JPMorgan Chase Bank”; together with JPMorgan, the “JPMorgan Parties”) and Citigroup (as defined below and, together with the JPMorgan Parties, the “Engagement Parties” or “we” or “us” that Delphi Corporation, a Delaware corporation (the “Borrower”), and certain of its subsidiaries (collectively, the “Debtors”) have commenced voluntary cases under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), Case No. 05-44481 (the “Cases”). You have further advised that you expect the Debtors to be reorganized pursuant to a Chapter 11 plan of reorganization to be filed in the Cases (the “Plan of Reorganization”). In connection therewith, you have further advised that the Borrower intends to obtain $6.05 billion in debt financing to be made available to the Borrower on the effective date of the Plan of Reorganization (the “Plan Effective Date”) to finance in part the distributions to be made thereunder, to pay the fees and expenses associated therewith and for working capital and general corporate purposes of the Borrower and its subsidiaries (the “Plan Financing Requirements”) and to issue to General Motors Corporation or one of its affiliates (collectively, “GM”) up to $750 million under a note as part of the distributions under the Plan of Reorganization. For purposes of this letter agreement, “Citigroup” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citigroup shall determine to be appropriate to provide the services and the commitments contemplated herein.
     You have further advised that the total consideration necessary for the Plan Financing Requirements is intended to be provided through (a) a senior secured first-lien asset-based revolving credit facility in an aggregate principal amount of $1.6 billion (the “ABL Facility”), (b) a senior secured first-lien term facility in an aggregate principal amount of $3.7 billion plus the Backstop Amount (as
Engagement Letter

2

defined in Exhibit A hereto) (the “First-Lien Term Facility”; together with the ABL Facility, the “First-Lien Credit Facilities”), (c) a senior secured second-lien term facility in an aggregate principal amount of $1.5 billion (the “Second-Lien Term Facility”; the First-Lien Term Facility and the Second-Lien Term Facility, collectively, the “Term Facilities”; the First-Lien Credit Facilities and the Second-Lien Term Facility, collectively, the “Credit Facilities”), of which up to $750 million will be in the form of a note issued to GM (the “GM Notes”) in connection with the distributions under the Plan of Reorganization, and (d) the proceeds from (i) an equity investment and rights offering of a combined amount of not less than $2.55 billion (the “Cash Equity Infusion”) backstopped by investors (the “Plan Sponsors”), and pursuant to a plan (the “Equity Plan”), reasonably acceptable to the Lead Arrangers.
     In that connection, you have requested that (i) JPMorgan and Citigroup agree to structure, arrange and syndicate the Credit Facilities, (ii) JPMorgan Chase Bank serve as administrative agent for each of the Credit Facilities and as collateral agent for the ABL Facility and (iii) JPMorgan Chase Bank and Citigroup (collectively, the “Initial Lenders”) each commit to provide a portion of the aggregate principal amount of the ABL Facility.
     Each of JPMorgan and Citigroup is pleased to advise you of its agreement to use commercially reasonable best efforts to assemble a syndicate of financial institutions identified by us in consultation with and reasonably acceptable to you for each of the Credit Facilities (the “Lenders”). Furthermore, (i) each of JPMorgan and Citigroup is pleased to advise you that it is willing to act as a joint lead arranger and joint bookrunner (each, a “Lead Title Capacity”) for the Credit Facilities (in such capacities, collectively, the “Lead Arrangers”), (ii) JPMorgan Chase Bank is pleased to advise you that it is willing to act as sole administrative agent for each of the Credit Facilities and as collateral agent for the ABL Facility and (iii) each of the Initial Lenders is pleased to advise you of its commitment to provide $200 million in aggregate principal amount of the ABL Facility. The commitment of each of the Initial Lenders to the ABL Facility is subject to the remainder of the ABL Facility being subscribed to by other Lenders pursuant to commitments in form and substance reasonably satisfactory to the Lead Arrangers. The foregoing agreements and commitments are made upon the terms and subject to the conditions set forth or referred to in this Engagement Letter and the Summary of Terms and Conditions and Annex of Availability Conditions attached as Exhibits A and B hereto (collectively, the “Term Sheets”).
     It is agreed that JPMorgan will act as the lead “left” Lead Arranger in respect of the Credit Facilities, that Citigroup will act as a Lead Arranger in respect of the Credit Facilities, and that JPMorgan Chase Bank will act as the sole administrative agent for each of the Credit Facilities and as the sole collateral agent for the ABL Facility. It is furthermore agreed that JPMorgan Chase Bank, in consultation with you, will appoint another institution reasonably acceptable to you to serve as collateral agent for each of the Term Facilities. You agree that no other bookrunners, agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than (i) that expressly contemplated by the Term Sheets and Fee Letters referred to below and (ii) customary fees payable in consideration of collateral monitoring services under the Term Facilities) will be paid in connection with the Credit Facilities unless you and we shall so agree; provided, that you may appoint up to two additional financial institutions as joint bookrunners in respect of the Credit Facilities and award other agent titles in respect of each Credit Facility to other financial institutions, so long as (i) the identity of each such other financial institution is reasonably satisfactory to the Lead Arrangers, (ii) each such other financial institution appointed as a joint bookrunner shall have committed to provide a portion of the ABL Facility which, expressed as a percentage of the aggregate commitments of all Lenders accorded a Lead Title Capacity, shall be at least equal to such financial institution’s share of the economics awarded in respect of Lead Title Capacities, (iii) no such other financial institution shall receive greater aggregate economics in connection with the Credit Facilities than any of the Engagement Parties, and (iv) JPMorgan is given top left lead placement on any marketing materials prepared in connection with the Credit Facilities. It is anticipated that the principal documentation for the Credit Facilities will be signed by the Lenders prior to
Engagement Letter

3

the closing thereof on the Plan Effective Date in order to provide certainty for the financing provided thereby, subject to the Lead Arrangers’ satisfaction with the commitments received on such basis.
     We intend to commence syndication efforts promptly, and you agree actively to assist us in completing a syndication satisfactory to us and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing banking relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (c) as set forth in the next paragraph, reasonable assistance from the Borrower in the preparation of materials to be used in connection with the syndication (collectively, with the Term Sheets, the “Information Materials”), (d) the hosting, by us and your senior management, of one or more meetings of prospective Lenders at mutually acceptable times and places and (e) your using commercially reasonable efforts to ensure that, no later than 25 days prior to the date definitive principal documentation for the Credit Facilities is entered into, the Borrower shall have received a corporate credit rating and a rating of each Term Facility by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group.
     You will assist us in preparing Information Materials, including Confidential Information Memoranda, for distribution to prospective Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower or its affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein.
     The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by the Engagement Parties for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda), (b) notification of changes in the terms of the Credit Facilities and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you. The Borrower hereby authorizes the Engagement Parties to distribute drafts of definitive documentation with respect to the Credit Facilities to Private-Siders and Public-Siders.
     The Lead Arrangers will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders, so long as such decisions are reasonably acceptable to the Borrower. Neither of the Lead Arrangers, in such capacity, will have any responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. Additionally, the Borrower acknowledges and agrees that neither of the Lead Arrangers, in such capacity, is advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent
Engagement Letter

4

investigation and appraisal of the transactions contemplated hereby, and neither of the Lead Arrangers shall have any responsibility or liability to the Borrower with respect thereto.
     To assist us in our syndication efforts, you agree to use commercially reasonable efforts to prepare and provide to us all information with respect to the Borrower, the Plan of Reorganization and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities. You hereby represent and covenant that to the best of your knowledge (a) all written information other than the Projections (the “Information”) that has been or will be made available to us by you or any of your representatives is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions that were reasonable as of the date of the preparation of such Projections (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the Projections will be realized). You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.
     As consideration for the commitments and agreements of the Engagement Parties hereunder, you agree to cause to be paid the nonrefundable fees described in any fee letter dated the date hereof and delivered herewith (the “Fee Letter”; together with the Engagement Letter, the Term Sheets and related letter agreements, the “Engagement Papers”).
     Each Engagement Party’s commitments and agreements hereunder are subject to: (a) there not occurring any development or event that has had or is reasonably expected to have a material adverse effect on the business, financial condition, operations or assets of the Borrower and its subsidiaries, taken as a whole; (b) such Engagement Party’s satisfaction that prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its affiliates (other than the Borrower’s syndication, issuance or refinancing of (i) European receivables facilities, (ii) other existing non-U.S. debt facilities, (iii) the extension and refinancing of certain indebtedness arising under the Existing DIP Agreement (as defined in Exhibit A hereto) in accordance with the terms of that certain third amendment thereto and (iv) other debt facilities or debt securities that are not material (as determined by the Lead Arrangers in their reasonable discretion); (c) the Lead Arrangers having been afforded a period of at least 30 days after the completion of the Confidential Information Memoranda to syndicate the Credit Facilities (which period shall exclude the period commencing on (and including) December 24, 2007 and ending on (and including) January 1, 2008); (d) the closing of the Credit Facilities on or before April 30, 2008; and (e) the other conditions set forth in the Term Sheets. Those matters that are not covered by the provisions hereof and of the Term Sheets are subject to the approval and agreement of the Engagement Parties and the Borrower.
     You agree (a) to indemnify and hold harmless the Engagement Parties, their affiliates and their respective directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Engagement Letter, the Credit Facilities, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable and documented legal or other
Engagement Letter

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expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the bad faith, willful misconduct or gross negligence of, or material breach of this Engagement Letter by, such indemnified person or any of its affiliates or its or their respective directors, employees, advisors, or agents; (b) in the event that the initial funding under any of the Credit Facilities is consummated, to reimburse each Engagement Party and its affiliates on demand for all reasonable and documented out-of-pocket expenses (including due diligence, appraisal and environmental review expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel to the Lead Arrangers and Administrative Agent (as identified in the Term Sheets) and of a single local counsel to such Lead Arrangers and Administrative Agent in each relevant jurisdiction (and, in each case, of additional counsel in the event that there is a determination in good faith that a conflict of interest between the Indemnified Parties exists)) and all reasonable and documented fees and expenses associated with field examinations (including the allocated expenses of field examinations conducted by any of the Lead Arrangers and their respective affiliates) incurred in connection with the Credit Facilities and any related documentation (including the Engagement Papers and the definitive financing documentation) or the administration, amendment, modification or waiver thereof; and (c) in the event the initial funding of the Credit Facilities is not consummated, to reimburse each Engagement Party on demand for (i) all reasonable and documented fees, charges and disbursements of counsel to the Lead Arrangers and the Administrative Agent (as identified in the Term Sheets), in each case, and of a single counsel in each relevant jurisdiction (and, in each case, of additional counsel in the event that there is a determination in good faith that a conflict of interest between the Indemnified Parties exists) and (ii) all reasonable and documented fees and expenses of any field examinations and appraisals conducted after the date hereof incurred in connection with the Credit Facilities and any related documentation (including the Engagement Papers and the definitive financing documentation) or the administration, amendment, modification or waiver thereof up to an aggregate amount, for clauses (i) and (ii) above of this clause (c), of $500,000. No indemnified person shall be liable for any damages arising from the unauthorized use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages arise from the bad faith, gross negligence or willful misconduct of such indemnified person. In addition, no indemnified person shall be liable for any special, indirect, consequential or punitive damages in connection with the Credit Facilities.
     You acknowledge that each Engagement Party and its affiliates (the term “Engagement Party” as used below in this paragraph and the following paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. In addition to the limitations set forth in the following paragraph, no Engagement Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Engagement Party of services for other companies, and no Engagement Party will furnish any such information to other companies. You also acknowledge that no Engagement Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that JPMorgan is a full service securities firm and JPMorgan may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by the Engagement Papers.
     The Engagement Parties will use all confidential information provided to them by or on behalf of you or any of your respective subsidiaries hereunder solely for the purpose of providing the services which are the subject of this Engagement Letter, the Term Sheets and the Fee Letters and shall
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treat confidentially all such information; provided that nothing herein shall prevent any Engagement Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Engagement Party, to the extent permitted by law, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction or purporting to have jurisdiction over such Engagement Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Engagement Party or any of its affiliates, (d) to the extent that such information is received by such Engagement Party from a third party that is not to such Engagement Party’s knowledge subject to confidentiality obligations to the Borrower, (e) to the extent that such information is independently developed by such Engagement Party or any of its affiliates, (f) to such Engagement Party’s affiliates and its and their officers, directors, employees, partners, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees and any potential direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower and its obligations under each Credit Facility who are informed of the confidential nature of such information and have agreed to keep such information confidential or (h) for purposes of establishing a “due diligence” defense. The Engagement Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to each Credit Facility; and otherwise, the confidentiality obligations of the Engagement Parties hereunder shall, in any event, terminate on the second anniversary of the date hereof.
     Each Engagement Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by the Engagement Papers, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Engagement Party hereunder. Any such performance of or exercise of rights of each Engagement Party through any of its affiliates shall not relieve such Engagement Party from any of its obligations hereunder.
     This Engagement Letter shall not be assignable by any party hereto (other than to reorganized Delphi Corporation on the Plan Effective Date) without the prior written consent of the Borrower and each Engagement Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Engagement Letter may not be amended or waived except by an instrument in writing signed by you and each Engagement Party. This Engagement Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Engagement Letter by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. The Engagement Letter and the Fee Letters are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto.
     This Engagement Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. The Borrower consents to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York (including the Bankruptcy Court). Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party
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related to or arising out of this Engagement Letter, the Term Sheets, the transactions contemplated hereby or the performance of services hereunder.
     This Engagement Letter is delivered to you on the understanding that neither the Engagement Papers nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (i) that this Engagement Letter, the Term Sheets, the Fee Letters and the terms and substance thereof may be disclosed to (a) the Plan Sponsors and GM and each of their and your respective officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), (ii) this Engagement Letter, the Term Sheets and, to the extent necessary, a statement summarizing the aggregate amount of fees payable under the Fee Letters may be disclosed to the providers of the Cash Equity Infusion and each of their officers, agents and advisors who are directly involved in the consideration of this matter, (iii) this Engagement Letter, the Term Sheets (except for provisions therein pertaining to pricing, fees and prepayment premia, if any, unless redacted in a manner reasonably satisfactory to you and us; any such omitted or redacted information, collectively, the “Excluded Information”) and, to the extent necessary, a statement summarizing the aggregate amount of fees payable under the Fee Letters may be filed with the Bankruptcy Court pursuant to a motion seeking authority for the Borrower to enter into the Engagement Papers, (iv) the Borrower may make public disclosure of the existence and amount of each Engagement Party’s commitment hereunder and of each Engagement Party’s identity as collateral agent, administrative agent, lead arranger, book manager or other title, as the case may be and (v) subject to the immediately following sentence hereof, the Excluded Information and the Fee Letters may be disclosed to any statutory committees appointed in the Cases, the Office of the United States Trustee and other third parties as directed by the Bankruptcy Court. You agree to take such reasonable actions as shall be required to prevent the Excluded Information and the contents of the Fee Letters from becoming publicly available including, without limitation, by the filing of a motion or an ex parte request pursuant to Sections 105(a) and 107(b) of the Bankruptcy Code and Bankruptcy Rule 9018 seeking an order of the Bankruptcy Court authorizing the Debtors to file the Excluded Information and the Fee Letters under seal.
     Each of the Engagement Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor (as defined in the Term Sheets), which information includes names and addresses and other information that will allow such Engagement Party to identify the Borrower and each Guarantor in accordance with the Patriot Act.
     The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the other Engagement Papers and any other provision herein or therein which by its terms expressly survives the termination of this Engagement Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Engagement Letter or the commitments hereunder, provided that your obligations under the Engagement Papers, other than with respect to confidentiality and cooperation with syndication of the Credit Facilities, shall automatically terminate and be superseded by the definitive documentation relating to each Credit Facility upon the effectiveness thereof, and you shall be released from all liability in connection therewith at such time.
     We understand that your obligations hereunder and under the Fee Letters are subject to the entry of an order by the Bankruptcy Court authorizing the Borrower to enter into this Engagement Letter, the Fee Letters and any related agreements (the “Approval Order”). This offer shall automatically expire if executed counterparts of each of the Engagement Papers are not returned to us not later than one
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business day after the Approval Order has been entered by the Bankruptcy Court, which date shall not, in any event, be later than 5:00 p.m., New York City, on November 30, 2007.
Engagement Letter

          We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By:

Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:

Name:
Title:

CITIGROUP GLOBAL MARKETS INC.

By:

Name:
Title:

Accepted and agreed to as of
the date first above written:
DELPHI CORPORATION

By:

Name:
Title:
Engagement Letter

EXHIBIT A
DELPHI CORPORATION
SENIOR SECURED CREDIT FACILITIES
Summary of Terms and Conditions

     Unless otherwise defined herein, capitalized terms are used herein as defined in the Engagement Letter. Set forth below are the terms and conditions for the Credit Facilities which would be available upon the Plan Effective Date.

1.	PARTIES

	Borrower:	Reorganized Delphi Corporation, a Delaware corporation, upon the Plan Effective Date (the “U.S. Borrower”).

In addition, the First-Lien Euro Term Facility (as defined below) may be borrowed by a wholly owned European subsidiary of the U.S. Borrower that is reasonably acceptable to the Arrangers (such subsidiary, the “Additional Borrower”).

The term “Borrower” shall mean (a) in respect of or related to the ABL Facility, the First-Lien U.S. Term Facility (as defined below) and the Second-Lien Term Facility, the U.S. Borrower and (b) in respect of or related to the First-Lien Euro Term Facility, the U.S. Borrower and the Additional Borrower, collectively.

	Guarantors:	All obligations of the U.S. Borrower in respect of the Credit Facilities (including, without limitation, its guarantee of the First-Lien Euro Term Facility) and any obligations of any U.S. Loan Party (as defined below) arising out of cash management, interest protection or other hedging arrangements entered into with the Administrative Agent or any Lender under the ABL Facility or any affiliate of any of the foregoing (collectively, the “Other Liabilities”) will be unconditionally guaranteed by each of the U.S. Borrower’s direct and indirect, existing and future wholly-owned domestic subsidiaries (other than (i) any subsidiary that is a “controlled foreign corporation” (a “CFC”) under Section 957 of the Internal Revenue Code to the extent such guarantee would result in a material tax liability, (ii) subsidiaries with attributable assets and EBITDA not exceeding aggregate materiality thresholds to be agreed, (iii) any special purpose vehicle established in connection with a permitted securitization or factoring facility and (iv) any other subsidiary if the entering into such guarantee would cause it to breach any applicable law, regulations or contractual provisions) (collectively, the “U.S. Guarantors”; the U.S. Borrower and the U.S. Guarantors, collectively, the “U.S. Loan Parties”).

All obligations of the Additional Borrower in respect of the First-Lien Euro Term Facility will be unconditionally guaranteed by (A) the U.S. Borrower and (B) the direct parent

Term Sheet — Credit Facilities

company of the Additional Borrower (the “Euro Parent Guarantor”; the Additional Borrower and the Euro Parent Guarantor, collectively, the “Non-U.S. Loan Parties”; the U.S. Guarantors and the Euro Parent Guarantor, collectively, the “Guarantors”; and the U.S. Loan Parties and the Non-U.S. Loan Parties, collectively, the “Loan Parties”).

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements under the Credit Documentation in circumstances where the U.S. Borrower and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

	Joint Lead Arrangers and Joint Bookrunners:	J.P. Morgan Securities Inc. and Citigroup (in such capacities, the “Arrangers”).

	Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank” and, in such capacity, the “Administrative Agent”).

	Collateral Agent	JPMorgan Chase Bank will act as the collateral agent for the ABL Facility (in such capacity, the “ABL Collateral Agent”). JPMorgan Chase Bank, in consultation with you, will appoint another institution reasonably acceptable to you to serve as collateral agent for the First-Lien Term Facility (such collateral agent in such capacity, the “First-Lien Collateral Agent”) and another institution reasonably acceptable to you to serve as the collateral agent for the Second-Lien Term Facility (such collateral agent in such capacity, the “Second-Lien Collateral Agent”; the ABL Collateral Agent, the First-Lien Collateral Agent and the Second-Lien Collateral Agent, collectively, the “Collateral Agents” and, together with the Administrative Agent, the “Agents”).

	Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Arrangers and reasonably acceptable to the U.S. Borrower (collectively, the “Lenders”). It is anticipated that the Lenders will execute and deliver the Credit Documentation (as defined below) in advance of the Closing Date (as defined below).

2.	TYPES AND AMOUNTS OF SENIOR SECURED CREDIT FACILITIES

A	First-Lien Term Facility

	Type and Amount:	A seven-year first-lien term loan facility (the “First-Lien Term Facility”; the commitments thereunder, the “First-Lien Term Commitments”; the loans thereunder, the “First-Lien Term Loans”) in the amount of $3.7 billion plus the Backstop Amount (as defined below), such aggregate amount to be allocated

Term Sheet — Credit Facilities

among (a) a U.S. term loan facility to be made available to the U.S. Borrower (the “First-Lien U.S. Term Facility”; the loans thereunder, the “First-Lien U.S. Term Loans”), and (b) a Euro term loan facility in an aggregate principal amount of the Euro equivalent of up to $750 million, to be made available to the Additional Borrower (the “First-Lien Euro Term Facility”; the loans thereunder, the “First-Lien Euro Term Loans”). Commencing after all First-Lien Term Commitments have been utilized, terminated or expired, the First-Lien Term Loans shall be repayable in equal consecutive quarterly installments of 0.25% per quarter until the maturity date with a final payment on the maturity date equal to the remaining unpaid balance of the First-Lien Term Loans.

In the U.S. Borrower’s sole discretion and without duplication of the amount referred to in the proviso under the heading “Availability” in Section 2.C. below, the First-Lien Term Facility may be increased in an amount (the “Backstop Amount”) equal to any financing shortfall reflecting upfront fees or original issue discount in respect of the gross cash proceeds expected to be received from the Term Facilities on the Closing Date in accordance with the terms hereof.

	Availability:	The First-Lien Term Loans shall be made in a single drawing on the Closing Date (as defined below). Amounts repaid or prepaid under the First-Lien Term Facility may not be reborrowed. Borrowings under the First-Lien U.S. Term Facility shall be denominated in U.S. Dollars. Borrowings under the First-Lien Euro Term Facility shall be denominated in Euro.

	Maturity:	The date that is seven years after the Signing Date (as defined below).

	Purpose:	The proceeds of the First-Lien Term Loans shall be used to refinance outstanding indebtedness of the Borrower and its subsidiaries under the Revolving Credit, Term Loan and Guaranty Agreement, dated as of January 9, 2007 (as amended, supplemented or otherwise modified from time to time, the “Existing DIP Agreement”), and to finance claims and other costs and expenses incurred in connection with emerging from bankruptcy.

B.	Second-Lien Term Facility

	Type and Amount:	An eight-year second-lien term loan facility (the “Second-Lien Term Facility” and, together with the First-Lien Term Facility, the “Term Facilities”) in the amount of $1.5 billion (subject to the next succeeding paragraph) (the commitments thereunder, the “Second-Lien Term Commitments” and, together with the First-Lien Term Commitments, the “Term Commitments”; the

loans thereunder, the “Second-Lien Term Loans” and, together with the First-Lien Term Loans, the “Term Loans”). The Second-Lien Term Loans shall be repayable in full on the maturity date.

GM will receive a note of up to $750 million under the Second- Lien Term Facility in connection with the distributions under the Plan of Reorganization as provided for under the Second-Lien Term Facility. To the extent the Arrangers allocate additional commitments in excess of $750 million of the aggregate principal amount of the Second-Lien Term Facility, up to $500 million of the note under the Second-Lien Term Facility issued to GM may be reduced by the amount of such excess.

	Availability:	The Second-Lien Term Loans shall be made in a single drawing on the Closing Date. Amounts repaid or prepaid under the Second-Lien Term Facility may not be reborrowed.

	Maturity:	The date that is eight years after the Signing Date.

	Purpose:	The proceeds of the Second-Lien Term Loans shall be used to finance distributions under the Plan of Reorganization, to pay fees and expenses associated therewith and for working capital and general corporate purposes of the Borrower and its subsidiaries.

C.	ABL Facility

	Type and Amount:	A six-year first-lien revolving facility (the “ABL Facility”; the commitments thereunder, the “ABL Commitments” and, together with the Term Commitments, the “Commitments”) in the amount of $1.6 billion (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “ABL Loans”; and together with the Term Loans, the “Loans”).

	Availability:	The ABL Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is six years after the Signing Date (the “ABL Termination Date”). No ABL Loans shall be made on the Closing Date; provided that, at the U.S. Borrower’s discretion, ABL Loans shall be permitted on the Closing Date up to an amount equal to any financing shortfall reflecting upfront fees or original issue discount in respect of the gross cash proceeds expected to be received from the Term Facilities on the Closing Date in accordance with the terms hereof. The ABL Facility will be available for the roll-over, replacement or back-stop of existing letters of credit in an amount to be determined.

Term Sheet — Credit Facilities

Loans under the ABL Facility will be available to the Borrower in U.S. dollars. Furthermore, a sub-facility in an amount to be agreed will be available to the Borrower in Euros. Lenders under the ABL Facility will not be required to provide commitments in respect of such sub-facility on a pro rata basis.

Maturity:	The ABL Termination Date.

Funding of Loans:	Loans under the ABL Facility shall be funded with advances from Lenders with ABL Commitments.

Letters of Credit:	A portion of the ABL Facility of $500 million shall be available for the issuance of letters of credit (the “Letters of Credit”) by JPMorgan Chase Bank or up to two other Lenders under the ABL Facility designated by the Borrower and reasonably acceptable to the Administrative Agent (each, in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the ABL Termination Date (or such later date to be agreed, subject to cash collateral and/or backstop arrangements reasonably satisfactory to the Issuing Lenders), provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of ABL Loans) on the same business day (or on the next business day if notice of such drawing is received after 10:00 a.m.). To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the ABL Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Swingline Loans:	A portion of the ABL Facility of $250 million shall be available for swingline loans (the “Swingline Loans”) from JPMorgan Chase Bank and other designated Lenders under the ABL Facility on same-day notice. Any Swingline Loans will reduce availability under the ABL Facility on a dollar-for-dollar basis. Each Lender under the ABL Facility shall be unconditionally and irrevocably required to purchase, under certain circumstances, a pro rata participation in each Swingline Loan.

Purpose:	Extensions of credit under the ABL Facility shall be used to finance the working capital needs and general corporate purposes of the Borrower and its subsidiaries (including the roll- over, replacement or back-stop of existing letters of credit in an amount to be determined). The ABL Facility shall not be used to finance distributions to be made under the Plan of

Term Sheet — Credit Facilities

Reorganization.

Borrowing Base:	For purposes hereof, “Borrowing Base” shall mean the sum of (a) the sum of (i) 100% of eligible domestic cash and cash equivalents (collectively, the “Cash Component”), plus (ii) 85% of eligible domestic accounts receivable and eligible foreign accounts receivable, excluding those owing from General Motors Corporation and its affiliates (collectively, “GM”) (the “Non-GM Accounts Receivable Component”), provided that no more than $100 million of the Non-GM Accounts Receivable Component may consist of foreign accounts receivable, plus (iii) an amount equal to the lesser of (A) 85% of eligible accounts receivable owing from GM (the “GM Accounts Receivable Component” and, together with the Non-GM Accounts Receivable Component, the “Accounts Receivable Component”) and (B) 25% (or, commencing January 1, 2010, 20%) of the sum of the Accounts Receivable Component and the Inventory Component (as defined below) inclusive of the GM Accounts Receivables Component and net of applicable reserves, plus (iv) the lesser of (A) 75% of eligible domestic inventory (valued at cost (FIFO)) and (B) 85% of the net orderly liquidation value (based on the most recent third party appraisal) of domestic inventory (the “Inventory Component” and, together with the Cash Component and the Accounts Receivable Component, collectively, the “Current Asset Borrowing Base Component”);
plus (b) an amount equal to the lesser of (i) the sum of (A) 80% of the net orderly liquidation value (based on the most recent third party appraisal) of eligible machinery and equipment, plus (B) 75% of the fair market value of eligible real estate (based on the most recent third party appraisals) and (ii) 30% (or in 2009 and thereafter, 25%) of the Borrowing Base inclusive of the PP&E Borrowing Base Component (collectively, the “PP&E Borrowing Base Component”); minus (c) applicable reserves. Borrowing Base eligibility standards and reserves shall be usual and customary to facilities of this type (including, without limitation, reserves determined by the Administrative Agent in its Permitted Discretion to be appropriate to reflect reasonably anticipated Other Liabilities exceeding $100 million in the aggregate), and each may be fixed and revised from time to time by the Administrative Agent in its Permitted Discretion (as defined below). “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment. Notwithstanding the foregoing, the Borrowing Base shall be defined in a manner to allow, on a projected basis as determined on the Signing Date, for Availability on the Closing Date of $1.6 billion.

The Borrowing Base shall be computed on a monthly basis pursuant to a borrowing base certificate (a “Borrowing Base Certificate”) to be delivered by the Borrower to the

Term Sheet — Credit Facilities

Administrative Agent. Borrowing Base Certificates shall be computed and delivered on a weekly basis during any Special Reporting Period (as defined below).

"Special Reporting Period” means (a) any period from the date Availability (as defined below) shall have been less than $300 million for five consecutive business days to the date Availability shall have been at least $300 million for 30 consecutive calendar days or (b) upon the occurrence of any payment or bankruptcy default or event of default, the period that such default or event of default shall be continuing. “Availability” shall mean, at any time, the excess of (a) the lesser of (i) the ABL Commitments and (ii) the Borrowing Base as then in effect, over (b) the sum of (i) the aggregate principal amount of all ABL Loans and Swingline Loans then outstanding and (ii) the aggregate amount available to be drawn under all Letters of Credit under the ABL Facility outstanding at such time or drawn and not yet reimbursed.

The Administrative Agent shall arrange appraisals of the net orderly liquidation value of the inventory and machinery and equipment and of the fair market value of the real estate included in the Borrowing Base and field examinations of the accounts receivable, inventory and related working capital matters and financial information of the Loan Parties and of their related data processing and other systems, in each case annually (and more frequently, in the Administrative Agent’s reasonable discretion, during a Special Reporting Period, but in any event, no more than four appraisals and four field examinations in any year).

Uncommitted Incremental ABL Facility:	Provided that no default or event of default is then existing or would arise therefrom, the Borrower, at its option, may request that the ABL Commitments be increased (any such increase, an “Incremental Revolving Facility”) by an amount not to exceed $100 million in the aggregate with any other Incremental Revolving Facilities; provided, that no Lender will be required to participate in any such Incremental Revolving Facility without its consent.

The terms of each Incremental Revolving Facility shall be identical to the ABL Facility and each Incremental Revolving Facility shall upon its effectiveness be added to (and be made a part of) the ABL Facility, provided that, with respect to any Incremental Revolving Facility, the Applicable Margin (as defined below) in respect of any Availability amount may not exceed the Applicable Margin in respect of such Availability amount under the original ABL Facility by more than 50 basis points without an adjustment to such Applicable Margin under

Term Sheet — Credit Facilities

the original ABL Facility so that it is not more than SO basis points below such Applicable Margin under the Incremental Revolving Facility.

No Incremental Revolving Facility shall become effective unless (i) so long as a Cash Dominion Period is in effect, the Loan Parties have demonstrated, to the reasonable satisfaction of the Administrative Agent, that both before and after giving effect to such Incremental Revolving Facility and any credit extensions and investments made in connection therewith, the Borrower shall be in compliance with the Fixed Charge Coverage Ratio (as defined below) on a pro forma basis as of the last day of the then most recently ended fiscal quarter, (ii) no default or event of default under the ABL Facility exists or would exist after giving effect thereto and (iii) the representations and warranties under the ABL Facility shall be true and correct in all material respects.

The Credit Documentation regarding the ABL Facility will be amended to give effect to each Incremental Revolving Facility by documentation executed by the financial institution or financial institutions making the commitments with respect thereto (including new Lenders with the consent of the Borrower and the Administrative Agent under the ABL Facility), the Administrative Agent under the ABL Facility and the Borrower, and without the consent of any other Lender.

3.	CERTAIN PAYMENT PROVISIONS

	Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:
Loans may be prepaid and Commitments may be reduced by the Borrower in minimum amounts to be agreed upon[Redacted Text] Optional prepayments of the Term Loans shall be applied, first, to the prepayment of the First-Lien Term Loans and, second, to the prepayment of the Second-Lien Term Loans, and shall be subject to the intercreditor agreement referred to below. Optional prepayments of the Term Loans shall be applied to installments thereof as directed by the Borrower. Optional prepayments of the Term Loans may not be reborrowed.

	Mandatory Prepayments and Term Commitment Reductions:	The following amounts shall be applied to prepay the Term Loans or permanently reduce the Term Commitments[Redacted Text]:

Term Sheet — Credit Facilities

(a) 100% of the net proceeds of any incurrence of debt (other than permitted debt) after the Closing Date of the Borrower or any of its subsidiaries.

(b) 100% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any assets (in excess of an amount to be agreed) to the extent such proceeds are in excess of any reduction to the Borrowing Base as a result of such asset sale or disposition as determined on a pro forma basis at the time of, and after giving effect to, such asset sale or disposition and are not required to be applied to the prepayment of ABL Loans, and except for sales of inventory and other assets or obsolete or worn-out property, in each case, in the ordinary course of business, the assets constituting Automotive Holdings Group (excluding related material foreign assets), the steering assets and certain other assets to be agreed, and subject to customary exceptions (including reinvestment rights for up to 18 months) to be agreed upon.

(c) 50% of excess cash flow (with a definition to be mutually agreed, the “Excess Cash Flow”) for each fiscal year of the Borrower, with step downs to be agreed based on the achievement of a leverage test to be agreed; provided, that any voluntary prepayments (including loans under the ABL Facility to the extent ABL Commitments are permanently reduced by the amount of such prepayments) made during such fiscal year shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis.

The amounts described above shall be applied, first, to prepay the First-Lien Term Loans or to permanently reduce the First-Lien Term Commitments and, second, to prepay the Second-Lien Term Loans or to permanently reduce the Second-Lien Term Commitments, and shall be subject to the intercreditor agreement referred to below.

Mandatory prepayments of the First-Lien Term Loans shall be applied, first to scheduled installments thereof occurring within the next 12 months in direct order of maturity and, second, ratably to the remaining installments thereof. Mandatory prepayments of the Term Loans may not be reborrowed.

Any Lender holding Term Loans may elect not to accept a mandatory prepayment (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender under the First-Lien Term Facility shall be offered, first to the non-Declining Lenders under such First-Lien Term Facility. To the extent such prepayment amounts are not accepted by such non-Declining Lenders, such prepayment amount shall be offered, second to the Lenders under the Second-Lien Term Facility.

Term Sheet — Credit Facilities

To the extent such prepayment amounts are not accepted by such Lenders under the Second-Lien Term Facility, subject to the terms of the intercreditor agreement referred to below, such amounts may be retained by the Borrower for general corporate purposes of the Borrower and its subsidiaries.

The Borrower shall also be required to offer to prepay Second-Lien Term Loans upon the occurrence of a change of control (the definition of which is to be agreed upon), subject to a prepayment premium of [Redacted Text].

The ABL Loans shall be prepaid (without a corresponding reduction of commitments) with the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any ABL Facility Priority Collateral in excess of an amount to be agreed to the extent that, at the time of and after giving effect to, such asset sale disposition, on a pro forma basis, the extensions of credit outstanding under the ABL Facility at such time in the aggregate exceed (i) the amount of the ABL Commitments or (ii) the then-current Borrowing Base.

Furthermore, the ABL Loans shall be prepaid, or the Letters of Credit under the ABL Facility shall be replaced or cash collateralized in an amount equal to 100% (or, in the case of Letters of Credit denominated in foreign currencies, 103%) of the amount available to be drawn thereunder or drawn and not yet reimbursed, to the extent such extensions of credit at any time in the aggregate exceed (i) the amount of the ABL Commitments or (ii) the then-current Borrowing Base.

[Redacted Text]	[Redacted Text]

[Redacted Text]

Term Sheet — Credit Facilities

4.	COLLATERAL

	ABL Collateral:	The obligations of each U.S. Loan Party in respect of the ABL Facility and any Other Liabilities shall be secured by (a) a perfected first priority security interest in, and lien on all of each U.S. Loan Party’s (i) accounts receivable, (ii) inventory, (iii) machinery and equipment, (iv) owned real estate, (v) chattel paper, instruments and documents relating to the foregoing, (vi) payment intangibles constituting proceeds of the foregoing, (vii) deposit accounts, (viii) letter of credit rights and supporting obligations relating to any of the foregoing, (ix) cash and cash equivalents, (x) books and records relating to any of the foregoing, and (xi) products and proceeds of the foregoing other than the Term Loan Priority Collateral (as defined below) (the “ABL Facility Priority Collateral”) and (b) a perfected third priority security interest in, and lien on all other tangible and intangible assets of each U.S. Loan Party (other than ABL Facility Priority Collateral), including, without limitation (i) the capital stock held by such U.S. Loan Party of the Borrower’s direct or indirect, existing or future domestic subsidiaries (excluding CFCs) and, limited to 65% of all of such outstanding capital stock, the capital stock of the Borrower’s direct or indirect, existing or future first tier foreign subsidiaries and CFCs, (ii) all intercompany notes issued by and advances made to the Borrower’s direct or indirect, existing or future foreign subsidiaries owing to such U.S. Loan Party, (iii) intellectual property, (iv) chattel paper, instruments and documents relating to the foregoing, (v) payment intangibles constituting proceeds of the foregoing and (vi) all products and proceeds of the foregoing other than the ABL Facility Priority Collateral (the “U.S. Term Loan Priority Collateral”; the U.S. Term Loan Priority Collateral and the ABL Priority Collateral, collectively, the “U.S. Collateral”).

	First-Lien Term Collateral:	The obligations of each U.S. Loan Party in respect of the First-Lien Term Facility shall be secured by (a) a perfected first priority security interest in, and a lien on, all U.S. Term Loan Priority Collateral and (b) a perfected second priority security interest in, and a lien on, all ABL Facility Priority Collateral.

The obligations of each Non-U.S. Loan Party in respect of the First-Lien Euro Term Facility shall be secured by (a) a perfected first priority security interest in and lien on certain tangible and intangible assets of such Loan Party to be agreed (including, without limitation, 100% of the outstanding capital stock of the Additional Borrower, the capital stock of the Additional Borrower’s direct subsidiaries and all of the intercompany notes held by such Loan Party), provided, that non-U.S. Collateral shall not be required, (A) if the provision thereof would reasonably be expected to result in additional tax costs to the Borrower or any of its affiliates or (B) if the Borrower and the

Term Sheet — Credit Facilities

Administrative Agent under the First-Lien Term Facility agree that the costs of obtaining any such non-U.S. Collateral are excessive in relation to the benefits provided (collectively, the “Non-U.S. Term Loan Priority Collateral” and, together with the U.S. Term Loan Priority Collateral, the “Term Loan Priority Collateral”; the Term Loan Priority Collateral and the ABL Priority Collateral, collectively, the “Collateral”); and (b) a perfected second priority security interest in, and a lien on, all ABL Facility Priority Collateral. It is understood and agreed that neither the ABL Facility nor the First-Lien U.S. Term Facility nor the Second-Lien Term Facility shall be secured by any Non-U.S. Term Loan Priority Collateral.

First-Lien Term Collateral Sharing:	The Credit Documentation for the First-Lien Term Facility shall include provision to insure ratable recoveries for the Lenders participating in the First-Lien U.S. Term Loans and for those participating in the First-Lien Euro Term Loans following any acceleration of the First-Lien Term Loans.

Second-Lien Term Collateral:	The obligations of each Loan Party under the Second-Lien Term Facility shall be secured by (a) a perfected second priority security interest in, and a lien on, all U.S. Term Loan Priority Collateral and (b) a perfected third priority security interest in, and a lien on, all ABL Facility Priority Collateral.

Excluded Assets:	Notwithstanding anything herein to the contrary, the Collateral shall exclude the following: (i) fee owned real properties with a value of less than an amount to be agreed (with any required mortgages being permitted to be delivered post-closing in accordance with paragraph (i) of Exhibit B) and all leasehold interests, (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights and certain commercial tort claims, (iii) pledges and security interests prohibited by law or prohibited by contractual anti-assignment clauses not overridden by the UCC or other applicable law or with respect to assets in which security interests or pledges cannot be granted without the consent of one or more third parties or governmental entities (and not overridden by the UCC or other applicable law) and (iv) those assets as to which the Administrative Agent under each Credit Facility and the U.S. Borrower agree that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Lenders under such Credit Facility of the security to be afforded thereby.

The Credit Documentation will provide for the release of liens in connection with receivables and other assets to be sold into permitted securitization and factoring facilities.

Intercreditor Agreement:	The lien priority, relative rights and other creditors’ rights issues in respect of the Credit Facilities will be set forth in an

Term Sheet — Credit Facilities

intercreditor agreement, which shall be in form and substance reasonably acceptable to the Arrangers, the Borrower and the Agents under each Credit Facility. The intercreditor agreement shall, among other things to be determined by the Arrangers and the Agents under each Credit Facility, document the “silent” status of the liens securing any Credit Facility at second or third priority. The intercreditor agreement will, among other things, provide that (i) each secured party holding a lien on any of the U.S. Collateral with superior priority over the lien of any other secured party on such U.S. Collateral (such secured party, with regard to such other secured party solely in respect of such portion of the U.S. Collateral, a “Superior Priority Penholder” and a “Inferior Priority Lienholder”, respectively) will have an absolute block on the ability of Inferior Priority Lienholders to exercise lien-related remedies, (ii) the Inferior Priority Lienholders will not object to the value of the Superior Priority Lienholders’ claims, (iii) the Inferior Priority Lienholders will not object to the Superior Priority Lienholders’ adequate protection, (iv) the Inferior Priority Lienholders will not seek adequate protection other than (A) replacement liens junior to the liens of the Superior Priority Lienholders, (B) accrual (but not, in the case of the Second-Lien Term Facility, the current payment) of interest, and (C) current payment of expenses, and (v) the secured parties under the Second-Priority Term Facility will not object to a “debtor-in-possession” financing.

In particular, the intercreditor agreement will provide, among other things, that, (i) so long as any obligations are outstanding under the ABL Facility, the ABL Collateral Agent will control at all times all remedies and other actions related to the ABL Facility Priority Collateral, and neither the secured parties under the First-Lien Term Facility nor the secured parties under the Second-Lien Term Facility will be entitled to take any action with respect to the ABL Facility Priority Collateral, (ii) so long as any obligations are outstanding under the First-Lien Term Facility, the First-Lien Collateral Agent will control at all times all remedies and other actions related to the U.S. Term Loan Priority Collateral, and neither the secured parties under the Second-Lien Term Facility nor the secured parties under the ABL Facility will be entitled to take any action with respect to the U.S. Term Loan Priority Collateral, (iii) after all obligations under the First-Lien Term Facility have been indefeasibly paid in full and so long as any obligations are outstanding in respect of the Second-Lien Term Facility, the Second-Lien Collateral Agent will control at all times all remedies and other actions related to the U.S. Term Loan Priority Collateral, and the secured parties under the ABL Facility will not be entitled to take any action with respect to the U.S. Term Loan Priority Collateral and (iv) after all obligations under the ABL Facility have been indefeasibly paid in full and so long as any obligations are outstanding under the First-Lien Term Facility,

Term Sheet — Credit Facilities

the First-Lien Collateral Agent will control at all times all remedies and other actions related to the ABL Facility Priority Collateral, and the secured parties under the Second-Lien Term Facility will not be entitled to take any action with respect to the ABL Facility Priority Collateral.

The intercreditor agreement will further provide for a waiver by GM as a Lender under the Second-Lien Term Facility of any right of set-off it may have in respect of any Loan Party’s obligations owing to GM under the Second-Lien Term Facility.

5.	CASH DOMINION:	Account control agreements, in form and substance reasonably satisfactory to the Administrative Agent under the ABL Facility and the Borrower, on the Loan Parties’ primary concentration accounts maintained with institutions other than the Administrative Agent under the ABL Facility within 90 days after the Signing Date, subject to extensions approved by the Administrative Agent under the ABL Facility in its sole discretion. During a Cash Dominion Period (as defined below), amounts in controlled accounts will be swept on a daily basis into a core concentration account maintained with the Administrative Agent under the ABL Facility, subject to customary exceptions and thresholds. Collections which are received into such core concentration account shall be used to reduce amounts owing under the ABL Facility (without a corresponding reduction in the commitments thereunder).

“Cash Dominion Period” means (a) any period from the date Availability shall have been less than $200 million for five consecutive business days to the date Availability shall have been at least $200 million for 30 consecutive calendar days or (b) upon the occurrence of any payment or bankruptcy default or event of default, the period that such default or event of default shall be continuing.

6.	CERTAIN CONDITIONS

	Initial Conditions:	The availability of the Credit Facilities shall be conditioned upon the satisfaction of the conditions set forth in Exhibit B (the date upon which all such conditions precedent shall have been satisfied or waived, the “Closing Date”) on or prior to April 30, 2008. The Credit Documentation for the Credit Facilities shall not contain (a) any conditions precedent other than the conditions precedent expressly set forth herein and in Exhibit B or (b) any representation or warranty, affirmative or negative covenant or event of default not set forth herein, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Credit Facilities. All of the representations and warranties shall be made on, and as a condition to, the Signing Date (as defined below).

Term Sheet — Credit Facilities

Notwithstanding anything in this Engagement Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing contemplated hereunder to the contrary, the only representations relating to the U.S. Borrower, its subsidiaries and their businesses the making of which shall be a condition to availability of the Credit Facilities on the Closing Date shall be the representations and warranties set forth herein relating to corporate existence, corporate power and authority, the enforceability of the Credit Documentation, Federal Reserve margin regulations, the Investment Company Act, use of proceeds and solvency.

	On-Going Conditions:	The making of each extension of credit under any Credit Facility shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the documentation (the “Credit Documentation”) with respect to such Credit Facility (including, without limitation, the material adverse change and litigation representations), (b) there being no default or event of default in existence under such Credit Facility at the time of, or after giving effect to the making of, such extension of credit and (c) in the case of the ABL Facility, after giving effect to the making of such extension of credit, the total extensions of credit under the ABL Facility shall not exceed the lesser of the aggregate ABL Commitments or Borrowing Base then in effect. As used herein and in the Credit Documentation for each Credit Facility a “material adverse change” shall mean any development or event since the Closing Date that has had or is reasonably expected to have a material adverse effect on (i) the business, financial condition, operations or assets of the Borrower and its subsidiaries taken as a whole or (ii) the validity or enforceability of any of such Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.
7.	CERTAIN DOCUMENTATION MATTERS
The Credit Documentation will include separate credit agreements for (x) the ABL Facility, (y) the First-Lien Term Facility and (z) the Second-Lien Term Facility (each, a “Credit Agreement”). Each Credit Agreement will be entered into on a date mutually agreed among the Borrower, the Arrangers and the Lenders (the “Signing Date”) and will include forms of the other Credit Documentation.

The Credit Documentation for each Credit Facility shall contain representations, warranties, covenants and events of default (in each case, applicable to the Borrower and its subsidiaries) substantially similar to those under the Existing DIP Agreement, subject to customary exceptions, baskets and materiality qualifiers and appropriate adjustments to the negative and financial covenants for the Term Facilities as mutually agreed,

Term Sheet — Credit Facilities

including, without limitation:

Representations and Warranties:	Financial statements (including pro forma financial statements) and, under the ABL Facility, Borrowing Base Certificates; absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of such Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; insurance; ERISA; Investment Company Act and other regulations; subsidiaries; use of proceeds; environmental matters; accuracy of disclosure; creation and perfection of security interests; and solvency.

Affirmative Covenants:	Delivery of annual and quarterly financial statements, annual projections, officers’ certificates, under the ABL Facility, monthly collateral reporting (including agings and inventory reports) and borrowing base certificates (subject to more frequent delivery during any Special Reporting Period), and, under each Credit Facility, other information reasonably requested by the Administrative Agent under such Credit Facility (at the request of a Lender thereunder); payment of taxes and other material obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws (including environmental laws); maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records (including, under the ABL Facility, periodic third-party field examinations and inventory, machinery, equipment and real estate appraisals); notices of defaults, litigation and other material events; further assurances (including, without limitation, with respect to security interests in after-acquired property); and agreement to obtain interest rate protection for three years in an amount and manner reasonably satisfactory to the Administrative Agent.

Financial Covenants:	Solely in respect of the ABL Facility, a minimum fixed charge coverage ratio (to be defined) of 1.01:1.00 (the “Fixed Charge Coverage Ratio”) to be triggered in the event that, and to remain in effect at all times during a Cash Dominion Period.

Solely in respect of the Term Facilities, minimum interest coverage ratio and maximum total leverage ratio at levels to be agreed. Such financial covenants will use ratios to be determined using an approximate cushion of 25% and 33 1/3% for the First-Lien Term Facility and the Second-Lien Term Facility, respectively, on projected EBITDA.

Financial covenants will be calculated on a consolidated basis

Term Sheet — Credit Facilities

for the U.S. Borrower and its subsidiaries.

Negative Covenants:	Limitations on: indebtedness (including guarantee obligations, securitizations and factoring lines); liens; mergers, consolidations, liquidations and dissolutions; sales of assets (with exceptions to be agreed including, but not limited to, (i) the sale of all or a portion of the assets constituting Automotive Holdings Group and the steering assets, (ii) a general basket for asset sales in an aggregate amount per fiscal year of $125 million (which proceeds shall not be required to prepay the Credit Facilities), (iii) with respect to each Credit Facility, a general basket for asset sales in an aggregate amount over the term of such Credit Facility equal to 15% of the U.S. Borrower’s consolidated total assets, subject, in the case of this clause (iii), to the application of proceeds from such asset sales to mandatory prepayments of the Credit Facilities (subject to reinvestment rights) and (iv) with respect to each Credit Facility, a general basket for asset sales in an aggregate amount over the term of such Credit Facility equal to 10% of the U.S. Borrower’s consolidated total assets, subject in the case of this clause (iv), to the application of proceeds from such asset sales to mandatory prepayments of the Credit Facilities without giving effect to reinvestment rights); dividends and other payments in respect of capital stock; capital expenditures (provided that the permitted capital expenditure levels for each fiscal year will be determined using an approximate 20% cushion on projected capital expenditures and will permit carry-over in amounts to be agreed); acquisitions, investments, loans and advances; payments and modifications of preferred or convertible stock, subordinated debt or, with respect to the First- Lien Credit Facilities, the Second-Lien Credit Facility or any refinancing debt in respect thereof (subject to a basket and other exceptions to be agreed, including, without limitation, subject to customary payment conditions, redemptions, payments and other distributions required in respect of the Series A, B and C preferred stock, in each case in accordance with the terms thereof); transactions with affiliates (with exceptions to permit transactions with GM and the Plan Sponsors in connection with the Plan of Reorganization); changes in fiscal year; negative pledge clauses and clauses restricting subsidiary distributions (with exceptions to be agreed for certain debt of foreign subsidiaries); and changes in lines of business.

Negative Covenants for the Second-Lien Term Facility shall be similar to those for the First-Lien Credit Facility, but shall provide for greater flexibility. Unless an event of default shall have occurred and be continuing under the ABL Facility, compliance with the negative covenants for the ABL Facility restricting mergers, consolidations, liquidations, and dissolutions, sales of assets, acquisitions, investments, loans and advances shall not be required if, on a pro forma basis after

Term Sheet — Credit Facilities

giving effect to any such transactions, Availability shall be equal to or greater than $500 million.

The negative covenants under each Credit Facility restricting debt and liens will, among other things, permit (i) debt of and liens on the assets of foreign subsidiaries in the amount thereof existing on the Closing Date (which is estimated to be in the range of $700 million to $800 million) and (ii) additional debt of and liens on the assets of foreign subsidiaries in an aggregate amount equal to $250 million, which basket shall be subject to growth to a maximum amount of $700 million based on the achievement of performance parameters to be agreed.

The negative covenants under each Credit Facility will furthermore permit dividends and other payments in respect of capital stock (including, without limitation, the Series A, B and C preferred stock) and, beginning in 2009, payments with respect to the Second-Lien Term Facility subject to certain limitations, including (i) a basket in an amount to be agreed plus a growth basket, which growth basket shall be accessible so long as the pro forma total leverage ratio at the time of, and after giving effect to, the subject payment is less than 3.0x, (ii) no default or event of default under such Credit Facility at the time of, or after giving effect to, the subject payment, (iii) pro forma compliance with the financial covenants under such Credit Facility and (iv) with respect to the ABL Facility, on a pro forma basis after giving effect to the subject payment, Availability shall be equal to or greater than $500 million. The growth basket will be based on 25% of the Borrower’s Excess Cash Flow for each fiscal year commencing with 2009 (with a step-up to 50% so long as the pro forma total leverage ratio is less than 2.5x).

Notwithstanding anything herein to the contrary, the covenants under the Credit Documentation shall be subject to exceptions for corporate and other restructuring-related transactions in order to effect the Plan of Reorganization and the international restructuring previously described to the Lead Arrangers; provided that any changes to the plans for such international restructuring shall not have been modified in any material respect that is adverse to the Lenders.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); with respect to the First-Lien Credit Facilities, cross-default and, with respect to the Second-Lien Term Facility, cross-payment default and cross-acceleration to material indebtedness (provided that (i) the ABL Facility shall include a “stand-still”

Term Sheet — Credit Facilities

period in respect of any default under the First-Lien Term Facility resulting in a cross-default under the ABL Facility expiring on the earlier of 45 days thereafter and the date on which the Lenders thereunder accelerate the First-Lien Term Loans and (ii) the First-Lien Term Facility shall include a “stand-still” period in respect of any default under the ABL Facility resulting in a cross-default under the First-Lien Term Facility expiring on the earlier of 45 days thereafter and the date on which the Lenders thereunder accelerate the ABL Loans); bankruptcy events; certain ERISA events; material monetary judgments; actual or asserted invalidity of any guarantee, security document or lien subordination provisions or non-perfection of security interest in each case with respect to a material portion of the Collateral; and, with respect to the First-Lien Credit Facilities, a change of control (the definition of which is to be agreed upon). Events of Default for the Second-Lien Term Facility shall be similar to those for the First-Lien Priority Term Facility, but shall, if applicable, provide for higher thresholds and longer grace periods.

Voting:	Amendments and waivers with respect to the respective Credit Documentation for each Credit Facility shall require the approval of Lenders holding more than 50% of the aggregate amount of the unused Commitments and extensions of credit under such Credit Facility (the “Required Lenders”, but subject in the case of the Second-Lien Term Facility, to the provisions of the second succeeding paragraph below), except that (a) the consent of each Lender under such Credit Facility directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan thereunder, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s Commitment thereunder, (b) the consent of 100% of the Lenders under such Credit Facility shall be required with respect to (i) reductions of any of the voting percentages under such Credit Documentation, (ii) releases of all or substantially all the collateral securing such Credit Facility (other than collateral sold or otherwise disposed of in transactions permitted under such Credit Documentation) and (iii) releases of all or substantially all of the Guarantors in respect of such Credit Facility and (c) the consent of Lenders holding more than 66.6% of the ABL Facility shall be required with respect to any amendment or waiver that would increase advance rates, add new asset categories to the Borrowing Base or otherwise cause the Borrowing Base or availability under the ABL Facility to be increased.

The Credit Documentation for each Credit Facility shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent

Term Sheet — Credit Facilities

of all relevant Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of such Credit Facility shall have consented thereto.

The Credit Documentation for the Second-lien Term Facility shall provide that at any time that GM holds more than $500 million (net of original issue discount) in aggregate principal amount of the Second-Lien Term Loans or Second-Lien Term Commitments, any matter requiring the approval of the Required Lenders under the Second-Lien Term Facility shall require only the following approvals to be effective: (1) if GM votes in favor of the matter, the approval of Lenders holding at least one-third of the Second-Lien Term Loans or Second-Lien Term Commitments not held by GM; or (2) if GM does not vote in favor or the matter, the approval of at least two-thirds of the Second-Lien Term Loans or Second-Lien Term Commitments not held by GM.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their Loans and Commitments under each Credit Facility with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund under such Credit Facility or (ii) a payment or bankruptcy event of default has occurred and is continuing under such Credit Facility and (b) the Administrative Agent under such Credit Facility, unless a Term Loan or a Term Commitment is being assigned to an existing Lender, an affiliate of a Lender or an approved fund under such Credit Facility. Non-pro rata assignments shall be permitted. In the case of partial assignments under any Credit Facility (other than to another Lender, an affiliate of a Lender or an approved fund under such Credit Facility), the minimum assignment amount shall be $1 million (in the case of the Term Loans) and $5 million (in the case of the ABL Facility), in each case unless otherwise agreed by the Borrower and the Administrative Agent under such Credit Facility. The applicable Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with all assignments from the assigning or assignee Lender. The Lenders shall also be permitted to sell participations in their Loans. Voting rights of participants shall be limited to those matters set forth in clause (a) under “Voting” with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Notwithstanding the foregoing, it is understood that the GM Note shall be subject to a 6 month lock- up from the effectiveness of the Plan of Reorganization, provided however that, during such lock-up period, GM shall not be restricted from selling second lien notes if such notes are sold to investors at a price at least equal to par less any original

Term Sheet — Credit Facilities

issue discount (the “Threshold Price”), or below the Threshold Price, if GM makes a pro rata payment to the other holders of the Second-Lien Term Facility equal to the product of (x) the absolute difference (measured in basis points) between the actual price at which GM Notes are sold by GM and the Threshold Price and (y) the face amount of the Second-Lien Term Facility held by others prior to giving effect to the sale of the GM Notes.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for customary “breakage costs” in respect of Eurodollar Loans (as defined in Annex I).

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Agents and the Arrangers associated with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of transaction counsel identified below and of a single local counsel in each relevant jurisdiction), (b) all out-of-pocket expenses of the Agents and the Lenders (including the reasonable and documented fees, disbursements and other charges of one transaction counsel for the Agents and the Lenders taken as a whole and of a single local counsel in each relevant jurisdiction (and, in each case, of additional counsel in the event that there is a determination in good faith that a conflict of interest exists)) in connection with the enforcement of the Credit Documentation and (c) fees and expenses associated with collateral monitoring, field examinations, appraisals and environmental reviews (including the allocated expenses of field examinations conducted by the Arrangers and their affiliates) and, with the consent of the U.S. Borrower, fees and expenses of other advisors and professionals engaged by the Administrative Agent under the ABL Facility or the Arrangers.

The Agents, the Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they arise from the bad faith, gross negligence or willful misconduct of, or a material breach of the Credit Documentation by, the relevant indemnified person or its affiliates or its or their respective officers, directors, employees,

Term Sheet — Credit Facilities

advisors or agents.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and the Arrangers:	Simpson Thacher & Bartlett LLP.
Term Sheet — Credit Facilities

ANNEX I
INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate (or, to the extent such Loans are denominated in Euro, the EURIBOR Rate) plus the Applicable Margin; provided, that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

As used herein:

“ABR” means the higher of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the “Prime Rate”) and (ii) the federal funds effective rate from time to time plus 0.5%.

“Applicable Margin” means an amount presently anticipated based on current market conditions to be (a) with respect to ABL Loans (including Swingline Loans), initially, (i) [Redacted Text] in the case of ABR Loans and (ii) [Redacted Text] in the case of Eurodollar Loans and EURICO Loans, (b) with respect to first-priori Term Loans, (i) [Redacted Text] in the case of ABR Loans and (ii) [Redacted Text] in the case of Eurodollar Loans and EURICO Loans and (c) with respect to Second-Priority Term Loans, (i) [Redacted Text] in the case of ABR Loans and (ii) [Redacted Text] in the case of Eurodollar Loans. The foregoing margins applicable to ABL Loans shall be subject to adjustment after one full fiscal quarter after the Closing Date based upon Availability to amounts presently anticipated based on current market conditions to be the amounts set forth on the pricing grid annexed hereto as Annex I-A.

“Eurodollar Rate” means the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits appearing on Reuters Page LIBOR 01.

“EURIBOR Rate” means the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) determined by the Banking Federation of the European Union for the relevant period appearing on Reuters Page EURIBOR 01.

Eurodollar Rate and EURIBOR Rate borrowings may be made for interest periods of 1, 2, 3 or 6 and, if agreed to by the Lenders, 9 or 12 months, as selected by the Borrower.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.
Term Sheet — Credit Facilities
50926S-1038-11618-NYQ3.2627030

A-I-2

In the case of Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”) or the EURIBOR Rate (“EURIBOR Loans”) on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall initially pay a commitment fee at a rate per annum presently anticipated based on current market conditions to be in the range of [Redacted Text] to [Redacted Text] calculated on the average daily unused portion of the ABL Facility following the Signing Date, payable in arrears on the Closing Date Date (or such earlier date on which the ABL Commitments shall have been terminated) and quarterly thereafter, provided that the commitment fee payable in respect of unused ABL Commitments prior to the Closing Date, with respect to each Lender that is also a lender under the Existing DIP Agreement, shall be calculated on the amount by which such Lender’s ABL Commitment exceeds the amount of its aggregate commitments under the Existing DIP Agreement. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the ABL Facility. The foregoing commitment fee rate shall be subject to adjustment after one full fiscal quarter after the Closing Date based upon Availability to the rate presently anticipated based on current market conditions to be the rate set forth on the pricing grid annexed hereto as Annex I-A.

The Borrower shall pay a commitment fee calculated at a rate per annum equal to the First-Lien Commitment Fee Rate (as defined below) on the daily unused portion of the First-Lien Term Commitments following the Signing Date, payable in arrears on the Closing Date (or such earlier date on which the First-Lien Term Commitments shall have been terminated). The “First-Lien Commitment Fee Rate” shall equal a rate of [Redacted Text].
Term Sheet — Credit Facilities

A-I-3

The Borrower shall pay a commitment fee calculated at a rate per annum equal to the Second-Lien Commitment Fee Rate (as defined below) on the daily unused portion of the Second-Lien Term Commitments following the Signing Date, payable in arrears on the Closing Date (or such earlier date on which the Second-Lien Term Commitments shall have been terminated). The “Second-Lien Commitment Fee Rate” shall equal a rate of [Redacted Text].

Letter of Credit Fees:	The Borrower shall pay a fee on all outstanding Letters of Credit under the ABL Facility at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the ABL Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Lenders participating in the ABL Facility and shall be payable quarterly in arrears.

A fronting fee in an amount to be agreed with the Issuing Lender but, in any event, not to exceed [Redacted Text]% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal or interest due under the Credit Facilities, such overdue amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue fees and other amounts shall bear interest at 2% above the rate applicable to the relevant ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.
Term Sheet — Credit Facilities

A-I-4
Annex I-A

	Applicable Margin	Applicable Margin
Excess Availability	for ABR Loans	for Eurodollar Loans	Commitment Fee Rate
Greater than $1.0 billion	[Redacted Text]	[Redacted Text]	[Redacted Text]

Greater than or equal to $500 million and less than or equal to $1.0 billion	[Redacted Text]	[Redacted Text]	[Redacted Text]

Less than $500 million	[Redacted Text]	[Redacted Text]	[Redacted Text]
Term Sheet — Credit Facilities

     EXHIBIT B
DELPHI CORPORATION
SENIOR SECURED CREDIT FACILITIES
Annex of Availability Conditions

          The availability of the Credit Facilities, in addition to the conditions set forth in Exhibit A, shall be subject to the satisfaction or waiver of the following conditions. Capitalized terms used but not defined herein have the meanings given in said Exhibit A.
(a) The Bankruptcy Court shall have entered an order confirming the Plan of Reorganization and the related disclosure statement, which order (i) shall be in form and substance reasonably satisfactory to the Arrangers and (ii) shall be in full force and effect and shall not have been reversed or modified and shall not be stayed or subject to a motion to stay, no appeal or petition for review, rehearing or certiorari with respect thereto shall be pending. The terms and conditions of the Plan of Reorganization (including the global settlement agreement and master restructuring agreement attached thereto as exhibits) and the related disclosure statement as approved by the Bankruptcy Court shall be reasonably satisfactory to the Arrangers (it being understood that the terms and conditions of the Plan of Reorganization (including the global settlement agreement and master restructuring agreement attached thereto as exhibits) filed with the Bankruptcy Court on September 6, 2007, and the related disclosure statement filed with the Bankruptcy Court on September 6, 2007 as modified pursuant to the contemplated amendment thereof filed with the Bankruptcy Court on October 29, 2007 are satisfactory to the Arrangers) and shall comply in all material respects with the requirements therefor in the Equity Plan. No provision of the Plan of Reorganization shall have been amended, supplemented or otherwise modified in any material respect that is adverse to the Lenders in any material respect without the prior written consent of the Arrangers (which consent shall not be unreasonably withheld or delayed). The effective date under the Plan of Reorganization shall have occurred (and all conditions precedent thereto as set forth therein shall have been satisfied or waived with the consent of the Arrangers). The documentation to effect the Plan of Reorganization (including, without limitation, the Equity Plan) shall have terms and conditions reasonably satisfactory to the Arrangers, and no material provision of such documentation shall have been waived, amended, supplemented or otherwise modified in any material respect that is adverse to the Lenders in any material respect without the consent of the Arrangers (which consent shall not be unreasonably withheld or delayed). The capitalization, structure and equity ownership of each Loan Party, the organizational documents and senior management of the Loan Parties after the Plan of Reorganization becomes effective shall be consistent with the requirements of the Equity Plan.
(b) Each Administrative Agent shall have received reasonably satisfactory evidence that all obligations under the Existing DIP Agreement shall have been (or substantially concurrently will be) repaid in full in cash, the Existing DIP Agreement and all commitments thereunder shall have been (or substantially concurrently will be) terminated and all liens and security interests related thereto shall have been (or substantially concurrently will be) terminated or released.
(c) As a condition to availability of each Credit Facility, the conditions to availability of each other Credit Facility shall have been satisfied or waived. The Cash Equity Infusion shall have been consummated, and not less than $2,550 billion of the cash proceeds
Conditions Precedent

B-2
therefrom shall have been provided to the Borrower for the purposes and on the terms and conditions set forth in the Plan of Reorganization and the Equity Plan.
(d) Each Loan Party shall have executed and delivered separate Credit Documentation (including a credit agreement, guarantee and collateral agreements, an intercreditor agreement, reasonably satisfactory mortgages and other security agreements, documents and instruments) for each Credit Facility, and each Agent shall have executed and delivered an intercreditor agreement, in each case in form and substance reasonably satisfactory to each Agent.
(e) The Lenders, each Administrative Agent and the Arrangers shall have received all fees and invoiced expenses required to be paid on or before the Closing Date.
(f) The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the three most recent fiscal years and (ii) unaudited consolidated financial statements of the Borrower for each fiscal quarter ended after the latest fiscal year referred to in clause (i) above and unaudited consolidated financial statements for the same period of the prior fiscal year.
(g) The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as at the date of the most recent balance sheet delivered pursuant to the preceding paragraph and a pro forma statement of operations for the 12-month period ending on such date, in each case adjusted to give effect to the (i) incurrence of the Credit Facilities and any other indebtedness to be incurred pursuant to the Plan of Reorganization and the use of proceeds thereof, (ii) the consummation of the Plan of Reorganization and (iii) the payment of fees and expenses in connection with the foregoing, as if such transactions had occurred on such date or on the first day of such period, as applicable, prepared in accordance GAAP and consistent in all material respects with information previously provided by the Borrower.
(h) All actions necessary (including obtaining lien searches) to establish that each Collateral Agent will have perfected first, second and third priority (as applicable) security interests in the Collateral shall have been taken, and, in connection with real estate collateral, such Collateral Agent shall have received reasonably satisfactory mortgages, title insurance policies, surveys and other customary documentation to the extent reasonably requested by it (collectively, the “Real Estate Collateral Deliverables”); provided, that to the extent any Real Estate Collateral Deliverable may not be delivered prior to the Closing Date without undue burden or expense and without the taking of any action that goes beyond commercial reasonableness, then the delivery of such Real Estate Collateral Deliverable shall not constitute a condition precedent to the availability of the Credit Facilities if the Loan Parties agree to deliver such Real Estate Collateral Deliverable (including related legal opinions) within a mutually agreed period of time after the Closing Date; and provided, further, that with respect to any non-U.S. Collateral, the security interest in which may not be perfected by the filing of a UCC financing statement, if the perfection of each Collateral Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date without undue burden or expense and without the taking of any action that goes beyond commercial reasonableness, then the delivery of documents and instruments for perfection of such security interests shall not constitute a condition precedent to the availability of the Credit Facilities if the Loan Parties agree to deliver or cause to be delivered such documents and instruments, and
Conditions Precedent

B-3
take or cause to be taken such other actions as may be required to perfect such security interests within a mutually agreed period of time after the Closing Date.
(i) Each Administrative Agent shall have received and be reasonably satisfied with an environmental review with respect to certain real property owned or leased by the Borrower and its subsidiaries.
(j) Subject to paragraph (h) above, each Administrative Agent shall have received such legal opinions (including opinions (i) from counsel to the Borrower, and (ii) from such special and local counsel as may be reasonably required by the Administrative Agent), certificates (including a solvency certificate), documents and other instruments (including insurance certificates, loss payable and additional insured endorsements, landlord/mortgagee/bailee waivers, consignment or similar filings and deposit account control agreements) reasonably satisfactory to each Administrative Agent and its counsel as are customary for transactions of this type or as it may reasonably request.
(k) The Borrower shall be in pro forma compliance with the financial covenants under Existing DIP Agreement (as in effect on the date of this Engagement Letter) immediately prior to the Closing Date, and the Administrative Agent shall have received a certificate signed by a responsible officer of the Borrower, dated of the Closing Date, with respect thereto.
(1) As a condition to the availability of the ABL Facility, the Administrative Agent thereunder shall have received, and shall be reasonably satisfied with, appraisals of the inventory, machinery and equipment and real estate of the Loan Parties from appraisers reasonably satisfactory to, and engaged directly by, the Administrative Agent (such appraisers to have no direct or indirect interest, financial or otherwise, in the property or transaction); such Administrative Agent or its designee shall have conducted a reasonably satisfactory field examination of the accounts receivable, inventory and related working capital matters and financial information of the Loan Parties and of their related data processing and other systems; and such Administrative Agent shall have received a Borrowing Base Certificate dated as of the end of the most recently ended month for which the relevant information is available, but in no event later that the date that is 45 days prior to the Closing Date with customary supporting documentation and supplemental reporting to be agreed upon.
Conditions Precedent

Exhibit 7. 20(a)
Delphi-GM Global Settlement Agreement
[Restated First Amendment to Global Settlement Agreement, dated November 14, 2007]

NOVEMBER 14 EXECUTION VERSION
RESTATED FIRST AMENDMENT TO THE GLOBAL SETTLEMENT AGREEMENT
          THIS RESTATED FIRST AMENDMENT TO THE GLOBAL SETTLEMENT AGREEMENT (this “Amendment”), is dated as of November 14, 2007, by and between Delphi Corporation (“Delphi”), on behalf of itself and its subsidiaries and Affiliates operating as debtors and debtors in possession in the Chapter 11 Cases (together with Delphi, the “Debtors”), and General Motors Corporation (“GM”). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement. This Amendment restates and replaces in its entirety the First Amendment to the Global Settlement Agreement dated as of October 29, 2007 (the “Previous Amendment”), which concurrently with the execution of this Amendment shall become null and void and be of no further force or effect.
          WHEREAS, the Debtors commenced jointly administered cases under the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330, as amended and in effect on October 8, 2005, in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);
          WHEREAS, Delphi, on behalf of itself and its subsidiaries and Affiliates operating as debtors and debtors in possession in the Chapter 11 Cases, and GM have entered into a Global Settlement Agreement dated as of September 6, 2007 (the “Agreement”);
          WHEREAS the Debtors have withdrawn without prejudice all of the 1113/1114 Motions;
          WHEREAS, Delphi and GM had agreed to amend the Agreement pursuant to the Previous Amendment; and
          WHEREAS, Delphi and GM have agreed to amend the Agreement pursuant to this Amendment and to restate and replace the Previous Amendment with this Amendment.
          NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the parties hereto hereby agrees as follows:
1.	Nineteenth WHEREAS Clause. The date “September ___, 2007” in the nineteenth whereas clause of the Agreement is hereby replaced with the date “September 6, 2007”.

2.	New Twenty-Second WHEREAS Clause. The following new whereas clause shall be added to the Agreement after the twenty first whereas clause thereof: “WHEREAS, (i) on October 29, 2007, the Debtors filed with the Bankruptcy Court certain proposed amendments to the Disclosure Statement and Plan and to certain exhibits thereto, including this Agreement and the Restructuring Agreement and (ii) on or before November 16, 2007, the Debtors filed with the Bankruptcy Court further proposed amendments to the Disclosure Statement and Plan and to certain exhibits thereto, including this Agreement and the Restructuring Agreement;”

3.	Section 1.10 “Benefit Guarantee Term Sheets”. In the definition of “Benefit Guarantee Term Sheets”, the words “Non-Represented Term Sheet” are hereby deleted and replaced with the words “Non-Represented Employees Term Sheet”.

4.	New Section 1.14(a) “Consideration”. The following Section 1.14(a) shall be added to the Agreement after Section 1.14 thereof:

““Consideration” shall have the meaning ascribed to such term in section 4.04(a) hereof.”
5.	New Section 1.24(a) “DHMO”. The following Section 1.24(a) shall be added to the Agreement after Section 1.24 thereof:

““DHMO” shall mean “dental health maintenance organization.”

6.	Section 1.30 “Effective Date”. Section 1.30 is hereby replaced in its entirety with the following: “Effective Date” shall mean the Business Day determined by the Debtors as provided in Article 1.68 of the Plan on which all conditions to the consummation of the Plan set forth in Article 12.2 of the Plan have been either satisfied or waived and the day upon which the Plan is substantially consummated.”

7.	Section 1.32 “EPCA”. Section 1.32 is hereby replaced in its entirety with the following: “EPCA” shall mean that certain Equity Purchase and Commitment Agreement, dated August 3, 2007 as amended pursuant to an amendment filed with the Bankruptcy Court on or about November 14, 2007, between Delphi and the Plan Investors, without giving effect to any subsequent amendments, waivers, or other modifications thereto.”

8.	New Section 1.39(a) “GM Note”. The following Section 1.39(a) shall be added to the Agreement after Section 1.39 thereof:

““GM Note” shall have the meaning ascribed to such term in section 4.04(a) hereof.”

9.	New Section 1.45(a) “HMO”. The following Section 1.45(a) shall be added to the Agreement after Section 1.45 thereof:

““HMO” shall mean “health maintenance organization.”

10.	Section 1.54 “IP License”. The date “September ___, 2007” in Section 1.54 of the Agreement is hereby replaced with the date “September 6, 2007”.

11.	Section 1.89 “Plan”. Section 1.89 is amended by adding the words “and amended as per the amended terms filed with the Bankruptcy Court on October 29, 2007 and on or about November 14, 2007” after the words “September 6, 2007”.

12.	Section 1.96 “Restructuring Agreement”. Section 1.96 is hereby replaced in its entirety with the following: “Restructuring Agreement” shall mean the Master Restructuring Agreement between Delphi and GM, dated as of September 6, 2007, as amended.”

13.	Section 2.01 “The Labor MOUs.” In Section 2.01, the words “Non-Represented Term Sheet” are hereby deleted and replaced with the words “Non-Represented Employees Term Sheet”.

14.	Section 2.02(b)(v). In Section 2.02(b)(v), the word “Final” is hereby deleted and replaced with the word “final”.

15.	Section 4.04 “Cash to Be Paid to GM”. Section 4.04 is replaced in its entirety with the following:
          “Consideration to be Received by GM.
          (a) On the Effective Date, and pursuant to the Plan, Delphi shall provide the following consideration to GM (collectively, the “Consideration”): (i) $1.5 billion in a combination of at least $750 million in cash and a 2nd lien note (the “GM Note”) with the amount of such cash and the terms of the GM Note established as set forth in Exhibit F hereto; provided, however, that terms other than those set forth in Exhibit F and the form of the GM Note must be satisfactory to GM to the extent that such terms (it being understood that none of the terms on Exhibit F may be changed without GM’s written consent) or form would have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, GM’s distributions thereunder), the Restructuring Agreement, or this Agreement, or on the ability of the Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Restructuring Agreement, this Agreement, or any agreements assumed, reinstated, or ratified under the Restructuring Agreement, and (ii) $1.2 billion (as such amount may be reduced in accordance with the terms of Section 7.15(b) of the Plan) in junior preferred convertible stock with the terms set forth in Exhibit G hereto; provided, however, that terms other than those set forth in Exhibit G and the form of the certificate of designation of the junior preferred convertible stock must be satisfactory to GM to the extent that such terms (it being understood that none of the terms on Exhibit G may be changed without GM’s written consent) or form would have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, GM’s distributions thereunder), the Restructuring Agreement, or this Agreement, or on the ability of the Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Restructuring Agreement, this Agreement, or any agreements assumed, reinstated, or ratified under the Restructuring Agreement.
          (b) The Consideration to be received by GM pursuant to this section 4.04 and the survival of the GM Surviving Claims shall be in (i) satisfaction of all claims asserted or assertable under sections 501, 502, 503, 506, and 507 of the Bankruptcy Code or otherwise by the GM-Related Parties against the Debtors in the Chapter 11 Cases, including those asserted in the GM Proof of Claim, and (ii) settlement of the GM Proof of Claim.”
16.	Section 5.01 “Bankruptcy Court Filing”. The following sentence shall be added to the Agreement at the end of Section 5.01 thereof: “Simultaneously with the filing of further proposed amendments to the Plan with the Bankruptcy Court on or about November 14, 2007, the Debtors shall file an amendment to this Agreement with the Bankruptcy Court as an exhibit to the Plan.”

17.	Section 6.01(d). Section 6.01(d) is replaced in its entirety with the following: “The Effective Date shall have occurred and GM shall have received the Consideration;”.

18.	Section 7.03(e). Section 7.03(e) is replaced in its entirety with the following: “by GM if it shall not have received the Consideration by March 31, 2008 or, if the EPCA has not been terminated by such date, the first to occur of the termination of the EPCA or April 30, 2008.”

19.	Section 7.25 EPCA Amendments. The following Section 7.25 shall be added to the Agreement after Section 7.24 thereof:
          “Notwithstanding anything contained herein, the Parties agree that amendments to be made to the Plan or the EPCA in the form (other than immaterial and non-substantive changes) of the drafts of the proposed amendment to the Plan filed with the Bankruptcy Court on or about November 14, 2007 and the EPCA amendment filed with the Bankruptcy Court on or about November 14, 2007, shall not result in the non-satisfaction of the condition set forth in Section 6.01(c) hereof or in the triggering of the termination right set forth in Section 7.03(b) hereof.”
20.	Effect of Amendment. On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Agreement shall be deemed to mean the Agreement as amended by this Amendment. This Amendment shall operate as an amendment of the provisions of the Agreement referred to specifically herein. The amendments to the Agreement contemplated by this Amendment are limited precisely as written and shall not be deemed to be an amendment to any other terms or conditions of the Agreement. Except as specifically amended by this Amendment and as set forth in the preceding sentence, the Agreement, subject to the provisions of Article VI thereof, shall remain in full force and effect. Except as expressly provided herein, this Amendment shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement.

21.	Termination of Amendment. Notwithstanding anything to the contrary in this Amendment, (i) if (a) the EPCA amendment in the form annexed to that certain letter agreement dated November 14, 2007 between Delphi and the Plan Investors (other than with immaterial and non-substantive changes) has not been signed by all parties to the EPCA by December 21, 2007, (b) the Bankruptcy Court has not entered an order approving such amendment that has become a Final Order by January 11, 2008, (c) the proposed amendments to the Plan in the form of the last version provided by Delphi to GM on the date hereof prior to the signing of this Amendment (other than with immaterial and nonsubstantive changes) have not been filed with the Bankruptcy Court on or about November 14, 2007, or (d) GM has delivered written notice to Delphi by November 21, 2007 that it is not reasonably satisfied with changes made to the disclosure statement to the Plan since the version of the disclosure statement filed with the Bankruptcy Court on October 29, 2007, then this Amendment shall be terminable by either Delphi or GM upon the provision of written notice to the other party, and (ii) upon provision of such written notice, this Amendment shall be null and void as if it had never been entered into by Delphi and GM.

22.	Miscellaneous. The provisions of Sections 7.05, 7.06, 7.08, 7.09, 7.10, 7.12, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19, 7.20, 7.21, 7.22 and 7.24 of the Agreement shall apply to this Amendment.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

DELPHI CORPORATION, including on behalf of its Debtor subsidiaries and Debtor Affiliates			GENERAL MOTORS CORPORATION

By:			By:

	Name:	John D. Sheehan		Name:	Frederick A. Henderson
	Title:	Vice President,Chief Restructuring Officer		Title:	Vice Chairman and Chief Financial Officer

EXHIBIT F
     The terms of the GM Note shall be determined as follows:
•	2nd lien exit financing of $1.5 billion (net of OID1) having a maturity of 8 years from the date of initial issuance, and issued under a single credit facility, allocated as follows:
•	At least $750 million (net of OID) in a note with market clearing terms and covenants acceptable to Delphi to be raised from a third-party financing source prior to emergence. All cash proceeds from the 2nd lien financing to be paid to GM.[2]

•	$750 million (net of OID), as reduced by any cash proceeds above $750 million as referred to above or as reduced below, in a note provided to GM having the same terms as provided in connection with the third-party financing. The 2nd lien credit agreement will provide that at any time that GM holds more than $500 million (net of OID) of the Notes that any matter requiring approval of less than 100% of the Noteholders shall require the following approvals to be effective: (1) if GM votes in favor of the matter, the approval of at least one-third of the non-GM Noteholders (determined by principal amount); or (2) if GM does not vote in favor of the matter, the approval of at least two-thirds of the non-GM Noteholders (determined by principal amount). No other special voting rights shall be included in the 2nd lien credit agreement.

•	Third party financing source (i.e., the initial purchaser or underwriter) will have the right, through the emergence date, to replace GM on up to $500 million (net of OID) of the note being provided to GM in which case cash in the amount of any such replacement shall be paid to GM and its note (net of OID) shall be reduced by such amount.

•	If the 1st lien exit financing is greater than $3.7 billion (net of OID), an amount of cash equal to such excess (the “Excess Amount”) will be paid to GM as part of its recovery and the 2nd lien financing will be reduced by such amount (with at least 50% of the remaining 2nd lien financing allocated to the third party financing source), provided that the sum of (i) undrawn availability plus any open letters of credit up to $100 million pursuant to an ABL revolving credit facility and (ii) Delphi’s pro forma consolidated cash as of the Effective Date (excluding the Excess Amount

[1]	For all purposes of this Exhibit, OID excludes any fees paid to underwriters or agents

[2]	To the extent that the ABL revolving credit facility (to the exclusion of any other portion of the 1st lien exit facility) has a first priority lien on any assets and the term loan portion of the 1st lien financing has a 2nd lien, the notes subject to the 2nd lien financing shall have a third lien on such assets.

and after giving pro forma effect to the $1.5 billion cash payment to GM in connection with the 414(l) transaction) (the “Liquidity Amount”) is at least $3.189 billion. In the event that the Liquidity Amount is less than $3.189 billion, then any Excess Amount shall be retained by Delphi up to the point that the amount of such Excess Amount retained plus the Liquidity Amount equals $3.189 billion and the remaining amount shall be paid to GM and the 2nd lien financing will be reduced by such amount paid to GM as provided above.
•	Delphi shall, and Appaloosa acknowledges that Delphi shall, use its commercially reasonable efforts to sell up to $1.5 billion of 2nd lien notes to third parties. To the extent Delphi does not raise $1.5 billion of second lien financing through its exit financing process, GM to receive a fee equivalent to that which Delphi is paying to its Lead Arrangers and syndicate members, including, without limitation, all placement, commitment and closing fees, in connection with such exit financing, pro rata based on the amount of the 2nd lien note issued to GM.

•	GM shall not have registration rights with respect to the GM Note.

•	As provided for in Section 7.18(b) of the Plan, six month warrants for $1,000 million of common stock will be issued to equity holders with a per share strike price equal to the liquidation preference of the Series C Preferred Stock. The proceeds from such issuance will be allocated: (i) first to redeem any outstanding Series C Preferred Stock at the preferred liquidation preference value thereof and (ii) then to redeem GM’s 2nd lien notes at par including accrued and unpaid interest

•	Subject to the following sentence, the collateral and guarantee package for the 2nd lien financing will be substantially the same as that for the 1st lien financing. The 2nd lien facility shall not have a lien on the assets (other than the stock of the first tier foreign subsidiaries) solely securing the European portions of the 1st lien facility.

•	The GM Note shall be subject to a 6 month lock-up from the effectiveness of the Plan of Reorganization, provided however that, during such lock-up period, GM shall not be restricted from selling second lien notes if such notes are sold to investors at a price at least equal to par less any original issue discount (the “Threshold Price”), or below the Threshold Price, if GM makes a pro rata payment to the other holders of 2nd lien notes equal to the product of (i) the absolute difference (measured in basis points) between the actual price at which GM notes are sold by GM and the Threshold Price and (ii) the face amount of the 2nd lien notes held by others prior to giving effect to the sale of the GM notes.

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Cooperation with Marketing	At any time and from time to time after the six month anniversary of the effectiveness of the Plan of Reorganization (or sooner after such effectiveness if the anticipated sales of the notes shall be in accordance with the foregoing provisions of Exhibit F), upon the delivery of a notice from GM that it intends to market no less than $175 million in principal amount of the Notes with a proposed closing date no less than 20 days from the date of such notice, the Company shall use commercially reasonable efforts to take all actions that GM may reasonably request as being required in connection with the marketing, sale or syndication of the Notes, including, as soon as reasonably practical, (i) assisting in the preparation of a confidential information memorandum and other marketing material, and if the Notes are not then rated, rating agency material, (ii) making appropriate officers of the Company available for meetings and/or calls with potential lenders, and if the Notes are not then rated, rating agencies, at such times and places as GM may reasonably request, (iii) subject to reasonably satisfactory confidentiality arrangements, provide all information concerning the Company reasonably requested by GM for the successful marketing, sale or syndication of the Notes, and (iv) subject to reasonably satisfactory confidentiality arrangements, provide to GM the names, and contact details of, and the amount of Notes held by all other holders of Notes. In connection with any marketing, sale or syndication of the Notes, the Company will cause its officers to execute and deliver all customary documents reasonably requested under the circumstances by GM, its counsel and any book running managers or syndication agents and to the extent requested by GM will otherwise provide GM with reasonable and customary cooperation and assistance under the circumstances. GM and the Company shall each bear their own out of pocket expenses and other costs incurred in connection with the foregoing (it being understood that GM shall pay the fees and expenses of any book running mangers or syndication agents engaged in the marketing of the Notes that GM holds).

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Notwithstanding the foregoing, in no event shall the Company be required to (A) take any actions that are not customarily taken by issuers in connection with the initial issuance of indebtedness similar to the Notes, (B) enter into any agreements with any book running manager or syndication agent other than, if the conditions set forth in the following sentence are satisfied, any such agreement that both (I) is with one or more nationally recognized investment banks, and (II) does not impose any obligation on the Company other than (x) customary and reasonable indemnifications under the circumstances and (y) other obligations consistent with the foregoing provisions of this section, (C) amend or otherwise modify the terms of the Notes or (D) agree to not issue or market other indebtedness during the marketing period for the Notes

The Company shall not be obligated to enter into any such agreements with any such book running manager or syndication agent unless: (i) the Company has approved such book running manager or syndication agent, such approval not to be unreasonably withheld; (ii) the Company has the right to approve, such approval not to be unreasonably withheld, any confidential offering memorandum and all other marketing material and, if the Notes are not then rated, rating agency material to be used in connection with such marketing, sale or syndication of the Notes; and (iii) the indemnifications by the Company set forth therein have exceptions for willful misconduct or gross negligence on the part of GM, the book running manager(s) or syndication agent(s) and other customary and reasonable exceptions.

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EXHIBIT G
SUMMARY OF TERMS OF SERIES C PREFERRED STOCK
     Set forth below is a summary of indicative terms for the preferred stock of Delphi Corporation to be issued to General Motors Corporation pursuant to a Plan of Reorganization of Delphi Corporation under chapter 11 of the Bankruptcy Code. No party shall be bound by the terms hereof and only execution and delivery of definitive documentation relating to the transaction shall result in any binding or enforceable obligations of any party relating to the transaction.

Issuer:	Delphi Corporation (the “Company”), a corporation organized under the laws of Delaware and a successor to Delphi Corporation, as debtor in possession in the chapter 11 reorganization case (the “Bankruptcy Case”) pending in the United States Bankruptcy Court for the Southern District of New York.

Series C Preferred Stock Holder:	General Motors Corporation (“GM”).

Securities to be Issued:	17,965,686 shares of Series C Convertible Preferred Stock, par value $0.01 per share, (as such amount may be reduced in accordance with the Terms of Section 7.15(b) of the Company’s Plan of Reorganization, the “Series C Preferred Stock”) with a stated value of $66.79 per share (the “Stated Value”).

Mandatory Conversion into Common Stock:	The Company shall convert into Common Stock all, but not less than all, of the Series C Preferred Stock on the first day the Mandatory Conversion Requirements are satisfied (but in no event earlier than the third anniversary of the Effective Date) at the Conversion Price (as defined below) of the Series C Preferred Stock in effect on such conversion date.

The “Mandatory Conversion Requirements” set forth in this section are as follows:
(i) the closing price for the Common Stock for at least 35 trading days in the period of 45 consecutive trading days immediately preceding the date of the notice of conversion shall be equal to or greater than $81.63 per share and (ii) the Company has at the conversion date an effective shelf registration covering resales of the shares of Common Stock received upon such conversion of the Series C Preferred Stock.

The Company will provide the Series C Preferred Stock Holder with notice of conversion at least five (5) business days prior to the date of conversion.

The Series C Preferred Stock Holder will agree not to take any action to delay or prevent such registration statement from becoming effective.

Liquidation Preference:	In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each share of Series C Preferred Stock shall receive, out of legally available assets of the Company, a preferential distribution in cash in an amount equal to the Stated Value plus any unpaid dividends to which it is entitled. Consolidation or merger or sale of all or substantially all of the assets of the Company shall not be a liquidation, dissolution or winding up of the Company.

Ranking:	Junior to the Company’s Series A-1 Senior Convertible Preferred Stock, Series A-2 Senior Convertible Preferred Stock and Series B Senior Convertible Preferred Stock (the “Senior Preferred Stock”) with respect to any distributions upon liquidation, dissolution or winding up of the Company. Senior to Common Stock with respect to any distributions upon liquidation, dissolution, winding up of the Company. The Company shall be permitted to issue new capital stock that is senior to or pari passu with the Series C Preferred Stock with respect to distributions upon liquidation, dissolution or winding up and other rights.

While any bankruptcy event is pending: (i) there shall be no dividends or other distributions on shares of Common Stock or other securities that do not, by their terms, rank senior to or pari passu with the Series C Preferred Stock (“Junior Stock”) or any purchase, redemption, retirement or other acquisition for value or other payment in respect of Junior Stock unless the Series C Preferred Stock is paid its Stated Value plus any dividends to which it is entitled in full; and (ii) there shall be no such dividends, distributions, purchases, redemptions, retirement, acquisitions or payments on Junior Stock in each case in cash unless the Series C Preferred Stock has first been paid in full in cash its Stated Value plus any unpaid dividends to which it is entitled.

Conversion of Preferred Stock into Common Stock:	Each share of Series C Preferred Stock shall be convertible at any time, without any payment by the Series C Preferred Stock Holder, into a number of shares of Common Stock equal to (i) the Stated Value divided by (ii) the Conversion Price. The Conversion Price shall initially be $66.79, subject to adjustment from time to time pursuant to the anti-dilution provisions of the Series C Preferred Stock (as so adjusted, the “Conversion Price”). The anti-dilution provisions will

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be identical to the anti-dilution protection afforded to the Series B Senior Convertible Preferred Stock.[3] Any unpaid dividends to which the Series C Preferred Stock is entitled shall be paid upon any such conversion.

Any Series C Preferred Stock held by GM or its affiliates that is converted into Common Stock, whether pursuant to this section or the section entitled “Mandatory Conversion into Common Stock,” shall be converted into shares of Common Stock which, so long as such shares are held by GM or its affiliates, cannot be voted other than with respect to (a) an NPIF Transaction (as defined below) and (b) a Change of Control Transaction (as defined below) in which the consideration to be paid for such shares of Common Stock held by GM or its affiliates is not (i) equal to or greater than $66.79 per share of such Common Stock (with such $66.79 per share consideration to be proportionally adjusted to reflect any stock splits or stock recombinations effecting such shares of Common Stock) and (ii) paid in full in cash; provided, that upon the transfer by GM or its affiliates of such Common Stock to a transferee that is not GM or an affiliate of GM, the restriction on voting such Common Stock shall no longer apply.

Dividends:	None, except that if any dividends are declared and paid on the Common Stock, each share of Series C Preferred Stock shall be entitled to receive the dividends that would have been payable on the number of shares of Common Stock that would have been issued with respect to such share had it been converted into Common Stock immediately prior to the record date for such dividend (“Dividend Participation”). At such time as the Company has declared and paid four consecutive quarterly cash dividends on Common Stock and paid the Dividend Participation in full on the Series C Preferred Stock, the Series C Preferred Stock shall no longer be entitled to Dividend Participation.

Voting Rights:	The Series C Preferred Stock will not have any voting rights, except with respect to a Change of Control Transaction (as defined below) in which adequate provision is not made for the Series C Preferred Stock to be paid Stated Value and any unpaid dividends to which it is entitled in full in cash (an “NPIF Transaction”), it being understood that the making of the cash tender offer referred to in “Change of Control” below shall be deemed to constitute adequate provision being made for

[3]	If a “Fundamental Change” occurs (i.e., merger, consolidation, asset sale, etc.) in which all or substantially all Common Stock is exchanged for or converted into stock, other securities, cash or assets, the Senior Preferred Stock has the right upon any subsequent conversion to receive the kind and amount of stock, other securities, cash and assets that it would have received if it had been converted immediately prior thereto. Series C Preferred Stock will also get this.

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payment in full in cash; provided, that nothing shall prohibit the Series C Preferred Stock from being voted in any manner to the extent required by Section 242(b)(2) of the Delaware General Corporation Law. With respect to an NPIF Transaction, each share of Series C Preferred Stock shall be entitled to a number of votes equal to the votes that it would otherwise have on an “as converted” basis. Upon a transfer by GM or its affiliates of the Series C Preferred Stock to someone other than GM or its affiliates in which there is no automatic conversion into Common Stock, as provided below under “Transferability,” the Series C Preferred Stock will vote, on an “as converted” basis, together with the holders of the Common Stock, on all matters submitted to the holders of Common Stock.

Mandatory Redemption:	So long as no bankruptcy event is pending, the Company shall redeem up to $1 billion of outstanding Series C Preferred Stock to the extent of the proceeds received from exercise, within the six months following the effective date of the Company’s plan of reorganization, of the six-month warrants to be issued to the existing Common Stock holders pursuant to the Company’s plan of reorganization. Any such redemption of shares of Series C Preferred Stock shall be by payment in cash equal to the Stated Value plus any unpaid dividends to which it is entitled.

Transferability:	Upon any direct or indirect sale, transfer, assignment, pledge or other disposition (a “Transfer”) of any Series C Preferred Stock (other than a Transfer to an affiliate of GM or any Transfer completed at a time when there is a pending acceleration under the Company’s exit financing facility or any refinancing thereof), such Transferred Series C Preferred Stock shall automatically be converted into Common Stock at the then applicable Conversion Price.

The Series C Preferred Stock and the shares of Common Stock underlying such Series C Preferred Stock, or any interest or participation therein shall be subject to the same 90-day transfer restriction applicable to Series B Senior Convertible Preferred Stock.

Amendments:	No provision of the certificate of designations for the Series C Preferred Stock may be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of a majority in aggregate Stated Value of the then outstanding Series C Preferred Stock.

Registration Rights:	GM shall be a party to the Registration Rights Agreement to which the holders of the Senior Preferred Stock are a party and GM and its affiliates shall be entitled to the same registration rights with respect to Common Stock underlying Series C Preferred Stock, which shall be

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deemed to be registrable securities, as are available with respect to the shares of Common Stock underlying the Series B Preferred Stock (other than with respect to the demand registration granted to holders of a majority of shares of Series B Preferred Stock). As a party to the Registration Rights Agreement, GM and its affiliates shall also be entitled to one demand registration (without the consent of any holders of the Senior Preferred Stock) in addition to the demand registrations after the Company is eligible to use Form S-3; provided, however, that any transferees of the shares of Common Stock underlying the Series C Preferred Stock, other than GM or an affiliate of GM, shall not be entitled to such demand registration (but shall be entitled to piggyback rights under the Registration Rights Agreement, subject to customary cutback provisions).

Change of Control:	In a merger, consolidation or sale of the Company involving a change of control of the Company (a “Change of Control Transaction”), holders of Series C Preferred Stock may elect to require (the “Change of Control Put”) that such holder’s shares of Series C Preferred Stock be redeemed by the Company for consideration, payable in cash and/or freely tradable marketable securities with a fair market value equal to the greater of (i) the fair market value of the Series C Preferred Stock and (ii) the Stated Value plus any unpaid dividends to which it is entitled. The Series C Preferred Stock may only receive payment with respect to its Change of Control Put if each holder of Senior Preferred Stock who has elected to exercise its redemption option in a Change of Control Transaction has first received payment in full in cash and/or freely tradable marketable securities upon exercise of its redemption option. The Company may not engage in any Change of Control Transaction unless adequate provision is made for the payment of the Change of Control Put in full. For the purpose of this provision, equity securities that are listed on a national stock exchange and debt that is registered, or 144A debt instruments which contain customary A/B exchange registration rights, shall be marketable securities.

The holders of Senior Preferred Stock also have a redemption right with respect to a Change of Control Transaction (the “Senior Put Option”). The holders of Series C Preferred Stock shall be entitled to receive, as consideration in a Change of Control Put, the same percentage of cash consideration as was paid or, but for the failure of the holders of Senior Preferred Stock to exercise the Senior Put Option, would have been paid to the holders of Senior Preferred Stock in connection with the exercise of a Senior Put Option; provided, that no holder of Series C Preferred Stock shall be entitled to any cash consideration upon exercise of a Change of Control Put if such cash consideration would result in Series C Preferred Stock receiving more cash, in the aggregate, than would have been payable to all holders of

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Senior Preferred Stock upon exercise of their Senior Put Options (unless holders of Senior Preferred Stock are entitled to receive payment on the exercise of the Senior Put Option of 100% in cash, in which case there shall be no limit on the cash payable to Series C Preferred Stock with respect to a Change of Control Put).

In the event of a Change of Control Put where all or a part of the consideration to be received is marketable securities, the fair market value of such securities shall be determined as follows:

• If the consideration to be received is an existing publicly traded security, the fair market value shall be determined based on the market value of such security.

•   If the consideration to be received is not an existing publicly traded security, the fair market value (taking into account the liquidity of such security) shall reasonably be determined by the board of directors of the Company in good faith. If the holders of the Series A, B or C Preferred Stock object to the valuation of the board of directors, they may request that an appraisal be conducted to determine the fair market value of the consideration (taking into account the liquidity of such security). If such a request is made, the determination of the fair market value of the consideration shall be made by a nationally recognized investment banking, appraisal or valuation firm selected by the holders of the Series A, B and C Preferred Stock. If such holders cannot agree on a mutually acceptable appraisal firm, then the holders of the Series A and B Senior Convertible Preferred Stock, on the one hand, and the Series C Preferred Stock, on the other hand, shall each choose one appraisal firm and the respective chosen firms shall agree on another appraisal firm which shall make the determination. The cost of such appraisal shall be borne by the Company.

• The determination of the fair market value of the consideration received in a Change of Control Transaction shall be determined within appropriate time periods to be agreed upon.

If, in connection with any Change of Control, the Company (or the acquiring company) makes a cash tender offer for all outstanding Senior Preferred Stock and Series C Preferred Stock, for at least the Stated Value of such securities (plus any accrued and/or unpaid dividends to which such securities are entitled), then the Change of Control Put right shall be deemed to have been satisfied.

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Exhibit 7. 20(b)
Delphi-GM Master Restructuring Agreement
[Restated First Amendment to Master Restructuring Agreement, dated November 14, 2007]

NOVEMBER 14 EXECUTION VERSION
RESTATED FIRST AMENDMENT TO THE MASTER RESTRUCTURING AGREEMENT
               THIS FIRST AMENDMENT TO THE MASTER RESTRUCTURING AGREEMENT (this “Amendment”), is dated as of November 14, 2007, by and between Delphi Corporation (“Delphi”) and General Motors Corporation (“GM”). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement. This Amendment restates and replaces in its entirety the First Amendment to the Master Restructuring Agreement dated as of October 29, 2007 (the “Previous Amendment”), which concurrently with the execution of this Amendment shall become null and void and be of no further force or effect.
               WHEREAS, the Debtors commenced jointly administered cases under the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330, as amended and in effect on October 8, 2005, in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);
               WHEREAS, Delphi and GM have entered into a Master Restructuring Agreement dated as of September 6, 2007 (the “Agreement”);
               WHEREAS, Delphi and GM had agreed to amend the Agreement pursuant to the Previous Amendment; and
               WHEREAS, Delphi and GM have agreed to amend the Agreement pursuant to this Amendment and to restate and replace the Previous Amendment with this Amendment.
               NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the parties hereto hereby agrees as follows:
1.	Exhibits. The list of exhibits in the Agreement is hereby revised by deleting Exhibit 5.01(a)(iii) and by adding Exhibit 5.01(a)(xii), which Exhibit shall be the “Technology Transfer Agreement dated December 4, 1998, between DTI and GM”.

2.	Section 1.64 “Delphi Retained Employment Liabilities”. The words “Employment Transfer Date” in the last sentence of the definition of “Delphi Retained Employment Liabilities” are hereby deleted and replaced with the words “the date the Employment Transfer takes place”.

3.	Section 1.82 “Excess Steering Proceeds”. In the fourth line of the definition of “Excess Steering Proceeds”, the words “Steering Business” are hereby deleted and replaced with the words “Global Steering Business”.

4.	New Section 1.119(a) “JOBs”. The following Section 1.119(a) shall be added to the Agreement after Section 1.119 thereof:
                “JOBs banks” shall mean the Job Opportunity Bank — Security Program as defined in the applicable Labor MOU.”
5.	Section 1.123 “Labor Cost Amount”. In the two instances in which they appear in the definition of “Labor Cost Amount”, the words “UAW Keep Sites” are hereby deleted and replaced with the words “UAW Keep Facilities”.

6.	Section 1.152 “Plan”. Section 1.152 is amended by adding the words “and amended as per the amended terms filed with the Bankruptcy Court on October 29, 2007 and on or about November 14, 2007” after the words “September 6, 2007”.

7.	Section 1.180 “Settlement Agreement”. Section 1.180 is hereby replaced in its entirety with the following: “Settlement Agreement” shall mean the Global Settlement Agreement, by and between Delphi, on behalf of itself and certain of its subsidiaries and Affiliates, and GM, dated as of September 6, 2007, as amended.”

8.	Section 3.01(c). The words “UAW Sale Facilities” in Section 3.01(c) are hereby deleted and replaced with the words “Sale Facilities”.

9.	Section 3.04. In the two instances in which they appear, the words “UAW Facilities” in Section 3.04 are hereby deleted and replaced with the words “UAW Keep Facilities”.

10.	Section 3.05. In the two instances in which they appear, the words “IUE-CWA Facilities” in Section 3.05 are hereby deleted and replaced with the words “IUE-CWA Keep Facilities”.

11.	Section 4.01(a)(i). The words “Keep Facilities” in Section 4.01(a)(i) are hereby deleted and replaced with the words “ UAW Keep Facilities, the IUE-CWA Keep Facilities”.

12.	Section 4.02(d). The words “Footprint Sites” in Section 4.02(d) are hereby deleted and replaced with the words “Footprint Facilities”.

13.	Section 4.02(e). The words “Base Monthly Warranty Cost” in Section 4.02(e) are hereby deleted and replaced with the words “Base Monthly Warranty Level”.

14.	Section 5.01(a)(iii) “Financial Services Supply Agreement”. Section 5.01(a)(iii) is hereby replaced in its entirety with the following: “Reserved;”

15.	Section 5.01(a)(xii) “Technology Transfer Agreement”. Section 5.01(a)(xii) is hereby replaced in its entirety with the following: ““Technology Transfer Agreement. The GM-Delphi Technology Transfer Agreement between Delphi Technologies, Inc. and GM dated December 4, 1998 (the “Technology Transfer Agreement”), which is attached hereto as Exhibit 5.01(a)(xii);”

16.	Section 7.05. Section 7.05 is hereby replaced in its entirety with the following:
          “Cooperation with Financial Reporting.
          (a) Delphi acknowledges that (i) GM may have various reporting and disclosure obligations under US generally accepted accounting principles and US federal securities rules and regulations as a result of GM’s commercial relationship with Delphi and GM’s entry into and obligations under this Agreement and the Settlement Agreement, and (ii) GM’s compliance with such reporting and disclosure requirements may require Delphi to, among other things, provide GM with certain information and access to information. Delphi shall cooperate with GM to reach an agreement as soon as practicable on the parameters of Delphi’s obligation to reasonably cooperate with GM to enable GM to comply with its reporting and disclosure requirements under the US generally accepted accounting principles and US federal securities rules and regulations.
          (b) Defaults and disputes arising under this section 7.05 or the agreement referred to in subsection (a) hereto governing Delphi’s cooperation with GM’s reporting and disclosure requirements shall be governed by and settled in accordance with section 7.11 of this Agreement.”
17.	Effect of Amendment. On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Agreement shall be deemed to mean the Agreement as amended by this Amendment. This Amendment shall operate as an amendment of the provisions of the Agreement referred to specifically herein. The amendments to the Agreement contemplated by this Amendment are limited precisely as written and shall not be deemed to be an amendment to any other terms or conditions of the Agreement. Except as specifically amended by this Amendment and as set forth in the preceding sentence, the Agreement, subject to the provisions of Article VI thereof, shall remain in full force and effect. Except as expressly provided herein, this Amendment shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement.

18.	Miscellaneous. The provisions of Sections 7.10, 7.11, 7.12, 7.13, 7.14, 7.16, 7.17, 7.18, 7.19, 7.20, 7.21, 7.22, 7.23, 7.24, 7.25, 7.26 and 7.27 of the Agreement shall apply to this Amendment.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

DELPHI CORPORATION			GENERAL MOTORS CORPORATION

By:			By:

	Name:	John D. Sheehan		Name:	Frederick A. Henderson
	Title:	Vice President, Chief		Title:	Vice Chairman and Chief
		Restructuring Officer			Financial Officer

EXHIBIT B
Appendix B To The Disclosure Statement
[Consolidated Financial Statements and Notes to Consolidated Financial Statements Included In the
Delphi Corporation Form 10-Q for the Quarter Ended September 30, 2007]

APPENDIX B-2
Consolidated Financial Statements And Notes To
Consolidated Financial Statements Included In The Delphi Corporation
Form 10-Q For The Quarter Ended September 30, 2007

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

DELPHI CORPORATION
(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(in millions, except per share amounts)

Net sales:
General Motors and affiliates	$2,626	$2,598	$8,302	$8,884
Other customers	3,595	3,410	11,615	11,092

Total net sales	6,221	6,008	19,917	19,976

Operating expenses:
Cost of sales, excluding items listed below	5,972	6,083	18,835	19,185
U.S. employee workforce transition program charges	244	1,043	238	2,948
Depreciation and amortization	232	262	736	804
Long-lived asset impairment charges	23	15	222	15
Selling, general and administrative	408	392	1,218	1,155
Securities & ERISA litigation charge	21	—	353	—

Total operating expenses	6,900	7,795	21,602	24,107

Operating loss	(679)	(1,787)	(1,685)	(4,131)
Interest expense (contractual interest expense for the three and nine months ended September 30, 2007 was $118 million and $360 million, respectively, and for the three and nine months ended September 30, 2006 was $150 million and $434 million, respectively)	(454)	(116)	(630)	(319)
Loss on extinguishment of debt	—	—	(23)	—
Other income, net	22	8	60	31

Loss before reorganization items, income taxes, minority interest, equity income, and cumulative effect of accounting change	(1,111)	(1,895)	(2,278)	(4,419)
Reorganization items	(39)	(25)	(120)	(58)

Loss before income taxes, minority interest, equity income, and cumulative effect of accounting change	(1,150)	(1,920)	(2,398)	(4,477)
Income tax expense	(17)	(46)	(123)	(137)

Loss before minority interest, equity income, and cumulative effect of accounting change	(1,167)	(1,966)	(2,521)	(4,614)
Minority interest, net of tax	(12)	(4)	(38)	(28)
Equity income (loss), net of tax	10	(3)	36	28

Loss before cumulative effect of accounting change	(1,169)	(1,973)	(2,523)	(4,614)
Cumulative effect of accounting change, net of tax	—	—	—	3

Net loss	$(1,169)	$(1,973)	$(2,523)	$(4,611)

Basic and diluted loss per share:
Before cumulative effect of accounting change	$(2.08)	$(3.51)	$(4.49)	$(8.22)
Cumulative effect of accounting change	—	—	—	0.01

Basic and diluted loss per share	$(2.08)	$(3.51)	$(4.49)	$(8.21)

See notes to consolidated financial statements.

DELPHI CORPORATION
(DEBTOR-IN-POSSESSION)
CONSOLIDATED BALANCE SHEETS

	September 30,
	2007	December 31,
	(Unaudited)	2006
	(in millions)

ASSETS
Current assets:
Cash and cash equivalents	$1,433	$1,667
Restricted cash	180	146
Accounts receivable, net:
General Motors and affiliates	1,959	2,078
Other customers	3,000	2,691
Inventories, net:
Productive material, work-in-process and supplies	1,586	1,598
Finished goods	631	577
Other current assets	633	458

Total current assets	9,422	9,215
Long-term assets:
Property, net	4,289	4,695
Investments in affiliates	428	417
Goodwill	391	378
Other intangible assets, net	43	51
Other	868	636

Total long-term assets	6,019	6,177

Total assets	$15,441	$15,392

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Short-term debt	$3,966	$3,339
Accounts payable	3,083	2,820
Accrued liabilities	2,395	2,211

Total current liabilities	9,444	8,370
Long-Term liabilities:
Other long-term debt	37	49
Employee benefit plan obligations	601	550
Other	1,355	859

Total long-term liabilities	1,993	1,458

Liabilities subject to compromise	16,914	17,416

Total liabilities	28,351	27,244

Minority interest	209	203

Stockholders’ deficit:
Common stock, $0.01 par value, 1,350 million shares authorized, 565 million shares issued in 2007 and 2006	6	6
Additional paid-in capital	2,781	2,769
Accumulated deficit	(14,434)	(11,893)
Accumulated other comprehensive loss:
Employee benefit plans	(1,855)	(3,041)
Other	435	156

Total accumulated other comprehensive loss	(1,420)	(2,885)
Treasury stock, at cost (3.2 million shares in 2007 and 2006)	(52)	(52)

Total stockholders’ deficit	(13,119)	(12,055)

Total liabilities and stockholders’ deficit	$15,441	$15,392

See notes to consolidated financial statements.

DELPHI CORPORATION
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2007	2006
	(in millions)

Cash flows from operating activities:
Net loss	$(2,523)	$(4,611)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	736	804
Long-lived asset impairment charges	222	15
Deferred income taxes	—	23
Pension and other postretirement benefit expenses	795	1,189
Equity income	(36)	(28)
Reorganization items	120	58
U.S. employee workforce transition program charges	238	2,948
Loss on extinguishment of debt	23	—
Securities & ERISA litigation charge	353	—
Loss on liquidation/deconsolidation of investment	79	—
Changes in operating assets and liabilities:
Accounts receivable, net	(752)	(415)
Inventories, net	(125)	(319)
Other assets	(11)	(91)
Accounts payable	368	445
Accrued and other long-term liabilities	697	256
Other, net	36	55
U.S. employee workforce transition program payments	(571)	(326)
U.S. employee workforce transition program reimbursement by GM	265	215
Pension contributions	(230)	(219)
Other postretirement benefit payments	(149)	(182)
Net payments for reorganization items	(91)	(39)

Net cash used in operating activities	(556)	(222)

Cash flows from investing activities:
Capital expenditures	(483)	(606)
Proceeds from sale of property	37	53
Proceeds from sale of non-U.S. trade bank notes	150	130
Increase in restricted cash	(30)	(110)
Proceeds from divestitures	71	24
Other, net	(4)	(6)

Net cash used in investing activities	(259)	(515)

Cash flows from financing activities:
Proceeds from refinanced debtor-in-possession facility, net of issuance cost	2,739	—
Repayments of borrowings under debtor-in-possession facility	(250)	—
Repayments of borrowings under prepetition term loan facility	(988)	—
(Repayments) borrowings under prepetition revolving credit facility	(1,508)	2
Net borrowings under refinanced debtor-in-possession facility	480	—
Net borrowings (repayments) under other debt agreements	77	(27)
Repayments under cash overdraft.	—	(29)
Dividends paid to minority partners	(45)	(16)
Other, net	—	(3)

Net cash provided by (used in) financing activities	505	(73)

Effect of exchange rate fluctuations on cash and cash equivalents	76	32

Decrease in cash and cash equivalents	(234)	(778)
Cash and cash equivalents at beginning of period	1,667	2,221

Cash and cash equivalents at end of period	$1,433	$1,443

See notes to consolidated financial statements.

DELPHI CORPORATION
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(in millions)

Net loss	$(1,169)	$(1,973)	$(2,523)	$(4,611)
Other comprehensive income:
Currency translation adjustments, net of tax	71	42	217	128
Net change in unrecognized gain on derivative instruments, net of tax	9	66	62	68
Employee benefit plans adjustment, net of tax	1,191	(284)	1,186	575

Other comprehensive income (loss)	1,271	(176)	1,465	771

Comprehensive income (loss)	$102	$(2,149)	$(1,058)	$(3,840)

See notes to consolidated financial statements.

DELPHI CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
1. BASIS OF PRESENTATION
     General—Delphi Corporation, together with its subsidiaries and affiliates (“Delphi” or the “Company”), is a supplier of vehicle electronics, engine management systems, safety components, thermal management systems and other transportation components. Delphi’s most significant customer is General Motors Corporation (“GM”) and North America and Europe are its most significant markets. Delphi is continuing to diversify its customer base and geographic markets. The consolidated financial statements and notes thereto included in this report should be read in conjunction with Delphi’s consolidated financial statements and notes thereto included in Delphi’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the United States (“U.S.”) Securities and Exchange Commission (“SEC”).
     Consolidation—The consolidated financial statements include the accounts of Delphi and domestic and non-U.S. subsidiaries in which Delphi holds a controlling financial or management interest and variable interest entities of which Delphi has determined that it is the primary beneficiary. Delphi’s share of the earnings or losses of non-controlled affiliates, over which Delphi exercises significant influence (generally a 20% to 50% ownership interest), is included in the consolidated operating results using the equity method of accounting. All significant intercompany transactions and balances between consolidated Delphi businesses have been eliminated. All adjustments, consisting of only normal recurring items, which are necessary for a fair presentation, have been included. The results for interim periods are not necessarily indicative of results that may be expected from any other interim period or for the full year and may not necessarily reflect the consolidated results of operations, financial position and cash flows of Delphi in the future.
     Bankruptcy Filing—On October 8, 2005 (the “Petition Date”), Delphi and certain of its U.S. subsidiaries (the “Initial Filers”) filed voluntary petitions for reorganization relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”), and on October 14, 2005, three additional U.S. subsidiaries of Delphi (together with the Initial Filers, collectively, the “Debtors”) filed voluntary petitions for reorganization relief under chapter 11 of the Bankruptcy Code (collectively the Debtors’ October 8, 2005 and October 14, 2005 filings are referred to herein as the “Chapter 11 Filings”). The reorganization cases are being jointly administered under the caption “In re Delphi Corporation, et al., Case No. 05-44481 (RDD).” The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. Delphi’s non-U.S. subsidiaries were not included in the filings, will continue their business operations without supervision from the U.S. Courts and are not subject to the requirements of the Bankruptcy Code. However, Delphi’s Board of Directors authorized Delphi’s indirect wholly-owned Spanish subsidiary, Delphi Automotive Systems España, S.L (“DASE”), to file a petition for Concurso, or bankruptcy, under Spanish law, exclusively for that entity. Refer to Note 2. Transformation Plan and Chapter 11 Bankruptcy for more information.
     American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), which is applicable to companies in chapter 11 of the Bankruptcy Code, generally does not change the manner in which financial statements are prepared. However, it does require, among other disclosures, that the financial statements for periods subsequent to the filing of the chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statements of operations beginning in the quarter ended December 31, 2005. The balance sheet must distinguish prepetition liabilities subject to compromise from both those prepetition liabilities that are not subject to compromise and from postpetition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, reorganization items must be disclosed separately in the statement of cash flows. Delphi adopted SOP 90-7 effective on October 8, 2005 and has segregated those items as outlined above for all reporting periods subsequent to such date.
     Going Concern—The Debtors are operating pursuant to chapter 11 of the Bankruptcy Code and continuation of the Company as a going concern is contingent upon, among other things, the Debtors’ ability (i) to comply with the terms and conditions of their debtor-in-possession (“DIP”) financing agreement; (ii) to obtain confirmation of a plan of reorganization under the Bankruptcy Code; (iii) to reduce wage and benefit costs and liabilities during the bankruptcy process; (iv) to return to profitability; (v) to generate sufficient cash flow from operations; and (vi) to obtain financing sources to meet the Company’s future obligations. These matters create substantial uncertainty relating to the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not reflect any adjustments relating to the recoverability of assets and classification of liabilities that might result from the outcome of these uncertainties. In addition, the Company filed its proposed plan of reorganization with the Court in September 2007. A confirmed plan of reorganization could materially change the amounts and classifications reported in the consolidated financial statements, which do not give effect to any adjustments to the carrying value of assets or amounts of liabilities that might be necessary as a consequence of confirmation of a plan of reorganization.
     Contractual Interest Expense and Interest Expense on Unsecured Claims—Contractual interest expense represents amounts due under the contractual terms of outstanding debt, including debt subject to compromise for which interest expense is not recognized in accordance with the provisions of SOP 90-7. Delphi did not record contractual interest expense on certain unsecured prepetition debt from the bankruptcy filing date until the third quarter of 2007 because the interest ceased being paid and was not determined to be probable of being an allowed claim. During the third quarter of 2007, Delphi recorded $289 million of prior contractual interest expense related to certain prepetition debt because it became probable that the interest would become an allowed claim based on the provisions of the plan of reorganization filed with the Court in September 2007. The plan of reorganization also provides that certain holders of allowed unsecured claims against Delphi shall be paid postpetition interest on their claims calculated at the contractual non-default rate from the petition date through December 31, 2007. During the third quarter of 2007, Delphi recorded $80 million of interest expense with respect to such allowed unsecured claims. The accrued interest payable of $369 million is included in accrued liabilities on the accompanying balance sheet. This estimate is based on numerous factual and legal assumptions. Absent developments that alter Delphi’s view of the likelihood of amounts that may be paid under the Plan to holders of allowed unsecured claims, Delphi expects to accrue interest on such unsecured claims in future periods, to the extent required under applicable law. Such interest will be discharged at the emergence date under the provisions of plan of reorganization discussed in Note 2. Transformation Plan and Chapter 11 Bankruptcy.
     Use of Estimates—The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) requires Delphi to make estimates and assumptions that affect amounts reported therein. During the third quarter and first nine months of 2007, there were no material changes in the methods or policies used to establish accounting estimates. Generally, matters subject to Delphi’s estimation and judgment include amounts related to accounts receivable realization, inventory obsolescence, asset impairments, useful lives of intangible and fixed assets, deferred tax asset valuation allowances, income taxes, pension and other postretirement benefit plan assumptions, accruals related to litigation, warranty costs, environmental remediation costs, worker’s compensation and healthcare. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from those estimates.
     Valuation of Long-Lived Assets—Delphi periodically evaluates the carrying value of long-lived assets held for use including intangible assets, when events or circumstances warrant such a review. The carrying value of a long-lived asset held for use is considered impaired when the anticipated separately identifiable undiscounted cash flows from the asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved or from appraisals performed by valuation experts. Impairment losses on long-lived assets held for sale are determined in a similar manner, except that fair values are reduced by the cost of disposing of the assets. During the third quarter and first nine months of 2007, Delphi recorded impairment charges of $23 million and $222 million, respectively, related to long-lived assets. Refer to Note 6. Long-Lived Asset Impairment for more information.
     Valuation Allowance for Deferred Tax Assets — Realization of deferred tax assets is dependent on factors including future reversals of existing taxable temporary differences and adequate future taxable income, exclusive of reversing deductible temporary differences and tax loss or credit carryforwards. Valuation allowances are provided against deferred tax assets when, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. In the third quarter of 2006, Delphi recorded valuation allowances of $36 million for the net deferred tax assets of certain non-U.S. operations, primarily operations in Spain, Portugal and Romania. Delphi determined based on historical losses and expected future taxable income (loss) that it was no longer more likely than not that these net deferred tax assets would be realized. During the third quarter of 2007, Delphi reduced the valuation allowance by net $11 million, for deferred tax assets of certain non-US operations, primarily operations in Poland, offset by increases in Germany and Mexico.
     Postemployment Benefits— Delphi accrues for costs associated with postemployment benefits provided to inactive employees throughout the duration of their employment. Delphi uses future production estimates combined with workforce geographic and demographic data to develop projections of time frames and related expense for postemployment benefits. For purposes of accounting for postemployment benefits, inactive employees represent those employees who have been other than temporarily idled. Delphi considers all idled employees in excess of approximately 10% of the total workforce at a facility to be other than temporarily idled. During the second quarter of 2006, the Company entered into special attrition programs for certain union-represented U.S. hourly employees that significantly decreased the future cash expenditures expected during the period between the idling of the affected employees and the time when such employees were redeployed, retired, or otherwise terminated their employment. As a result, Delphi determined that certain previously recorded accruals were no longer necessary and accordingly Delphi reduced such accruals by $4 million and $107 million for the three and nine months ended September 30, 2006, respectively, which were recorded in cost of sales.

     Employee Termination Benefits and Other Exit Costs—Delphi continually evaluates alternatives to align its business with the changing needs of its customers and to lower its operating costs. This includes the realignment of its existing manufacturing capacity, facility closures, or similar actions in the normal course of business. These actions may result in voluntary or involuntary employee termination benefits, which are mainly pursuant to union or other contractual agreements. Voluntary termination benefits are accrued when an employee accepts the related offer. Involuntary termination benefits are accrued when Delphi commits to a termination plan and the benefit arrangement is communicated to affected employees, or when liabilities are determined to be probable and estimable, depending on the circumstances of the termination plan. Contract termination costs are recorded when contracts are terminated or when Delphi ceases to use the facility and no longer derives economic benefit from the contract. All other exit costs are accrued when incurred. Delphi incurred expenses related to these actions of $112 million and $51 million for the three months ended September 30, 2007 and 2006, of which $108 million and $51 million, respectively, were included in cost of sales, and $4 million was included in selling, general and administrative expenses for the three months ended September 30, 2007. During the nine months ended September 30, 2007 and 2006 Delphi incurred expenses related to these actions of $532 million and $186 million, of which $503 million and $186 million, respectively, were included in cost of sales, and $29 million was included in selling, general and administrative expenses for the nine months ended September 30, 2007. Refer to Note 2. Transformation Plan and Chapter 11 Bankruptcy for employee termination benefits and other exit costs related to non-core product lines included in the amount above and refer to Note 12. U.S. Employee Workforce Transition Programs for employee termination benefits and other exit costs related to the 2007 U.S. labor agreements.
     Share-Based Compensation— Delphi’s stock-based compensation programs include stock options, restricted stock units, and stock appreciation rights. The Company adopted the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payments” (“SFAS 123(R)”), effective January 1, 2006 using the modified-prospective method. SFAS 123(R) requires compensation cost to be recognized for equity or liability instruments based on the grant-date fair value, with expense recognized over the periods that an employee provides service in exchange for the award and requires the Company to estimate forfeitures at the grant date. In addition, while the Company will recognize compensation cost for newly issued equity or liability instruments over the periods that an employee provides service in exchange for the award, the Company will continue to follow a nominal vesting approach for all awards issued prior to the adoption of SFAS 123(R). Total share-based compensation cost was $5 million and $11 million for the three months ended September 30, 2007 and 2006, respectively, and $12 million and $20 million for the nine months ended September 30, 2007 and 2006, respectively.
     Recently Issued Accounting Pronouncements— In June 2006, the FASB issued FASB Interpretation 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” Delphi adopted FIN 48 effective January 1, 2007. The impact of initially applying FIN 48 was recognized as a cumulative effect adjustment increasing the January 1, 2007 opening balance of accumulated deficit by $18 million. Refer to Note 5. Income Taxes for more information regarding the impact of adopting FIN 48.
     In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS 157”), “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands the disclosure requirements regarding fair value measurements. The rule does not introduce new requirements mandating the use of fair value. SFAS 157 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The definition is based on an exit price rather than an entry price, regardless of whether the entity plans to hold or sell the asset. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Delphi is currently evaluating the requirements of SFAS 157, and has not yet determined the impact on its financial statements. Delphi expects to use the new definition of fair value upon adoption of SFAS 157 as of January 1, 2008 and apply the disclosure requirements of SFAS 157 for Delphi’s 2008 financial statements.
     In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS 158 requires, among other things, an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions, effective for fiscal years ending after December 15, 2008. Delphi currently measures the funded status of certain of its plans, primarily the U.S. other postretirement benefit plans, as of September 30 of each year. Delphi expects to adopt the measurement date provisions of SFAS 158 as of January 1, 2008. Delphi is currently evaluating the requirements of the measurement date provisions of SFAS 158 and has not yet determined the impact on its financial statements.
     In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 (“SFAS 159”), “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” SFAS 159 permits entities to choose, at specified election dates, to measure many financial instruments and certain other items at fair value that are not currently measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected would be reported in earnings at each subsequent reporting date. SFAS 159 also establishes presentation and disclosure requirements in order to facilitate comparisons between entities choosing different measurement attributes for similar types of assets and liabilities. SFAS 159 does not affect existing accounting requirements for certain assets and liabilities to be carried at fair value. SFAS 159 is effective as of the beginning of a reporting entity’s first fiscal year that begins after November 15, 2007. Delphi is currently evaluating the requirements of SFAS 159, and has not yet determined the impact on its financial statements.
2. TRANSFORMATION PLAN AND CHAPTER 11 BANKRUPTCY
     On September 6, 2007 Delphi filed its proposed plan of reorganization (the “Plan”) and related disclosure statement (the “Disclosure Statement”) with the Court. The Plan and Disclosure Statement outline Delphi’s transformation centering around five core areas, as detailed below, including agreements reached with each of Delphi’s principal U.S. labor unions and GM. At a Court hearing on September 27, 2007, Delphi stated that the current dynamics of the capital markets prompted Delphi to consider whether amendments to the Plan filed on September 6 might be necessary. Delphi commenced its Disclosure Statement hearing on October 3, 2007, and after resolving certain objections, requested that the hearing be continued to October 25, 2007. On October 19, 2007, the Court granted Delphi’s request to further continue the hearing on the adequacy of the Disclosure Statement to November 8, 2007. The adjournment of the hearing allowed Delphi to continue to negotiate potential amendments to the Plan filed on September 6 with key stakeholders. On October 29, 2007, Delphi filed a notice of potential amendments to the Plan and Disclosure Statement filed on September 6 (the “Potential Amendments”) and the hearing was scheduled to recommence on November 8, 2007. On November 5, 2007, Delphi asked the Court to adjourn until later in November the hearing on its Disclosure Statement, including the Potential Amendments and amendments to the Equity Purchase and Commitment Agreement (“EPCA”) between Delphi and certain affiliates of lead investor Appaloosa Management L.P. (“Appaloosa”), Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger”), Pardus Capital Management, L.P. (“Pardus”) and Merrill Lynch, Pierce, Fenner & Smith, Incorporated (“Merrill”), UBS Securities LLC (“UBS”), and Goldman Sachs & Co. (“Goldman”) (collectively the “Investors”), which are described in more detail below (the “Proposed EPCA Amendment”). Delphi sought adjournment while it continues discussing the Potential Amendments with its statutory committees, both of whom have filed objections to the Potential Amendments, and other stakeholders. In addition, Delphi did not believe that all of the conditions to the execution of the Proposed EPCA Amendment would be satisfied prior to the commencement of the scheduled November 8, 2007 Court hearing. In their proposal letter dated October 29, 2007 submitted by a supermajority of the Investors (the “Proposal Letter”), such Investors expressly conditioned their agreement to execute the Proposed EPCA Amendment on (i) Delphi delivering an acceptable financing letter to the Investors, (ii) the Investors having to be satisfied with this Form 10-Q and (iii) an Investor having executed a written commitment to the Proposal Letter to the same extent as the other Investors. If any of the conditions set forth in the Proposal Letter are not satisfied or waived, the Investors will not be obligated to execute the Proposed EPCA Amendment. Delphi cannot provide any assurances as to whether or when the Proposed EPCA Amendment will be executed and, if it in fact is executed, whether there will be additional amendments than those described below. Delphi continues its transformation activities, including ongoing discussion with its relationship banks regarding an emergence financing package that can be executed under existing market conditions, with the goal of emergence from chapter 11 as soon as practical. Currently, Delphi expects to emerge during the first quarter of 2008, however, no assurances can be provided that the emergence date will not be delayed.
     Proposed Plan of Reorganization and Transformation Plan
     On March 31, 2006, Delphi announced its transformation plan centered around five key elements, each of which is also addressed in its proposed Plan and the series of settlement agreements it embodies. The progress on each element is discussed below.
     Labor — Modify Delphi’s labor agreements to create a more competitive arena in which to conduct business.
     During the second quarter, Delphi signed an agreement with the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”), and during the third quarter, Delphi signed agreements with the remainder of its principal U.S. labor unions, which were ratified by the respective unions and approved by the Court in the third quarter of 2007. Among other things, as approved and confirmed by the Court, this series of settlement agreements or memoranda of understanding among Delphi, its unions, and GM settled the Debtors’ motion under sections 1113 and 1114 of the Bankruptcy Code seeking authority to reject their U.S. labor agreements and to modify retiree benefits (the “1113/1114 Motion”). As applicable, these agreements also, among other things, modify, extend or terminate provisions of the existing collective bargaining agreements among Delphi and its unions and cover issues such as site plans, workforce transition and legacy pension and other postretirement benefits obligations as well as other comprehensive transformational issues. Portions of these agreements have already become effective, while other portions will not become effective until the execution by Delphi and GM of a comprehensive settlement agreement resolving certain financial, commercial and other matters between Delphi and GM and substantial consummation of the Plan as confirmed by the Court which incorporates, approves and is consistent with the terms of each agreement.
     These U.S. labor settlement agreements include those with the:
•	UAW, dated June 22, 2007;

•	International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers-Communication Workers of America (“IUE-CWA”), dated August 5, 2007;

•	International Association of Machinists and Aerospace Workers and its District 10 and Tool and Die Makers Lodge 78 (“IAM”), dated July 31, 2007;

•	International Brotherhood of Electrical Workers and its Local 663 (“IBEW”) relating to Delphi Electronics and Safety, dated July 31, 2007;

•	IBEW relating to Delphi’s Powertrain division, dated July 31, 2007;

•	International Union of Operating Engineers (“IUOE”) Local 18S, dated August 1, 2007;

•	IUOE Local 101S, dated August 1, 2007;

•	IUOE Local 832S, dated August 1, 2007;

•	United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union and its Local Union 87L (together, the “USW”) relating to Delphi’s operations at Home Avenue, dated August 16, 2007; and

•	USW relating to Delphi’s operations at Vandalia, dated August 16, 2007.
     Subject to these settlement agreements, the existing collective bargaining agreements:
•	were modified and extended to September 14, 2011 for the UAW, the IAM, the IBEW, the IUOE Local 18S, the IUOE Local 832S, and the USW;

•	were modified and extended to October 12, 2011 for the IUE-CWA; and

•	were terminated and superseded for the IUOE Local 101S by the settlement agreement for the IUOE Local 101S.
     On September 4, 2007, the Court confirmed that the 1113/1114 Motion was withdrawn without prejudice, subject to the Court’s prior settlement approval orders pertaining to each of Delphi’s U.S. labor unions, as it relates to all parties and the intervening respondents, by entry of an Order Withdrawing Without Prejudice Debtors’ Motion For Order Under 11 U.S.C. § 1113(c) Authorizing Rejection Of Collective Bargaining Agreements And Authorizing Modification Of Retiree Welfare Benefits Under 11 U.S.C. § 1114(g).
     During the third quarter of 2007, approximately 725 employees eligible to participate in the attrition programs encompassed in the workforce transition programs elected to leave Delphi and Delphi recorded $67 million in U.S. employee workforce transition program charges. Amortization expense related to the buy-down payments encompassed in the workforce transition programs of $2 million was recorded in U.S. employee workforce transition program charges. Additionally, hourly pension curtailment charges of $59 million were recorded in U.S. employee workforce transition program charges. The hourly pension curtailment charges are discussed further in Note 13. Pension and Other Postretirement Benefits. Costs related to severance payments for employees at sites that will be sold or wound down were recorded in the amount of $48 million in cost of sales. Refer to Note 12 U.S. Employee Workforce Transition Programs for more information.
     GM — Conclude negotiations with GM to finalize financial support for certain of Delphi’s legacy and labor costs and to ascertain GM’s business commitment to Delphi going forward.
     On March 31, 2006, the Debtors filed a motion with the Court seeking authority to reject certain customer contracts with GM under section 365 of the Bankruptcy Code. On the same date, Delphi delivered a letter to GM initiating a process to reset the terms and conditions of more than 400 commercial agreements that expired between October 1, 2005 and March 31, 2006.
•	The initial GM contract rejection motion covered approximately half of the North American annual purchase volume revenue from GM.

•	The hearing on the motion was initially scheduled to commence on September 28, 2006 but has been adjourned on multiple occasions to enable the parties to concentrate their resources and activities on discussions aimed at achieving a consensual resolution, and additional proceedings on the motion are currently suspended until further order of the Court. In the interim, periodic chambers conferences have been conducted to provide the Court with updates regarding the status of negotiations to consensually resolve the motions.

     Delphi and GM have entered into comprehensive settlement agreements consisting of a Global Settlement Agreement, as amended (the “GSA”) and a Master Restructuring Agreement, as amended (the “MRA”). The accompanying consolidated financial statements do not include any adjustments related to the GSA or the MRA. The net results of these agreements will be a material reduction in Delphi’s liabilities related to the workforce transition programs. Delphi will not account for the impact of the GSA or the MRA until the conditions of the agreements are satisfied, which will likely occur at emergence.
•	Most obligations set forth in the GSA are to be performed upon the occurrence of the effective date of the Plan or as soon as reasonably possible thereafter. By contrast, resolution of most of the matters addressed in the MRA will require a significantly longer period that will extend for a number of years after confirmation of the Plan.

•	GM’s obligations under the GSA and MRA are conditioned upon, among other things, Delphi’s consummation of the Plan, including payment of amounts to settle GM claims as outlined below.

•	Upon approval of the GSA and MRA as part of the Plan confirmation process, the Debtors anticipate seeking a withdrawal without prejudice of their motions filed under section 365 of the Bankruptcy Code.
     The GSA is intended to resolve outstanding issues among Delphi and GM that have arisen or may arise before Delphi’s emergence from chapter 11, and will be implemented by Delphi and GM in the short term. On October 29, 2007, Delphi and GM agreed to certain amendments to the GSA (the “GSA Amendment”). The GSA Amendment provides that instead of Delphi paying GM $2.7 billion in cash as had originally been agreed, on the effective date of the Plan, subject to certain surviving claims in the GSA and in satisfaction of various GM claims, Delphi would pay GM (i) $1.5 billion in a combination of at least $750 million in cash and a second lien note; and (ii) $1.2 billion in junior preferred convertible stock. The GSA Amendment contains a provision that (i) if the Proposed EPCA Amendment in the form filed with the Court on October 29, 2007 has not been signed by Delphi and the Investors on or before November 17, 2007, the GSA Amendment is terminable by either Delphi or GM upon delivery of written notice to the other, and (ii) upon such written notice, the GSA Amendment becomes null and void as if it had never been entered into by Delphi and GM. As noted above, Delphi can not provide any assurances as to whether or when the Proposed EPCA Amendment will be executed by Delphi and the Investors prior to the GSA Amendment becoming terminable and if in fact it is executed, whether there will be additional amendments other than those described and whether any such changes would be acceptable to GM. Upon delivery of written notice by either Delphi or GM to the other after November 17, 2007, the GSA Amendment would become null and void and the GSA will continue in force without giving regard to the GSA Amendment. At this time GM and Delphi are continuing discussions.
     In addition to establishing claims treatment, including specifying which claims survive and the consideration to be paid by Delphi to GM in satisfaction of certain claims, the GSA addresses, among other things, commitments by Delphi and GM regarding other postretirement benefit and pension obligations, and other GM contributions with respect to labor matters and releases.
•	GM will make significant contributions to cover costs associated with certain post-retirement benefits for certain of the Company’s active and retired hourly employees, including health care and life insurance;

•	Delphi will freeze its Delphi Hourly-Rate Employees Pension Plan as soon as possible following the effective date of the Plan, as provided in the union settlement agreements, and GM’s Hourly Pension Plan will become responsible for certain future costs related to the Delphi Hourly-Rate Employees Pension Plan;

•	Delphi will transfer certain assets and liabilities of its Delphi Hourly-Rate Employees Pension Plan to the GM Hourly Pension Plan, as set forth in the union term sheets;

•	Shortly after the effective date of the Plan, GM will receive a subordinated interest bearing note from Delphi in the amount of $1.5 billion to be paid within 10 days of its issuance;

•	GM will make significant contributions to Delphi to fund various special attrition programs, consistent with the provisions of the U.S. labor agreements; and

•	GM and certain related parties and Delphi and certain related parties will exchange broad, global releases (which will not apply to certain surviving claims as set forth in the GSA).
     The MRA is intended to govern certain aspects of Delphi and GM’s commercial relationship following Delphi’s emergence from chapter 11. The MRA addresses, among other things, the scope of GM’s existing and future business awards to Delphi and related pricing agreements and sourcing arrangements, GM commitments with respect to reimbursement of specified ongoing labor costs, the disposition of certain Delphi facilities, and the treatment of existing agreements between Delphi and GM. Through the MRA, Delphi and GM have agreed to certain terms and conditions governing, among other things:
•	The scope of existing business awards, related pricing agreements, and extensions of certain existing supply agreements, including GM’s ability to move production to alternative suppliers, and reorganized Delphi’s rights to bid and qualify for new business awards;

•	GM will make significant, ongoing contributions to Delphi and reorganized Delphi to reimburse the Company for labor costs in excess of $26 per hour at specified manufacturing facilities;

•	GM and Delphi have agreed to certain terms and conditions concerning the sale of certain of Delphi’s non-core businesses;

•	GM and Delphi have agreed to certain additional terms and conditions if certain of Delphi’s businesses and facilities are not sold or wound down by certain future dates (as defined in the MRA); and

•	GM and Delphi have agreed to the treatment of certain contracts between Delphi and GM arising from Delphi’s separation from GM and other contracts between Delphi and GM.
     Portfolio — Streamline Delphi’s product portfolio to capitalize on world-class technology and market strengths and make the necessary manufacturing alignment with its new focus.
     In March 2006, Delphi identified non-core product lines and manufacturing sites that do not fit into Delphi’s future strategic framework, including brake and chassis systems, catalysts, cockpits and instrument panels, door modules and latches, ride dynamics, steering, halfshafts, and wheel bearings. Effective November 1, 2006, in connection with the Company’s continuous evaluation of its product portfolio, it decided that power products no longer fit within its future product portfolio and that business line was moved to Delphi’s Automotive Holdings Group. With the exception of the catalyst product line with $249 million of year-to-date 2007 net sales included in the Powertrain Systems segment, and the Steering segment with $2,053 million of year-to-date 2007 net sales, these non-core product lines are included in the Company’s Automotive Holdings Group segment, refer to Note 16. Segment Reporting.
     Throughout 2007, Delphi has continued sale and wind-down efforts with respect to non-core product lines and manufacturing sites. The sale and wind-down process is being conducted in consultation with the Company’s customers, unions and other stakeholders to carefully manage the transition of affected product lines. The disposition of any U.S. operation is also being accomplished in accordance with the requirements of the Bankruptcy Code and union labor contracts as applicable. The Company also has begun consultations with the works councils in accordance with applicable laws regarding any sale or wind-down of affected manufacturing sites in Europe.
•	During the third quarter of 2007, Delphi closed on the sales of assets related to its catalyst and brake hose product lines and obtained the Court’s approval for the sale of substantially all of the assets of their Saltillo, Mexico brake plant business, refer to Note 4. Acquisitions and Divestitures to the consolidated financial statements for more information.

•	Although the Company intends to sell or wind-down its remaining non-core product lines and manufacturing sites, these product lines and manufacturing sites were not classified as held for sale in the current period because the court approval process required by the Bankruptcy Code is not complete and other held for sale criteria of SFAS No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” were not met as of September 30, 2007.
     Costs recorded in the three and nine months ended September 30, 2007 related to the transformation plan for non-core product lines include impairments of long-lived assets recorded as a component of long-lived asset impairment charges of $20 million and $217 million, respectively, and employee termination benefits and other exit costs of $66 million and $373 million, respectively (of which $65 million and $370 million were recorded as a component of cost of sales and $1 million and $3 million were recorded as a component of selling, general and administrative expenses). Included in employee termination benefits and other exit costs for the nine months ended September 30, 2007 were $268 million recorded as a component of cost of sales related to a manufacturing facility in Cadiz, Spain discussed below.
     Cost Structure — Transform Delphi’s salaried workforce and reduce general and administrative expenses to ensure that its organizational and cost structure is competitive and aligned with its product portfolio and manufacturing footprint.
     Delphi is continuing to implement restructuring initiatives in furtherance of the transformation of its salaried workforce to reduce selling, general and administrative expenses to support its realigned portfolio. These initiatives include financial services and information technology outsourcing activities, reduction in the global salaried workforce by taking advantage of attrition and using salaried separation plans, and realignment of the salaried benefit programs to bring them in line with more competitive industry levels. Given the investment required to implement these initiatives, Delphi does not expect to realize substantial savings until 2009 and beyond.
     Pensions — Devise a workable solution to Delphi’s current pension funding situation, whether by extending contributions to the pension trusts or otherwise.
     Delphi’s discussions with the Internal Revenue Service (“IRS”) and the Pension Benefit Guaranty Corporation (“PBGC”) regarding the funding of the Delphi Hourly-Rate Employees Pension Plan (the “Hourly Plan”) and the Delphi Retirement Program for Salaried Employees (the “Salaried Plan”) upon emergence from chapter 11 culminated in a funding plan that would enable the Company to satisfy its pension funding obligations upon emergence from chapter 11 through a combination of cash contributions and a transfer of certain unfunded liabilities to a pension plan sponsored by GM. On March 9, 2007, Delphi received approval from the IRS to change the asset valuation method for purposes of funding for the Hourly and Salaried Plans for plan years beginning on and after October 1, 2005. The new asset valuation method uses fair market value as permitted in the U.S. Internal Revenue Code (the “IRC”). On May 29, 2007, Delphi, acting pursuant to the Court’s authority, secured from the IRS a favorable ruling regarding the transfer of unfunded liabilities from its Hourly Plan to a pension plan sponsored by GM.
     On May 1, 2007, the IRS issued conditional waivers for the Hourly Plan and Salaried Plan with respect to the plan year ended September 30, 2006 (the “2006 Waivers”). On May 31, 2007, the Court authorized Delphi to perform under the terms of those funding waivers. On July 13, 2007, the IRS modified the 2006 Waivers by extending the dates by which Delphi is required to file its Plan and emerge from chapter 11. On September 28, 2007, the IRS issued a second conditional waiver for the Hourly Plan for the plan year ended September 30, 2007 (the “2007 Hourly Plan Waiver”). On October 26, 2007, the Court authorized Delphi to perform under the 2007 Hourly Plan Waiver. The 2007 Hourly Plan Waiver is necessary to make the transfer of hourly pension obligations to the GM plan economically efficient by avoiding redundant cash contributions that would result in a projected overfunding of the Hourly Plan. On October 4, 2007, the IRS further modified the 2006 Waivers at Delphi’s request by making confirming amendments to the 2006 Waivers, as modified on July 13, 2007. The amendments modify the conditions to the 2006 Waivers so that they are generally consistent with the conditions to the 2007 Hourly Plan Waiver. The conditional funding waivers will permit Delphi to defer funding contributions due under ERISA and the IRC until after Delphi emerges from chapter 11.
     The pertinent terms of the 2006 Waivers, as modified, are:
•	No later than December 31, 2007, the Company must file a plan of reorganization with the Court providing for the continuation of the Hourly and Salaried Plans and compliance with the conditions of the waiver. The Company has satisfied this condition.

•	The effective date of the Company’s plan of reorganization must occur no later than February 29, 2008.

•	Effective June 16, 2007, Delphi provided to the PBGC letters of credit in favor of the Hourly and Salaried Plans in the amount of $100 million to support funding obligations under the Hourly Plan and $50 million to support funding obligations under the Salaried Plan, which letters of credit will expire once Delphi satisfies the contribution requirements described below which must be satisfied within five days following the Company’s emergence from chapter 11.
     With respect to the 2006 Waiver for the Hourly Plan:
•	Not later than five days after the effective date of the Company’s plan of reorganization, the Company either (1) effects a transfer under IRC § 414(l) to a GM plan, (2) makes cash contributions to the Hourly Plan, or (3) makes a combination thereof that reduces the net unfunded liabilities of the Hourly Plan by at least $1.5 billion as determined on a basis in accordance with FASB Statement No. 87, “Employers’ Accounting for Pensions.”

•	Not later than five days after the effective date of the Company’s plan of reorganization, the Company makes a contribution equal to approximately $575 million. The Company must also deposit into escrow an amount equal to approximately $200 million.

•	Not later than five months after the effective date of the Company’s plan of reorganization, the Company calculates and contributes from the escrow account and, if necessary, from general Company assets the amount sufficient to result in a funded current liability percentage as of the effective date of the Company’s plan of reorganization that is the same funded current liability percentage that would have existed as of the effective date of the Company’s plan of reorganization if (a) the funding waiver had not been granted, (b) the § 414(l) transfer had not occurred, and (c) a contribution was made on the effective date of the Company’s emergence equal to the accumulated ERISA funding deficiency as of September 30, 2007.
•	Not later than five days after the effective date of the Company’s plan of reorganization, the Company contributes $20 million for the plan year ended September 30, 2007, which includes a full settlement of the potential excise tax claims for the accumulated funding deficiencies for the Hourly and Salary Plans related to the plan year ended September 30, 2005, and which amount cannot be taken into account for purposes of the calculation in the immediately preceding paragraph.

•	Not later than five days after the effective date of the Company’s plan of reorganization, the Company reimburses the PBGC for outside consulting fees incurred in reviewing the Company’s funding waiver request in an amount not to exceed $2 million.

•	The Company makes contributions to the Hourly Plan in amounts sufficient to meet the minimum funding standard for the Hourly Plan for the plan year ended September 30, 2007, by June 15, 2008.
     With respect to the 2006 Waiver for the Salaried Plan:
•	Not later than five days after the effective date of the Company’s plan of reorganization, the Company makes contributions to the Salaried Plan for the year ended September 30, 2007 equal to the lesser of (i) the amount necessary to maintain a credit balance in the funding standard account of the Salaried Plan as of September 30, 2007, not less than the outstanding balance of the amortization base with respect to the waived amount that is established and maintained under IRC § 412(b)(2), or (ii) the full funding limitation for the plan year ended September 30, 2007.

•	Certain funding requirements are met with regard to post emergence plan years.
     With respect to the 2007 Hourly Plan Waiver:
•	Not later than five days after the effective date of the Company’s plan of reorganization, the Company effects a transfer under section 414(1) of the IRC of $1.5 billion in net unfunded liabilities under the Hourly Plan to an overfunded GM plan.

•	Not later than five days after the effective date of the Company’s plan of reorganization, the Company contributes $20 million to the Hourly Plan (in addition to the $20 million contributions described in the conditions of the 2006 Waiver for the Hourly Plan).

•	Other provisions related to treatment of contributions that may create a credit balance.

•	No effect on the PBGC’s right to hold the $100 million letter of credit with respect to the 2006 Waivers. Certain funding requirements are met with regard to post emergence plan years.
     The Company has represented that it intends to meet the minimum funding standard under IRC section 412 for the plan years ended September 30, 2006 and 2007 upon emergence from bankruptcy protection. If the Company’s plan of reorganization becomes effective later than February 29, 2008, the Company will seek an extension of the waiver terms with the IRS and the PBGC.
     The conditional waivers described above contemplate that two large payments related to the Company’s qualified defined benefit pension plans will be made upon emergence from bankruptcy. The first payment will be a contribution directly to the Hourly and Salaried Plans as described above, and is estimated to be approximately $1.25 billion with approximately $1.05 billion in plan contributions and approximately $200 million into escrow. Delphi expects that the majority of the escrow ultimately will be contributed to the Hourly and Salaried Plans based on true-up calculations. The second payment will be effected through an IRC § 414(l) transfer of $1.5 billion of Hourly Plan net unfunded liabilities to a GM hourly pension plan. Delphi and GM have agreed to the IRC § 414(l) transfer of $1.5 billion of net unfunded liability to GM’s hourly plan, in exchange for a note given to GM by Delphi in the amount of $1.5 billion to be paid off by Delphi within ten days. The foregoing description of the pension funding plan is a summary only and is qualified in its entirety by the terms of the waivers and the orders of the Court.
     In addition to the funding strategy discussed above and the changes to the Hourly Plan discussed in the labor section, Delphi intends to freeze the Salaried Plan effective upon emergence. The freeze of this plan became probable in the third quarter resulting in curtailment charges of $116 million. Refer to Note 13. Pension and Other Postretirement Benefits for more information.

     Other Elements of Proposed Plan of Reorganization
     The Disclosure Statement and Plan include detailed information regarding the treatment of claims and interests and an outline of the EPCA and rights offering. Delphi’s Plan filed on September 6 was based upon a series of global settlements and compromises that involved every major constituency of Delphi and its affiliated Debtors’ reorganization cases, including Delphi’s principal U.S. labor unions, GM, the official committee of unsecured creditors (the “Creditors’ Committee”) and the official committee of equity security holders (the “Equity Committee”) appointed in Delphi’s chapter 11 cases, and the lead plaintiffs in certain securities and Employee Retirement Income Security Act (“ERISA”) multidistrict litigation (on behalf of holders of various claims based on alleged violations of federal securities law and ERISA). As discussed in the Disclosure Statement, Delphi’s Plan filed on September 6 contemplated, among other things, obtaining up to $7.5 billion in funded debt and a $1.6 billion asset-based revolving loan to finance Delphi’s emergence from chapter 11.
     The Plan filed on September 6 provided for a recovery through a distribution of reorganized Delphi common stock and cash. General unsecured creditors were to receive the principal amount of their claims plus accrued interest at a negotiated plan value. Other classes of creditors and interests were to receive agreed upon distributions. Under the Plan filed on September 6, GM was to receive a $2.7 billion cash distribution in satisfaction of certain of its claims against Delphi. As part of the settlement of the Securities and ERISA litigation discussed further in Bankruptcy Related Litigation, distributions were to be made using Plan currency in the same form, ratio and treatment as that which will be used to satisfy the holders of general unsecured claims. The allowed claims and interests of the settling Securities and Litigation claimants total approximately $25 million for the ERISA plan class and a total of $204 million for the debt securities class and the common stock securities class. The Plan filed on September 6 contemplated that rights offerings featuring transferable and non-transferable rights would made to holders of Delphi’s existing common stock. The rights offerings were to occur after the Court had confirmed Delphi’s Plan and the registration statement filed with the SEC had been declared effective. Under the Plan filed on September 6, holders of existing Delphi common stock were also to receive a distribution of shares of reorganized Delphi and five-year warrants exercisable to purchase shares of reorganized Delphi.
     At a Court hearing on September 27, 2007, Delphi stated that the dynamics of the capital markets prompted Delphi to consider whether amendments to its Plan filed on September 6 might be necessary. On October 29, 2007 Delphi filed a notice containing the Potential Amendments to the Plan and Disclosure Statement.
     The Potential Amendments are supported by GM and a supermajority of the Investors. Delphi has been advised by the Equity Committee that it will no longer support Delphi’s Plan if amended to reduce recoveries to common stockholders as contemplated in the Potential Amendments. On November 2, 2007 the Equity Committee filed objections to the Disclosure Statement and Plan and sought an adjournment of the continued Disclosure Statement hearing. In addition, the Creditors’ Committee, certain holders of senior notes, the senior notes indenture trustee, and the lead plaintiffs in the Securities Litigation filed objections to the Disclosure Statement and the Potential Amendments.
     The Potential Amendments contemplate an approximate $2 billion reduction in Delphi’s net debt at emergence. Delphi plans to move forward with an asset-based revolving loan in the amount of $1.6 billion, $3.7 billion of first lien-funded financing, and second-lien funded financing in the amount of $1.5 billion. Further, the Potential Amendments reflect reductions in stakeholder distributions to some junior creditors and interest holders required to obtain consensus among the Creditors’ Committee, the Investors (as defined below), and settling parties, and changes required by the Investors to obtain endorsement of the Plan and Disclosure Statement, Delphi’s settlement with GM and Delphi’s U.S. labor unions, Delphi’s emergence business plan, and related agreements.
     The Potential Amendments include the following changes to the Investors’ direct investment and certain stakeholder recoveries:

Party	Plan	Potential Amendment
Plan Investors	Direct Investment	Direct Investment
	- Purchase $400 million of preferred stock convertible at an assumed enterprise value of $11.75 billion	- Purchase $400 million of preferred stock convertible at an assumed enterprise value of $10.80 billion
	- Purchase $400 million of preferred stock convertible at an assumed enterprise value of $12.80 billion	- Purchase $400 million of preferred stock convertible at an assumed enterprise value of $11.80 billion
	- Purchase $175 million of new common stock of reorganized Delphi at an assumed enterprise value of $12.8 billion	- Purchase $175 million of new common stock of reorganized Delphi at an assumed enterprise value of $11.8 billion

GM	Recovery of $2.7 billion	Recovery of $2.7 billion
	- $2.7 billion in Cash	- $750 million in Cash
- $750 million in a second lien note
- $1.2 billion in junior convertible preferred stock

Unsecured Creditors	Par plus accrued recovery at Plan value of $13.9 billion	Par plus accrued recovery at Plan value of $13.0 billion
	- 80% in new common stock of reorganized Delphi valued at $45 per share	- 92.4% in new common stock of reorganized Delphi valued at $41.58 per share
	- 20% in Cash	- 7.6% through pro rata participation in the Discount Rights Offering at $34.98 per share

Delphi Trust I and Delphi Trust II Preferred Securities	Par plus accrued recovery at Plan value of $13.9 billion	Par only recovery at Plan value of $13.0 billion
	- 100% in new common stock of reorganized Delphi valued at $45 per share	- 92.4% in new common stock of reorganized Delphi valued at $41.58 per share
- 7.6% through pro rata participation in the Discount Rights Offering at $34.98 per share

Existing Common Stockholders	Par Value Rights	Par Value Rights
	- Right to acquire approximately 12,711,111 shares of new common stock of reorganized Delphi at a purchase price of $45.00 per share	- Right to acquire approximately 12,711,111 shares of new common stock of reorganized Delphi at a purchase price of $41.58 per share

	Warrants	Warrants
	- Warrants to acquire an additional 5% of new common stock of reorganized Delphi at $45.00 per share exercisable for five years after emergence	- Warrants to acquire $1.0 billion of new common stock of reorganized Delphi at $45.00 per share exercisable for six months after emergence

	Direct Distribution	No provision for Direct Distribution
- 1,476,000 shares of new common stock of reorganized Delphi

	Discount Rights	No provision for participation in Discount Rights Offering
- Right to purchase 40,845,016 shares of new common stock of reorganized Delphi at a purchase price of $38.56 per share
     The Potential Amendments do not affect the treatment of holders of claims arising from the Securities and ERISA litigation discussed further in Bankruptcy Related Litigation. Under the Potential Amendments, such claim holders will receive distributions using Plan currency in the same form, ratio, and treatment as that which will be used to satisfy the holders of general unsecured claims.
     Pursuant to an order entered by the Court on June 29, 2007, the Debtors’ exclusivity period under the Bankruptcy Code for filing a plan of reorganization was extended to and including December 31, 2007, and the Debtors’ exclusivity period for soliciting acceptances of the Plan was extended to and including February 29, 2008.
Equity Purchase and Commitment Agreement
     Delphi was party to (i) a Plan Framework Support Agreement (the “PSA”) with Cerberus Capital Management, L.P. (“Cerberus”), Appaloosa, Harbinger, Merrill, UBS and GM, which outlined a framework for the Plan, including an outline of the proposed financial recovery of the Company’s stakeholders and the treatment of certain claims asserted by GM, the resolution of certain pension funding issues and the corporate governance of reorganized Delphi, and (ii) an Equity Purchase and Commitment Agreement (the “Terminated EPCA”) with affiliates of Cerberus, Appaloosa and Harbinger (the “Investor Affiliates”), as well as Merrill and UBS, pursuant to which these investors would invest up to $3.4 billion in reorganized Delphi. Both the PSA and the

Terminated EPCA were subject to a number of conditions, including Delphi reaching consensual agreements with its U.S. labor unions and GM.
     On April 19, 2007, Delphi announced that it anticipated negotiating changes to the Terminated EPCA and the PSA and that it did not expect that Cerberus would continue as a plan investor. On July 7, 2007, pursuant to Section 12(g) of the Terminated EPCA, Delphi sent a termination notice of the Terminated EPCA to the other parties to the Terminated EPCA. As a result of the termination of the Terminated EPCA, a Termination Event (as defined in the PSA) occurred, and all obligations of the parties to the PSA under the PSA were immediately terminated and were of no further force and effect. Delphi incurred no fees under the Terminated EPCA as a result of this termination. On July 9, 2007, Delphi announced that it formally had terminated the Terminated EPCA and PSA and that it expected to enter into new framework agreements later in July. Delphi also announced that these developments were not expected to prevent Delphi from filing the Plan and related documents with the Court prior to the current expiration of the company’s exclusivity period or emerging from chapter 11 reorganization this year.
     On July 18, 2007, Delphi announced that the Investors had submitted a proposal letter to Delphi to invest up to $2.55 billion in preferred and common equity in the reorganized Delphi to support the Company’s transformation plan announced on March 31, 2006 and its Plan, on the terms and subject to the conditions contained in the form of equity purchase and commitment agreement attached to their proposal. On August 2, 2007, the Court granted the Company’s motion for an order authorizing and approving the EPCA, and on August 3, 2007 the Investors and the Company executed the EPCA. On October 30, 2007, the Debtors announced they filed with the Court a motion seeking approval of the Proposed EPCA Amendment. The Proposed EPCA Amendment, has been agreed to by Appaloosa and a supermajority of the Investors; however, as noted above, the execution of the Proposed EPCA Amendment is subject to the satisfaction of various conditions set forth in the Proposal Letter, including (i) Delphi delivering an acceptable financing letter to the Investors, (ii) the Investors having to be satisfied with this Form 10-Q and (iii) an Investor having executed a written commitment to the Proposal Letter to the same extent as the other Investors. As noted above, Delphi can not provide any assurances as to whether or when the Proposed EPCA Amendment will be executed by Delphi and the Investors prior to the GSA Amendment becoming terminable and if in fact it is executed, whether there will be additional amendments other than those described and whether any such changes would be acceptable to GM. Absent satisfaction or waiver of the conditions set forth in the Proposal Letter, the Investors will not be obligated to execute the Proposed EPCA Amendment, and absent execution of the Proposed EPCA Amendment, the GSA Amendment may be voidable by either GM or Delphi.
     Under the terms and subject to the conditions of the EPCA, the Investors will commit to purchase $800 million of convertible preferred stock and approximately $175 million of common stock in the reorganized Company. Additionally, the Investors will commit to purchasing any unsubscribed shares of common stock in connection with an approximately $1.6 billion rights offering that will be made available to existing common stockholders (or to unsecured creditors under the terms of the Proposed EPCA Amendment, if such amendment is executed) subject to approval of the Court and satisfaction of other terms and conditions. The rights offering would commence following confirmation of the Company’s Plan and conclude 30 days thereafter, prior to the Company’s emergence from Chapter 11 reorganization. Altogether, the Investors could invest up to $2.55 billion in the reorganized Company.
     The EPCA is subject to the satisfaction or waiver of numerous conditions, including the condition that Appaloosa is reasonably satisfied with the terms of certain material transaction documents, including the Plan and disclosure statement, confirmation order, business plan, certain constituent documents, and labor agreements to the extent the terms thereof would have an impact on the Investors’ proposed investment in the Company. With respect to a settlement with GM, Appaloosa must also be satisfied in its reasonable discretion taking into account whether the GM settlement has a material impact on the Investors’ proposed investment in the Company and other relevant factors. There also must not have occurred any material strike or material labor stoppage or slowdown involving certain labor unions, including the UAW, at either Delphi or GM or any of their respective subsidiaries; or any strike, labor stoppage or slowdown involving certain labor unions, including the UAW, either at Ford Motor Company or Chrysler Group or at any of their respective subsidiaries that would have a material impact on the Investors’ proposed investment in Delphi. As noted below, several of these conditions will be modified pursuant to the Proposed EPCA Amendment, if such amendment is executed.
     Delphi can terminate the EPCA in certain circumstances, including: subject to certain exceptions, if the Company agrees to engage in an alternative transaction or any time on or after March 31, 2008 if the Plan has not become effective. An affiliate of Appaloosa can terminate the EPCA, including: at any time on or after March 31, 2008, if the Plan has not become effective; if the Company has changed its recommendation or approval of the transactions contemplated by the EPCA, the Plan terms or the settlement with GM in a manner adverse to the Investors or approved or recommended an alternative transaction; or if the Company has entered into any agreement, or taken any action to seek Court approval relating to any plan, proposal, offer or transaction, that is inconsistent with the EPCA, the Plan terms, the settlement with GM or the Plan. In the event of certain terminations of the EPCA pursuant to the terms thereof, the Company may be obligated to pay the Investors $83 million plus certain transaction expenses in connection with an alternative investment transaction as described in the immediately following paragraph.

     In exchange for the Investors’ commitment to purchase common stock and the unsubscribed shares in the rights offering, the Company will pay an aggregate commitment fee of $39 million and certain transaction expenses and in exchange for the Investors’ commitment to purchase preferred stock the Company will pay an aggregate commitment fee of $18 million. In addition, the Company will pay an arrangement fee of $6 million to Appaloosa to compensate Appaloosa for arranging the transactions contemplated by the EPCA. The commitment and arrangement fees paid in installments, as follows: $14 million was paid during the third quarter of 2007 on the first business day following the first date that the approval order is issued by the Court, $21 million was paid during the third quarter of 2007 on the date that the disclosure statement was filed, and $29 million is to be paid on the first business day following the entry of an order by the Court approving the disclosure statement. The Company is required to pay the Investors $83 million plus certain transaction expenses if (a) the EPCA is terminated as a result of the Company’s agreeing to pursue an alternative investment transaction with a third party or (b) either the Company’s Board of Directors withdraws its recommendation of the transaction or the Company willfully breaches the EPCA, and within the next 24 months thereafter, the Company then agrees to an alternative investment transaction. The Company also has agreed to pay out-of-pocket costs and expenses reasonably incurred by the Investors or their affiliates subject to certain terms, conditions and limitations set forth in the EPCA. In no event, however, shall the Company’s aggregate liability under the EPCA, including any liability for willful breach, exceed $100 million on or prior to the Disclosure Statement Approval Date, or $250 million thereafter.
     The EPCA also includes certain corporate governance provisions for the reorganized Company, each of which has been incorporated into Delphi’s proposed Plan, which governance provisions would be unchanged by the Proposed EPCA Amendment. The reorganized Company would be governed initially by a nine-member, classified Board of Directors consisting of the Company’s Chief Executive Officer and President (“CEO”), and Executive Chairman, three members nominated by Appaloosa, three members nominated by the statutory creditors’ committee, and one member nominated by the co-lead investor representative on a search committee with the approval of either the Company or the statutory creditors’ committee. As part of the new corporate governance structure, the current Company’s Board of Directors along with the Investors, mutually recognized that Rodney O’Neal would continue as CEO of the reorganized Company. Subject to certain conditions, six of the nine directors would be required to be independent from the reorganized Company under applicable exchange rules and independent of the Investors.
     A five-member search committee will select the Company’s post-emergence Executive Chairman, have veto rights over all directors nominated by the Investors and statutory committees, and appoint initial directors to the committees of the Company’s Board of Directors. The search committee consists of John D. Opie, the Company’s Board of Directors’ lead independent director, a representative of each of the Company’s two statutory committees and a representative from Appaloosa and one of the other co-investors (other than UBS, Goldman and Merrill). Appaloosa, through its proposed preferred stock ownership, would have certain veto rights regarding extraordinary corporate actions such as change of control transactions and acquisitions or investments in excess of $250 million in any twelve-month period after issuance of the preferred stock
     Executive compensation for the reorganized company must be on market terms, must be reasonably satisfactory to Appaloosa, and the overall executive compensation plan design must be described in the Company’s disclosure statement and incorporated into the Plan. The foregoing description of the EPCA does not purport to be complete and is qualified in its entirety by reference to the EPCA, which is filed as an exhibit to the quarterly report, for the quarter ended June 30, 2007.
     The Proposed EPCA Amendment if executed, would revise a number of provisions in the EPCA to reflect events and developments since August 3, 2007 including those relating to Court approvals in connection with the Proposed EPCA Amendment; delivery of a revised and supplemented disclosure letter by the Company; delivery of a revised business plan by the Company; updates and revisions to representations and warranties; agreements with principal labor unions; and the execution and amendment of the GSA and MRA. The Proposed EPCA Amendment if executed, would amend provisions of the EPCA relating to the discount rights offering (including the replacement of existing common stockholders with unsecured creditors and the provision of over-subscription rights); and to reflect the issuance of Series C Preferred Stock to be issued to GM.
     The Proposed EPCA Amendment if executed, would remove or narrow the scope of certain conditions to closing, including: the no-strike conditions, to include only strikes that occur after October 29, 2007; the capitalization condition to reduce the net debt required for the Company on the closing date; and to exclude from the condition relating to the approval of material investment documents, numerous documents which have already been delivered by the Company to the Investors such as the Plan, the disclosure statement, the MRA and GSA and the business plan. However, certain conditions to closing would be added by the Proposed EPCA Amendment, if such amendment is executed, such as those requiring: release and exculpation of each Investor as set forth in the Proposed EPCA Amendment; that the Company will have undrawn availability of $1.4 billion including a letter of credit carve out of at least $100 million; that the Company shall have demonstrated and certificated, to the reasonable satisfaction of ADAH, that its pro forma interest expense during 2008 on the Company’s indebtedness will not exceed $575 million; that certain PBGC liens are withdrawn; and that the aggregate amount of trade and unsecured claims be no more than $1.45 billion (subject to certain waivers and exclusions).

     There can be no assurances that the Debtors will be successful in achieving their objectives and as discussed above, Delphi cannot provide any assurances as to whether or when the Proposed EPCA Amendment will be executed and, if in fact is executed, whether there will be further changes in addition to those described herein. The Debtors’ ability to achieve their objectives is conditioned, in most instances, on the approval of the Court and the support of their stakeholders, including GM and the Debtors’ labor unions. In accordance with U.S. GAAP, the cost related to the transformation plan will be recognized in the Company’s consolidated financial statements as elements of the Plan, such as the U.S. labor agreements, the GSA, and the MRA become effective. The Plan and agreements will significantly impact Delphi’s accounting for its pension plans, post-retirement benefit plans, other employee related benefits, long-lived asset impairments and exit costs related to the sites planned for closure or consolidation, compensation costs for labor recognized over the term of the U.S. labor agreements, and the fair values assigned to assets and liabilities upon Delphi’s emergence from bankruptcy, among others. Such adjustments will have a material impact on Delphi’s financial statements.
     DASE Liquidation
     Delphi’s Chapter 11 Filings related solely to its U.S. operations because Delphi’s operations outside the United States generally are profitable and have positive cash flow. Nevertheless, Delphi has been seeking and will continue to seek to optimize its manufacturing footprint to lower its overall cost structure by focusing on strategic product lines where it has significant competitive and technological advantages and selling or winding down non-core product lines. In particular, in February 2007, Delphi’s indirect wholly-owned Spanish subsidiary, Delphi Automotive Systems España, S.L. (“DASE”), announced the planned closure of its sole operation at the Puerto Real site in Cadiz, Spain. The closure of this facility is consistent with Delphi’s transformation plan previously announced in March 2006. The facility, which had approximately 1,600 employees, was the primary holding of DASE.
     On March 20, 2007, DASE filed a petition for Concurso, or bankruptcy under Spanish law, exclusively for that legal entity. In an order dated April 13, 2007, the Spanish court declared DASE to be in voluntary Concurso, which provides DASE support by managing the process of closing the Puerto Real site in Cadiz, Spain in accordance with applicable Spanish law. The Spanish court subsequently appointed three receivers of DASE (the “DASE Receivers”). During the Concurso process, DASE commenced negotiations on a social plan and a collective layoff procedure related to the separation allowance with the unions representing the affected employees. On July 4, 2007, DASE, the DASE Receivers, and the workers’ councils and unions representing the affected employees reached a settlement on a social plan of €120 million (then approximately $161 million) for a separation allowance of approximately 45 days of salary per year of service to each employee (the “Separation Plan”). Delphi concluded that it was in its best interests to voluntarily provide the €120 million to DASE as well as additional funds to DASE in an amount not to exceed €10 million (then approximately $14 million) for the purpose of funding payment of the claims of DASE’s other creditors.
     As a result of the Spanish court declaring DASE to be in Concurso and the subsequent appointment of the DASE Receivers, Delphi no longer possesses effective control over DASE and has de-consolidated the financial results of DASE effective April 2007. The total year-to-date expense through September 30, 2007 associated with the exit of the Puerto Real site in Cadiz, Spain is approximately $268 million, of which $61 million was recorded in the first quarter of 2007 ($30 million in the Steering segment and $31 million in the Automotive Holdings segment) and approximately $207 million was recorded in the second quarter 2007 ($77 million in the Steering segment and $130 million in the Automotive Holdings segment) as a component of cost of sales.
     The financial statements of the Debtors are presented as follows:
     Basis of Presentation
     Condensed Combined Debtors-in-Possession Financial Statements — The financial statements contained within this note represent the condensed combined financial statements for the Debtors only. Delphi’s non-Debtor subsidiaries are treated as non-consolidated affiliates in these financial statements and as such their net income is included as “Equity income (loss) from non-Debtor affiliates, net of tax” in the statement of operations and their net assets are included as “Investments in non-Debtor affiliates” in the balance sheet. The Debtors’ financial statements contained herein have been prepared in accordance with the guidance in SOP 90-7.
     Intercompany Transactions — Intercompany transactions between Debtors have been eliminated in the financial statements contained herein. Intercompany transactions between the Debtors and non-Debtor affiliates have not been eliminated in the Debtors’ financial statements. Therefore, reorganization items, net included in the Debtors Statement of Operations, liabilities subject to compromise included in the Debtors’ Balance Sheet, and reorganization items and payments for reorganization items, net included in the Debtors’ Statement of Cash Flows are different than Delphi Corporation’s consolidated financial statements. During the three and nine months ended September 30, 2007, the Debtors received approximately $47 million and $77 million, respectively, of dividends from non-debtor allied affiliates which are not eliminated in the Condensed Combined Debtors-in-Possession Statements of Operations and therefore were recorded in Other income (expense), net.
     Contractual Interest Expense and Interest Expense on Unsecured Claims—Contractual interest expense represents amounts due under the contractual terms of outstanding debt, including debt subject to compromise for which interest expense is not recognized in accordance with the provisions of SOP 90-7. Delphi did not record contractual interest expense on certain unsecured prepetition debt from the bankruptcy filing date until the third quarter of 2007 because the interest ceased being paid and was not determined to be probable of being an allowed claim. During the third quarter of 2007, Delphi recorded $289 million of prior contractual interest expense related to certain prepetition debt because it became probable that the interest would become an allowed claim based on the provisions of the plan of reorganization filed with the Court in September 2007. The plan of reorganization also provides that certain holders of allowed unsecured claims against Delphi shall be paid postpetition interest on their claims calculated at the contractual non-default rate from the petition date through December 31, 2007. During the third quarter of 2007, Delphi recorded $80 million of interest expense with respect to such allowed unsecured claims. The accrued interest payable of $369 million is included in accrued liabilities on the accompanying balance sheet
     U.S. Employee Workforce Transition Programs—The workforce transition programs offer buy-down payments for eligible traditional employees who do not elect the attrition or flowback options and continue to work for Delphi. The estimated payments to be made under the buy-down arrangements within the UAW and IUE-CWA Workforce Transition Programs totaled $321 million and were recorded as a wage asset and liability. At September 30, 2007, $88 million was recorded in other current assets and $231 million was recorded in other long-term assets in the accompanying balance sheet, net of $2 million of amortization expense recorded in the third quarter of 2007. Refer to Note 12. U.S. Employee Workforce Transition Programs for more information.

CONDENSED COMBINED DEBTORS-IN-POSSESSION STATEMENTS OF OPERATIONS (Unaudited)
(Non-filed entities, principally non-U.S. subsidiaries, excluded from consolidated Debtor group)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(in millions)
Net sales	$3,681	$3,883	$11,862	$13,236

Operating expenses:
Cost of sales, excluding items listed below	3,809	4,239	12,047	13,496
U.S. employee workforce transition program charges	244	1,043	238	2,948
Depreciation and amortization	125	166	422	497
Long-lived asset impairment charges	17	—	212	—
Selling, general and administrative	270	260	791	787
Securities & ERISA litigation charge	21	—	353	—

Total operating expenses	4,486	5,708	14,063	17,728

Operating loss	(805)	(1,825)	(2,201)	(4,492)
Interest expense (contractual interest expense for the three and nine months ended September 30, 2007 was $108 million and $326 million, respectively, and for the three and nine months ended September 30, 2006 was $137 million and $397 million, respectively)	(444)	(105)	(596)	(283)
Loss on extinguishment of debt	—	—	(23)	—
Other income (expense), net	50	(4)	84	(8)

Loss before reorganization items, income taxes, equity income, and cumulative effect of accounting change	(1,199)	(1,934)	(2,736)	(4,783)
Reorganization items	(32)	(17)	(98)	(42)

Loss before income tax expense, equity income, and cumulative effect of accounting change	(1,231)	(1,951)	(2,834)	(4,825)
Income tax (expense) benefit	(4)	6	(28)	—

Loss before equity income and cumulative effect of accounting change	(1,235)	(1,945)	(2,862)	(4,825)
Equity income (loss) from non-consolidated affiliates, net of tax	8	(5)	30	21
Equity income (loss) from non-Debtor affiliates, net of tax	58	(23)	309	190

Loss before cumulative effect of accounting change	(1,169)	(1,973)	(2,523)	(4,614)
Cumulative effect of accounting change	—	—	—	3

Net loss	$(1,169)	$(1,973)	$(2,523)	$(4,611)

CONDENSED COMBINED DEBTORS-IN-POSSESSION BALANCE SHEET
(Non-filed entities, principally non-U.S. subsidiaries, excluded from consolidated Debtor group)

	September 30,
	2007	December 31,
	(Unaudited)	2006
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$107	$376
Restricted cash	123	107
Accounts receivable, net:
General Motors and affiliates	1,628	1,739
Other third parties	885	906
Non-Debtor affiliates	258	328
Notes receivable from non-Debtor affiliates	289	346
Inventories, net:
Productive material, work-in-process and supplies	854	938
Finished goods	260	263
Other current assets	408	290

Total current assets	4,812	5,293

Long-term assets:
Property, net	1,784	2,240
Investments in affiliates	372	366
Investments in non-Debtor affiliates	4,026	3,273
Goodwill	152	152
Other intangible assets, net	27	36
Other	546	344

Total long-term assets	6,907	6,411

Total assets	$11,719	$11,704

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities not subject to compromise:
Short-term debt	$3,226	$2,742
Notes payable to non-Debtor affiliates	65	—
Accounts payable	1,266	1,108
Accounts payable to non-Debtor affiliates	707	434
Accrued liabilities	1,446	1,250

Total current liabilities not subject to compromise	6,710	5,534

Long-term liabilities not subject to compromise:
Employee benefit plan obligations and other	1,136	737

Liabilities subject to compromise	16,992	17,488

Total liabilities	24,838	23,759

Stockholders’ deficit:
Total stockholders’ deficit	(13,119)	(12,055)

Total liabilities and stockholders’ deficit	$11,719	$11,704

CONDENSED COMBINED DEBTORS-IN-POSSESSION STATEMENT OF CASH FLOWS (Unaudited)
(Non-filed entities, principally non-U.S. subsidiaries, excluded from consolidated Debtor group)

	Nine Months Ended
	September 30,
	2007	2006
	(in millions)
Cash flows from operating activities:
Net cash used in operating activities	$(682)	$(582)

Cash flows from investing activities:
Capital expenditures	(171)	(229)
Proceeds from sale of property	13	23
Proceeds from divestitures	62	—
Increase in restricted cash	(12)	(101)
Other, net	(10)	(22)

Net cash used in investing activities	(118)	(329)

Cash flows from financing activities:
Proceeds from refinanced debtor-in-possession facility	2,739	—
Repayments of borrowings under debtor-in-possession facility	(250)	—
(Repayments of) proceeds from prepetition revolving credit facility, net	(1,508)	2
Repayments of borrowings under prepetition term loan facility	(988)	—
Net borrowings under refinanced debtor-in-possession facility	480	—
Repayments under cash overdraft	—	(29)
Repayments of borrowings under other debt agreements	(7)	(9)
Net proceeds from borrowings from Non-Debtor affiliates	65	—

Net cash provided by (used in) financing activities	531	(36)

Decrease in cash and cash equivalents	(269)	(947)
Cash and cash equivalents at beginning of period	376	1,361

Cash and cash equivalents at end of period	$107	$414

3. REORGANIZATION ITEMS
     SOP 90-7 requires reorganization items such as revenues, expenses such as professional fees directly related to the process of reorganizing the Debtors under chapter 11 of the Bankruptcy Code, realized gains and losses, provisions for losses, and interest income resulting from the reorganization and restructuring of the business to be separately disclosed. The Debtors’ reorganization items consist of the following:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(in millions)
Professional fees directly related to reorganization	$41	$41	$128	$108
Interest income	(2)	(16)	(8)	(47)
Gain on settlement of prepetition liabilities	—	—	—	(3)

Total Reorganization Items	$39	$25	$120	$58

     For the nine months ended September 30, 2007 and 2006, reorganization items resulted in $9 million and $53 million, respectively, of cash received entirely related to interest income and $100 million and $84 million, respectively, of cash paid for professional fees. Professional fees directly related to the reorganization include fees associated with advisors to the Debtors, the official committee of unsecured creditors, the official committee of equity holders, the agents to the Company’s debtor-in-possession credit facilities (both the one in effect during the nine months ended September 30, 2006 and the refinanced credit facility currently in effect) and prepetition credit facility, the unions, and other professional fees directly related to the reorganization.

4. ACQUISITIONS AND DIVESTITURES
     Catalyst Product Line Sale
     On June 5, 2007, Delphi entered into an agreement with Belgium-based Umicore and certain of its affiliates (collectively, “Umicore”) for the sale of Delphi’s global original equipment and aftermarket catalyst business (the “Catalyst Business”) which is included in Delphi’s Powertrain Systems segment for a purchase price of $56 million, subject to adjustments. The Catalyst Business revenues were $260 million in 2006 and $249 million for the nine month period ended September 30, 2007. On August 8, 2007, in accordance with bidding procedures approved by the Court, Delphi conducted an auction and selected Umicore as the successful bidder with a revised purchase price of $75 million. On August 16, 2007, Delphi received approval from the Court to proceed with the sale of the Catalyst Business to Umicore and the assets of the Catalyst Business were deemed held for sale in accordance with SFAS 144. As discussed in Note 6. Long-Lived Asset Impairment, the carrying value of certain of the assets of the Catalyst Business were previously impaired and adjusted to their fair value under the “held for use” provision of SFAS 144. On September 28, 2007, Delphi closed on the sale of the Catalyst Business to Umicore for approximately $67 million which included certain post-closing working capital adjustments. Delphi recorded the loss of $30 million on the sale of the Catalyst Business in cost of sales in the third quarter of 2007.
     Global Battery Product Line Sale
     On June 30, 2005, Delphi reached final agreement to sell its global battery product line, with the exception of two U.S. operations, to Johnson Controls Inc. (“JCI”). Delphi’s 2005 sale of its global battery product line, with the exception of the two U.S. operations, to JCI contemplated a future possible transfer of certain of the operating assets of Delphi’s New Brunswick, New Jersey manufacturing facility (the “New Brunswick Facility”), which was one of the remaining U.S. plants supplying batteries to JCI under a manufacturing supply agreement. In connection with the anticipated transfer of its New Brunswick operations to JCI, on May 25, 2006, Delphi entered into an agreement with the IUE-CWA and its Local 416, which included an attrition plan with respect to the hourly employees of the New Brunswick Facility (the “Attrition Plan”). On August 1, 2006, Delphi sold JCI certain assets related to the New Brunswick Facility free and clear of liens, claims, and encumbrances in exchange for JCI’s payment to Delphi of $1 plus approximately $4 million for certain inventory, and Delphi implemented the Attrition Plan. Pursuant to the May 2006 agreement, Delphi agreed to the continuation and transition of supply of battery products to JCI from Delphi’s remaining U.S. battery manufacturing facility located in Fitzgerald, Georgia (“Fitzgerald”) pursuant to a component supply agreement entered into in connection with the initial sale in 2005. The sale of the New Brunswick Facility resulted in a loss of approximately $1 million, which was recorded in cost of sales. JCI paid Delphi approximately $13 million to reimburse Delphi for a significant portion of the amounts to be spent under the Attrition Plan, which was recorded as a reduction to U.S. employee workforce transition program charges.
     In August 2006, Delphi received approximately $10 million as agreed upon in the 2005 agreement between Delphi and GM, the principal battery customer, which was executed in connection with the sale of Delphi’s global battery business. $6 million was recognized as a reduction of costs, with approximately $4 million recorded as a reduction of cost of sales and approximately $2 million recorded as a reduction to U.S. employee workforce transition program charges. Approximately $4 million was recorded as deferred income as it related to future price reductions on batteries produced at Fitzgerald and the transition of battery supply from Fitzgerald to JCI.
     On June 29, 2007, Delphi ceased production at Fitzgerald, the remaining U.S. battery manufacturing facility, and closed the facility in July 2007. The 2005 agreement between Delphi and GM, the principal battery customer, stipulated payment of $6 million to Delphi upon completion of the transition of the supply of battery products to JCI. Delphi received this $6 million payment in August 2007, which was recorded as a reduction to cost of sales in the third quarter of 2007.
     Other Acquisitions and Divestitures
     On September 28, 2007, Delphi closed on the sale of substantially all of the assets exclusively used in the brake hose product line produced at one of Delphi’s manufacturing sites located in Dayton, Ohio (the “Brake Hose Business”). The sales price for the Brake Hose Business was $10 million and the sale resulted in a gain of $2 million, which was recorded as a reduction to cost of sales in the third quarter of 2007. On July 19, 2007, Delphi received approval from the Court to proceed with the sale of certain assets used in the brake and chassis modules product lines manufactured in a plant located in Saltillo, Mexico (the “Mexico Brake Plant Business”) for $15 million. The sale of the Mexico Brake Plant Business closed on October 1, 2007. The Brake Hose Business and the Mexico Brake Plant Business aggregate revenues were $280 million in 2006 and $179 million for the nine month period ended September 30, 2007. Delphi expects the gain or loss on sale of the Mexico Brake Plant Business will not significantly impact Delphi’s results of operations in the fourth quarter of 2007.

     In the second quarter 2006, Delphi’s Thermal Systems division made an additional investment in Shanghai Delphi Automotive Air Conditioning Co. (“SDAAC”) for approximately $14 million, which increased its equity ownership interest in SDAAC from 34 percent to 50 percent. SDAAC’s annual revenues for 2005 were approximately $133 million. In the third quarter of 2006, Delphi obtained a controlling management interest in SDAAC and began consolidating the entity. Prior to obtaining a controlling management interest, the entity was accounted for using the equity method.
     Also in the third quarter of 2006, Delphi’s Electronics and Safety division sold certain of its assets in MobileAria, a consolidated entity, which resulted in a gain of $7 million which was recognized as a reduction of cost of sales.
     The results of operations associated with the acquisitions and divestitures and the gain or loss on the divestitures were not significant to the consolidated financial statements in any period presented.
5. INCOME TAXES
     Effective January 1, 2007, Delphi adopted the provisions of FIN 48. FIN 48 prescribes a recognition threshold and measurement attribute for the accounting and financial statement disclosure of tax positions taken or expected to be taken in a tax return. The evaluation of a tax position is a two-step process. The first step requires an entity to determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. The second step requires an entity to recognize in the financial statements each tax position that meets the more likely than not criteria, measured at the largest amount of benefit that has a greater than fifty percent likelihood of being realized. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.
     As a result of the adoption of FIN 48 as of January 1, 2007, Delphi recognized an $18 million increase, primarily in its long-term liabilities, with a corresponding increase to its accumulated deficit. As of the adoption date, Delphi had recorded liabilities for unrecognized tax benefits of $95 million (including interest and penalties of $25 million) of which $71 million, if recognized, would impact the effective tax rate. Delphi recognizes interest and penalties accrued related to unrecognized tax benefits in tax expense.
     Delphi considers it is reasonably possible that approximately $10 million of unrecognized tax benefits could be recognized over the next twelve months due to expiring statutes of limitations in various foreign jurisdictions which may be offset in whole or in part by the results of various income tax examinations.
     Delphi files U.S. and state income tax returns as well as income tax returns in several foreign jurisdictions. Foreign taxing jurisdictions significant to Delphi include China, Mexico, Germany, France and Brazil. In the U.S., federal income tax returns for years prior to 2006 have been effectively settled. The examination of Delphi’s 2006 U.S. federal tax return is expected to be completed during 2007. With respect to foreign taxing jurisdictions significant to Delphi, Delphi’s affiliates are no longer subject to income tax examinations by foreign tax authorities for years before 2000. In addition, open tax years related to various states remain subject to examination but are not considered to be material.
     In the third quarter of 2006, Delphi recorded valuation allowances of $36 million for the net deferred tax assets of certain non-U.S. operations, primarily operations in Spain, Portugal and Romania. Delphi determined based on historical losses and expected future taxable income (loss) that it was no longer more likely than not that these net deferred tax assets would be realized. During the third quarter of 2007, Delphi reduced the valuation allowance by net $11 million, for deferred tax assets of certain non-US operations, primarily operations in Poland, offset by increases in Germany and Mexico.
6. LONG-LIVED ASSET IMPAIRMENT
     In accordance with SFAS 144, Delphi evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Estimates of future cash flows used to test the recoverability of long-lived assets include separately identifiable undiscounted cash flows expected to arise from the use and eventual disposition of the assets. Where estimated future cash flows are less than the carrying value of the assets, impairment losses are recognized based on the amount by which the carrying value exceeds the fair value of the assets. The fair value of the assets was determined based on the “held for use” classification in accordance with SFAS 144. Delphi may incur significant impairment charges or losses on divestitures upon these assets being classified as “held for sale.”
     As previously disclosed, Delphi’s Steering segment has been identified as a non-core product line, and Delphi is negotiating the disposition and sale of this business. Due to various factors, including the current Court proceedings, long-lived assets of Delphi’s Steering segment are accounted for as held-for-use under the provisions of SFAS 144.

     Based on the ongoing sale and labor negotiations during March 2007, previous estimates of sale proceeds were reduced. Based on this development Delphi determined that an indicator of impairment was present for its Steering segment U.S. long-lived assets. Delphi tested the recoverability of the Steering segment U.S. long-lived assets by comparing the estimated undiscounted future cash flows from its use and anticipated disposition of those assets to their carrying value. Based on its recoverability assessment, Delphi determined that the carrying value of its Steering assets at its U.S. sites exceeded the undiscounted estimated future cash flows at those sites. Accordingly, Delphi determined the fair value of its held-for-use long-lived assets at those sites by applying various valuation techniques, including discounted cash flow analysis, replacement cost and orderly liquidation value. As a result of its fair value assessment, Delphi recognized asset impairment charges related to the valuation of long-lived assets held-for-use for its Steering segment of $152 million in the first quarter of 2007, which reduced the carrying value of the Steering segment long-lived assets to $380 million.
     Delphi’s Sandusky, Ohio facility wheel bearing business in the Automotive Holdings Group segment (“Sandusky”) was identified as a non-core product line, and Delphi is negotiating the disposition and sale of this business. In June 2007, Delphi reassessed its estimated net proceeds from disposition based on an agreement with GM to provide funding for the necessary capital investment for new programs awarded to Sandusky and to share in subsequent sales proceeds. Based on the new business award, incremental investment requirement, and the proceeds sharing agreement with GM, there was a change in expected future cash flows and a reduction in the amount of expected proceeds anticipated from a sale causing an indication of impairment. Based on testing methodology similar to that used for the Steering segment described above, Delphi determined that the carrying value of its Sandusky facility exceeded the undiscounted estimated future cash flows and consequently recognized an impairment charge of $26 million related to the valuation of long-lived assets held-for-use in the second quarter of 2007. This charge reduced the carrying value of the Sandusky site to approximately $70 million as of June 30, 2007.
     In addition, Delphi recognized $7 million of long-lived asset impairment for the Catalyst Business in the Powertrain Systems segment in the second quarter of 2007, which was caused by a deterioration in the estimated future cash flows through the expected sale date. The Catalyst Business was sold during the third quarter of 2007, refer to Note 4. Acquisitions and Divestitures.
     During the third quarter of 2007, Delphi recognized $13 million of long-lived asset impairment related to two plants in Delphi’s Automotive Holdings segment. These impairments were caused by a deterioration in the expected net proceeds resulting from the use and ultimate sale of these assets.
     Delphi recognized $10 million and $24 million of other long-lived asset impairment charges for operations in various segments in the three and nine months ended September 30, 2007. The total long-lived asset impairment charges for the three and nine months ended September 30, 2007 were $23 million and $222 million, respectively. Refer to Note 16. Segment Reporting for long-lived asset impairment by segment.
7. WEIGHTED AVERAGE SHARES
     Basic and diluted loss per share amounts were computed using weighted average shares outstanding for each respective period. As Delphi incurred losses in the nine months ended September 30, 2007 and 2006, the effect of potentially dilutive securities has been excluded from the calculation of loss per share as inclusion would have had an anti-dilutive effect.
     Actual weighted average shares outstanding used in calculating basic and diluted loss per share were:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(in thousands)
Weighted average shares outstanding	561,782	561,782	561,782	561,782
Effect of dilutive securities	—	—	—	—

Diluted shares outstanding	561,782	561,782	561,782	561,782

     Securities excluded from the computation of diluted loss per share because inclusion would have had an anti-dilutive effect:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(in thousands)
Anti-dilutive securities	68,873	77,826	68,873	77,826

8. LIABILITIES
     Accrued liabilities consisted of the following:

	September 30,	December 31,
	2007	2006
	(in millions)
Payroll related obligations	$288	$268
Employee benefits, including current pension obligations	167	216
Accrued income taxes	167	142
Taxes other than income	180	144
Warranty obligations (Note 9)	253	214
U.S. Employee Workforce Transition Program Charges (Note 12)	320	626
Manufacturing plant rationalization	195	154
Interest (Note 1)	383	29
Other	442	418

Total	$2,395	$2,211

     Other long-term liabilities consisted of the following:

	September 30,	December 31,
	2007	2006
	(in millions)
Employee benefits	$303	$282
Environmental	120	116
U.S. Employee Workforce Transition Program Charges (Note 12)	298	204
Extended disability benefits	102	95
Warranty obligations (Note 9)	316	—
Other	216	162

Total	$1,355	$859

9. WARRANTY OBLIGATIONS
     Delphi recognizes expected warranty costs for products sold principally at the time of sale of the product based on Delphi’s estimate of the amount that will eventually be required to settle such obligations. These accruals are based on factors such as past experience, production changes, industry developments and various other considerations. Delphi’s estimates are adjusted from time to time based on facts and circumstances that impact the status of existing claims.
     The table below summarizes the activity in the product warranty liability for the nine months ended September 30, 2007:

September 30,
2007
(in millions)
Accrual balance at beginning of year	$388
Provision for estimated warranties	264
Settlements made during the period (in cash or in kind)	(88)
Foreign currency translation and other	5

Accrual balance at end of period	$569

     Approximately $253 million and $214 million of the warranty accrual balance as of September 30, 2007 and December 31, 2006, respectively, is included in accrued liabilities in the accompanying consolidated balance sheets. Approximately $316 million of the warranty accrual balance as of September 30, 2007 is included in other long-term liabilities and approximately $174 million of the warranty accrual balance as of December 31, 2006 is included in liabilities subject to compromise (refer to Note 10. Liabilities Subject to Compromise). During the third quarter of 2007 with the filing of Delphi’s Plan on September 6, 2007, Delphi determined that the warranty claims previously included in liabilities subject to compromise would be resolved in the ordinary course of business outside of the Court and were therefore not subject to compromise, including amounts that were addressed in the warranty settlement agreement reached with GM discussed further in Note 17. Commitments and Contingencies, Ordinary Business Litigation. During the second quarter of 2007, Delphi recorded an increase to warranty reserves in the amount of $91 million for a range of specific GM warranty claims, primarily in the Automotive Holdings Group and Powertrain Systems segments. Of the $264 million provision for estimated warranties reflected above, approximately $124 million was recorded during the third quarter of 2007 which included a $93 million increase to warranty reserves for specific warranty claims related to the Powertrain Systems segment.
10. LIABILITIES SUBJECT TO COMPROMISE
     As a result of the Chapter 11 Filings, the payment of prepetition indebtedness is subject to compromise or other treatment under the Debtors’ Plan. Generally, actions to enforce or otherwise effect payment of prepetition liabilities are stayed. Refer to Note 2. Transformation Plan and Chapter 11 Bankruptcy. Although prepetition claims are generally stayed, at hearings held in October and November 2005, the Court granted final approval of the Debtors’ “first day” motions generally designed to stabilize the Debtors’ operations and covering, among other things, human capital obligations, supplier relations, customer relations, business operations, tax matters, cash management, utilities, case management, and retention of professionals.
     The Debtors have been paying and intend to continue to pay undisputed postpetition claims in the ordinary course of business. In addition, the Debtors may reject prepetition executory contracts and unexpired leases with respect to the Debtors’ operations, with the approval of the Court. Damages resulting from rejection of executory contracts and unexpired leases are treated as general unsecured claims and will be classified as liabilities subject to compromise. The Court entered an order establishing July 31, 2006 as the bar date by which claims against the Debtors arising prior to the Debtors’ Chapter 11 Filings were required to be filed if the claimants were to receive any distribution in the chapter 11 cases. To date, the Debtors have received approximately 16,700 proofs of claim, a portion of which assert, in part or in whole, unliquidated claims. In addition, the Debtors have compared proofs of claim they have received to liabilities they have already scheduled and determined that there are certain scheduled liabilities for which no proof of claim was filed. In the aggregate, total proofs of claim and scheduled liabilities assert approximately $37 billion in liquidated amounts, including approximately $900 million in intercompany claims, and additional unliquidated amounts. As is typical in reorganization cases, differences between claim amounts listed by the Debtors in their Schedules of Assets and Liabilities (as amended) and claims filed by creditors will be investigated and resolved in connection with the claims reconciliation process or, if necessary, the Court will make the final determination as to the amount, nature, and validity of claims. The Debtors believe that many of these claims are duplicative, based on contingencies that have not occurred, or are otherwise overstated, and are therefore invalid. As a result, the Debtors believe that the aggregate amount of claims filed with the Court will likely exceed the amount that ultimately will be allowed by the Court. As of September 30, 2007 the Debtors have filed twenty-one omnibus claims objections that objected to claims on procedural or substantive grounds. Pursuant to these claims objections, the Debtors have objected to approximately 13,400 proofs of claim which asserted approximately $10.4 billion in aggregate liquidated amounts plus additional unliquidated amounts. To date, the Court has entered orders disallowing and/or claimants have withdrawn approximately 9,400 of those claims, which orders reduced the amount of asserted claims by approximately $9.6 billion in aggregate liquidated amounts plus additional unliquidated amounts. In addition, the Court has entered an order modifying approximately 3,000 claims reducing the aggregate amounts asserted on those claims from $476 million to $410 million, which amounts are subject to further objection by the Debtors at a later date on any basis. The Debtors anticipate that additional proofs of claim will be the subject of future objections as such proofs of claim are reconciled. The determination of how liabilities will ultimately be settled and treated cannot be made until the Court approves a chapter 11 plan of reorganization. In light of the number of creditors of the Debtors, the claims resolution process may take considerable time to complete. Accordingly, the ultimate number and amount of allowed claims is not determinable at this time. Classification for purposes of these financial statements of any prepetition liabilities on any basis other than liabilities subject to compromise is not an admission against interest or a legal conclusion by the Debtors as to the manner of classification, treatment, allowance, or payment in the Debtors’ chapter 11 cases, including in connection with any plan of reorganization that may be confirmed by the Court and that may become effective pursuant to an order of the Court.
     Liabilities subject to compromise consist of the following:

	September 30,	December 31,
	2007	2006
	(in millions)
Pension obligations (Note 13)	$3,323	$4,257
Postretirement obligations other than pensions, including amounts payable to GM	9,410	9,109
Debt and notes payable	2,046	2,054
Accounts payable	751	754
Junior subordinated notes due 2033	391	391
Prepetition warranty obligation (Note 9)	—	174
GM claim for U.S. employee workforce transition programs	312	315
Securities & ERISA litigation liability (Note 17)	361	8

	September 30,	December 31,
	2007	2006
	(in millions)
Other	320	354

Total Liabilities Subject to Compromise	$16,914	$17,416

     Pursuant to the Plan filed on September 6, 2007, warranty and environmental claims were determined to be settled in the ordinary course of business and are no longer subject to compromise. Such amounts were reclassified from liabilities subject to compromise to accrued liabilities and other long-term liabilities during the third quarter of 2007. Refer to Note 8. Liabilities.
11. DEBT
     On January 5, 2007, the Court granted Delphi’s motion to obtain replacement postpetition financing of approximately $4.5 billion. On January 9, 2007, Delphi refinanced its prepetition and postpetition credit facilities obligations by entering into a Revolving Credit, Term Loan, and Guaranty Agreement (the “Refinanced DIP Credit Facility”) to borrow up to approximately $4.5 billion from a syndicate of lenders. The Refinanced DIP Credit Facility consists of a $1.75 billion first priority revolving credit facility (“Tranche A” or the “Revolving Facility”), a $250 million first priority term loan (“Tranche B” or the “Tranche B Term Loan” and, together with the Revolving Facility, the “First Priority Facilities”), and an approximate $2.5 billion second priority term loan (“Tranche C” or the “Tranche C Term Loan”). The Refinanced DIP Credit Facility was obtained to refinance both the $2.0 billion Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement, dated as of November 21, 2005 (as amended, the “Amended DIP Credit Facility”) and the approximate $2.5 billion outstanding on its $2.8 billion Five Year Third Amended and Restated Credit Agreement, dated as of June 14, 2005 (as amended, the “Prepetition Facility”). The Refinanced DIP Credit Facility will expire on the earlier of December 31, 2007 and the date of the substantial consummation of a reorganized plan that is confirmed pursuant to an order of the Court. As noted below, Delphi is discussing an amendment with its lenders to extend the term of the facility.
     The Refinanced DIP Credit Facility carries an interest rate at the option of Delphi of either the Administrative Agent’s Alternate Base Rate plus (i) with respect to Tranche A borrowings, 1.50%, (ii) with respect to Tranche B borrowings, 1.25%, and (iii) with respect to Tranche C borrowings, 1.75%, or the London Interbank Borrowing Rate (“LIBOR”), plus (x) with respect to Tranche A borrowings, 2.50%, (y) with respect to Tranche B borrowings, 2.25%, and (z) with respect to Tranche C borrowings, 2.75%. The interest rate period can be set at a two-week or one-, three-, or six-month period as selected by Delphi in accordance with the terms of the Refinanced DIP Credit Facility. Accordingly, the interest rate will fluctuate based on the movement of the Alternate Base Rate or LIBOR through the term of the Refinanced DIP Credit Facility. Borrowings under the Refinanced DIP Credit Facility are prepayable at Delphi’s option without premium or penalty. As of January 9, 2007, both the Refinanced DIP Credit Facility $250 million Tranche B Term Loan and approximately $2.5 billion Tranche C Term Loan were funded. As of September 30, 2007, total available liquidity under the Refinanced DIP Credit Facility was approximately $850 million. Also as of September 30, 2007, there was $480 million outstanding under the Revolving Facility and the Company had $263 million in letters of credit outstanding under the Revolving Facility as of that date, including $150 million related to the letters of credit provided to the PBGC discussed further in Note 2. Transformation Plan and Chapter 11 Bankruptcy.
     The Refinanced DIP Credit Facility provides the lenders with a perfected first lien (with the relative priority of each tranche as set forth above) on substantially all material tangible and intangible assets of Delphi and its wholly-owned domestic subsidiaries (however, Delphi is only pledging 65% of the stock of its first-tier non-U.S. subsidiaries) and further provides that amounts borrowed under the Refinanced DIP Credit Facility will be guaranteed by substantially all of Delphi’s affiliated Debtors, each as debtor and debtor-in-possession.
     The amount outstanding at any one time under the First Priority Facilities is limited by a borrowing base computation as described in the Refinanced DIP Credit Facility. While the borrowing base computation excluded outstanding borrowings, it was less than the Refinanced DIP Credit Facility commitment at September 30, 2007. Borrowing base standards may be fixed and revised from time to time by the Administrative Agent in its reasonable discretion, with any changes in such standards to be effective ten days after delivery of a written notice thereof to Delphi (or immediately, without prior written notice, during the continuance of an event of default).
     The Refinanced DIP Credit Facility includes affirmative, negative and financial covenants that impose restrictions on Delphi’s financial and business operations, including Delphi’s ability to, among other things, incur or secure other debt, make investments, sell assets and pay dividends or repurchase stock. The Company does not expect to pay dividends prior to emergence from chapter 11. So long as the Facility Availability Amount (as defined in the Refinanced DIP Credit Facility) is equal or greater than $500 million, compliance with the restrictions on investments, mergers and disposition of assets do not apply (except in respect of investments in, and dispositions to, direct or indirect domestic subsidiaries of Delphi that are not guarantors).
     The covenants require Delphi, among other things, to maintain a rolling 12-month cumulative Global EBITDAR for Delphi and its direct and indirect subsidiaries, on a consolidated basis, beginning on December 31, 2006 and ending on November 30, 2007, at the levels set forth in the Refinanced DIP Credit Facility.

     The Refinanced DIP Credit Facility contains certain defaults and events of default customary for debtor-in-possession financings of this type. Upon the occurrence and during the continuance of any default in payment of principal, interest or other amounts due under the Refinanced DIP Credit Facility, interest on all outstanding amounts is payable on demand at 2% above the then applicable rate. Delphi was in compliance with the Refinanced DIP Credit Facility covenants at September 30, 2007.
     On March 29, 2007, Delphi entered into the First Amendment to the Refinanced DIP Credit Facility (the “First Amendment”). The First Amendment provides for an amended definition of Global EBITDAR, the addition of a two-week LIBOR interest election option and amended monthly Global EBITDAR covenant levels. The amended definition of Global EBITDAR provides for the removal of cash payment limits in respect of restructuring costs from the definition.
     On September 27, 2007, Delphi entered into the Second Amendment to the Refinanced DIP Credit Facility (the “Second Amendment”). The Second Amendment provides for an extension of the expiration date of any Letter of Credit (as defined in the Refinanced DIP Credit Facility) issued on behalf of Delphi or any of its subsidiaries to the earlier of (i) one year after the date of the issuance of such Letter of Credit (or any renewal or extension thereof) and (ii) 365 days after the Maturity Date (as defined in the Refinanced DIP Credit Facility; such 365th day being the “LC Outside Date”). As originally drafted, clause (ii) of the Refinanced DIP Credit Facility provided for expiration of a Letter of Credit 180 days after the Maturity Date. The amendment also provides certain collateral security mechanisms to ensure Delphi’s reimbursement of obligations in connection with the renewal or extension of any Letter of Credit beyond the LC Outside Date.
     Delphi is currently working with the Administrative Agent (as defined in the Refinanced DIP Credit Facility) and the Required Lenders (as defined in the Refinanced DIP Credit Facility) under the Refinanced DIP Credit Facility to enter into a third amendment to the Refinanced DIP Credit Facility. By such amendment, Delphi seeks to extend the facility until June 30, 2008 or the date of the substantial consummation of a reorganization plan that is confirmed pursuant to an order of the Court, with the ability to further extend the maturity to September 30, 2008 under certain conditions. Delphi expects that the amendment will become effective in November 2007.
     Concurrent with the entry into the Refinanced DIP Credit Facility, the Amended DIP Credit Facility and the Prepetition Facility were terminated. The proceeds of the Tranche B Term Loan and Tranche C Term Loan were used to extinguish amounts outstanding under the Amended DIP Credit Facility and the Prepetition Facility. Delphi incurred no early termination penalties in connection with the termination of these agreements. However, as a result of the changes in the debt structure and corresponding cash flows related to the refinancing, Delphi expensed $25 million of unamortized debt issuance and discount costs related to the Amended DIP Credit Facility and Prepetition Facility in the first quarter of 2007, of which $23 million was recognized as loss on extinguishment of debt as these fees relate to the refinancing of the term loans and $2 million was recognized as interest expense as these fees relate to the refinancing of the revolving credit facility. Refer to Note 14. Debt, to the consolidated financial statements in Delphi’s Annual Report on Form 10-K for the year ended December 31, 2006 for additional information on the Amended DIP Credit Facility.
12. U.S. EMPLOYEE WORKFORCE TRANSITION PROGRAMS
     2007 Workforce Transition Programs
     On June 22, 2007, Delphi, GM, and the UAW signed the UAW settlement agreement which included a workforce transition program for eligible UAW employees (the “UAW Workforce Transition Program”). Included in the UAW Workforce Transition Program is an attrition program similar to the U.S. employee special attrition programs offered in June 2006. The attrition program in the UAW Workforce Transition Program offers certain eligible Delphi employees the following options: (i) normal and early voluntary retirements with a lump sum incentive payment of $35,000, (ii) a pre-retirement program under which employees with at least 26 and fewer than 30 years of credited service are granted the ability to cease working and to receive monthly payments and benefits until they accrue 30 years of credited service at which time they will retire without additional incentives, and (iii) buyout payments which, depending on the amount of seniority or credited service, range from $70,000 to $140,000. The UAW Workforce Transition Program also offers the following options: (i) flowback rights to eligible Delphi employees as of the date of the filing of Delphi’s bankruptcy petition who do not elect the attrition options, including a relocation allowance of up to $67,000 in certain circumstances when plants cease production, (ii) buy-down payments totaling up to $105,000 for eligible traditional employees who do not elect the attrition option or flowback and continue to work for Delphi under the terms of the 2004 UAW-Delphi Supplemental Agreement applicable to employees hired after 2004, transferring those employees to Supplemental Employee Status as of October 1, 2007, (iii) conversion of temporary employees in UAW-Delphi plants to permanent employee status, and (iv) severance payments up to $40,000 or supplemental unemployment benefits to eligible employees who are permanently laid off prior to September 14, 2011.

     On August 5, 2007, Delphi, GM and the IUE-CWA signed the IUE-CWA settlement agreement, which included a workforce transition program for eligible IUE-CWA employees (the “IUE-CWA Workforce Transition Program”) and included an attrition program similar to the 2006 U.S. employee special attrition programs. The attrition program in the IUE-CWA Workforce Transition Program is similar to the attrition program included in the UAW Workforce Transition Program except that the buyout payments based on seniority or credited service range from $40,000 to $140,000. The IUE-CWA Workforce Transition Program also offers the following options: (i) special employee placement opportunities with GM for eligible Delphi employees who do not elect the attrition options, including relocation allowances of up to $67,000 in certain circumstances when specific plants cease production, (ii) provision of buy-down payments totaling up to $125,000 for eligible employees who do not elect the attrition option or become employed by GM and continue to work for Delphi under the terms of the IUE-CWA settlement agreement, and (iii) severance payments up to $40,000 or supplemental unemployment benefits to eligible employees who are permanently laid off prior to October 12, 2011.
     On July 31 and August 1, 2007, Delphi and GM signed settlement agreements with the IAM, IBEW, IUOE Local 18S, IUOE Local 101S, and IUOE Local 832S (collectively the “Splinter Unions”). With the exception of the IUOE Local 101S Agreement, these Splinter Union settlement agreements included workforce transition programs (the “Splinter Unions Workforce Transition Program”) and included attrition programs similar to the attrition program included in the IUE-CWA Workforce Transition Program. The Splinter Unions Workforce Transition Program also offers options of buy-down payments totaling up to $10,000 for eligible employees or severance payments up to $40,000 to eligible employees who are permanently laid off prior to September 14, 2011.
     On August 16, 2007, Delphi, GM and the USW signed the USW settlement agreements, which included certain workforce transition options for eligible USW employees at the Home Avenue and Vandalia operations similar to certain options presented in the IUE-CWA Workforce Transition Program.
     As of September 30, 2007, approximately 310 of the 3,700 eligible UAW-represented employees, approximately 190 of the 1,300 eligible IUE-CWA-represented employees, approximately 165 of the 800 eligible USW-represented employees, and approximately 60 of the 100 eligible Splinter Union-represented employees elected to participate in the attrition programs. Delphi recorded charges for the attrition programs of approximately $67 million in U.S. employee workforce transition program charges during the third quarter of 2007. These charges are included in the U.S. employee workforce transition program liability included in current liabilities in the consolidated balance sheet. The estimated payments to be made under the buy-down arrangements within the UAW and IUE-CWA Workforce Transition Programs totaled $321 million and were recorded as a wage asset and liability. At September 30, 2007, of which $88 million was recorded in Other current assets and $231 million was recorded in Other long-term assets in the accompanying balance sheet, net of $2 million of amortization expense recorded in the third quarter of 2007. In accordance with EITF 88-23, “Lump-Sum Payments under Union Contracts”, the wage asset will be amortized over the life of the union workforce transition programs. The corresponding wage liability will be reduced as buy-down payments are made. Based on the GSA with GM, Delphi expects reimbursement for certain costs related to the workforce transition programs, but given that the GSA is not effective until Delphi’s emergence from chapter 11, reimbursement of these costs has not been recorded as of September 30, 2007. GM’s reimbursement for costs associated with incentivized retirements are included in the U.S. labor agreements, which as previously discussed have been approved by the Court and ratified by the respective unions. Therefore, as of September 30, 2007, Delphi has recorded a receivable from GM in the amount of $2 million. Pension curtailment charges related to the Delphi Hourly-Rate Employee’ Pension Plan of $59 million resulted from the workforce transition programs and were recorded in U.S. employee workforce transition program charges, along with $116 million of pension curtailment losses related to the Delphi Retirement Program for Salaried Employees. The hourly and salaried pension curtailment charges are discussed further in Note 13. Pension and Other Postretirement Benefits. Finally, costs related to severance payments and supplemental unemployment benefits for U.S. employees at sites that will be sold or wound down in accordance with the workforce transition programs were recorded in the amount of $48 million in cost of sales.
     2006 Attrition Programs
     On March 22, 2006, Delphi, GM and the UAW agreed on a special attrition program (the “UAW Special Attrition Program”), and on May 12, 2006, the Court entered the final order approving Delphi’s entry into the program with certain modifications. Delphi, GM, and the UAW agreed on a supplemental agreement on June 5, 2006 (the “UAW Supplemental Agreement”) to the UAW Special Attrition Program which was approved by the Court by order entered on July 7, 2006 approving the motion (collectively, the UAW Special Attrition Program and UAW Supplemental Agreement are referred to herein as the “UAW Attrition Programs”). The UAW Attrition Programs offered, among other things, certain eligible Delphi U.S. hourly employees represented by the UAW normal and early voluntary retirements with a $35,000 lump sum incentive payment paid by Delphi and reimbursed by GM. The programs also provided a pre-retirement program under which employees with at least 26 and fewer than 30 years of credited service were granted the ability to cease working and to receive monthly payments and benefits until they accrue 30 years of credited service at which time they would be eligible to retire without additional incentives. The programs also provided buyout payments which, depending on the amount of seniority or credited service, ranged from $70,000 to $140,000.

GM has agreed to reimburse Delphi for one-half of these buyout payments and in exchange will receive an allowed prepetition general unsecured claim. In addition, employees who elected to participate in the UAW Attrition Programs were eligible to retire as employees of Delphi or flow back to GM and retire. During 2006, approximately 10,000 employees elected to flow back to GM and retire. Although GM agreed to assume the postretirement healthcare and life insurance coverages for these retirees, due to the volume of retirements, GM was unable immediately to transition these retirees to GM healthcare and life insurance plans. Delphi agreed to administer health and life insurance coverage for these retirees during the transition period and GM agreed to reimburse Delphi for the actual costs of providing such coverage. As of September 30, 2007, Delphi’s receivable from GM for these costs was $5 million.
     On June 16, 2006, Delphi, GM, and the IUE-CWA reached agreement on the terms of a special attrition program which mirrored in all material respects the UAW Attrition Programs. The lump sum incentive payments of $35,000 per eligible employee and one-half of the $40,000 to $140,000 buyout payments are being paid by Delphi and reimbursed by GM. GM will receive an allowed prepetition general unsecured claim equal to the amount it reimburses Delphi for the buyout payments. The IUE-CWA special attrition program (the “IUE-CWA Special Attrition Program”) was approved by the Court by order entered on July 7, 2006.
     As discussed in Delphi’s Annual Report on Form 10-K for the year ended December 31, 2006, Delphi recorded special termination benefit charges of approximately $1,117 million during the year ended December 31, 2006, for the pre-retirement and buyout portions of the cost of the U.S. employee workforce transition programs. Since GM will receive an allowed prepetition general unsecured claim for its 50% share of the financial responsibility of the buyout payments, Delphi expensed 100% of the buyout payments. During the first quarter of 2007, Delphi reversed $6 million of termination benefit charges due to a change in estimate.
     The following table represents the changes in the U.S. employee workforce transition program liability during the nine months ended September 30, 2007:

U.S. Employee Workforce	Special Termination
Transition Program Liability	Benefit
(in millions)
Balance at December 31, 2006	$830
U.S. employee workforce transition program charges	61
Lump sum incentive obligation	2
Payments	(571)
Pension and other postretirement benefits (Note 13)	(39)
Other	14

Balance at September 30, 2007	$297

     Approximately $205 million and $92 million of the U.S. employee workforce transition program liability is included in accrued liabilities and other long-term liabilities, respectively, in the consolidated balance sheet as of September 30, 2007.
     The following table details changes in the GM accounts receivable balance attributable to the U.S. employee workforce transition programs during the nine months ended September 30, 2007, recorded in General Motors and affiliates accounts receivable in the accompanying consolidated balance sheet at September 30, 2007:

U.S. Employee Workforce
Transition Program - GM Accounts Receivable
(in millions)
Balance at December 31, 2006	$272
Amount reimbursable from GM	2
Receipts from GM	(265)
Other	(7)

Balance at September 30, 2007	$2

13. PENSION AND OTHER POSTRETIREMENT BENEFITS
     Pension plans sponsored by the Debtors covering unionized employees in the U.S. generally provide benefits of stated amounts for each year of service, as well as supplemental benefits for employees who qualify for retirement before normal retirement age. The Debtors also sponsor defined benefit pension plans covering U.S. salaried employees, with benefits generally based on years of service and salary history. Certain Delphi employees also participate in nonqualified pension plans covering executives, which are based on targeted wage replacement percentages and are unfunded. Delphi’s funding policy with respect to its qualified plans is to contribute annually, not less than the minimum required by applicable laws and regulations, including the Bankruptcy Code.

     Additionally, the Debtors sponsor other defined benefit plans that provide postretirement medical, dental, vision, and life insurance to certain hourly and salaried employees and eligible dependents in the U.S.

     The amounts shown below reflect the defined benefit pension and other postretirement benefit expense for the three- and nine-month periods ended September 30, 2007 and 2006 for salaried and hourly employees. The settlements recorded in the nine months ended September 30, 2007 were primarily due to renegotiated labor contracts for two facilities in Mexico. Benefit costs presented below were determined based on actuarial methods and included the following components for U.S. and non-U.S. salaried and hourly employees:

					Other Postretirement
	Pension Benefits				Benefits
	U.S. Plans		Non-U.S. Plans
	(in millions)
	Three Months Ended September 30,
	2007	2006	2007	2006	2007	2006
Service cost (a)	$42	$60	$12	$11	$20	$46
Interest cost	212	211	20	17	135	139
Expected return on plan assets	(216)	(204)	(20)	(16)	—	—
Settlements	—	—	8	1	—	—
Curtailment loss/(gain)	170	397	—	—	(2)	(13)
Amortization of prior service costs	13	27	1	1	(24)	(25)
Amortization of actuarial losses	18	33	8	6	19	78

Net periodic benefit cost	$239	$524	$29	$20	$148	$225

					Other Postretirement
	Pension Benefits				Benefits
	U.S. Plans		Non-U.S. Plans
	(in millions)
	Nine Months Ended September 30,
	2007	2006	2007	2006	2007	2006
Service cost (a)	$137	$207	$35	$31	$62	$136
Interest cost	637	581	60	48	406	425
Expected return on plan assets	(648)	(614)	(60)	(48)	—	—
Settlements	—	—	41	1	—	—
Curtailment loss/(gain)	170	1,917	5	—	(2)	(20)
Amortization of prior service costs	41	92	3	3	(74)	(74)
Amortization of actuarial losses	69	148	25	19	57	234

Net periodic benefit cost	$406	$2,331	$109	$54	$449	$701

(a)	Includes $11 million and $39 million for the three and nine months ended September 30, 2007, respectively, and $18 million and $21 million for the three and nine months ended September 30, 2006, of costs related to pre-retirement participants of the U.S. employee workforce transition program accrued in 2006.
     During the three months ended September 30, 2007, Delphi recorded pension curtailment losses of approximately $175 million in U.S. employee workforce transition program charges of which $59 million related to the Delphi Hourly-Rate Employees Pension Plan (the “Hourly Plan”) and $116 million related to the Delphi Retirement Program for Salaried Employees (the “Salaried Plan”). The curtailment losses were recorded to recognize the effect of employees who elected to participate in the workforce transition programs and the effect of prospective plan amendments that will eliminate the accrual of future defined pension benefits for salaried and certain hourly employees on emergence from bankruptcy. In addition, Delphi recorded pension and other postretirement benefit curtailment gains related to the divestiture of the Catalyst business. During the nine months ended September 30, 2007, Delphi recorded pension curtailment losses of approximately $175 million in U.S. employee workforce transition program charges. In addition, the nine months ended September 30, 2007 included pension and other postretirement benefit curtailment gains related to the divestiture of the Catalyst business and $5 million pension curtailment losses recorded during the second quarter of 2007 related to a non-U.S. entity. During the three and nine months ended September 30, 2006, Delphi recorded net pension curtailment charges of approximately $384 million and $1,897 million, respectively, in U.S. employee workforce transition program charges for UAW-, IUE-CWA-, and USW-represented hourly employees who elected to participate in the Special Attrition Program. Refer to Note 12. U.S. Employee Workforce Transition Programs for more information.

     In conjunction with the curtailment losses discussed above and the significant amendments to the U.S. hourly and salaried pension plans and the hourly retiree health care plan, the obligations for these plans were remeasured as of August 31, 2007, the point at which the changes in benefits were probable and the impacts of the curtailments were reasonably estimable. The $175 million pension curtailment and remeasurement resulted in a decrease of approximately $900 million in the accrued benefit liability and an increase to other comprehensive income of $1.1 billion. Delphi will not recognize the impacts of the hourly retiree health care plan remeasurement and curtailment until three months subsequent to the remeasurement date due to the fact that this plan’s annual measurement date is September 30 versus December 31. The amounts shown below reflect the defined benefit pension obligations for the U.S. Hourly Plan and Salaried Plan as of the August 31, 2007 remeasurement.

U.S. Pension
Benefits Plans
(in millions)
Change in benefit obligation:
Benefit obligation at beginning of year	$14,558
Expense	672
Benefits paid	(676)
Impact of curtailments, remeasurement and other	(838)

Benefit obligation at August 31, 2007	$13,716

Change in plan assets:
Fair value of plan assets at beginning of year	$10,653
Actual return on plan assets	630
Delphi contributions	150
Benefits paid	(676)

Fair value of plan assets at August 31, 2007	$10,757

Underfunded status	$(2,959)
Unamortized actuarial loss	1,237
Unamortized prior service cost	157

Net amount recognized in consolidated balance sheets	$(1,565)

Amounts recognized in the consolidated balance sheets consist of:
Accrued benefit liability	$(2,959)
Accumulated other comprehensive income (pre-tax)	1,394

Net amount recognized	$(1,565)

     Delphi selected discount rates based on analyzing the results of matching high quality fixed income investments rated AA- or higher by Standard and Poor’s and the regular and above median Citigroup Pension Discount Curve, with expected benefit cash flows. Since high quality bonds in sufficient quantity and with appropriate maturities are not available for all years when benefit cash flows are expected to be paid, hypothetical bonds were imputed based on combinations of existing bonds, and interpolation and extrapolation reflecting current and past yield trends. The pension discount rate determined on that basis increased from 5.90% as of December 31, 2006 to 6.30% as of August 31, 2007. Other assumptions utilized for the August 31, 2007 remeasurement such as asset rate of return and increase in compensation levels were consistent with the December 31, 2006 valuation.
     As permitted under chapter 11 of the Bankruptcy Code, Delphi contributed only the portion of the contribution attributable to service after the Chapter 11 Filings. During the nine months ended September 30, 2007, Delphi contributed approximately $154 million to its U.S. pension plans related to services rendered during the fourth quarter of 2006, first quarter of 2007, and second quarter of 2007. On October 11, 2007, Delphi contributed approximately $49 million to its U.S. pension plans related to services rendered during the third quarter of 2007. Under the Employee Retirement Income Security Act (“ERISA”) and the U.S. Internal Revenue Code (the “Code”), a minimum funding payment of approximately $1,100 million to the U.S. pension plans was due in the first nine months of 2007 and a minimum funding payment of approximately $113 million to the U.S. pension plans was due in October 2007.
     Delphi has been in discussions with the Internal Revenue Service (“IRS”) and the PBGC regarding the funding of the Hourly Plan and the Salaried Plan upon emergence from chapter 11. These discussions have culminated in a funding plan that would enable the Company to satisfy its pension funding obligations upon emergence from chapter 11 through a combination of cash contributions and a transfer of certain unfunded liabilities to a pension plan sponsored by GM. Refer to Note 2. Transformation Plan and Chapter 11 Bankruptcy for more information.
     Delphi did not meet the minimum funding standards of ERISA and the Code for its primary U.S. pension plans for the plan year ended September 30, 2005. The under-contributed amount of approximately $173 million was due on June 15, 2006. The Company did not pay this amount and a related penalty was assessed by the IRS in the amount of approximately $17 million. The penalty was recorded in liabilities subject to compromise in 2006. Given the receipt of the funding waivers described above, it is no longer probable that Delphi will ultimately pay this penalty and therefore Delphi reversed the liability of $19 million (including $2 million of accrued interest) and recognized the funding commitment of up to $4 million to the PBGC in the second quarter of 2007. During the three and nine months ended September 30, 2007, the unpaid portion of the minimum funding payments remains payable as a claim against Delphi and will be determined in Delphi’s Plan along with other claims. Delphi has appointed an independent fiduciary for all of its tax-qualified defined benefit pension plans who is charged with pursuing claims on behalf of the plans to recover minimum funding contributions.
     Certain of Delphi’s non-U.S. subsidiaries also sponsor defined benefit pension plans, which generally provide benefits based on negotiated amounts for each year of service. Delphi’s primary non-U.S. plans are located in France, Germany, Luxembourg, Mexico, Portugal, and the United Kingdom and were under-funded by $610 million as of December 31, 2006. In addition, Delphi has unfunded defined benefit plans in Korea, Italy and Turkey for which amounts are payable to employees immediately upon separation.
14. DERIVATIVES AND HEDGING ACTIVITIES
     SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”) requires that all derivative instruments be reported on the balance sheet at fair value with changes in fair value reported currently through earnings unless the transactions qualify and are designated as normal purchases or sales or meet special hedge accounting criteria. The fair value of foreign currency and commodity derivative instruments are determined using exchange traded prices and rates.
     Delphi is exposed to market risk, such as fluctuations in foreign currency exchange rates, commodity prices and changes in interest rates, which may result in cash flow risks. To manage the volatility relating to these exposures, Delphi aggregates the exposures on a consolidated basis to take advantage of natural offsets. For exposures that are not offset within its operations, Delphi enters into various derivative transactions pursuant to risk management policies. Designation is performed on a transaction basis to support hedge accounting. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged. Delphi assesses the initial and ongoing effectiveness of its hedging relationships in accordance with its documented policy. Delphi does not hold or issue derivative financial instruments for trading purposes.
     The fair value of derivative financial instruments recorded in the consolidated balance sheets as assets and liabilities as of September 30, 2007 and December 31, 2006 are as follows:

	September 30,	December 31,
	2007	2006
	(in millions)
Current assets	$90	$73
Non-current assets	25	3

Total assets	$115	$76

Current liabilities	$37	$61
Non-current liabilities	—	—

Total liabilities	$37	$61

     The fair value of financial instruments recorded as assets increased from December 31, 2006 to September 30, 2007 primarily due to the increase in copper rates and favorable foreign currency trades involving the Mexican Peso and U.S. Dollar as well as favorable foreign currency trades involving the Turkish Lira and the Euro. The fair value of financial instruments recorded as liabilities decreased from December 31, 2006 to September 30, 2007 primarily due to increases in copper and natural gas forward rates and the maturity of unfavorable foreign currency intercompany loan hedges.
     Gains and losses on derivatives qualifying as cash flow hedges are recorded in other comprehensive income (“OCI”), to the extent that hedges are effective, until the underlying transactions are recognized in earnings. Unrealized amounts in OCI will fluctuate based on changes in the fair value of open hedge derivative contracts at each reporting period. Net gains included in OCI as of September 30, 2007, were $118 million pre-tax. Of this pre-tax total, a gain of approximately $85 million is expected to be included in cost of sales within the next 12 months and a gain of approximately $34 million is expected to be included in cost of sales in subsequent periods and a loss of approximately $1 million is expected to be included in depreciation and amortization expense over the lives of the related fixed assets. Cash flow hedges are discontinued when it is no longer probable that the originally forecasted transactions will occur. The amount included in cost of sales related to hedge ineffectiveness was approximately $1 million for the nine months ended September 30, 2007 and was approximately $7 million for the nine months ended September 30, 2006. The amount included in cost of sales related to the time value of options was not significant in the nine months ended September 30, 2007 and 2006. The amount included in cost of sales related to natural gas hedges that no longer qualified for hedge accounting due to changes in the underlying purchase contracts was less than $1 million for the nine months ended September 30, 2007 and $11 million for the nine months ended September 30, 2006.
15. OTHER INCOME (EXPENSE), NET
     Other income (expense), net included:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(in millions)
Interest income	$19	$12	$51	$35
Other, net	3	(4)	9	(4)

Other income (expense), net	$22	$8	$60	$31

16. SEGMENT REPORTING
     Delphi’s operating structure consists of its core business within four segments that support its previously identified strategic product lines, as well as two additional segments, Steering and Automotive Holdings Group, consisting of business operations to be sold or wound down. An overview of Delphi’s six reporting segments, which are grouped on the basis of similar product, market and operating factors, follows:
•	Electronics and Safety, which includes audio, entertainment and communications, safety systems, body controls and security systems, and power electronics, as well as advanced development of software and silicon.

•	Thermal Systems, which includes Heating, Ventilating and Air Conditioning systems, components for multiple transportation and other adjacent markets, and powertrain cooling and related technologies.

•	Powertrain Systems, which includes extensive systems integration expertise in gasoline, diesel and fuel handling and full end-to-end systems including fuel injection, combustion, electronic controls, exhaust handling, and test and validation capabilities.

•	Electrical/Electronic Architecture, which includes complete electrical architecture and component products.

•	Steering, which includes steering, halfshaft and column technology.

•	Automotive Holdings Group, which includes various non-core product lines and plant sites that do not fit Delphi’s future strategic framework.
     The Corporate and Other category includes the expenses of corporate administration, other expenses and income of a non-operating or strategic nature, elimination of inter-segment transactions and charges related to the U.S. employee workforce transition programs. Additionally, Corporate and Other includes the Product and Service Solutions business, which is comprised of independent aftermarket, diesel aftermarket, original equipment service, consumer electronics and medical systems.
     The accounting policies of the segments are the same as those described in Note 1. Basis of Presentation, except that the disaggregated financial results for the segments have been prepared using a management approach, which is consistent with the basis and manner in which management internally disaggregates financial information for the purposes of assisting internal operating decisions. Generally, Delphi evaluates performance based on stand-alone segment operating income and accounts for inter-segment sales and transfers as if the sales or transfers were to third parties, at current market prices. Corporate allocations are recorded within the operating segment results based on budgeted amounts and any variances to budget (gains or losses) are recognized in the Corporate and Other segment as these variances to corporate expenses are not included in segment performance measurements.
     Certain segment assets, primarily within the Electronics and Safety segment, are utilized for operations of other core segments. Income and expense related to operation of those assets, including depreciation, are allocated to and included within the measures of segment profit or loss of the core segment that sells the related product to the third parties.

     Effective January 1, 2007, Delphi modified its methodology for allocating certain U.S. employee historical pension, postretirement benefit and workers’ compensation benefit costs to the segments to directly correspond with management’s internal assessment of each segment’s operating results for purposes of making operating decisions. Specifically, certain portions of U.S. employee historical pension, postretirement and workers’ compensation benefit costs are now being allocated to Corporate and Other as opposed to the previous practice of allocating the majority of these costs to all reporting segments. The reporting segment results shown below reflect expense related to the estimated service cost portion only of the U.S. pension, postretirement and workers’ compensation benefit plans for their respective workforces.
     Included below are sales and operating data for Delphi’s reporting segments for the three and nine months ended September 30, 2007 and 2006.

				Electrical/		Automotive
	Electronics	Thermal	Powertrain	Electronic		Holdings	Corporate
	and Safety	Systems	Systems	Architecture	Steering	Group	and Other	Total
	(in millions)
For the Three Months Ended:

September 30, 2007
Net sales to GM and affiliates	$345	$321	$404	$423	$402	$617	$114	$2,626
Net sales to other customers	736	224	784	955	231	403	262	3,595
Inter-segment net sales	65	24	105	36	13	89	(332)	—

Total net sales	$1,146	$569	$1,293	$1,414	$646	$1,109	$44	$6,221

Depreciation & Amortization	$60	$16	$63	$41	$16	$16	$20	$232
Long-lived asset impairment charges	$—	$—	$1	$2	$7	$13	$—	$23
Operating income (loss)	$32	$(9)	$(194)	$(23)	$23	$(73)	$(435)	$(679)
Equity income (loss)	$—	$1	$4	$4	$1	$(1)	$1	$10
Minority interest	$(1)	$(2)	$(5)	$(5)	$—	$(1)	$2	$(12)

September 30, 2006
Net sales to GM and affiliates	$327	$320	$368	$388	$347	$709	$139	$2,598
Net sales to other customers	745	206	733	808	197	469	252	3,410
Inter-segment net sales	46	24	100	41	29	96	(336)	—

Total net sales	$1,118	$550	$1,201	$1,237	$573	$1,274	$55	$6,008

Depreciation & Amortization	$70	$15	$56	$43	$26	$30	$22	$262
Long-lived asset impairment charges	$—	$—	$12	$1	$2	$—	$—	$15
Operating income (loss)	$27	$(70)	$(85)	$(82)	$(49)	$(157)	$(1,371)	$(1,787)
Equity income (loss)	$3	$(16)	$—	$2	$2	$6	$—	$(3)
Minority interest	$(1)	$2	$(4)	$(4)	$—	$(1)	$4	$(4)

				Electrical/		Automotive
	Electronics	Thermal	Powertrain	Electronic		Holdings	Corporate
	and Safety	Systems	Systems	Architecture	Steering	Group	and Other	Total
	(in millions)
For the Nine Months Ended:

September 30, 2007
Net sales to GM and affiliates	$1,091	$997	$1,243	$1,326	$1,264	$2,045	$336	$8,302
Net sales to other customers	2,413	692	2,645	2,956	749	1,377	783	11,615
Inter-segment net sales	192	82	315	134	40	287	(1,050)	—

Total net sales	$3,696	$1,771	$4,203	$4,416	$2,053	$3,709	$69	$19,917

Depreciation & Amortization	$196	$47	$197	$127	$46	$61	$62	$736
Long-lived asset impairment charges	$1	$—	$10	$3	$166	$42	$—	$222
Operating income (loss)	$153	$26	$(219)	$16	$(147)	$(388)	$(1,126)	$(1,685)
Equity income	$—	$4	$12	$11	$6	$2	$1	$36
Minority interest	$(2)	$(2)	$(21)	$(18)	$(1)	$(2)	$8	$(38)

September 30, 2006
Net sales to GM and affiliates	$1,058	$1,095	$1,305	$1,332	$1,212	$2,414	$468	$8,884
Net sales to other customers	2,459	620	2,384	2,561	662	1,601	805	11,092
Inter-segment net sales	175	92	269	130	92	317	(1,075)	—

Total net sales	$3,692	$1,807	$3,958	$4,023	$1,966	$4,332	$198	$19,976

Depreciation & Amortization	$199	$52	$185	$127	$75	$100	$66	$804
Long-lived asset impairment charges	$—	$—	$12	$1	$2	$—	$—	$15
Operating income (loss)	$228	$(44)	$(47)	$(21)	$(96)	$(397)	$(3,754)	$(4,131)
Equity income (loss)	$5	$(14)	$7	$12	$4	$13	$1	$28
Minority interest	$(3)	$3	$(21)	$(12)	$(1)	$(1)	$7	$(28)

17. COMMITMENTS AND CONTINGENCIES
     Bankruptcy Related Litigation
     For information on Delphi’s reorganization cases, including adjourned motions filed by Delphi under sections 1113, 1114, and 365 of the Bankruptcy Code, refer to Note 2. Transformation Plan and Chapter 11 Bankruptcy.
     As previously disclosed, Wilmington Trust Company (“Wilmington Trust”), as indenture trustee to the Debtors’ senior notes and debentures, has filed notices of appeal from the orders approving the UAW Supplemental Agreement, the UAW Special Attrition Program, and the IUE-CWA Special Attrition Program. The appeals have been placed in suspense. Wilmington Trust was required to file a brief with respect to its appeal of the UAW Supplemental Agreement by September 15, 2007, and Wilmington Trust is required to file a brief with respect to its appeal of the UAW Special Attrition Program by December 31, 2007. In addition, on May 7 and July 19, 2007, the federal district court held status hearings regarding the Wilmington Trust appeal with respect to the IUE-CWA Special Attrition Program. Pursuant to an order entered following the status conference on July 19, 2007, briefing remains suspended. The next status conference on the UAW Supplemental Agreement and the IUE-CWA Special Attrition Program is scheduled for December 4, 2007. Delphi does not expect the resolution of the appeals to have a material impact on its financial statements.
     Shareholder Lawsuits
     As previously disclosed, the Company, along with Delphi Trust I and Delphi Trust II (subsidiaries of Delphi which issued trust preferred securities), current and former directors of the Company, certain current and former officers and employees of the Company or its subsidiaries, and others are named as defendants in several lawsuits that were filed beginning in March 2005 following the Company’s announced intention to restate certain of its financial statements. On December 12, 2005, the Judicial Panel on Multidistrict Litigation entered an order transferring the lawsuits to consolidated proceedings (the “Multidistrict Litigation” or “MDL”) before the U.S. District Court for the Eastern District of Michigan (the “U.S. District Court”). On July 11, 2007, the U.S. District Court appointed the Honorable Layn R. Phillips, former United States District Judge, as a special master for settlement discussions. Through mediated settlement discussions, on August 31, 2007, representatives of Delphi, Delphi’s insurance carriers, certain current and former directors and officers of Delphi, and certain other defendants involved in the MDL proceedings were able to reach an agreement with the lead plaintiffs in the Securities Actions as defined below (the “Lead Plaintiffs”) and the named plaintiffs in the Amended ERISA Action as defined below (the “ERISA Plaintiffs”) resulting in a $361 million settlement of the Multidistrict Litigation (the “MDL Settlements”). On September 5, 2007 the U.S. District Court entered an order preliminarily certifying the class and approving the settlement and scheduled the matter for a fairness hearing on November 13, 2007. On October 25, 2007 the Court entered an order preliminarily approving the MDL Settlements subject to final consideration at the confirmation hearing on Delphi’s plan of reorganization and the Court’s consideration of certain objections that may be filed as to the MDL Settlements.
     The Multidistrict Litigation is comprised of lawsuits in three categories. One group of class action lawsuits, which is purportedly brought on behalf of participants in certain of the Company’s and its subsidiaries’ defined contribution employee benefit pension plans that invested in Delphi common stock, is brought under ERISA (the “ERISA Actions”). Plaintiffs in the ERISA Actions allege, among other things, that the plans suffered losses as a result of alleged breaches of fiduciary duties under ERISA. The ERISA Actions were subsequently transferred to the Multidistrict Litigation. On March 3, 2006, plaintiffs filed a consolidated class action complaint (the “Amended ERISA Action”) with a class period of May 28, 1999 to November 1, 2005. The Company, which was previously named as a defendant in the ERISA Actions, was not named as a defendant in the Amended ERISA Action due to the Chapter 11 Filings, but the plaintiffs have stated that they plan to proceed with claims against the Company in the ongoing bankruptcy cases, and will seek to name the Company as a defendant in the Amended ERISA Action if the bankruptcy stay is modified or lifted to permit such action. As of June 12, 2006, the parties’ pleadings on defendants’ motions to dismiss the Amended ERISA Action were filed and are awaiting the Court’s ruling. On May 31, 2007, by agreement of the parties, the Court entered a limited modification of the automatic stay, pursuant to which Delphi is providing certain discovery to the lead plaintiffs and other parties in the case. On October 25, 2007, as part of its order preliminarily approving the MDL Settlements, the Court lifted the automatic stay as to the discovery provided to the plaintiffs.
     A second group of class action lawsuits alleges, among other things, that the Company and certain of its current and former directors and officers and others made materially false and misleading statements in violation of federal securities laws. On September 30, 2005, the court-appointed lead plaintiffs filed a consolidated class action complaint (the “Securities Actions”) on behalf of a class consisting of all persons and entities who purchased or otherwise acquired publicly-traded securities of the Company, including securities issued by Delphi Trust I and Delphi Trust II, during a class period of March 7, 2000 through March 3, 2005. The Securities Actions name several additional defendants, including Delphi Trust II, certain former directors, and underwriters and other third parties, and includes securities claims regarding additional offerings of Delphi securities. The

Securities Actions consolidated in the United States District Court for Southern District of New York (and a related securities action filed in the United States District Court for the Southern District of Florida concerning Delphi Trust I) were subsequently transferred to the United States District Court for Eastern District of Michigan as part of the Multidistrict Litigation. The action is stayed against the Company pursuant to the Bankruptcy Code, but is continuing against the other defendants. As of June 12, 2006, the parties’ pleadings on defendants’ motions to dismiss the Amended Securities Action were filed and are awaiting the Court’s ruling. As of January 2, 2007, the parties’ pleadings on plaintiffs’ motion seeking leave to file an amended securities fraud complaint were filed and are awaiting the Court’s ruling. On February 15, 2007, the United States District Court for Eastern District of Michigan partially granted the plaintiffs’ motion to lift the stay of discovery provided by the Private Securities Litigation Reform Act of 1995, thereby allowing the plaintiffs to obtain certain discovery from the defendants. On April 16, 2007, by agreement of the parties, the Court entered a limited modification of the automatic stay, pursuant to which Delphi is providing certain discovery to the lead plaintiffs and other parties in the case.
     The third group of lawsuits is comprised of shareholder derivative actions against certain current and former directors and officers of the Company (“Shareholder Derivative Actions”). A total of four complaints were filed: two in the federal court (one in the Eastern District of Michigan and another in the Southern District of New York) and two in Michigan state court (Oakland County Circuit Court in Pontiac, Michigan). These suits alleged that certain current and former directors and officers of the Company breached a variety of duties owed by them to Delphi in connection with matters related to the Company’s restatement of its financial results. The federal cases were consolidated with the securities and ERISA class actions in the U.S. District Court for the Eastern District of Michigan. Following the filing on October 8, 2005 of the Debtors’ petitions for reorganization relief under chapter 11 of the Bankruptcy Code, all the derivative cases were administratively closed.
     The following is a summary of the principal terms of the MDL Settlements as they relate to the Company and its affiliates and related parties and is qualified in its entirety by reference to the complete agreements submitted to the Court for approval and which were filed as exhibits to the Company’s Current Report on Form 8-K dated September 5, 2007.
     Under the terms of the MDL Settlements, the Lead Plaintiffs and the ERISA Plaintiffs will receive claims that will be satisfied through Delphi’s final Plan as confirmed by the Court. The Lead Plaintiffs will be granted a single allowed claim in the face amount of $204 million, which will be satisfied by Delphi providing $204 million in consideration in the same form, ratio, and treatment as that which will be used to pay holders of general unsecured claims under its Plan. If an individual plaintiff opts out of the settlement reached with the Lead Plaintiffs and ultimately receives an allowed claim in Delphi’s chapter 11 cases, the amount received by the opt-out plaintiff will be deducted from the settlement reached with the Lead Plaintiffs. Delphi will object to any claims filed by opt out plaintiffs in the Court, and will seek to have such claims expunged. The settlement with the ERISA Plaintiffs is structured similarly to the settlement reached with the Lead Plaintiffs. The ERISA Plaintiffs’ claim will be allowed in the amount of approximately $25 million and will be satisfied with consideration in the same form, ratio, and treatment as used to pay holders of general unsecured claims under the Plan. Unlike the settlement reached with the Lead Plaintiffs, the ERISA Plaintiffs will not be able to opt out of their settlement.
     In addition to the amounts to be provided by Delphi from the above described claims in its chapter 11 cases, the Lead Plaintiffs will also receive a distribution of insurance proceeds of up to approximately $89 million, including a portion of the remainder of any insurance proceeds that are not used by certain former officers and directors who are named defendants in various actions, and a distribution of approximately $2 million from certain underwriters named as defendants in the Securities Actions. In addition, Delphi’s insurance carriers have also agreed to provide $20 million to fund any legal expenses incurred by certain of the former officer and director named defendants in defense of any future civil actions arising from the allegations raised in the securities cases. The ERISA Plaintiffs will also receive a distribution of insurance proceeds in the amount of approximately $22 million. Settlement amounts from insurers and underwriters were placed in escrow in September 2007 pending Court approval. Delphi has separately agreed with a third party for reimbursement of $15 million as consideration for the releases described below.
     The MDL Settlements include a dismissal with prejudice of the ERISA and securities cases and a full release as to certain named defendants, including Delphi, Delphi’s current directors and officers, the former directors and officers who are named defendants, and certain of the third-party defendants. The Company also received a demand from a shareholder that the Company consider bringing a derivative action against certain current and former directors and officers premised on allegations that certain current and former directors and officers made materially false and misleading statements in violation of federal securities laws and/or of their fiduciary duties. The Company appointed a committee of the Board of Directors (the “Special Committee”) to evaluate the shareholder demand. As a component of the MDL Settlements, the Special Committee determined not to assert these claims; however, it has retained the right to assert the claims as affirmative defenses and setoffs against any action to collect on a proof of claim filed by those individuals named in the demand for derivative action should the Company determine that it is in its best interests to do so.
     As a result of the MDL settlement, as of September 30, 2007, Delphi has a liability of $361 million recorded for this matter. The expense for this matter is $21 million and $353 million for the three and nine months ended September 30, 2007, respectively. As previously disclosed, Delphi maintains directors and officers insurance providing coverage for losses incurred by the Company of up to $100 million, subject to a $10 million deductible. Delphi’s insurance coverage contains a standard exclusion provision that may apply should there be a judgment or final adjudication that establishes a deliberate criminal or deliberate fraudulent act was committed by a past, present or future Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or General Counsel. Delphi had previously recorded an initial reserve in the amount of its $10 million insurance deductible, and net of related payments, had an $8 million liability recorded as of December 31, 2006 as at such date no other amount was deemed probable and estimable. As discussed above, in conjunction with the MDL settlement, Delphi expects to receive recoveries of $148 million for the settlement amounts from insurers, underwriters and third-party reimbursements. As of September 30, 2007 none of these recoveries have been recorded because the MDL Settlements are pending Court approval.
     Ordinary Business Litigation
     Delphi is from time to time subject to various legal actions and claims incidental to its business, including those arising out of alleged defects, breach of contracts, product warranties, intellectual property matters, and employment-related matters.
     Under section 362 of the Bankruptcy Code, the filing of a bankruptcy petition automatically stays most actions against a debtor, including most actions to collect prepetition indebtedness or to exercise control over the property of the debtor’s estate. Absent an order of the Court, substantially all prepetition liabilities are subject to settlement under Delphi’s Plan. (Refer to Note 2. Transformation Plan and Chapter 11 Bankruptcy for details on the chapter 11 cases).
     With respect to warranty matters, although Delphi cannot assure that the future costs of warranty claims by customers will not be material, Delphi believes its established reserves are adequate to cover potential warranty settlements. However, the final amounts required to resolve these matters could differ materially from the Company’s recorded estimates. Additionally, in connection with the separation from GM in 1999 (the “Separation”), Delphi agreed to indemnify GM against substantially all losses, claims, damages, liabilities or activities arising out of or in connection with its business post-Separation for which it is determined Delphi has responsibility. Due to the nature of such indemnities, Delphi is not able to estimate the maximum amount thereof.
     As previously disclosed, GM alleged that catalytic converters supplied by Delphi’s Powertrain Systems segment to GM for certain 2001 and 2002 vehicle platforms did not conform to specifications. In July 2006, the parties agreed to submit the dispute to binding arbitration. In May 2007 GM informed Delphi that it has experienced higher than normal warranty claims with certain 2003-2005 vehicle models due to instrument clusters supplied by Delphi’s Automotive Holdings Group segment. In June 2007, Delphi reached a tentative agreement with GM to resolve these claims along with certain other known warranty matters. Based on the tentative agreement, Delphi recorded $91 million of additional warranty expense in cost of sales in the second quarter of 2007, primarily related to the Automotive Holdings Group and Powertrain segments. On September 27, 2007, the Court authorized Delphi to enter into a Warranty, Settlement, and Release Agreement (the “Warranty Settlement Agreement”) with GM resolving these and certain other known warranty matters. Under the terms of the Warranty Settlement Agreement, Delphi will pay GM an estimated $199 million, comprised of approximately $127 million to be paid in cash over time as noted below, and up to approximately $72 million to be paid in the form of delivery by Delphi to GM of replacement product. The Warranty Settlement Agreement settles all outstanding warranty claims and issues related to any component or assembly supplied by Delphi to GM, which as of August 10, 2007 are (a) known by GM, subject to certain specified exceptions, (b) believed by GM to be Delphi’s responsibility in whole or in part, and (c) in GM’s normal investigation process, or which should have been within that process, but were withheld for the purpose of pursuing a claim against Delphi. Included in the settlement are all warranty claims set forth in GM’s amended proof of claim filed on July 31, 2006 in connection with Delphi’s chapter 11 cases (“GM’s Proof of Claim”).
     In addition, the Warranty Settlement Agreement limits Delphi’s liability related to certain other warranty claims that have become known by GM on or after June 5, 2007, and generally prohibits both GM and Delphi from initiating actions against the other related to any warranty claims settled in the agreement. In accordance with the Warranty Settlement Agreement, Delphi’s claims agent has reduced the liquidated component relating to warranty claims contained in GM’s Proof of Claim by $530,081,671, which includes, among other things, those personal injury claims asserted in GM’s Proof of Claim that relate to warranty claims settled in the agreement, and has expunged with prejudice the unliquidated component relating to warranty claims asserted in GM’s Proof of Claim. Pursuant to the Warranty Settlement Agreement, GM is foreclosed from bringing any type of claim set forth on the exhibits attached thereto, if it is shown that on or before August 10, 2007, (i) GM knew about the claim, (ii) the amount of the claim exceeded $1 million, or GM believed the claim would exceed $1 million, (iii) the claim is in GM’s investigation process or GM determined that it should have been in GM’s investigation process but excluded it from that process for the purpose of pursuing a claim against Delphi, and (iv) GM believed or reasonably should have believed that Delphi had some responsibility for the claim.

     Delphi elected to defer amounts due under the Warranty Settlement Agreement until it receives payments from GM, on or about the time of its emergence from bankruptcy. As a result, GM will set off these payments against the amounts then payable to Delphi by GM. Because Delphi has elected to defer these payments, GM will receive interest at the rate of 6% per annum on the payment from November 1, 2007, until the amounts are paid by Delphi or set off against amounts payable by GM.
     During 2007, Delphi observed higher than normal warranty claims on engine electronic control units supplied for certain 2005-2007 vehicle models by Delphi’s Powertrain Systems segment and recorded $93 million of additional warranty expense in cost of sales in the third quarter of 2007.
     During the third quarter of 2006, Delphi’s Thermal Systems segment began experiencing quality issues regarding parts that were purchased from one of Delphi’s affiliated suppliers and subsequently established warranty reserves of $59 million to cover the cost of various repairs that may be implemented. Delphi is actively negotiating with the affiliated supplier to determine if any portion of the liability is recoverable.
     Patent license negotiations are ongoing with Denso Corporation in connection with variable valve timing technology. Delphi expects that these negotiations will be concluded on commercially reasonable terms and in accordance with ordinary industry practices such that resolution of this matter will not have a material impact on Delphi’s financial position. However, Delphi can give no assurances that those negotiations will be successful.
     Litigation is subject to many uncertainties, and the outcome of individual litigated matters cannot be predicted with assurance. After discussions with counsel, it is the opinion of Delphi that the outcome of such matters will not have a material adverse impact on the consolidated financial position, results of operations or cash flows of Delphi.
     Environmental Matters
     Delphi is subject to the requirements of U.S. federal, state, local and non-U.S. environmental and occupational safety and health laws and regulations. These include laws regulating air emissions, water discharge and waste management. Delphi has an environmental management structure designed to facilitate and support its compliance with these requirements globally. Although it is Delphi’s intent to comply with all such requirements and regulations, it cannot provide assurance that it is at all times in compliance. Delphi has made and will continue to make capital and other expenditures to comply with environmental requirements. Although such expenditures were not material during the past three years, Delphi is preparing to spend $11 million to install pollution control equipment on coal-fired boilers at its Saginaw, Michigan Steering Division facility, to meet U.S. and State of Michigan air emission regulations. Environmental requirements are complex, change frequently and have tended to become more stringent over time. Accordingly, Delphi cannot assure that environmental requirements will not change or become more stringent over time or that its eventual environmental remediation costs and liabilities will not be material.
     Delphi recognizes environmental cleanup liabilities when a loss is probable and can be reasonably estimated. Such liabilities generally are not subject to insurance coverage. The cost of each environmental cleanup is estimated by engineering, financial, and legal specialists within Delphi based on current law and considers the estimated cost of investigation and remediation required and the likelihood that, where applicable, other potentially responsible parties (“PRPs”) will be able to fulfill their commitments at the sites where Delphi may be jointly and severally liable. The process of estimating environmental cleanup liabilities is complex and dependent primarily on the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, the uncertainty as to what remediation and technology will be required, and the outcome of discussions with regulatory agencies and other PRPs at multiparty sites. In future periods, new laws or regulations, advances in cleanup technologies and additional information about the ultimate cleanup remediation methodology to be used could significantly change Delphi’s estimates.
     As previously disclosed, with respect to environmental matters, Delphi has received notices that it is a PRP in proceedings at various sites, including the Tremont City Barrel Fill Site located in Tremont City, Ohio. In September 2002, Delphi and other PRPs entered into a Consent Order with the Environmental Protection Agency (“EPA”) to perform a Remedial Investigation and Feasibility Study concerning a portion of the site. The Remedial Investigation has been completed, and an Alternatives Array Document has been finalized. A Feasibility Study and Record of Decision are expected to be completed in 2008. Although Delphi believes that capping and future monitoring is a reasonably possible outcome, it appears that the State of Ohio will oppose that remedy. Because the manner of remediation is yet to be determined, it is possible that the resolution of this matter may require Delphi to make material future expenditures for remediation, possibly over an extended period of time and possibly in excess of existing reserves. As of September 30, 2007, Delphi has recorded its best estimate of its share of the remediation based on the remedy described above. However, if that remedy is not accepted, Delphi’s expenditures for remediation could increase to $20 million in excess of its existing reserves. Delphi will continue to re-assess any potential remediation costs and, as appropriate, its environmental reserve as the investigation proceeds.

     Delphi is in various stages of investigation and cleanup at its manufacturing facilities where contamination has been discovered. As previously disclosed in its Annual Report on Form 10-K for the year ended December 31, 2006, Delphi completed a number of environmental investigations during 2006 as it continues to pursue its transformation plan, which contemplates significant restructuring activity, including the sale or closure of numerous facilities. These assessments identified previously unknown conditions and led to new information that allowed Delphi to update its estimate of required remediation for previously identified conditions and resulted in Delphi recording an adjustment to its environmental reserves. As Delphi continues the ongoing assessment with respect to such facilities, additional and perhaps material environmental remediation costs may require recognition, as previously unknown conditions may be identified and as known conditions are further delineated. Delphi cannot ensure that environmental requirements will not change or become more stringent over time or that its eventual environmental remediation costs and liabilities will not exceed the amount of current reserves. In the event that such liabilities were to significantly exceed the amounts recorded, Delphi’s results of operations could be materially affected.
     As of September 30, 2007 and December 31, 2006, Delphi’s reserve for environmental investigation and remediation was $120 million and $118 million, respectively. As of December 31, 2006, $3 million of the reserve was recorded in liabilities subject to compromise. The amounts recorded take into account the fact that GM retained the environmental liability for certain inactive sites as part of the Separation.
     Other
     As mentioned above, Delphi continues to pursue its transformation plan, which contemplates significant restructuring activity, including the sale, closure or demolition of numerous facilities. As such, Delphi continues to conduct additional assessments as the Company evaluates whether to permanently close or demolish one or more facilities as part of its restructuring activity. These assessments could result in Delphi being required to recognize additional and possibly material costs or demolition obligations in the future.
18. SUBSEQUENT EVENTS
     The events described below have occurred subsequent to September 30, 2007 and are material to the Company’s ongoing operations but have no effect on the reported balances or results of operations for the quarterly period ended September 30, 2007. These events are listed below.
     On February 20, 2007, Delphi announced that it had signed a non-binding term sheet with the Renco Group, Inc. for the sale of its interiors and closures product line. On October 15, 2007, Delphi and certain of its affiliates entered into a Master Sale and Purchase Agreement with Inteva Products, LLC and certain of its affiliates (the “Interiors and Closures Agreement”) for the sale of substantially all of the assets primarily used in the Company’s cockpits and interior systems business and integrated closures systems business. Concurrently, the Debtors filed a motion requesting a hearing on October 25, 2007 to approve bidding procedures in connection with the sale. On October 26, 2007, the Bankruptcy Court approved those bidding procedures (the “Interiors and Closures Bidding Procedures Order”). It is anticipated that a hearing to approve the sale will be held on December 20, 2007. The effectiveness of the Interiors and Closures Agreement is subject to the competitive bidding process approved in the Interiors and Closures Bidding Procedures Order, including a potential auction, and Court approval.
     Delphi is currently seeking to extend the Refinanced DIP Credit Facility until June 30, 2008 or the date of the substantial consummation of a reorganization plan that is confirmed pursuant to an order of the Court, with the ability to further extend the maturity to September 30, 2008 under certain conditions. Delphi expects that the amendment will become effective in November 2007. Refer to Note 11. Debt for more information.
     On October 30, 2007, the Debtors announced they filed with the Court a motion seeking approval of a proposed amendment to the EPCA to be entered into by the Investors (the “Proposed EPCA Amendment”). The Proposed EPCA Amendment, has been agreed to by Appaloosa and a supermajority of the Investors. However, the execution of the Proposed EPCA Amendment is subject to the satisfaction of various conditions set forth in a proposal letter dated October 29, 2007 (the “Proposal Letter”), including (i) Delphi delivering an acceptable financing letter to the Investors, (ii) the Investors having to be satisfied with this Form 10-Q and (iii) an Investor having executed a written commitment to the Proposal Letter to the same extent as the other Investors. Delphi can not provide any assurances as to whether or when the Proposed EPCA Amendment will be executed by Delphi and the Investors prior to the GSA Amendment becoming terminable and if in fact it is executed, whether there will be additional amendments other than those described and whether any such changes would be acceptable to GM. If in fact any of the conditions set forth in the Proposal Letter are not satisfied the Investors will not be obligated to execute the Proposed EPCA Amendment. Refer to Note 2. Transformation Plan and Chapter 11 Bankruptcy.

EXHIBIT C
Appendix D To The Disclosure Statement
Valuation Analysis changed pages, blacklined against version filed on October 29, 2007

Appendix D
Valuation Analysis
     Rothschild has performed an analysis of the estimated value of Reorganized Delphi on a going-concern basis.
     In preparing its analysis, Rothschild has, among other things: (i) reviewed certain recent publicly available financial results of the Debtors; (ii) reviewed certain internal financial and operating data of the Debtors, including the business projections prepared and provided by the Debtors’ management relating to its business and its prospects; (iii) discussed with certain senior executives the current operations and prospects of the Debtors; (iv) reviewed certain operating and financial forecasts prepared by the Debtors, including the business projections in this Disclosure Statement (the “Projections”); (v) discussed with certain senior executives of the Debtors key assumptions related to the Projections; (vi) prepared discounted cash flow analyses based on the Projections, utilizing various discount rates, and separately valued and accounted for the Debtors’ NOLs; (vii) considered the market value of certain publicly-traded companies in businesses reasonably comparable to the operating businesses of the Debtors; (viii) considered the value assigned to certain precedent change-in-control transactions for businesses similar to the Debtors; (ix) separately valued and accounted for the minority interests of third parties in consolidated joint ventures of the Debtors; (x) separately reviewed and accounted for the values estimated for Delphi’s ownership interests in unconsolidated joint ventures prepared for the Debtors’ fresh start accounting; ~~and~~ (xi) separately valued and accounted for the Five-Year Warrants being issued to Existing Common Equity utilizing the standard Black-Scholes methodology; and (xii) conducted such other analyses as Rothschild deemed necessary under the circumstances. Rothschild also has considered a range of potential risk factors, including: (a) overhang and impact from operating under bankruptcy protection; (b) ability to execute and realize savings from planned operational initiatives; (c) Reorganized Delphi’s capital structure; and (d) ability to meet projected growth targets.
     Rothschild assumed, without independent verification, the accuracy, completeness, and fairness of all of the financial and other information available to it from public sources or as provided to Rothschild by the Debtors or their representatives. Rothschild also assumed that the Projections have been reasonably prepared on a basis reflecting the Debtors’ best estimates and judgment as to future operating and financial performance. Rothschild did not make any independent evaluation of the Debtors’ assets, nor did Rothschild verify any of the information it reviewed. To the extent the valuation is dependent upon the Reorganized Debtors’ achievement of the Projections, the valuation must be considered speculative. Rothschild does not make any representation or warranty as to the fairness of the terms of the Plan.
     In addition to the foregoing, Rothschild relied upon the following assumptions with respect to the valuation of the Debtors:
•	The Effective Date occurs on or about the end of February, 2007.

•	The valuation date is as of December 31, 2007

•	The Debtors are able to recapitalize with adequate liquidity as of the Effective Date.

•	The Debtors are able to implement the Global Settlement and Master Restructuring Agreements reached with General Motors and the Delphi-Appaloosa EPCA.

•	The pro forma net debt levels of the Debtors will be approximately $5.2 billion after adjusting to include Delphi’s projected U.S. pension funding payments that will become payable as of the Effective Date and the net payment that will become payable by General Motors to Delphi as of the Effective Date under the Global Settlement and Master Restructuring Agreements.

•	The Projections assume that a material portion of the Debtors’ NOLs will be available to the Reorganized Debtors, although subject to limitations under currently existing U.S. federal income tax laws.

•	General financial and market conditions as of the Effective Date will not differ materially from those conditions prevailing as of the date of this Disclosure Statement.
     As a result of such analyses, review, discussions, considerations, and assumptions, Rothschild estimates the total enterprise value (“TEV”) at approximately $11.2 billion to $14.1 billion, with a midpoint of $12.7 billion, which incorporates adjustments to include the estimated value of Delphi’s interests in unconsolidated joint ventures, and deducts the estimated value of third party interests in consolidated joint ventures. Rothschild reduced such TEV estimates by the estimated pro forma net debt levels of Reorganized Delphi (approximately $5.2 billion) to estimate the implied reorganized equity value of Reorganized Delphi. Rothschild estimates that Reorganized Delphi’s implied total reorganized equity value will range from $6.0 billion to $8.9 billion. After deducting estimated value for the Five-Year Warrants of approximately $60 million to $149 million, Rothschild estimates the implied distributable reorganized equity value will range from $5.9 billion to $8.8 billion, with a midpoint of $7.~~5~~4 billion. The Plan provides for the distribution of ~~188,378,339~~131,266,410 shares1 of New Common Stock assuming conversion of the $2.0 billion ~~million~~ of convertible preferred stock. The implied potential price per share based on the implied distributable reorganized equity value ranges from $~~31.85 to $47.33~~45.25 to $66.79 with a midpoint of $~~39.59~~56.05. However, the value of those shares is subject to dilution as a result of the exercise of certain rights (including options and other rights to acquire shares, etc.) and conversions in connection with certain equity incentive plans. As stated in footnote 1, the ultimate amount of distributed shares will be determined through the claims reconciliation process. Any variance on the ultimate General Unsecured Claims pool could have a material impact on recoveries achieved.
     These estimated ranges of values and recoveries are based on a hypothetical value that reflects the estimated intrinsic value of Reorganized Delphi derived through the application of various valuation methodologies. The implied reorganized equity value ascribed in this analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the implied reorganized equity value ranges associated with Rothschild’s valuation analysis. Rothschild’s estimate is based on economic, market, financial, and other conditions as they exist on, and on the information made available as of, the date of this Disclosure Statement. It should be understood that, although subsequent developments, before or after the Confirmation Hearing, may affect Rothschild’s conclusions, Rothschild does not have any obligation to update, revise, or reaffirm its estimate.
     The summary set forth above does not purport to be a complete description of the analyses performed by Rothschild. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the

[1]	References to number of shares are estimates based on the Debtors’ assumptions regarding, among other things, the ultimate amount of unsecured claims, cure amounts, and accrued interest~~, and the claims reserve~~.

     application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of implied reorganized equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. In addition, estimates of implied reorganized equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. The estimates prepared by Rothschild assume that the Reorganized Debtors will continue as the owner and operator of their businesses and assets and that such assets are operated in accordance with the Debtors’ business plan. Depending on the results of the Debtors’ operations or changes in the financial markets, Rothschild’s valuation analysis as of the Effective Date may differ from that disclosed herein.
     In addition, the valuation of newly issued securities, such as the New Common Stock, is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of holders of General Unsecured Claims, General Motors and Existing Common Stock, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by other factors not possible to predict. Accordingly, the implied reorganized equity value estimated by Rothschild does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets.
     THE FOREGOING VALUATION IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR THE REORGANIZED DEBTORS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE VALUATION WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.
     THE ESTIMATED CALCULATION OF ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS AS SET FORTH IN THE DEBTORS’ BUSINESS PROJECTIONS, AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS, NONE OF WHICH ARE GUARANTEED AND MANY OF WHICH ARE OUTSIDE OF THE DEBTORS’ CONTROL, AS FURTHER DISCUSSED IN ARTICLE X ~~[~~GENERAL CONSIDERATIONS AND RISK FACTORS TO BE CONSIDERED~~]~~ OF THE DISCLOSURE STATEMENT.
     THE CALCULATIONS OF VALUE SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE STATED HEREIN DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZED EQUITY VALUE RANGES ASSOCIATED WITH THIS

VALUATION ANALYSIS. NO RESPONSIBILITY IS TAKEN BY ROTHSCHILD FOR CHANGES IN MARKET CONDITIONS AND NO OBLIGATIONS ARE ASSUMED TO REVISE THIS CALCULATION OF REORGANIZED DELPHI’S VALUE TO REFLECT EVENTS OR CONDITIONS THAT SUBSEQUENTLY OCCUR. THE CALCULATIONS OF VALUE DO NOT CONFORM TO THE UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE OF THE APPRAISAL FOUNDATION.